As filed with the Securities and Exchange Commission on July 10, 2023

Registration No. 333-272735

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REGENCY CENTERS CORPORATION

(Exact name of registrant as specified in its charter)

Florida	6798	59-3191743
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Independent Drive, Suite 114

Jacksonville, Florida 32202

(904) 598-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael R. Herman

Senior Vice President, General Counsel

Regency Centers Corporation

One Independent Drive, Suite 114

Jacksonville, Florida 32202

(904) 598-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Adam O. Emmerich David K. Lam Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Miyun Sung Senior Vice President, Chief Legal Officer and Secretary Urstadt Biddle Properties Inc. 321 Railroad Avenue Greenwich, Connecticut 06830 (203) 863-8200	David W. Bonser Stacey P. McEvoy Hogan Lovells US LLP 555 Thirteenth Street, NW Washington, D.C. 20004 (202) 637-5600

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described in the enclosed document have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY — SUBJECT TO COMPLETION — DATED JULY 10, 2023

MERGERS PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Stockholders of Urstadt Biddle Properties Inc.:

On May 17, 2023, the board of directors of Urstadt Biddle Properties Inc. (which we refer to as “Urstadt Biddle”) approved an Agreement and Plan of Merger, dated as of May 17, 2023 (which we refer to, as amended from time to time, as the “merger agreement”), by and among Regency Centers Corporation (which we refer to as “Regency”), Hercules Merger Sub, LLC, a wholly owned subsidiary of Regency (which we refer to as “Merger Sub”), Urstadt Biddle, UB Maryland I, Inc., a wholly owned subsidiary of Urstadt Biddle (which we refer to as “UB Sub I”), and UB Maryland II, Inc., a wholly owned subsidiary of UB Sub I (which we refer to as “UB Sub II”). The merger agreement provides that (i) UB Sub II will be merged with and into Urstadt Biddle (which we refer to as the “first merger”), with Urstadt Biddle surviving the first merger as a wholly owned subsidiary of UB Sub I, and (ii) following the first merger, UB Sub I will be merged with and into Merger Sub (which we refer to as the “second merger” and together with the first merger, the “mergers”), with Merger Sub surviving the second merger as a wholly owned subsidiary of Regency.

In connection with the mergers, holders of UB common stock and UB Class A common stock (which we refer to as the “Urstadt Biddle stockholders”) will have the right to receive 0.347 (which we refer to as the “exchange ratio”) of a newly issued share of Regency common stock for each share of UB common stock and for each share of UB Class A common stock that they own immediately prior to the effective time of the first merger. In the mergers, each share of Urstadt Biddle 6.25% Series H Cumulative Redeemable Preferred Stock (which we refer to as “UB Series H preferred stock”), and each share of Urstadt Biddle 5.875% Series K Cumulative Redeemable Preferred Stock (which we refer to as “UB Series K preferred stock” and, together with UB Series H preferred stock, “UB preferred stock”), will be converted into one share of newly issued Regency 6.25% Series A Cumulative Redeemable Preferred Stock (which we refer to as “Regency Series A preferred stock”), and Regency 5.875% Series B Cumulative Redeemable Preferred Stock (which we refer to as “Regency Series B preferred stock” and, together with Regency Series A preferred stock, “Regency preferred stock”), respectively, having substantially similar terms as those of the corresponding series of preferred stock of Urstadt Biddle. Holders of UB common stock and UB Class A common stock will receive cash in lieu of fractional shares of Regency common stock. The exchange ratio is fixed (except for in limited circumstances, including with respect to REIT dividends, as described in the proxy statement/prospectus). UB common stock, UB Class A common stock, UB Series H preferred stock and UB Series K preferred stock are traded on the New York Stock Exchange (which we refer to as the “NYSE”) under the ticker symbols “UBP,” “UBA,” “UBPPRH” and “UBPPRK,” respectively. Regency common stock is traded on the Nasdaq Stock Market (which we refer to as the “Nasdaq”) under the ticker symbol “REG.” Based on the closing price of Regency common stock on the Nasdaq of $58.78 on May 17, 2023, the last practicable trading day before public announcement of the proposed mergers, the exchange ratio represented approximately $20.40 in Regency common stock for each share of UB common stock and each share of UB Class A common stock. Based on the closing price of Regency common stock on the Nasdaq of $62.00 on July 6, 2023, the latest practicable date before the date of this proxy statement/prospectus, the exchange ratio represented approximately $21.51 in Regency common stock for each share of UB common stock and each share of UB Class A common stock. Because the exchange ratio is fixed, the market value of the merger consideration will fluctuate with changes in the market price of Regency common stock and you will not be able to ascertain the precise value of the merger consideration at the time that you vote. We urge you to obtain current market quotations of Regency common stock, UB common stock and UB Class A common stock.

Based on the number of shares of UB common stock and UB Class A common stock (including each restricted stock award with respect to UB common stock and UB Class A common stock (which we refer to as the “UB restricted stock awards”) and excluding any shares of UB Class A common stock that may be issued in connection with the conversion or repurchase of equity interests in one or more of the Urstadt Biddle four unconsolidated joint ventures (which we refer to as the “DownREITs”)) outstanding as of July 6, 2023, we anticipate that Regency will issue approximately 13.6 million shares of Regency common stock in the mergers. Upon completion of the mergers, based on the number of shares of UB common stock and UB Class A common stock (including the number of UB restricted stock awards and excluding any shares of UB Class A common stock that may be issued in connection with the conversion or repurchase of equity interests in the DownREITs) and shares of Regency common stock outstanding on July 6, 2023, we expect that the former holders of UB common stock and UB Class A common stock would own approximately 7.4% of the outstanding Regency common stock immediately after the closing of the mergers, and holders of Regency common stock immediately prior to the closing of the mergers would own approximately 92.6% of the outstanding Regency common stock immediately after the closing of the mergers. The number of shares of Regency common stock that will be issued in the mergers will depend on, among other factors, the number of shares of UB common stock and UB Class A common stock (including the number of UB restricted stock awards) outstanding immediately prior to the first merger effective time.

Urstadt Biddle will hold a special meeting of the holders of UB common stock and UB Class A common stock live via audio webcast on August 16, 2023 beginning at 2:00 p.m., Eastern Time (which we refer to as the “special meeting”) in connection with the mergers and the other transactions contemplated by the merger agreement. The special meeting can be accessed by visiting www.virtualshareholdermeeting.com/UBA2023SM, where you will be able to participate in the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at 1:45 p.m., Eastern Time. Please note that because there will not be a physical meeting location, you will not be able to attend the special meeting in person.

At the special meeting, holders of UB common stock and UB Class A common stock will be asked to consider and vote on (i) a proposal to approve the mergers and the other transactions contemplated by the merger agreement (which we refer to as the “Merger Proposal”), (ii) a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Urstadt Biddle’s named executive officers that is based on or otherwise relates to the mergers (which we refer to as the “Compensation Proposal”) and (iii) a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal (which we refer to as the “Adjournment Proposal”).

Concurrently with the execution of the merger agreement, Willing L. Biddle, Catherine U. Biddle, Elinor F. Urstadt, Urstadt Property Company, Inc., Urstadt Realty Associates Co LP and Urstadt Realty Shares II L.P. (which we refer to as the “Urstadt Biddle Family Stockholders”) entered into a voting agreement with Regency and Urstadt Biddle (which we refer to as the “voting agreement”) to vote the shares of UB common stock and UB Class A common stock beneficially owned by them, representing approximately 68% of the voting power of UB common stock and UB Class A common stock as of the record date, in favor of the Merger Proposal. Because the approval of the Merger Proposal requires the affirmative vote of the holders of UB common stock and UB Class A common stock, voting together as a single class, representing a majority of all votes entitled to be cast on the matter at the special meeting, the approval of the Urstadt Biddle Family Stockholders at the special meeting will be sufficient to approve the Merger Proposal, even if no other holders of UB common stock or UB Class A common stock vote in favor of the Merger Proposal.

Your vote is very important, regardless of the number of shares you own. The record date for determining the stockholders entitled to receive notice of, and to vote at, the special meeting is the close of business on July 6, 2023. The mergers cannot be completed unless holders of shares of UB common stock and UB Class A common stock, voting together as a single class, representing a majority of all votes entitled to be cast on the matter vote in favor of the Merger Proposal at the special meeting. The obligations of Urstadt Biddle and Regency to complete the mergers are subject to the satisfaction or waiver of certain conditions set forth in the merger agreement, including approval of the Merger Proposal. All holders of record of UB preferred stock are entitled to notice of, but may not vote at, the special meeting. The vote of the holders of UB preferred stock is not required to approve any of the proposals at the special meeting and is not being solicited. More information about Urstadt Biddle, Regency, Merger Sub, UB Sub I, UB Sub II, the special meeting, the merger agreement, the mergers and the other transactions contemplated by the merger agreement is included in this proxy statement/prospectus.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY TELEPHONE OR INTERNET AS PROMPTLY AS POSSIBLE, OR PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE

ENCLOSED PROXY CARD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, PLEASE FOLLOW THE VOTING INSTRUCTIONS PROVIDED BY SUCH BANK, BROKER OR OTHER NOMINEE.

Your proxy is being solicited by the Urstadt Biddle board of directors. After careful consideration, the Urstadt Biddle board of directors (i) declared that the merger agreement, the mergers and the other transactions contemplated by the merger agreement were advisable and in the best interests of Urstadt Biddle and its stockholders; (ii) approved the mergers and the other transactions contemplated by the merger agreement and approved and adopted the merger agreement; (iii) directed the submission of a proposal to approve the mergers and the other transactions contemplated by the merger agreement for consideration by the holders of UB common stock and UB Class A common stock at the special meeting; and (iv) resolved to recommend that the holders of UB common stock and UB Class A common stock approve the mergers and the other transactions contemplated by the merger agreement. The Urstadt Biddle board of directors recommends that the holders of UB common stock and UB Class A common stock vote “FOR” the Merger Proposal, which approval is necessary to complete the mergers, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

We urge you to read carefully the risks that are described in the “Risk Factors” section, beginning on page 23 of this proxy statement/prospectus. In addition, in considering the recommendation of the Urstadt Biddle board of directors, you should be aware that the directors and executive officers of Urstadt Biddle have certain interests in the mergers and the other transactions contemplated by the merger agreement that may be different from, or in addition to, the interests of Urstadt Biddle stockholders generally. See the section entitled “Urstadt Biddle Proposals — Proposal 2: Compensation Proposal” beginning on page 142 of this proxy statement/prospectus and “The Mergers — Interests of Urstadt Biddle Directors and Executive Officers in the Mergers” beginning on page 71 of this proxy statement/prospectus for a more detailed description of these interests.

If you have questions about the mergers or the accompanying proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact Urstadt Biddle’s Secretary at:

(203) 863-8200 or 321 Railroad Avenue, Greenwich, CT 06830. For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information” beginning on page 169 of this proxy statement/prospectus.

This proxy statement/prospectus provides you with detailed information about the mergers and the other transactions contemplated by the merger agreement and we urge you to read carefully in its entirety this proxy statement/prospectus, including the Annexes and documents incorporated by reference.

On behalf of the Urstadt Biddle board of directors, thank you for your consideration and continued support. We look forward to the successful combination of Urstadt Biddle and Regency.

Sincerely,

WILLING L. BIDDLE

President & Chief Executive Officer

Urstadt Biddle Properties Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [ — ], 2023 and is first being mailed to Urstadt Biddle stockholders on or about [ — ], 2023.

Urstadt Biddle Properties Inc.

321 Railroad Avenue

Greenwich, CT 06830

(203) 863-8200

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On August 16, 2023

Dear Stockholders:

We are pleased to invite you to attend a special meeting of stockholders of Urstadt Biddle Properties Inc. (which we refer to as “Urstadt Biddle”). The meeting will be held live via audio webcast on August 16, 2023, beginning at 2:00 p.m., Eastern Time (which we refer to as the “special meeting”), to consider and vote upon the matters listed below. The special meeting can be accessed by visiting www.virtualshareholdermeeting.com/UBA2023SM, where you will be able to participate in the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at 1:45 p.m., Eastern Time. Please note that because there will not be a physical meeting location, you will not be able to attend the special meeting in person.

The special meeting will be held for the following purposes:

•

to consider and vote on a proposal to approve, pursuant to the Agreement and Plan of Merger, dated as of May 17, 2023 (which we refer to, as amended from time to time, as the “merger agreement”), by and among Regency Centers Corporation (which we refer to as “Regency”), Hercules Merger Sub, LLC, a wholly owned subsidiary of Regency (which we refer to as “Merger Sub”), Urstadt Biddle, UB Maryland I, Inc., a wholly owned subsidiary of Urstadt Biddle (which we refer to as “UB Sub I”), and UB Maryland II, Inc., a wholly owned subsidiary of UB Sub I (which we refer to as “UB Sub II”), the mergers of (i) UB Sub II with and into Urstadt Biddle, with Urstadt Biddle surviving the first merger as a wholly owned subsidiary of UB Sub I (which we refer to as the “first merger”), and (ii) following the first merger, UB Sub I with and into Merger Sub, with Merger Sub surviving the second merger as a wholly owned subsidiary of Regency (which we refer to as the “second merger” and together with the first merger, the “mergers”), and the other transactions contemplated by the merger agreement (which we refer to as the “Merger Proposal”);

•

to consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Urstadt Biddle’s named executive officers that is based on or otherwise relates to the mergers (which we refer to as the “Compensation Proposal”); and

•

to consider and vote on a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal (which we refer to as the “Adjournment Proposal”).

The approval of the Merger Proposal by holders of UB common stock and UB Class A common stock, voting together as a single class, representing a majority of all votes entitled to be cast on the matter is a condition to closing under the merger agreement. If holders of UB common stock and UB Class A common stock fail to approve the Merger Proposal, the mergers and the other transactions contemplated by the merger agreement will not occur. The approval of the Compensation Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the matter by the holders of UB common stock and UB Class A common stock at the special meeting, assuming a quorum is present.

Because the vote on the Compensation Proposal is only advisory in nature, it will not be binding on Urstadt Biddle or the board of directors of Urstadt Biddle. Accordingly, if the Merger Proposal is approved by holders of

UB common stock and UB Class A common stock and the mergers are completed, the compensation payments that are contractually required to be paid by Urstadt Biddle to its named executive officers will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the holders of UB common stock and UB Class A common stock on the Compensation Proposal. Please refer to the attached proxy statement/prospectus for further information with respect to the business to be transacted at the special meeting.

Holders of record of UB common stock and UB Class A common stock at the close of business on July 6, 2023 are entitled to notice of, and to vote on, all proposals at the special meeting and any adjournments or postponements of the special meeting. All holders of record of UB preferred stock are entitled to notice of, but may not vote at, the special meeting. The vote of the holders of UB preferred stock is not required to approve any of the proposals at the special meeting and is not being solicited.

Proxies from holders of shares of UB common stock and UB Class A common stock are being solicited by the Urstadt Biddle board of directors. After careful consideration, the Urstadt Biddle board of directors (i) declared that the merger agreement, the mergers and the other transactions contemplated by the merger agreement were advisable and in the best interests of Urstadt Biddle and its stockholders; (ii) approved the mergers and the other transactions contemplated by the merger agreement and approved and adopted the merger agreement; (iii) directed the submission of a proposal to approve the mergers and the other transactions contemplated by the merger agreement for consideration by the holders of UB common stock and UB Class A common stock at the special meeting; and (iv) resolved to recommend that the holders of UB common stock and UB Class A common stock approve the mergers and the other transactions contemplated by the merger agreement. The Urstadt Biddle board of directors recommends that you vote “FOR” the Merger Proposal, which approval is necessary to complete the mergers, “FOR” the Compensation Proposal, and “FOR” the Adjournment Proposal. The Urstadt Biddle board of directors made its determination after evaluating the mergers in consultation with Urstadt Biddle’s management and legal and financial advisors and considering a number of factors.

We urge you to read carefully the risks that are described in the “Risk Factors” section, beginning on page 23 of this proxy statement/prospectus. In considering the recommendation of the Urstadt Biddle board of directors, you should be aware that the directors and executive officers of Urstadt Biddle have certain interests in the mergers and the other transactions contemplated by the merger agreement that may be different from or in addition to the interests of Urstadt Biddle stockholders generally. See the sections entitled “ Urstadt Biddle Proposals — Proposal 2: Compensation Proposal” beginning on page 142 of this proxy statement/prospectus and “The Mergers — Interests of Urstadt Biddle Directors and Executive Officers in the Mergers” beginning on page 71 of this proxy statement/prospectus for a more detailed description of these interests.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY TELEPHONE OR INTERNET AS PROMPTLY AS POSSIBLE, OR PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, PLEASE FOLLOW THE VOTING INSTRUCTIONS PROVIDED BY SUCH BANK, BROKER OR OTHER NOMINEE.

By Order of the Directors

MIYUN SUNG

Senior Vice President, Chief Legal Officer & Secretary

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Regency and Urstadt Biddle from other documents that Regency and Urstadt Biddle have filed with the SEC and that are not included in or delivered with this proxy statement/prospectus. For a listing of documents incorporated by reference herein and additional information on how you can obtain copies of these documents free of charge from Regency or Urstadt Biddle, please see the section entitled “Where You Can Find More Information” beginning on page 169 of this proxy statement/prospectus. This information is also available for you to review free of charge through the SEC’s website at https://www.sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference herein or other information concerning Regency or Urstadt Biddle, without charge, upon written or oral request to the applicable company’s executive offices. The respective addresses and telephone numbers of such executive offices are listed below.

For information about Regency: Regency Centers Corporation One Independent Drive, Suite 114 Jacksonville, FL 32202 (904) 598-7000 Attn.: Investor Relations	For information about Urstadt Biddle: Urstadt Biddle Properties Inc. 321 Railroad Avenue Greenwich, CT 06830 (203) 863-8200 Attn.: Secretary

Investors may also consult the websites of Regency or Urstadt Biddle for more information concerning the mergers and the other transactions described in this proxy statement/prospectus. The website of Regency is https://www.investors.regencycenters.com and the website of Urstadt Biddle is https://www.investors.ubproperties.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.

If you would like to request any documents, please do so by August 9, 2023, in order to receive them before the special meeting.

In addition, if you have questions about the mergers or the accompanying proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact:

Urstadt Biddle’s Secretary at: (203) 863-8200 or 321 Railroad Avenue, Greenwich, CT 06830. For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information” beginning on page 169 of this proxy statement/prospectus.

ABOUT THIS DOCUMENT

This document constitutes a prospectus of Regency under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Regency common stock, Regency Series A preferred stock and Regency Series B preferred stock to be issued in connection with the mergers, as well as a proxy statement of Urstadt Biddle under Section 14(a) of the Securities Exchange Act of 1934, as amended. It also constitutes a notice of meeting with respect to the special meeting, at which holders of UB common stock and UB Class A common stock will be asked to vote upon certain proposals to approve the mergers and other related matters.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus, and Regency and Urstadt Biddle take no responsibility for, and can provide no assurance as to the reliability of, any information others may give you. This proxy statement/prospectus is dated [—], 2023. You should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than the date on the front cover of those documents. Neither the mailing of this proxy statement/prospectus to Urstadt Biddle stockholders nor the issuance of Regency common stock in connection with the mergers will create any implication to the contrary.

Urstadt Biddle stockholders should not construe the contents of this proxy statement/prospectus as legal, tax or financial advice. Urstadt Biddle stockholders should consult with their own legal, tax, financial or other professional advisors. All summaries of, and references to, the agreements governing the terms of the transactions described in this proxy statement/prospectus are qualified by the full copies of and complete text of such agreements in the forms attached hereto as annexes, which are also available on the Electronic Data Gathering Analysis and Retrieval System of the SEC website at www.sec.gov.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding Regency has been provided by Regency and information contained in this proxy statement/prospectus regarding Urstadt Biddle has been provided by Urstadt Biddle.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGERS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

i

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QUESTIONS AND ANSWERS

The following are answers to some questions that you, as a stockholder of Urstadt Biddle, may have regarding the proposed mergers between Regency and Urstadt Biddle and the other matters being considered at the special meeting. Regency and Urstadt Biddle urge you to carefully read this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the mergers and the other matters being considered at the special meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement/prospectus.

Q:	What are the mergers?

A:

Regency has agreed to acquire Urstadt Biddle pursuant to the terms of the merger agreement, by and among Regency, Merger Sub, Urstadt Biddle, UB Sub I and UB Sub II. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus.

The merger agreement contemplates that two mergers will occur.

In the first merger, each share of UB Class A common stock outstanding as of immediately prior to the effective time of the first merger (which we refer to as the “first merger effective time”) will be converted into one share of UB Sub I Class A common stock, and each share of UB common stock outstanding as of immediately prior to the first merger effective time will be converted into one share of UB Sub I common stock (which we refer to together as “UB Sub I common shares”). In addition, holders of each share of UB Series H preferred stock will receive one share of preferred stock in UB Sub I (which we refer to as “UB Sub I Series H preferred stock”) for each share of UB Series H preferred stock that they own immediately prior to the first merger effective time, and holders of each share of UB Series K preferred stock will receive one share of preferred stock in UB Sub I (which we refer to as “UB Sub I Series K preferred stock” and, together with UB Sub I Series H preferred stock, “UB Sub I preferred stock”) for each share of UB Series K preferred stock that they own immediately prior to the first merger effective time.

In the second merger, each UB Sub I common share will be converted into the right to receive 0.347 of a newly issued share of Regency common stock. No fractional share of Regency common stock will be issued, and holders of record of UB Sub I common shares will receive cash in lieu of fractional shares. The exchange ratio is fixed (except for in limited circumstances, including with respect to REIT Dividends, as described herein) and will not be adjusted to reflect stock price changes prior to the closing of the mergers. Because the exchange ratio is fixed (except for in limited circumstances, including with respect to REIT Dividends, as described herein), the market value of the merger consideration will fluctuate with changes in the market price of Regency common stock, and you will not be able to ascertain the precise value of the merger consideration at the time that you vote. We urge you to obtain current market quotations of Regency common stock, UB common stock and UB Class A common stock.

In addition, in connection with the second merger, holders of each share of UB Sub I Series H preferred stock (other than UB Sub I Series H preferred stock owned directly by Urstadt Biddle, Regency or Merger Sub, which will be retired and shall cease to exist) will receive one share of Regency Series A preferred stock for each share of UB Sub I Series H preferred stock that they own immediately prior to the effective time of the second merger (which we refer to as the “second merger effective time”), and holders of each share of UB Sub I Series K preferred stock (other than UB Sub I Series K preferred stock owned directly by Urstadt Biddle, Regency or Merger Sub, which will be retired and shall cease to exist) will receive one share of Regency Series B preferred stock for each share of UB Sub I Series K preferred stock that they own immediately prior to the second merger effective time. The Regency Series A preferred stock and the Regency Series B preferred stock will have substantially similar terms to those of the UB Series H preferred stock and UB Series K preferred stock, respectively, and will be traded on the Nasdaq under the ticker symbols “REGCP” and “REGCO,” respectively.

Q:	What will happen to Urstadt Biddle as a result of the mergers?

A:

Following the mergers, Urstadt Biddle will no longer be a publicly traded company, and UB common stock, UB Class A common stock and UB preferred stock will be delisted from the NYSE and deregistered under the Exchange Act. As a result of the mergers, immediately following the mergers, Urstadt Biddle will be a direct wholly owned subsidiary of Merger Sub, which itself will be a wholly owned subsidiary of Regency.

It is currently anticipated that, following the second merger effective time, Urstadt Biddle will be converted into a Maryland limited liability company in accordance with applicable law. Thereafter, it is anticipated that Regency will contribute all of the equity interests of Merger Sub to Regency Centers, L.P. (which we refer to as the “Regency Partnership”) in exchange for (i) a number of common units of the Regency Partnership equal to the number of shares of Regency common stock issued in the second merger; (ii) a number of preferred units having terms substantially equivalent to the Regency Series A preferred stock equal to the number of shares of Regency Series A preferred stock issued in the second merger; (iii) a number of preferred units having terms substantially equivalent to the Regency Series B preferred stock equal to the number of shares of Regency Series B preferred stock issued in the second merger; and (iv) such other rights and obligations to be mutually agreed by and between Regency and the Regency Partnership.

Q:	What happens if the market price of shares of Regency common stock, UB common stock or UB Class A common stock changes before the closing of the mergers?

A:

No change will be made to the exchange ratio of 0.347 if the market price of shares of Regency common stock, UB common stock or UB Class A common stock changes before the closing of the mergers. Because the exchange ratio is fixed (other than in specified circumstances as discussed below), the value of the consideration to be received by the Urstadt Biddle stockholders in the mergers will depend on the market price of Regency common stock at the closing of the mergers.

For more information, see the section entitled “Risk Factors — Risks Relating to the Mergers — The exchange ratio is fixed and will not be adjusted in the event of any change in the stock prices of either Regency or Urstadt Biddle” beginning on page 24 of this proxy statement/prospectus. In addition, the exchange ratio may be adjusted in certain circumstances where a REIT Dividend (as defined in the section entitled “The Mergers —  Dividends” beginning on page 79 of this proxy/prospectus) is declared by either Regency or Urstadt Biddle prior to the first merger effective time. For more information, see the section entitled “The Mergers  —  Dividends” beginning on page 79 of this proxy/prospectus.

Q:	Why am I receiving this document?

A:

The mergers cannot be completed without the affirmative vote of holders of shares of UB common stock and UB Class A common stock, voting together as a single class, representing a majority of all votes entitled to be cast on the matter.

This proxy statement/prospectus contains important information about the mergers and the other proposals being voted on at the special meeting, and you should read it carefully. It is a proxy statement because the Urstadt Biddle board of directors is soliciting proxies from holders of shares of UB common stock and UB Class A common stock. It is a prospectus because Regency will issue shares of Regency common stock, Regency Series A preferred stock and Regency Series B preferred stock in connection with the mergers, which issuances are each being registered under the Securities Act. If you are a holder of record of UB common stock or UB Class A common stock, the enclosed voting materials allow you to vote your shares without attending the special meeting. If you hold your shares through a bank, broker or other nominee in “street name,” you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares.

Q:	Why is Urstadt Biddle proposing the mergers?

A:

The Urstadt Biddle board of directors believes that the mergers will provide a number of significant benefits and opportunities that are in the best interests of Urstadt Biddle and its stockholders. For more information regarding key factors the Urstadt Biddle board of directors considered in determining to recommend that Urstadt Biddle’s stockholders approve the mergers and the other transactions contemplated by the merger agreement, see the section entitled “The Mergers — Recommendation of the Urstadt Biddle Board of Directors; Urstadt Biddle’s Reasons for the Mergers” beginning on page 52 of this proxy statement/prospectus.

Q:	When and where will the special meeting be held?

A:

The special meeting will be held live via audio webcast on August 16, 2023, at 2:00 p.m., Eastern Time. The special meeting can be accessed by visiting www.virtualshareholdermeeting.com/UBA2023SM, where holders of UB common stock and UB Class A common stock will be able to participate in the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at 1:45 p.m., Eastern Time. Please note that because there will not be a physical meeting location, you will not be able to attend the special meeting in person. Holders of record of UB common stock and UB Class A common stock will need the control number found on their proxy card in order to access the special meeting website. If you hold your shares through a bank, broker or other nominee in “street name,” you must obtain a specific control number from your bank, broker or other nominee in order to attend and vote at the special meeting via the special meeting website. For more information, see the section entitled “The Special Meeting  — Date, Time and Place” beginning on page 135.

Q:	How do I vote?

A:

If you are a holder of record of UB common Stock or UB Class A common stock, you may vote at the special meeting by proxy through the internet, by telephone or by mail, or by attending the special meeting and voting via the special meeting website, as described below.

•	By Internet: By visiting the internet address provided on the proxy card and following the instructions provided on your proxy card.

•	By Telephone: By calling the number provided on the proxy card and following the recorded instructions.

•	By Mail: If you have received a paper copy of the proxy materials by mail, you may complete, sign, date and return by mail the enclosed proxy card in the envelope provided with your proxy materials.

•

Via the Special Meeting Website: All holders of record of UB common stock or UB Class A common stock may vote at the special meeting by attending the meeting via the special meeting website. Holders of UB common stock or UB Class A common stock who plan to attend the special meeting will need the control number included on their proxy card in order to access the special meeting website and to attend and vote thereat.

If you are a holder of record of UB common stock or UB Class A common stock, proxies submitted over the internet or by telephone as described above must be received by 11:59 p.m., Eastern Time, on August 15, 2023, and proxies submitted by mail must be received by 11:59 p.m., Eastern Time, on August 15, 2023. To reduce administrative costs and help the environment by conserving natural resources, Urstadt Biddle asks that you vote by proxy in advance of the special meeting through the internet or by telephone.

If you hold your shares of UB common stock or UB Class A common stock through a bank, broker or other nominee in “street name” instead of as a stockholder of record, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares, as further described herein.

For more information, see the section entitled “The Special Meeting  —  Voting by Proxy or in Person” beginning on page 137.

Q:	What am I being asked to vote upon?

A:	At the special meeting, Urstadt Biddle stockholders will be asked to consider and vote on the following proposals:

1.	the Merger Proposal, pursuant to which Urstadt Biddle stockholders are being asked to approve the mergers and the other transactions contemplated by the merger agreement;

2.

the Compensation Proposal, pursuant to which Urstadt Biddle stockholders are being asked to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the Urstadt Biddle named executive officers that is based on or otherwise relates to the mergers; and

3.

the Adjournment Proposal, pursuant to which Urstadt Biddle stockholders are being asked to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal if there are insufficient votes at the time of such adjournment to approve the Merger Proposal.

The approval of the Merger Proposal is a condition to closing under the merger agreement. The approval of the Compensation Proposal and the Adjournment Proposal are not conditions to the completion of the mergers.

Q:	What vote is required to approve each proposal?

A:

Proposal 1: Merger Proposal. The Merger Proposal requires the affirmative vote of holders of UB common stock and UB Class A common stock, voting together as a single class, representing a majority of all votes entitled to vote on the matter at the special meeting.

Proposal 2: Compensation Proposal. The Compensation Proposal requires the affirmative vote of holders of a majority of all votes cast on the matter at the special meeting by the holders of UB common stock and UB Class A common stock, voting together as a single class, entitled to vote on the matter at the special meeting, assuming a quorum is present.

Proposal 3: Adjournment Proposal. The Adjournment Proposal requires the affirmative vote of holders of a majority of all votes cast on the matter at the special meeting by the holders of UB common stock and UB Class A common stock, voting together as a single class, entitled to vote on the matter at the special meeting, assuming a quorum is present.

The approval of the Merger Proposal is a condition to closing under the merger agreement, as Urstadt Biddle stockholders must approve the mergers in order for the mergers to occur. If Urstadt Biddle stockholders fail to approve the Merger Proposal, the mergers will not occur. The approval of the Compensation Proposal and the Adjournment Proposal are not conditions to the completion of the mergers. The vote on each proposal is a vote separate and apart from the other proposals. Accordingly, you may vote in favor of one or more of the proposals and vote not to approve the other proposal(s).

Q:	How does the Urstadt Biddle board of directors recommend that I vote?

A:

The Urstadt Biddle board of directors recommends that holders of UB common stock and UB Class A common stock vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

Q:	How many votes do I have?

A:

You are entitled to one vote for each share of UB common stock that you owned as of the close of business on July 6, 2023, the record date for the special meeting, and 1/20 of one vote per share of UB Class A common stock that you owned as of the close of business on the record date. As of the record date, there were 10,358,591 outstanding shares of UB common stock and 28,972,016 outstanding shares of UB

Class A common stock. As of the record date, the directors and executive officers of Urstadt Biddle beneficially owned approximately 43.8% of the outstanding shares of UB common stock and 1.9% of the outstanding shares of UB Class A common stock entitled to vote at the special meeting, representing approximately 38.7% of the voting power of UB common stock and UB Class A common stock.

Concurrently with the execution of the merger agreement, the Urstadt Biddle Family Stockholders entered into the voting agreement to vote the UB common stock and UB Class A common stock owned by them, representing approximately 68% of the voting power of UB common stock and UB Class A common stock as of the record date, in favor of the Merger Proposal, subject to the terms and conditions of the voting agreement. Because the approval of the Merger Proposal requires the affirmative vote of the holders of UB common stock and UB Class A common stock, voting together as a single class, representing a majority of all votes entitled to be cast on the matter at the special meeting, the approval of the Urstadt Biddle Family Stockholders at the special meeting will be sufficient to approve the Merger Proposal, even if no other holders of UB common stock or UB Class A common stock vote in favor of the Merger Proposal.

Q:	I own shares of UB preferred stock. Do I have a vote on account of the shares of UB preferred stock I own?

A:

No. Only holders of UB common stock and UB Class A common stock as of the close of business on the record date are entitled to vote on the proposals at the special meeting. Holders of UB preferred stock are entitled to notice of, but may not vote at, the special meeting.

Q:	What constitutes a quorum?

A:

The presence, either in person or by properly executed proxy, of the holders of UB common stock and UB Class A common stock entitled to cast a majority of all votes at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions will be counted as present for purposes of determining a quorum. Shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the holder of UB common stock or UB Class A common stock provides their bank, broker or other nominee with voting instructions for at least one of the proposals before the special meeting.

Q:	If my shares of UB common stock or UB Class A common stock are held in “street name” by my broker, will my broker vote my shares for me?

A:

If you hold your shares through a bank, broker or other nominee in “street name” instead of as a stockholder of record, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares.

Broker non-votes are votes that are not cast (and are not permitted to be cast) on a non-routine matter because the broker has not received voting instructions from the beneficial owner. On routine matters, brokers have discretionary authority to cast a vote in the absence of voting instructions from the beneficial owner. However, because all of the proposals in this proxy statement/prospectus are considered non-routine matters under NYSE rules, shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the holder of UB common stock or UB Class A common stock provides their bank, broker or other nominee with voting instructions for at least one of the proposals before the special meeting. Further, in accordance with rules of the NYSE, brokers, banks and other nominees who hold UB common stock or UB Class A common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the Merger Proposal, the Compensation Proposal or the Adjournment Proposal. Accordingly, if brokers, banks or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the

Merger Proposal, the Compensation Proposal or the Adjournment Proposal, as applicable. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote.

Q:	What will happen if I fail to instruct my bank, broker or other nominee how to vote?

A:

If you hold your shares of UB common stock or UB Class A common stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. Banks, brokers or other nominees will not be able to vote on any of the proposals at the special meeting unless they have received voting instructions from the beneficial owners.

Q:	What will happen if I fail to vote or I abstain from voting?

A:

Any abstentions or failures to vote, including broker non-votes, will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the vote count for the Compensation Proposal or the Adjournment Proposal, assuming a quorum is present.

Q:	What if I return my proxy card without indicating how to vote?

A:

If you properly sign your proxy card but do not mark the boxes showing how your shares of UB common stock or UB Class A common stock should be voted on a matter, the shares of UB common stock or UB Class A common stock represented by your properly signed proxy will be voted in accordance with the recommendations of the Urstadt Biddle board of directors.

Q:	Can I change my vote?

A:	Any Urstadt Biddle stockholder giving a proxy has the right to revoke it at any time before the proxy is voted at the special meeting.

If you are a stockholder of record, you may revoke your proxy by any of the following actions:

•	by voting again by internet or telephone as instructed on your proxy card before the closing of the voting facilities at 11:59 p.m., Eastern Time, on August 15, 2023;

•	by sending a signed written notice of revocation to Urstadt Biddle’s Secretary, provided such statement is received no later than 11:59 p.m., Eastern Time, on August 15, 2023;

•	by submitting a properly signed and dated proxy card with a later date that is received by Urstadt Biddle’s Secretary no later than 11:59 p.m., Eastern Time, on August 15, 2023; or

•	by attending the special meeting via the special meeting website and requesting that your proxy be revoked or voting via the website as described above.

Only your last submitted proxy will be considered.

If your shares are held in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions. You may also change your vote by obtaining your specific control number and instructions from your bank, broker or other nominee and voting your shares at the special meeting via the special meeting website.

Q:	What are the material U.S. federal income tax consequences of the mergers to U.S. holders and non-U.S. holders of UB common stock, UB Class A common stock or UB preferred stock?

A:

Regency and Urstadt Biddle intend for each of the first merger and the second merger to qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. It is a condition to the completion of the mergers that Regency and Urstadt Biddle receive written opinions from their respective counsel, dated as of the closing date, to the effect that each of the first merger and the second merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If each of the first merger and the second merger so qualify, then a U.S. holder of UB common stock, UB Class A common stock or UB preferred stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon (i) the receipt of shares of UB Sub I common stock, UB Sub I Class A common stock or UB Sub I preferred stock in exchange for shares of UB common stock, UB Class A common stock or UB preferred stock, respectively, in the first merger and (ii) the receipt of shares of Regency common stock in exchange for shares of UB Sub I common stock or UB Sub I Class A common stock, or the receipt of shares of Regency preferred stock in exchange for shares of UB Sub I preferred stock, in the second merger (other than gain or loss with respect to cash received in lieu of a fractional share of Regency common stock, if any).

The U.S. federal income tax consequences of the mergers to non-U.S. holders of UB common stock, UB Class A common stock or UB preferred stock are expected to be similar to the U.S. federal income tax consequences to U.S. holders, except that any gain required to be recognized (including cash in lieu of fractional shares of Regency common stock) will be subject to U.S. federal income tax only in limited circumstances.

The particular consequences of the mergers to each Urstadt Biddle stockholder and each holder of UB preferred stock will depend on such holder’s particular facts and circumstances. Urstadt Biddle stockholders and holders of UB preferred stock are urged to consult their tax advisors to understand fully the consequences to them of the mergers in their specific circumstances. For more information, see the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 106 of this proxy statement/prospectus.

Q:	Are there any conditions to the closing of the mergers that must be satisfied for the mergers to be completed?

A:

Yes. In addition to the approval by the Urstadt Biddle stockholders of the Merger Proposal, there are a number of conditions that must be satisfied or waived for the mergers to be completed. For more information, see the section entitled “The Merger Agreement — Conditions to Completion of the Mergers” beginning on page 99 of this proxy statement/prospectus.

Q:	When do you expect the mergers to be completed?

A:

Regency and Urstadt Biddle are working to complete the mergers in the third quarter of calendar year 2023. However, the mergers are subject to various conditions, and it is possible that factors outside the control of Regency and Urstadt Biddle could result in the mergers being completed at a later time, or not at all.

Q:	How will I receive the UB Sub I common shares or UB Sub I preferred stock to which I am entitled at the first merger effective time?

A:

You will not be required to surrender your certificates (or book-entry shares or other instruments) of UB common stock, UB Class A common stock or UB preferred stock or take any other action in order to receive UB Sub I common shares or UB Sub I preferred stock, as applicable, in the first merger. Each certificate (or book-entry share) representing outstanding UB common stock, UB Class A common stock, or UB preferred stock will automatically be deemed, from and after the first merger effective time through the second merger effective time, to represent the same number of shares of capital stock of UB Sub I into which such shares are converted in the first merger in accordance with the merger agreement.

Q:	How will I receive the merger consideration to which I am entitled at the second merger effective time?

A:

The merger agreement provides that, as soon as reasonably practicable after the second merger effective time, Regency will cause the exchange agent to mail to each holder of record of a certificate representing the UB Sub I common shares a letter of transmittal and instructions for surrendering any certificates representing UB Sub I common shares in exchange for the applicable merger consideration and, if applicable, cash in lieu of fractional shares of Regency common stock.

Upon surrender of their certificates, if applicable, representing UB Sub I common shares for cancellation along with the executed letter of transmittal, and other required documents described in the instructions, holders of record of UB Sub I common shares will be entitled to receive in exchange, in respect of each UB Sub I common share they hold, the merger consideration and, if applicable, cash in lieu of fractional shares of Regency common stock.

Holders of book-entry UB Sub I common shares are not required to deliver an executed letter of transmittal in order to receive the merger consideration (and, if applicable, cash in lieu of fractional shares of Regency common stock). Subject to receipt of any documentation as may be required by the exchange agent, Regency will cause the exchange agent to pay and deliver as soon as reasonably practicable after the second merger effective time (and, in any event no later than three business days thereafter) the merger consideration and, if applicable, cash in lieu of fractional shares of Regency common stock.

Q:	What happens if the mergers are not completed?

A:

If the Merger Proposal is not approved by Urstadt Biddle stockholders, or if the mergers are not completed for any other reason, Urstadt Biddle stockholders will not receive any payment for their UB common stock, UB Class A common stock or UB preferred stock in connection with the mergers. Instead, Urstadt Biddle will remain an independent public company, Urstadt Biddle stockholders will continue to own their UB common stock, UB Class A common stock, and UB preferred stock, as applicable, and the UB common stock, UB Class A common stock, and UB preferred stock will continue to be registered under the Exchange Act and listed on the NYSE. Under specified circumstances, if the mergers are not completed, Urstadt Biddle may be obligated to pay Regency a termination fee of $31.6 million (which we refer to as the “termination fee”). For more information, see the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 101 of this proxy statement/prospectus.

Q:	Are Urstadt Biddle stockholders entitled to appraisal rights or dissenters’ rights in connection with the mergers?

A:

No. Urstadt Biddle stockholders are not entitled to appraisal rights or dissenters’ rights under the Maryland General Corporation Law (which we refer to as the “MGCL”). For more information, see the section entitled “The Mergers — No Appraisal Rights or Dissenters’ Rights” beginning on page 80 of this proxy statement/prospectus.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement/prospectus, including its annexes.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY TELEPHONE OR INTERNET AS PROMPTLY AS POSSIBLE, OR PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, PLEASE FOLLOW THE VOTING INSTRUCTIONS PROVIDED BY SUCH BANK, BROKER OR OTHER NOMINEE.

Q:	Will I receive any fractional shares of Regency common stock in connection with the mergers?

A:

No fractional share of Regency common stock will be issued as merger consideration. Any holder of record of UB Sub I common shares otherwise entitled to receive a fractional share of Regency common stock pursuant to the second merger will be entitled to receive a cash payment, without interest, in lieu of such fractional share, valued based on the volume weighted average of the closing price of shares of Regency common stock on the Nasdaq on each of the last 10 consecutive trading days ending on and including the second business day immediately preceding the closing date of the mergers. No holder of record of UB Sub I common shares receiving a cash payment in lieu of fractional shares of Regency common stock will be entitled to any dividends, voting rights or other rights in respect of any fractional share of Regency common stock.

Q:	What happens if I sell my shares of UB common stock, UB Class A common stock or UB preferred stock before the closing of the mergers?

A:

In order to receive the merger consideration, you must hold UB common stock or UB Class A common stock immediately prior to the first merger effective time. Consequently, if you transfer your UB common stock or UB Class A common stock before such time, you will have transferred your right to receive the merger consideration in respect of such shares of UB common stock or UB Class common stock if the mergers are completed.

Similarly, in order to receive Regency Series A preferred stock or Regency Series B preferred stock in the mergers, you must hold UB Series H preferred stock or UB Series K preferred stock, respectively, immediately prior to the first merger effective time. If you transfer your UB Series H preferred stock or UB Series K preferred stock before such time, you will have transferred your right to receive the Regency preferred stock in respect of such shares if the mergers are completed.

The record date, which determines the Urstadt Biddle stockholders entitled to vote at the special meeting, is earlier than the first merger effective time. If you are a holder of UB common stock or UB Class A common stock on the record date and you transfer your UB common stock or UB Class A common stock after the record date but prior to the closing of the mergers, you will retain any rights you hold to vote at the special meeting but will not have the right to receive the merger consideration.

Q:	What respective equity stakes will Urstadt Biddle and Regency stockholders hold in the combined company immediately following the mergers?

A:

Based on the number of shares of UB common stock, UB Class A common stock, Regency common stock and the number of Urstadt Biddle equity awards outstanding on July 6, 2023, the latest practicable date prior to the date of this proxy statement/prospectus, upon completion of the mergers, former Urstadt Biddle stockholders are expected to own approximately 7.4% of the outstanding shares of Regency common stock, and Regency stockholders immediately prior to the mergers are expected to own approximately 92.6% of the outstanding shares of Regency common stock. The relative ownership interests of Regency stockholders and former Urstadt Biddle stockholders in the combined company immediately following the mergers will depend on the number of shares of Regency common stock, UB Sub I common shares and the number of shares underlying UB Sub I restricted stock awards outstanding immediately prior to the second merger effective time.

Q:	Can I attend the special meeting in person?

A:

No. The special meeting will be held live via audio webcast and can be accessed by visiting www.virtualshareholdermeeting.com/UBA2023SM, where you will be able to participate in the meeting live and vote online. Because there will not be a physical meeting location, you will not be able to attend the special meeting in person.

Q:	Why am I being asked to consider and vote on the Compensation Proposal?

A:

Under SEC rules, Urstadt Biddle is required to seek a non-binding, advisory vote with respect to compensation that may be paid or become payable to the Urstadt Biddle named executive officers that is based on or otherwise relates to the mergers.

Q:	Who can help answer my questions?

A:

Urstadt Biddle stockholders who have questions about the mergers or the other matters to be voted on at the special meeting or who desire additional copies of this proxy statement/prospectus or additional proxy cards should contact: Urstadt Biddle’s Secretary at (203) 863-8200 or 321 Railroad Avenue, Greenwich, CT 06830.

Q:	I am a non-managing member of one of Urstadt Biddle’s DownREITs. Do I have any rights with respect to the mergers?

A:

Urstadt Biddle has four consolidated joint ventures (which we refer to as the “DownREITs”). The non-managing members of the DownREITs generally have the right to require Urstadt Biddle to repurchase all or a portion of their non-managing member interests for cash or shares of UB Class A common stock, at Urstadt Biddle’s election, at prices and on terms set forth in the applicable DownREIT operating agreement. Non-managing members of the DownREITs do not have voting rights in connection with the mergers on account of their interests in the DownREITs.

However, if, prior to the first merger effective time, you exercise your repurchase right in respect of your non-managing member interests in accordance with the terms of the applicable DownREIT operating agreement, Urstadt Biddle elects to satisfy such repurchase obligation in shares of UB Class A common stock and you continue to hold such UB Class A common stock as of immediately prior to the first merger effective time, you will be entitled to receive the merger consideration. In addition, non-managing members of certain of the DownREITs may be entitled to elect to receive shares of Regency common stock directly on account of their non-managing member interests in connection with the mergers as if their non-managing member interests had been repurchased in exchange for shares of UB Class A common stock immediately prior to the first merger effective time in accordance with the applicable DownREIT operating agreement. Urstadt Biddle will provide the non-managing members of the DownREITs with notices and, if applicable, election documents, prior to the first merger effective time containing more information regarding the non-managing members’ respective rights under the applicable DownREIT operating agreement in connection with the mergers.

As of July 6, 2023, the latest practicable date before the date of this proxy statement/prospectus, 2,900,000 was the approximate maximum number of shares of UB Class A common stock into which the non-managing member interests in the DownREITs were convertible if all of the non-managing members elected to require Urstadt Biddle to repurchase all of their non-managing member interests in all of the DownREITs and Urstadt Biddle elected to satisfy all such repurchase obligations in shares of UB Class A common stock to the extent permitted under the applicable DownREIT operating agreement.

SUMMARY

This summary highlights information contained elsewhere in this proxy statement/prospectus and may not contain all of the information that is important to you. Regency and Urstadt Biddle urge you to read carefully this proxy statement/prospectus, including the attached annexes, and the other documents to which we have referred you because this section does not provide all of the information that might be important to you with respect to the mergers and the related matters being considered at the special meeting. See also the section entitled “Where You Can Find More Information” beginning on page 169 of this proxy statement/prospectus. Page references have been included to direct you to a more complete description of the topics presented in this summary.

Information about the Companies

Regency Centers Corporation (See page 37)

Regency, a Florida corporation, is a fully integrated real estate company and self-administered and self-managed real estate investment trust that began its operations as a publicly-traded REIT in 1993. Regency Partnership is the entity through which Regency conducts substantially all of its operations and owns substantially all of its assets. Regency’s business consists of acquiring, developing, owning, and operating income-producing retail real estate principally located in top markets within the United States. Regency generates revenues by leasing space to necessity, service, convenience, and value-based retailers serving the essential needs of Regency’s communities. Regency has been an S&P 500 Index member since 2017.

As of March 31, 2023, Regency had full or partial ownership interests in 404 properties, primarily anchored by market-leading grocery stores, encompassing 51.1 million square feet of gross leasable area. Regency’s pro-rata share of this gross leasable area is 43.3 million square feet, including its share of properties owned through unconsolidated investment partnerships.

Regency is a preeminent national owner, operator and developer of shopping centers located in suburban trade areas with compelling demographics. Regency’s mission is to create thriving environments for retailers and service providers to connect with surrounding neighborhoods and communities. Regency’s vision is to elevate quality of life as an integral thread in the fabric of Regency’s communities. Regency’s portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers, and best-in-class retailers that connect with their neighborhoods, communities, and customers.

The principal executive offices of Regency are located at One Independent Drive, Suite 114, Jacksonville, Florida 32202, and its telephone number is (904) 598-7000.

Regency common stock is listed on the Nasdaq, trading under the symbol “REG.”

Additional information about Regency and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 169 of this proxy statement/prospectus.

Urstadt Biddle Properties Inc. (See page 37)

Urstadt Biddle Properties Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes, is a self-administered equity REIT which owns or has equity interests in 77 properties containing approximately 5.3 million square feet of space.

The principal executive offices of Urstadt Biddle are located at 321 Railroad Avenue, Greenwich, Connecticut 06830, and its telephone number is (203) 863-8200.

UB common stock, UB Class A common stock, UB Series H preferred stock and UB Series K preferred stock are each traded on the NYSE under the ticker symbols “UBP,” “UBA,” “UBPPRH” and “UBPPRK,” respectively.

Hercules Merger Sub, LLC (See page 37)

Merger Sub, a Maryland limited liability company, is a subsidiary of Regency. Merger Sub was formed in Maryland on May 16, 2023 for the sole purpose of facilitating Regency’s acquisition of Urstadt Biddle.

The principal executive offices of Merger Sub are located at One Independent Drive, Suite 114, Jacksonville, Florida 32202, and its telephone number is (904) 598-7000.

UB Maryland I, Inc. (See page 38)

UB Sub I, a Maryland corporation, is a direct wholly owned subsidiary of Urstadt Biddle. UB Sub I was formed in Maryland on May 16, 2023 for the sole purpose of facilitating Regency’s acquisition of Urstadt Biddle.

The principal executive offices of UB Sub I are located at 321 Railroad Avenue, Greenwich, CT 06830, and its telephone number is (203) 863-8200.

UB Maryland II, Inc. (See page 38)

UB Sub II, a Maryland corporation, is a direct wholly owned subsidiary of UB Sub I. UB Sub II was formed in Maryland on May 16, 2023 for the sole purpose of facilitating Regency’s acquisition of Urstadt Biddle.

The principal executive offices of UB Sub II are located at 321 Railroad Avenue, Greenwich, CT 06830, and its telephone number is (203) 863-8200.

Risk Factors (See page 23)

Before voting at the special meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, as well as the specific factors under the heading “Risk Factors” beginning on page 23 of this proxy statement/prospectus, including the risks that:

•	the mergers are subject to a number of conditions and may not be completed on the currently contemplated timeline or terms, or at all;

•	a failure to complete the mergers could have a material adverse effect on Urstadt Biddle or Regency;

•	the exchange ratio is fixed and will not be adjusted in the event of any change in the stock prices of either Regency or Urstadt Biddle;

•	Regency may be unable to successfully integrate Urstadt Biddle’s businesses in order to realize the anticipated benefits of the mergers;

•	Regency and Urstadt Biddle expect to incur substantial costs in connection with the mergers; and

•	Regency may incur adverse tax consequences if Regency or Urstadt Biddle has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

The Mergers

The Merger Agreement (See page 82)

Regency, Urstadt Biddle, Merger Sub, UB Sub I and UB Sub II have entered into the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. The Regency board of directors and the

Urstadt Biddle board of directors have both approved the mergers. Regency and Urstadt Biddle encourage you to read the entire merger agreement carefully because it is the principal legal document governing the mergers.

Form of the Mergers (See page 82)

Pursuant to the merger agreement, the transaction will include two mergers. In the first merger, UB Sub II will merge with and into Urstadt Biddle, with Urstadt Biddle surviving as a wholly owned subsidiary of UB Sub I. The first merger will result in all of the outstanding capital stock of Urstadt Biddle being directly owned by a new holding company, UB Sub I. In the second merger, Urstadt Biddle’s new holding company, UB Sub I, will merge with and into Merger Sub, with Merger Sub being the surviving entity (which we refer to as the “Surviving Entity”).

Consideration to Urstadt Biddle Stockholders in the Mergers (See page 83)

On the terms and subject to the conditions set forth in the merger agreement, at the first merger effective time, each share of UB common stock, UB Class A common stock, and UB preferred stock will be converted into one share in UB Sub I, with respect to each class, subject to limited exceptions set forth in the merger agreement. Immediately thereafter, at the second merger effective time, each UB Sub I common share will be converted into 0.347 of a share of Regency common stock, without interest and subject to certain adjustments and limited exceptions set forth in the merger agreement, and each share of UB Sub I Series H preferred stock and UB Sub I Series K preferred stock will be converted into one share of newly issued Regency Series A preferred stock and Regency Series B preferred stock, respectively, having substantially similar terms to those of the UB Series H preferred stock and UB Series K preferred stock, respectively. The merger agreement also provides that, at the first merger effective time, each UB restricted stock award that is outstanding as of immediately prior to the first merger effective time will first be converted into an identical equity award with respect to shares of UB Sub I common stock or UB Sub I Class A common stock, as applicable (each of which we refer to as a “UB Sub I restricted stock award”), and, at the second merger effective time, each such UB Sub I restricted stock award that is outstanding as of immediately prior to the second merger effective time will then vest in full and, following any net settlement, be converted into the right to receive the merger consideration. Any shares of UB Sub I capital stock held by Regency, Merger Sub or UB Sub I will be cancelled and cease to exist without consideration. In lieu of Regency issuing fractional shares, cash will be paid in an amount equal to (x) such fraction of a share of Regency common stock, multiplied by (y) the 10-trading day volume-weighted average price per share of Regency common stock ending on and including the second business day prior to the closing date of the mergers. For more details on the treatment of Urstadt Biddle’s existing preferred stock under the merger agreement, see the section entitled “The Mergers — Exchange of Shares in the Mergers” beginning on page 78.

Based on the closing price of Regency common stock on the Nasdaq of $62.00 on July 6, 2023, the last practicable trading day before the date of this proxy statement/prospectus, the exchange ratio represented approximately $21.51 in Regency common stock for each share of UB common stock or UB Class A common stock. For more information, see the section entitled “Comparative Per Share Market Price Information” beginning on page 22 of this proxy statement/prospectus.

The following table presents trading information for Regency common stock, UB common stock and UB Class A common stock on May 17, 2023, the last practicable trading day before public announcement of the mergers following the closing of trading on that day, and July 6, 2023, the last practicable trading day before the date of this proxy statement/prospectus. Equivalent per share value of the merger consideration for Urstadt Biddle stockholders, giving effect to the exchange ratio of 0.347, is also provided for each of these dates.

	Regency Common Stock (Close)	UB common stock (Close)	UB Class A common stock (Close)	Equivalent Per Share Value of merger consideration (giving effect to the exchange ratio) (Close)
May 17, 2023	$58.78	$15.34	$16.95	$20.40
July 6, 2023	$62.00	$21.21	$21.35	$21.51

The market prices of Regency common stock, UB common stock and UB Class A common stock fluctuate. As a result, we urge you to obtain current market quotations of Regency common stock and UB common stock or UB Class A common stock.

In addition, (i) if Urstadt Biddle declares a REIT Dividend prior to the first merger effective time, the merger consideration will be reduced by an amount based on the amount of the REIT Dividend, and (ii) if Regency declares a REIT Dividend prior to the effective time, the merger consideration will be increased by the amount of the REIT Dividend, in each case, upon the terms and subject to the conditions set forth in the merger agreement.

Treatment of UB Restricted Stock Awards in the Mergers (See page 77)

Upon the terms and subject to the conditions of the merger agreement, except as described in the immediately following paragraph, at the first merger effective time, each then-outstanding UB restricted stock award will first be converted into a UB Sub I restricted stock award. Each such UB Sub I restricted stock award that is outstanding as of immediately prior to the second merger effective time will then, at the second merger effective time, vest in full and, following any net settlement, be converted into the right to receive (a) a number of shares of Regency common stock equal to the product of (i) the number of shares of UB Sub I common stock or UB Sub I Class A common stock, as applicable, underlying such UB Sub I restricted stock award and (ii) the exchange ratio, plus (b) cash in lieu of fractional shares of Regency common stock into which UB Sub I restricted stock awards would have been converted.

It is expected that, in connection with the mergers, Willing L. Biddle will enter into a consulting agreement with Regency pursuant to which, among other things, his UB Sub I restricted stock awards would convert into restricted stock awards with respect to Regency common stock based on the exchange ratio and with terms and conditions materially similar to those of his UB Sub I restricted stock awards, except that Mr. Biddle would no longer be entitled to the acceleration of vesting upon completion of the mergers but he would be entitled to the acceleration of vesting upon the termination of such consulting agreement.

Recommendation of the Urstadt Biddle Board of Directors; Urstadt Biddle’s Reasons for the Mergers (See page 52)

The Urstadt Biddle board of directors recommends that Urstadt Biddle stockholders vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

For the factors considered by the Urstadt Biddle board of directors in reaching its decision to approve the merger agreement and make the foregoing recommendations, see the section entitled “The Mergers — Recommendation of the Urstadt Biddle Board of Directors; Urstadt Biddle’s Reasons for the Merger” beginning on page 52 of this proxy statement/prospectus.

Opinion of Urstadt Biddle’s Financial Advisor (See page 57)

In connection with the mergers, Urstadt Biddle’s financial advisor, Eastdil Secured Advisors LLC (which we refer to as “Eastdil Secured”), rendered to the Urstadt Biddle board of directors at a meeting of the Urstadt Biddle board of directors on May 17, 2023, held to evaluate the mergers, its oral opinion, confirmed by delivery of a written opinion dated May 17, 2023 to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken as stated in its opinion, the exchange ratio provided for in the mergers was fair, from a financial point of view, to the holders (other than Regency, any subsidiary of Regency or any wholly owned subsidiary of Urstadt Biddle) of UB common stock and UB Class A common stock.

The full text of Eastdil Secured’s written opinion, dated May 17, 2023, which sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken by Eastdil Secured in rendering its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of Eastdil Secured is qualified in its entirety by reference to the full text of the opinion. The opinion was addressed to the Urstadt Biddle board of directors (in its capacity as such) for its information and use in connection with its evaluation of the exchange ratio from a financial point of view and did not address any other terms, aspects or implications of the mergers or any related transactions. Eastdil Secured’s opinion did not address the merits of the underlying decision by Urstadt Biddle to enter into the merger agreement or the relative merits of the mergers or related transactions compared with other business strategies or transactions available or that have been or might be considered by Urstadt Biddle or the Urstadt Biddle board of directors or in which Urstadt Biddle might engage. Eastdil Secured’s opinion does not constitute a recommendation to the Urstadt Biddle board of directors or any other person or entity in respect of the mergers or any related transactions, including as to how any holder of UB common stock or UB Class A common stock or other person should vote or act in connection with the mergers, any related transactions or any other matter. For more information, see the section entitled “The Mergers — Opinion of Urstadt Biddle’s Financial Advisor” beginning on page 57 and Annex B to this proxy statement/prospectus.

Interests of Urstadt Biddle Directors and Executive Officers in the Mergers (See page 71)

In considering the recommendation of the Urstadt Biddle board of directors, you should be aware that Urstadt Biddle directors and executive officers may have certain interests in the mergers and the other transactions contemplated by the merger agreement that may be different from, or in addition to, the interests of Urstadt Biddle stockholders generally. The members of the Urstadt Biddle board of directors were aware of and considered these interests in reaching the determination to approve the mergers and the other transactions contemplated by the merger agreement and recommend to the holders of UB common stock and UB Class A common stock that they vote to approve the proposals to be voted on at the special meeting. These interests include, among others, potential severance benefits, accelerated vesting of equity-based awards in connection with the mergers, potential consulting arrangements with Regency and rights to ongoing indemnification and insurance coverage. See the section entitled “The Mergers — Interests of Urstadt Biddle Directors and Executive Officers in the Mergers.”

Accounting Treatment (See page 77)

In accordance with FASB ASC Topic 805, Business Combinations, a screen test is required to evaluate if substantially all of the fair value of the assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction is accounted for as an asset acquisition. In the event that the screen test is not met, the rules require a further assessment to determine whether an asset acquisition or a business combination has occurred. The determination to account for the mergers as an asset acquisition or business combination will be made closer to the closing of the mergers. For more information, see the section entitled “The Mergers — Accounting Treatment.”

Regulatory Matters (See page 77)

In connection with the issuance of Regency common stock in the second merger, pursuant to the merger agreement, as a condition to the closing of the mergers, Regency must file a registration statement on Form S-4 with the SEC under the Securities Act, of which this proxy statement/prospectus forms a part, that is declared effective by the SEC and must not be the subject of any stop order or proceedings seeking a stop order.

Regency and Urstadt Biddle are not aware of any other material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the mergers or the other transactions contemplated by the merger agreement.

Conditions to Completion of the Mergers (See page 99)

As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the mergers depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:

•	Urstadt Biddle obtaining the required vote of its holders of UB common stock and UB Class A common stock to approve the mergers;

•

the registration statement on Form S-4 of which this proxy statement/prospectus is a part having become effective, and the registration statement not being the subject of any stop order or proceedings seeking a stop order;

•

the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the mergers;

•	Regency common stock and Regency preferred stock to be issued in the second merger having been approved for listing on the Nasdaq, subject to official notice of issuance;

•

the articles of amendment classifying the Regency Series A preferred stock and the articles of amendment classifying the Regency Series B preferred stock having been filed with and accepted for record by the Florida Department of State;

•

the representations and warranties of the other party being true and correct to the extent and as of the dates specified in the merger agreement, including that there have been no events, changes, effects, developments, circumstances, conditions or occurrences since, in the case of Urstadt Biddle, October 31, 2022, and in the case of Regency, December 31, 2022, which have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to such party;

•	such other party and the other party having performed in all material respects all of the obligations required to be performed by it under the merger agreement;

•

the absence of any event, change or occurrence arising after May 17, 2023 that, individually, or in the aggregate constitutes a material adverse effect with respect to the other party, and receipt of an officer’s certificate from such party at or prior to the closing certifying that the conditions discussed in this bullet and the two immediately preceding bullets have been satisfied;

•

the receipt by Regency of a written opinion of REIT counsel to Urstadt Biddle and UB Sub I, dated as of the closing date, to the effect that for all taxable periods commencing with Urstadt Biddle’s taxable year ended October 31, 2019, and ending at the moment in time immediately prior to the second merger effective time, Urstadt Biddle, and, from and after the first merger effective time, UB Sub I, have each been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”);

•

the receipt by Urstadt Biddle of a written opinion of REIT counsel to Regency, dated as of the closing date, to the effect that for all taxable periods commencing with Regency’s taxable year ended December 31, 2019, and through the closing date, Regency has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that Regency’s proposed method of organization and operation will permit Regency to continue to qualify for taxable as a REIT under the Code for its taxable year which includes the closing date;

•

the receipt by Regency of a written opinion of its counsel, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, each of the first merger and the second merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; and

•

the receipt by Urstadt Biddle of a written opinion of its counsel, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, each of the first merger and the second merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Neither Regency nor Urstadt Biddle can be certain when, or if, the conditions to the mergers will be satisfied or waived, or that the mergers will be completed.

No Solicitation; Change in Urstadt Biddle Board of Directors Recommendation (See page 97)

Urstadt Biddle has agreed that until the earlier of the second merger effective time and the termination of the merger agreement, it will not, among other things and subject to specified exceptions, solicit, initiate, or knowingly encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any acquisition proposal (as defined in the section entitled “The Merger Agreement — No Solicitation; Change in Urstadt Biddle Board of Directors Recommendation” beginning on page 97 of this proxy statement/prospectus), or any inquiry proposal or offer that could reasonably be likely to lead to any acquisition proposal or any other effort or attempt to make or implement an acquisition proposal.

If at any time before the time the Urstadt Biddle stockholders approve the Merger Proposal, (i) the Urstadt Biddle board of directors receives a bona fide written acquisition proposal made after May 17, 2023, that has not resulted from a violation of Urstadt Biddle’s non-solicitation restrictions (as specified in the section entitled “The Merger Agreement — No Solicitation; Change in Urstadt Biddle Board of Directors Recommendation” beginning on page 97 of this proxy statement/prospectus) and (ii) the Urstadt Biddle board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal (as defined in the section entitled “The Merger Agreement — No Solicitation; Change in Urstadt Biddle Board of Directors Recommendation” beginning on page 97 of this proxy statement/prospectus), Urstadt Biddle may furnish non-public information to and participate in negotiations with such person and its representatives.

In response to a superior proposal or an Intervening Event (as defined in the section entitled “The Merger Agreement — No Solicitation; Change in Urstadt Biddle Board of Directors Recommendation” beginning on page 97 of this proxy statement/prospectus), the Urstadt Biddle board of directors may, subject to specified conditions and requirements, change its recommendation in favor of the Merger Proposal. Prior to effecting such change, the Urstadt Biddle board of directors must provide Regency with written notice and four business days of good-faith negotiations (and in the case of any material supplements or amendments to such superior proposal or any material change to the conditions constituting such Intervening Event, the Urstadt Biddle board of directors must provide Regency with a new written notice and two business days of good-faith negotiations), and must consider in good faith any revisions to the terms of the merger agreement proposed by Regency and Merger Sub.

Urstadt Biddle has the right to terminate the merger agreement to accept a superior proposal (as defined in the section entitled “The Merger Agreement — No Solicitation; Change in Urstadt Biddle Board of Directors Recommendation” beginning on page 97 of this proxy statement/prospectus).

Termination of the Merger Agreement (See page 101)

The merger agreement may be terminated prior to the second merger effective time, whether before or after the required approval of the Urstadt Biddle stockholders is obtained (subject to specified limitations and qualifications):

•	by mutual written agreement of Regency and Urstadt Biddle;

•	by either Regency or Urstadt Biddle if the mergers are not consummated on or before February 17, 2024;

•

by either Regency or Urstadt Biddle, if a court or other governmental authority issues a final and nonappealable order permanently enjoining or otherwise prohibiting the mergers or any law has been enacted or enforced by a governmental authority after May 17, 2023, that makes illegal the consummation of the transactions;

•

by either Regency or Urstadt Biddle if the approval of the Merger Proposal by the Urstadt Biddle stockholders was not obtained at the special meeting or at any adjournment or postponement thereof, in each case, at which a vote on the Merger Proposal was taken;

•

by either Regency or Urstadt Biddle, if there is a breach, violation or failure to perform any of the representations, warranties, covenants or agreements of the other party as set forth in the merger agreement, and such breach, violation or failure to perform of the other party, either individually or in the aggregate, if occurring or continuing on the closing date, would result in a failure of the related closing conditions to be satisfied, subject to a cure period;

•

by Regency, if, prior to approval of the Merger Proposal by the Urstadt Biddle stockholders, Urstadt Biddle, its board, or a committee thereof (a) effects an “adverse recommendation change” (as defined in the below), (b) fails to, after the announcement of an acquisition proposal, recommend against the acquisition proposal and publicly reaffirm the Urstadt Biddle board of directors’ recommendation within 10 business days of being requested by Regency to do so or (c) fails to include the Urstadt Biddle board of directors’ recommendation in the proxy statement; or

•

by Urstadt Biddle, if, prior to approval of the Merger Proposal by the Urstadt Biddle stockholders, the Urstadt Biddle board of directors determines to enter into an agreement with respect to a superior proposal and the termination fee is paid in full substantially concurrently with such termination.

Expenses and Termination Fees (See page 101)

Other than as provided below, all fees and expenses incurred in connection with the mergers will be paid by the party incurring those expenses, whether or not the mergers are completed.

The merger agreement further provides that, upon termination of the merger agreement under specified circumstances, Urstadt Biddle may be required to pay Regency a termination fee of $31.6 million. For more information, see the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 101 of this proxy statement/prospectus.

No Appraisal Rights or Dissenters’ Rights (See page 80)

Under Maryland law, dissenting stockholders may have, subject to satisfying certain procedures, the right to demand and receive payment of the fair value of their shares of stock in connection with certain transactions (often referred to as appraisal rights), including a proposed merger, share exchange or sale of substantially all of the assets of the corporation. Under Maryland law, however, dissenters’ rights generally are not available to holders of shares of stock, such as UB common stock and UB Class A common stock, that are listed on a national securities exchange such as the NYSE, nor are dissenters’ rights available for stock that is not entitled to vote on the transaction, such as UB Series H preferred stock and UB Series K preferred stock (which are also listed on the NYSE). Furthermore, the merger consideration is in the form of shares of Regency common stock, which is also listed on a national securities exchange.

Voting Agreement (See page 105)

Pursuant to the voting agreement, the Urstadt Biddle Family Stockholders agreed, among other things: (i) to vote (or cause to be voted) all of the UB common stock and UB Class A common stock owned of record or beneficially by the Urstadt Biddle Family Stockholders as of the date of the merger agreement and any additional UB common stock or UB Class A common stock of which any such Urstadt Biddle Family Stockholders acquires record or beneficial ownership after the date of the merger agreement (a) in favor of the Merger Proposal (or any similar proposal required to be approved in order for either of the mergers to be consummated) and (b) against (i) any action or agreement that would reasonably be expected to result in any of the conditions to Urstadt Biddle’s obligations to complete the mergers not being fulfilled or result in a breach of any covenant, representation or warranty or any other obligation or agreement of Urstadt Biddle contained in the merger agreement or (ii) any acquisition proposal. The Urstadt Biddle Family Stockholders have also agreed not to transfer any of the shares such stockholders owned of record or beneficially by the Urstadt Biddle Family Stockholders as of the date of the merger agreement or acquired after the date of the merger agreement. The voting agreement expires on the earliest of (A) the second merger effective time, (B) an adverse recommendation change (as defined in the voting agreement), and (C) such time as the merger agreement is terminated in accordance with the terms of the merger agreement.

The UB common stock and UB Class A common stock held by the Urstadt Biddle Family Stockholders represent approximately 68% of the voting power of UB common stock and UB Class A common stock as of the record date. Because the approval of the Merger Proposal requires the affirmative vote of the holders of UB common stock and UB Class A common stock, voting together as a single class, representing a majority of all votes entitled to be cast on the matter at the special meeting, the approval of the Urstadt Biddle Family Stockholders at the special meeting will be sufficient to approve the Merger Proposal, even if no other holders of UB common stock or UB Class A common stock vote in favor of the Merger Proposal.

For more information, see the section entitled “The Voting Agreement” beginning on page 105 of this proxy statement/prospectus.

Material U.S. Federal Income Tax Consequences of the Mergers (See page 106)

Regency and Urstadt Biddle intend for each of the first merger and the second merger to qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. It is a condition to the completion of the mergers that Regency and Urstadt Biddle receive written opinions from their respective counsel, dated as of the closing date, to the effect that each of the first merger and the second merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If each of the first merger and the second merger so qualify, then a U.S. holder of UB common stock, UB Class A common stock or UB preferred stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon (i) the receipt of shares of UB Sub I common stock, UB Sub I Class A common stock or UB Sub I preferred stock in exchange for shares of UB common stock, UB Class A common stock or UB preferred stock, respectively, in the first merger and (ii) the receipt of shares of Regency common stock in exchange for shares of UB Sub I common stock or UB Sub I Class A common stock, or the receipt of shares of Regency preferred stock in exchange for shares of UB Sub I preferred stock, in the second merger (other than gain or loss with respect to cash received in lieu of a fractional share of Regency common stock, if any).

The U.S. federal income tax consequences of the mergers to non-U.S. holders of UB common stock, UB Class A common stock or UB preferred stock are expected to be similar to the U.S. federal income tax consequences to U.S. holders, except that any gain required to be recognized (including cash in lieu of fractional shares of Regency common stock) will be subject to U.S. federal income tax only in limited circumstances.

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 106 of this proxy statement/prospectus for a more complete discussion of the U.S. federal income tax considerations relevant to the mergers. The tax consequences of the mergers to you will depend on your particular facts and circumstances. You should consult your tax advisor to determine the particular tax consequences of the mergers to you.

For a discussion of the material U.S. federal income tax consequences of the ownership and disposition of Regency common stock, see the sections entitled “Material U.S. Federal Income Tax Consequences to Holders of Regency Common Stock and Regency Preferred Stock” and “Material U.S. Federal Income Tax Considerations Regarding Regency’s Taxation as a REIT” beginning on page 126 and 110, respectively, of this proxy statement/prospectus.

The Special Meeting (See page 135)

The special meeting will be held live via audio webcast on August 16, 2023, at 2:00 p.m., Eastern Time. The special meeting can be accessed by visiting www.virtualshareholdermeeting.com/UBA2023SM, where holders of UB common stock and UB Class A common stock will be able to participate in the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at 1:45 p.m., Eastern Time. Please note that because there will not be a physical meeting location, you will not be able to attend the special meeting in person.

Urstadt Biddle has set the close of business on July 6, 2023, as the record date for the special meeting. All holders of record of UB common stock and UB Class A common stock at the close of business on the record date are entitled to receive notice of and attend the special meeting or any postponement or adjournment of the special meeting. Each holder of UB common stock is entitled to one vote on each matter presented at the special meeting for each share of UB common stock that such holder owned as of the record date. Each holder of UB Class A common stock is entitled to 1/20 of one vote on each matter presented at the special meeting for each share of UB Class A common stock that such holder owned as of the record date. On the record date, the outstanding voting securities of Urstadt Biddle consisted of 10,358,591 shares of UB common stock and 28,972,016 shares of UB Class A common stock. All holders of record of UB preferred stock are entitled to notice of, but may not vote at, the special meeting. The vote of the holders of UB preferred stock is not required to approve any of the proposals at the special meeting and is not being solicited.

At the special meeting, holders of UB common stock and UB Class A common stock will be asked to consider and vote on (i) the Merger Proposal, (ii) the Compensation Proposal and (iii) the Adjournment Proposal.

The approval by the holders of UB common stock and UB Class A common stock of the Merger Proposal is a condition to closing under the merger agreement. If holders of UB common stock and UB Class A common stock fail to approve the Merger Proposal, the mergers will not occur.

Because the vote on the Compensation Proposal is only advisory in nature, it will not be binding on Urstadt Biddle or the Urstadt Biddle board of directors. Accordingly, if the Merger Proposal is approved by holders of UB common stock and UB Class A common stock and the mergers are completed, the compensation payments that are contractually required to be paid by Urstadt Biddle to its named executive officers will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the holders of UB common stock and UB Class A common stock on the Compensation Proposal. The approval of the Merger Proposal requires the affirmative vote of the holders of shares of UB common stock and UB Class A common stock, voting together as a single class, representing a majority of all votes entitled to be cast on the matter. The approval of the Compensation Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the matter at the special meeting, assuming a quorum is present.

As of the record date, the directors and executive officers of Urstadt Biddle beneficially owned approximately 68% of the voting power of UB common stock and UB Class A common stock. The directors and executive officers of Urstadt Biddle have informed Urstadt Biddle that they currently intend to vote all such shares of UB common stock and UB Class A common stock “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal. Willing L. Biddle and Catherine U. Biddle have separately agreed to vote all UB common stock and UB Class A common stock they directly or indirectly own in favor of the Merger Proposal pursuant to the terms of the voting agreement.

The Urstadt Biddle board of directors recommends that holders of UB common stock and UB Class A common stock vote “FOR” all of the proposals set forth above. For more information, see the section entitled “The Special Meeting” beginning on page 135 of this proxy statement/prospectus.

Rights of Urstadt Biddle Stockholders Will Change as a Result of the Mergers (See page 154)

Urstadt Biddle stockholders will have different rights once they become stockholders of Regency, due to differences between the governing documents of Regency and Urstadt Biddle. These differences are described in the section entitled “Comparison of Rights of Regency Stockholders and Urstadt Biddle Stockholders” beginning on page 154 of this proxy statement/prospectus.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

Shares of Regency common stock are listed on the Nasdaq under the trading symbol “REG”. UB common stock and UB Class A common stock are listed on the NYSE under the ticker symbols “UBP” and “UBA,” respectively. As of July 6, 2023, the latest practicable date before the date of this proxy statement/prospectus, there were 170,998,004 shares of Regency common stock, 10,358,591 shares of UB common stock (including shares underlying the UB restricted stock awards) and 28,972,016 shares of UB Class A common stock (including shares underlying the UB restricted stock awards) outstanding.

The following table presents trading information for Regency common stock, UB common stock and UB Class A common stock on May 17, 2023, the last practicable trading day before public announcement of the merger agreement following the closing of trading on that day, and July 6, 2023, the last practicable trading day before the date of this proxy statement/prospectus.

	Regency common stock			UB common stock			UB Class A common stock
Date	High	Low	Close	High	Low	Close	High	Low	Close
May 17, 2023	$58.87	$57.04	$58.78	$15.52	$15.23	$15.34	$16.99	$16.39	$16.95
July 6, 2023	$62.08	$60.46	$62.00	$21.21	$21.14	$21.21	$21.37	$20.87	$21.35

For illustrative purposes, the following table provides UB common stock and UB Class A common stock equivalent per share information on each of the specified dates. UB common stock and UB Class A common stock equivalent per share amounts are calculated by multiplying the per share price of each share of Regency common stock by 0.347, the exchange ratio, and rounded up or down to the nearest cent.

	Regency common stock			UB common stock			UB Class A common stock
Date	High	Low	Close	High	Low	Close	High	Low	Close
May 17, 2023	$58.87	$57.04	$58.78	$20.43	$19.79	$20.40	$20.43	$19.79	$20.40
July 6, 2023	$62.08	$60.46	$62.00	$21.54	$20.98	$21.51	$21.54	$20.98	$21.51

The exchange ratio in the second merger is fixed (other than in specified circumstances as discussed herein) and will not be adjusted for changes in the market value of Regency common stock, UB common stock or UB Class A common stock. Because of this, the implied value of the consideration to Urstadt Biddle stockholders in the second merger based on the trading price of shares of Regency common stock will fluctuate between now and the completion of the second merger. As a result, you should obtain recent market prices of Regency common stock, UB common stock and UB Class A common stock prior to voting your shares. For more information, see the section entitled “Risk Factors” beginning on page 23 of this proxy statement/prospectus.

Urstadt Biddle stockholders are encouraged to obtain current market quotations for Regency common stock, UB common stock and UB Class A common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference herein. No assurance can be given concerning the market price of Regency common stock before or after the second merger effective time. For more information, see the section entitled “Where You Can Find More Information” beginning on page 169 of this proxy statement/prospectus.

RISK FACTORS

In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” Urstadt Biddle stockholders should read and consider the following risks before deciding how to vote. In addition, Urstadt Biddle stockholders should read and consider the risks associated with each of the businesses of Regency and Urstadt Biddle because these risks will also affect Regency, as the combined company, following completion of the transactions. These risks can be found in the Annual Report on Form 10-K for the year ended December 31, 2022, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, of Regency and in the Annual Report on Form 10-K for the year ended October 31, 2022, and Quarterly Reports on Form 10-Q for the quarters ended January 31, 2023 and April 30, 2023, of Urstadt Biddle, each of which is filed with the SEC and incorporated by reference into this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 169 of this proxy statement/prospectus.

Risks Relating to the Mergers

The pending mergers may not be completed on the currently contemplated timeline or terms, or at all, which could result in a requirement that Urstadt Biddle pay certain termination fees.

The completion of the mergers is subject to various conditions, including, among others, customary conditions relating to: (1) the approval of the mergers and the other transactions contemplated by the merger agreement by the affirmative vote of the holders of UB common stock and UB Class A common stock, voting together as a single class, representing a majority of all votes entitled to be cast on the matter at the special meeting; (2) the effectiveness of a registration statement on Form S-4 to register the issuance of Regency common stock, Regency Series A preferred stock and Regency Series B preferred stock in connection with the mergers; (3) the absence of any law or order prohibiting completion of the mergers; (4) the shares of Regency common stock, Regency Series A preferred stock and Regency Series B preferred stock to be issued in the second merger having been approved for listing on the Nasdaq; (5) each of the articles of amendment classifying the Regency Series A preferred stock and Regency Series B preferred stock having been filed with and accepted for record by the Florida Department of State; (6) the absence of any material adverse effect with respect to Urstadt Biddle or Regency; (7) the receipt of tax opinions relating to the status as a real estate investment trust of each of Regency and Urstadt Biddle (and UB Sub I, from and after the first merger) and the tax-free nature of the mergers; (8) the accuracy of all representations and warranties (subject to certain materiality exceptions) made by the parties to the merger agreement; and (9) performance of, in all material respects, each party’s agreements and covenants under the merger agreement.

Neither Regency nor Urstadt Biddle can provide assurance that the conditions to completing the mergers will be satisfied or waived, and accordingly, that the mergers will be completed on the terms or timeline that the parties anticipate or at all. If any condition to the mergers is not satisfied, it could delay or prevent the mergers from occurring, which could negatively impact the price of the UB common stock, UB Class A common stock or Regency common stock and Regency’s or Urstadt Biddle’s business, financial condition, results of operations and growth prospects. In addition, either Regency or Urstadt Biddle may terminate the merger agreement under specified circumstances, including, among other reasons, if the mergers are not completed on or before February 17, 2024 (which we refer to as the “outside date”).

In addition to the above risks, if the merger agreement is terminated and Urstadt Biddle seeks an alternative transaction, Urstadt Biddle stockholders cannot be certain that Urstadt Biddle will be able to find a party willing to engage in a transaction on more attractive terms than the mergers. In addition, if the merger agreement is terminated under certain circumstances specified therein, Urstadt Biddle may be required to pay Regency a termination fee of $31.6 million. For more information, see the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 101 of this proxy statement/prospectus.

Failure to complete the pending mergers could have an adverse effect on Regency or Urstadt Biddle.

Either Regency or Urstadt Biddle may terminate the merger agreement under specified circumstances. If the mergers are not completed, Regency’s or Urstadt Biddle’s business, financial condition, results of operations and growth prospects may be adversely affected and, without realizing any of the benefits of having completed the mergers, Regency and Urstadt Biddle will be subject to a number of risks, including the following:

•	the market price of Regency common stock, UB common stock or UB Class A common stock could decline;

•

Regency and Urstadt Biddle will have incurred substantial costs relating to the mergers, such as legal, accounting, financial advisor, filing, printing and mailing fees and integration costs that have already been incurred or will continue to be incurred until the closing of the mergers, which could adversely affect the business, financial condition, results of operations and growth prospects of Regency or Urstadt Biddle;

•

if the merger agreement is terminated and the Urstadt Biddle board of directors seeks another transaction, Urstadt Biddle stockholders cannot be certain that Urstadt Biddle will be able to find another party willing to enter into a transaction as attractive as the mergers;

•

Regency or Urstadt Biddle could be subject to litigation related to any failure to complete the mergers or related to any enforcement proceeding commenced against such party to perform its obligations under the merger agreement;

•

Regency and Urstadt Biddle will not realize the benefit of the time and resources, financial and otherwise, committed by management to matters relating to the mergers that could have been devoted to pursuing other beneficial opportunities;

•

Regency or Urstadt Biddle may experience reputational harm due to the adverse perception of any failure to successfully complete the mergers or negative reactions from the financial markets or from Regency’s or Urstadt Biddle’s tenants, managers, vendors, employees and other commercial relationships; and

•	Urstadt Biddle may be required, under specified circumstances, to pay Regency a termination fee of $31.6 million.

Any of these risks could adversely affect Regency’s or Urstadt Biddle’s business, financial condition, results of operations and growth prospects. Similarly, delays in the completion of the mergers could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with delay and uncertainty about completion of the mergers and could adversely affect Regency’s or Urstadt Biddle’s business, financial condition, results of operations and growth prospects after the mergers.

The exchange ratio is fixed and will not be adjusted in the event of any change in the stock prices of either Regency or Urstadt Biddle.

As a result of the mergers, a holder of one share of UB common stock as of immediately prior to the first merger effective time will receive 0.347 of a share of Regency common stock, a holder of one share of UB Class A common stock as of immediately prior to the first merger effective time will receive 0.347 of a share of Regency common stock, a holder of one share of UB Series H preferred stock will receive one share of Regency Series A preferred stock and a holder of one share of UB Series K preferred stock will receive one share of Regency Series B preferred stock. The exchange ratio is fixed and will not be adjusted to reflect stock price changes of Regency common stock, UB common stock, UB Class A common stock, UB Series H preferred stock or UB Series K preferred stock prior to the closing of the mergers, although the 0.347 exchange ratio will be adjusted in specified circumstances, including in the event that Urstadt Biddle declares a Permitted REIT Dividend or Regency declares a REIT Dividend in accordance with the terms of the merger agreement. For more information, see the section entitled “The Merger Agreement — Dividends” beginning on page 96 of this proxy statement/prospectus.

Changes in the price of Regency common stock prior to the mergers will affect the market value of the merger consideration that holders of UB common stock and UB Class A common stock will receive on the closing of the mergers. Stock price changes may result from a variety of factors (many of which are beyond the control of Regency and Urstadt Biddle), including the following factors:

•	changes in the respective businesses, operations, assets, liabilities and prospects of Regency or Urstadt Biddle;

•	changes in market assessments of the business, operations, financial position and prospects of Regency or Urstadt Biddle;

•	market assessments of the likelihood that the mergers will be completed;

•	the expected timing of the mergers;

•	interest rates, general market and economic conditions and other factors affecting the price of Regency common stock, UB common stock or UB Class A common stock;

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which Regency and Urstadt Biddle operate; and

•	other factors beyond the control of Regency or Urstadt Biddle, including those described under this “Risk Factors” heading.

The price of Regency common stock at the closing of the mergers may vary from its price on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of the special meeting. As a result, the market value of the merger consideration represented by the exchange ratio will also vary. For example, based on the range of closing prices of Regency common stock during the period from May 17, 2023, the last practicable trading day before public announcement of the Merger, through July 6, 2023, the last practicable trading day before the date of this proxy statement/prospectus, the exchange ratio of 0.347 represented a market value per share of UB common stock ranging from a low of $19.14 to a high of $21.65 and a market value per share of UB Class A common stock ranging from a low of $19.14 to a high of $21.65. Because the mergers will be completed after the date of the special meeting, at the time of the special meeting, you will not know the exact market value of the Regency common stock that holders of UB common stock and UB Class A common stock will receive upon completion of the mergers. If the price of Regency common stock declines between the date the merger agreement was signed or the date of the special meeting and the closing of the mergers, including for any of the reasons described above, holders of UB common stock and UB Class A common stock will receive shares of Regency common stock that have a market value upon completion of the mergers that is less than the market value of such shares calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the special meeting, respectively.

Therefore, since the number of shares of Regency common stock to be issued per share of UB common stock and UB Class A common stock is generally fixed, holders of UB common stock and UB Class A common stock cannot be sure of the market value of the merger consideration they will receive upon completion of the mergers.

Urstadt Biddle stockholders will have a reduced ownership and voting interest in Regency after the second merger effective time and will exercise less influence over management.

The mergers will result in Urstadt Biddle stockholders having an ownership stake in Regency that is significantly smaller than their current ownership stake in Urstadt Biddle. Upon completion of the mergers, based on the number of shares of Regency common stock and the number of shares of UB common stock and UB Class A common stock (including the number of UB restricted stock awards and excluding any shares of UB Class A common stock that may be issued in connection with the conversion or repurchase of equity interests in the DownREITs) outstanding as of July 6, 2023, the latest practicable date before the date of this proxy statement/prospectus, the former holders of UB common stock and UB Class A common stock are expected to own approximately 7.4% of the outstanding Regency common stock immediately after the closing of the mergers. The number of shares of Regency common stock that will be issued in the mergers will depend on, among other factors, the number of shares of UB common stock and UB Class A common stock (including the number of UB restricted stock awards) outstanding immediately prior to the first merger effective time. Consequently, Urstadt Biddle stockholders, as a general matter, will have less influence over the management and policies of Regency after the second merger effective time than they currently exercise over the management and policies of Urstadt Biddle.

The merger agreement contains provisions that could make it more difficult for a third party to acquire Urstadt Biddle or could result in any competing proposal being at a lower price than it might otherwise be.

Urstadt Biddle is subject to certain restrictions on its ability to solicit alternative acquisition proposals from third parties, to enter into an acquisition agreement with respect to an alternative acquisition proposal and to participate in discussions or negotiations with or provide non-public information to any person relating to an alternative acquisition proposal, subject to customary exceptions. In addition, Urstadt Biddle may be required to pay Regency a termination fee of $31.6 million under specified circumstances, including if (A) Regency terminates the merger agreement because the Urstadt Biddle board of directors changes its recommendation before the special meeting that the holders of UB common stock and UB Class A common stock vote to approve the mergers, (B) Urstadt Biddle terminates the merger agreement in order to enter into an acquisition agreement with respect to a superior acquisition proposal, as described in the merger agreement, or (C) Urstadt Biddle, within 12 months of a termination of the merger agreement (1) by Regency on account of a breach by Urstadt Biddle or (2) by Regency or Urstadt Biddle on account of a failure to obtain approval of the Merger Proposal, consummates an alternative acquisition proposal or enters into an acquisition agreement with respect to an acquisition proposal that is later consummated, and prior to the termination there was a public alternative acquisition proposal that was not withdrawn publicly.

Notwithstanding these “no-shop” restrictions, prior to obtaining the approval of the Merger Proposal at the special meeting, under specified circumstances, the Urstadt Biddle board of directors may change its recommendation of the transaction, and Urstadt Biddle may also terminate the merger agreement to enter into an acquisition agreement with respect to a superior acquisition proposal upon payment of the termination fee described above. For more information, see the section entitled “The Merger Agreement — No Solicitation; Change in Urstadt Biddle Board of Directors Recommendation” beginning on page 97 of this proxy statement/prospectus.

These provisions could make it more difficult for a third party that might have an interest in acquiring all or a significant part of Urstadt Biddle from considering or proposing such an acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than that market value proposed to be received in the mergers, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in specified circumstances under the merger agreement.

The pendency of the mergers could adversely affect Urstadt Biddle’s businesses and operations.

In connection with the pending mergers, some tenants, managers, vendors or other parties with commercial relationships with Urstadt Biddle may delay or defer decisions, which could adversely affect Urstadt Biddle’s business, financial condition, results of operations and growth prospects, regardless of whether the mergers are completed. Similarly, employees of Urstadt Biddle may experience uncertainty about their future roles with the combined company following the mergers, which may adversely affect the ability of Urstadt Biddle to attract and retain key personnel during the pendency of the mergers. In addition, due to covenants in the merger agreement, Urstadt Biddle may be unable (without Regency’s prior written consent), during the pendency of the mergers, to undertake significant transactions involving the acquisition and/or disposition of assets, make significant capital expenditures, enter into a new line of business or form or enter into any new funds or joint ventures or expand

Urstadt Biddle’s liquor, self-storage, solar or other non-real estate businesses, undertake certain significant financing transactions and otherwise pursue other actions, even if such actions are believed by Urstadt Biddle to be beneficial. Regency is subject to a more limited set of operating covenants that may limit or restrict its ability to act in certain circumstances. In addition, until the mergers close or the merger agreement is terminated, Urstadt Biddle’s liquidity requirements will primarily be funded by Urstadt Biddle’s cash flow from operations, its revolving credit agreement and certain other capital activities allowed under the merger agreement.

The directors and executive officers of Urstadt Biddle may have interests in seeing the mergers completed that may be different from, or in addition to, those of Urstadt Biddle stockholders generally.

The directors and executive officers of Urstadt Biddle may have interests in the mergers and the other transactions contemplated by the merger agreement that may be different from, or in addition to, those of Urstadt Biddle stockholders generally. The members of the Urstadt Biddle board of directors were aware of and considered these interests in reaching the determination to approve the mergers and the transactions contemplated by the merger agreement and recommend to holders of UB common stock and UB Class A common stock that they vote to approve the Merger Proposal. These interests include, among others, potential severance benefits, accelerated vesting of equity-based awards in connection with the mergers, potential consulting arrangements with Regency and rights to ongoing indemnification and insurance coverage. For more information, see the section entitled “The Mergers — Interests of Urstadt Biddle Directors and Executive Officers in the Merger” beginning on page 71 of this proxy statement/prospectus.

If the mergers are not consummated by the outside date, either Regency or Urstadt Biddle may terminate the merger agreement.

Either Regency or Urstadt Biddle may terminate the merger agreement if the mergers have not been consummated by the outside date. However, this termination right will not be available to a party if that party failed to comply with any provision under the merger agreement and that failure was the principal cause of the failure to consummate the mergers before such date. Any termination of the merger agreement may adversely affect Regency’s or Urstadt Biddle’s business, financial condition, results of operations and growth prospects. For more information, see the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 101 of this proxy statement/prospectus.

If the first merger and second merger do not both qualify as a “reorganization,” there may be adverse tax consequences.

Each of the first merger and second merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the mergers that Regency and Urstadt Biddle receive written opinions from their respective counsel to the effect that each of the first merger and the second merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The foregoing opinions, however, are limited to the factual representations provided by Regency and Urstadt Biddle to counsel and the assumptions set forth therein, and are not a guarantee that each of the first merger and the second merger, in fact, will qualify as a “reorganization.” Moreover, neither Regency nor Urstadt Biddle has requested or plans to request a ruling from the IRS that either of the first merger or the second merger qualifies as a “reorganization.” If either of the first merger or the second merger were to fail to qualify as a “reorganization,” then each U.S. holder (as defined in the discussion under the heading “The Mergers — Material U.S. Federal Income Tax Consequences of the Mergers”) of UB common stock, UB Class A common stock and UB preferred stock generally would recognize gain or loss, as applicable, equal to:

(i)

with respect to the first merger, the sum of (x) the difference between the fair market value of shares of UB Sub I common stock received by such holder of UB common stock in the first merger and such holder’s adjusted tax basis in its UB common stock, (y) the difference between the fair market value of shares of UB Sub I Class A common stock received by such holder of UB Class A common stock in the first merger and such holder’s adjusted tax basis in its UB Class A common stock, and (z) the difference between the fair market value of shares of UB Sub I preferred stock received by such holder of UB preferred stock in the first merger and such holder’s adjusted tax basis in its UB preferred stock; and

(ii)

with respect to the second merger, the sum of (x) the difference between the fair market value of the shares of Regency common stock and cash in lieu of any fractional share of Regency common stock received by such holder of UB Sub I common stock in the second merger, and such holder’s adjusted tax basis in its UB Sub I common stock received in the first merger and (y) the difference between the fair market value of the shares of Regency common stock and cash in lieu of any fractional share of Regency common stock received by such holder of UB Sub I Class A common stock received in the second merger and such holder’s adjusted tax basis in its UB Sub I Class A common stock received in the first merger, and (z) the difference between the fair market value of the shares of Regency preferred stock received by such holder of UB Sub I preferred stock in the second merger and such holder’s adjusted tax basis in its UB Sub I preferred stock received in the first merger.

An adverse outcome in any litigation or other legal proceedings relating to the merger agreement, or the transactions contemplated by the merger agreement, could have a material adverse impact on the businesses of Regency and Urstadt Biddle and their ability to consummate the mergers.

Transactions like the mergers are frequently the subject of litigation or other legal proceedings, including actions alleging that either party’s board of directors breached its respective duties to its stockholders or other equityholders by entering into a merger agreement, by failing to obtain a greater value in a transaction for its stockholders or any other claims (contractual or otherwise) arising out of a merger or the transactions related thereto. An adverse outcome in such matters, as well as the costs and efforts of a defense even if successful, could have a material adverse impact on Regency’s or Urstadt Biddle’s ability to complete the mergers or their respective businesses, financial conditions, results of operations and growth prospects, including through the possible diversion of either company’s resources or distraction of key personnel.

Urstadt Biddle stockholders will not have appraisal rights or dissenters’ rights in the mergers.

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Urstadt Biddle is organized as a corporation under Maryland law.

Under Maryland law, dissenting stockholders may have, subject to satisfying certain procedures, the right to demand and receive payment of the fair value of their shares of stock in connection with certain transactions (often referred to as appraisal rights), including a proposed merger, share exchange or sale of substantially all of the assets of the corporation. Under Maryland law, however, dissenters’ rights generally are not available to holders of shares of stock, such as UB common stock and UB Class A common stock, that are listed on a national securities exchange such as the NYSE, nor are dissenters’ rights available for stock that is not entitled to vote on the transaction, such as UB Series H preferred stock and UB Series K preferred stock (which are also listed on the NYSE). Furthermore, the merger consideration is in the form of shares of Regency common stock, which is also listed on a national securities exchange.

Risks Relating to Regency After Completion of the Mergers

Regency may not realize the anticipated benefits and synergies from the pending mergers.

The mergers involve the combination of two companies which currently operate as independent public companies. While Regency and Urstadt Biddle will continue to operate independently until the completion of the mergers, the success of the mergers will depend, in part, on Regency’s ability to realize the anticipated benefits from successfully combining its and Urstadt Biddle’s businesses. Regency plans on devoting substantial management attention and resources to integrating its and Urstadt Biddle’s business practices and operations so that Regency can fully realize the anticipated benefits of the mergers. Nonetheless, the business and assets acquired may not be successful or continue to grow at the same rate as when operated independently or may require greater resources and investments than originally anticipated. The mergers could also result in the assumption of unknown or contingent liabilities. Potential difficulties Regency may encounter in the integration process include the following:

•

the inability to successfully combine the businesses of Regency and Urstadt Biddle in a manner that permits Regency to achieve the cost savings anticipated to result from the mergers, which would result in some anticipated benefits of the mergers not being realized in the time frame currently anticipated, or at all;

•	the failure to integrate operations and internal systems, programs and controls;

•	the inability to successfully realize the anticipated value from some of Urstadt Biddle’s assets;

•	lost sales, loss of tenants and other commercial relationships;

•	the complexities associated with managing the combined company;

•	the additional complexities of combining two companies with different histories, cultures, markets, strategies and customer bases;

•	the failure to retain key employees of either of the two companies that may be difficult to replace;

•	the disruption of each company’s ongoing businesses or inconsistencies in services, standards, controls, procedures and policies;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the mergers; and

•

performance shortfalls at one or both of the two companies as a result of the diversion of management’s attention caused by completing the mergers and integrating Regency’s and Urstadt Biddle’s operations.

Any of these risks could adversely affect each company’s ability to maintain relationships with tenants, managers, vendors, employees and other commercial relationships. As a result, the anticipated benefits of the mergers may not be realized fully within the expected time frame or at all or may take longer to realize or cost more than expected, which could adversely affect Regency’s business, financial condition, results of operations and growth prospects. In addition, changes in laws and regulations could adversely impact Regency’s business, financial condition, results of operations and growth prospects.

Regency expects to incur substantial expenses related to the mergers.

Regency expects to incur substantial expenses in completing the mergers and integrating the business, operations, practices, policies and procedures of Urstadt Biddle. While Regency and Urstadt Biddle have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. The expenses in connection with the mergers are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.

Following the mergers, Regency’s operating partnership will have a substantial amount of indebtedness and may need to incur more in the future.

Except for $200 million of unsecured private placement debt, Regency does not directly have any indebtedness for borrowed money. Instead, it guarantees the indebtedness of the Regency Partnership. As of

March 31, 2023, the Regency Partnership had approximately $3.7 billion of outstanding indebtedness. This amount excludes the outstanding indebtedness of Urstadt Biddle which, as of April 30, 2023, was approximately $340 million, which may be repaid or remain outstanding (or a combination thereof) in connection with the mergers. The instruments governing Regency’s existing indebtedness permit Regency to incur substantial additional debt, including secured debt, and Regency may satisfy its capital and liquidity needs through additional borrowings. A high level of indebtedness would require Regency to dedicate a substantial portion of its cash flow from operations to the payment of debt service, thereby reducing the funds available to implement its business strategy and make distributions to Regency stockholders. A high level of indebtedness on an absolute basis or as a ratio to its cash flow could also have the following consequences:

•

potential limits on Regency’s ability to adjust rapidly to changing market conditions and vulnerability in the event of a downturn in general economic conditions or in the real estate or healthcare industries;

•	potential impairment of Regency’s ability to obtain additional financing to execute on its business strategy; and

•

potential downgrade in the rating of Regency’s debt securities by one or more rating agencies, which could have the effect of, among other things, limiting Regency’s access to capital and increasing its cost of borrowing.

In addition, from time to time, Regency mortgages certain of its properties to secure payment of indebtedness. In addition, as of April 30, 2023, Urstadt Biddle had total mortgage debt of $298.7 million. Regency expects to assume Urstadt Biddle mortgage debt in connection with closing of the mergers. If Regency is unable to meet its mortgage payments, then the encumbered properties could be foreclosed upon or transferred to the mortgagee with a resulting loss of income and asset value.

Counterparties to certain agreements with Urstadt Biddle may exercise contractual rights under such agreements in connection with the mergers.

Urstadt Biddle is party to certain agreements that give the counterparty certain rights following a “change in control,” including in some cases the right to terminate such agreements, or which provide the counterparty with termination or other rights even in the absence of a change in control. Any such counterparty may request modifications of its respective agreements as a condition to granting a waiver or consent under its agreement. There is no assurance that such counterparties will not exercise their rights under such agreements, including termination rights where available, that the exercise of any such rights will not result in a material adverse effect or that any modifications of such agreements will not result in a material adverse effect.

Regency expects to assume ownership of Urstadt Biddle’s consolidated joint ventures, which may impose an obligation on Regency to distribute additional Regency common stock to the non-managing members of those joint ventures, diluting current stockholders of Regency.

Urstadt Biddle has four DownREITs; the non-managing members of each of these DownREITs are entitled to receive annual or quarterly cash distributions payable from available cash of the joint venture, with Urstadt Biddle being required to provide such funds if the joint venture is unable to do so. Non-managing members of these DownREITs also have the right to require Urstadt Biddle to repurchase all or a portion of their non-managing member interests for cash or shares of UB Class A common stock, at Urstadt Biddle’s election, at prices and on terms set forth in the applicable DownREIT operating agreements. The right of these non-managing members to put their equity interests to Urstadt Biddle could require Urstadt Biddle to expend cash or issue UB Class A common stock at a time or under circumstances that are not desirable to it.

Upon consummation of the mergers, Regency expects to assume these DownREITs and, as a result, the associated risks described above, including an obligation, if certain rights are exercised, for Regency to repurchase all or a portion of the non-managing member interests for cash or shares of Regency common stock, potentially diluting current stockholders of Regency.

Risks Relating to the Status of Regency, Urstadt Biddle and UB Sub I as REITs

The combined company may incur adverse tax consequences if Regency or Urstadt Biddle (or UB Sub I, after the first merger) has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

Each of Regency and Urstadt Biddle has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code and intends to continue to do so through the closing date or the moment in time immediately prior to the first merger effective time, respectively. Urstadt Biddle intends that from the first merger effective time through the moment in time immediately prior to the second merger effective time, UB Sub I will qualify as a REIT under the Code. Additionally, Regency and Urstadt Biddle intend that the combined company will continue to operate in such a manner after the second merger. It is a condition to the obligation of Regency to complete the mergers that (i) Regency receive an opinion from Urstadt Biddle’s REIT counsel to the effect that, for all taxable periods commencing with its taxable year ended October 31, 2019 and ending at the moment in time immediately before the second merger effective time, Urstadt Biddle and, from and after the first merger effective time, UB Sub I have each been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and (ii) Urstadt Biddle receive an opinion from Regency’s REIT counsel to the effect that, for all taxable periods commencing with its taxable year ended December 31, 2019 and through the closing date, Regency has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. The opinions will be subject to customary exceptions, assumptions and qualifications and will be based on customary representations made by Urstadt Biddle and Regency, respectively. If any such representations are or become inaccurate or incomplete, such opinion may be invalid and the conclusions reached therein could be jeopardized. In addition, the opinions will not be binding on the IRS or any court, and there can be no assurance that the IRS will not take a contrary position or that such position would not be sustained. Moreover, neither Regency nor Urstadt Biddle has requested or plans to request a ruling from the IRS that it (or UB Sub I, after the first merger) qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable U.S. Treasury regulations is greater in the case of a REIT, like Regency, that holds assets through a partnership. The determination of various factual matters and circumstances not entirely within Regency’s and Urstadt Biddle’s control may affect their ability to qualify as REITs.

If any of Regency, Urstadt Biddle, UB Sub I (after the first merger) or the combined company (after the second merger) has failed or fails to qualify as a REIT for U.S. federal income tax purposes, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders, because:

•

it would be subject to U.S. federal income tax on its net income at regular corporate rates for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to stockholders in computing its taxable income);

•	it could be subject to the corporate alternative minimum tax, stock buyback excise tax, and possibly increased state and local taxes for such periods;

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unless it is entitled to relief under applicable statutory provisions, neither it nor any “successor” company could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified; and

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for the five-year period following re-election of REIT status, upon a taxable disposition of any of asset owned as of such re-election, it could be subject to corporate-level tax with respect to all or a portion of the gain so recognized.

As a result of all these factors, the failure of any of Regency, Urstadt Biddle, UB Sub I (after the first merger), or the combined company (after the second merger) to qualify as a REIT could impair the combined company’s ability to expand its business and raise capital, and would materially adversely affect the value of its capital stock.

Risks Relating to an Investment in Regency Common Stock Following the Mergers

The market price of Regency common stock may decline as a result of the mergers.

The market price of Regency common stock may decline as a result of the mergers if, among other things, Regency does not achieve the perceived benefits of the mergers or the effect of the mergers on Regency’s results of operations or financial conditions is not consistent with the expectations of financial or industry analysts.

In addition, upon consummation of the mergers, Regency stockholders and Urstadt Biddle stockholders will own interests in Regency, which will operate an expanded business. Current stockholders of Regency and Urstadt Biddle may not wish to continue to invest in Regency, or may wish to dispose of some or all of their shares of Regency common stock. If, following the second merger effective time or while the mergers are still pending, large amounts of Regency common stock are sold, the price of Regency common stock could decline, perhaps substantially.

Following the mergers, holders of UB common stock or UB Class A common stock who receive shares of Regency common stock will have different rights that may be less favorable than their current rights as Urstadt Biddle stockholders.

After the second merger effective time, holders of UB common stock or UB Class A common stock who receive shares of Regency common stock in connection with the mergers will have different rights, which may be less favorable than their current rights as Urstadt Biddle stockholders. For more information, see the section entitled “Comparison of Rights of Regency Stockholders and Urstadt Biddle Stockholders” beginning on page 154 of this proxy statement/prospectus.

Following the mergers, Regency may not continue to pay dividends at or above the rate currently paid by Regency or Urstadt Biddle.

Following the mergers, the stockholders of Regency may not receive dividends at the same rate that they did as stockholders of Regency or Urstadt Biddle prior to the mergers for various reasons, including those discussed elsewhere in this section entitled “Risk Factors” and the following:

•	Regency may not have enough cash to pay such dividends due to changes in Regency’s cash requirements, capital spending plans, cash flow or financial position;

•

Regency’s ability to declare and pay dividends on its common stock will be subject to the preferential rights of Regency Series A preferred stock and Regency Series B preferred stock that is anticipated to be issued in connection with the mergers;

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decisions on whether, when and in what amounts to pay any future dividends will remain at all times entirely at the discretion of the Regency board of directors, which reserves the right to change Regency’s dividend practices at any time and for any reason, subject to applicable REIT requirements; and

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the amount of dividends that Regency’s subsidiaries may distribute to Regency may be subject to restrictions imposed by state law and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

Stockholders of Regency will have no contractual or other legal right to dividends that have not been declared by the Regency board of directors.

Following the mergers, the newly issued shares of Regency Series A preferred stock and Regency Series B Preferred Stock will have dividend and liquidation rights that are senior to Regency common stock.

Following the mergers, holders of Regency Series A preferred stock and Regency Series B preferred stock will have certain rights that holders of Regency common stock do not have. These include rights to dividends in priority to dividends on Regency common stock (including cumulative dividends) and a right to receive, upon a liquidation of Regency, a preference amount out of the assets available for distribution to stockholders before any distribution can be made to holders of Regency common stock. In the event of a bankruptcy, holders of shares of Regency Series A preferred stock and Regency Series B preferred stock outstanding at that time would have a claim that is senior to any claim the holders of Regency common stock would have.

Other Risks

The market price and trading volume of the Regency common stock may be volatile.

Investors in shares of Regency common stock may experience a decrease, which could be substantial, in the value of their shares, including decreases unrelated to Regency’s operating performance or prospects. In addition, United States stock markets, including the Nasdaq, on which Regency common stock is listed under the trading symbol “REG,” have experienced significant price volatility and may continue to experience similar volatility. Regency and Urstadt Biddle cannot assure you that the market price of Regency common stock will not fluctuate or decline significantly in the future. In addition to the risks listed in this section entitled “Risk Factors” and the section entitled “Risk Factors” in Regency’s most recently filed reports on Forms 10-K and 10-Q, a number of factors could negatively affect Regency’s share price or result in fluctuations in the price or trading volume of Regency common stock, including:

•	the annual yield from distributions on Regency common stock as compared to yields on other financial instruments;

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equity issuances by Regency (including issuances of Regency common stock in the mergers) or future sales of substantial amounts of Regency common stock by its existing or future stockholders, or the perception that such issuances or future sales may occur;

•	increases in market interest rates or a decrease in Regency’s distributions to stockholders that lead purchasers of Regency common stock to demand a higher yield;

•	changes in market valuations of similar companies;

•	fluctuations in stock market prices and volumes;

•	additions or departures of key management personnel;

•	Regency’s operating performance and the performance of other similar companies;

•	actual or anticipated differences in Regency’s quarterly operating results;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	publication of research reports about Regency or its industry by securities analysts;

•	failure to qualify as a REIT;

•	adverse market reaction to any indebtedness Regency incurs in the future, including indebtedness to be assumed or incurred in connection with the mergers;

•	strategic decisions by Regency or its competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	the passage of legislation or other regulatory developments that adversely affect Regency or its industry or any failure by Regency to comply with regulatory requirements;

•	the expiration or loss of local tax abatements, tax credit programs, or other governmental incentives;

•	the imposition of a penalty tax as a result of certain property transfers that may generate prohibited transaction income;

•	the inability of Regency to sell properties if and when it would be appropriate to do so;

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risks and liabilities in connection with Regency’s co-investment ventures and investment in new or existing co-investment ventures, including that Regency’s property ownership through joint ventures may limit its ability to act exclusively in its interests and may depend on the financial performance of its co-venturers;

•	speculation in the press or investment community;

•	changes in Regency’s results of operations, financial condition or prospects;

•	failure to satisfy the listing requirements of the Nasdaq;

•	failure to comply with the requirements of the Sarbanes-Oxley Act;

•	actions by institutional stockholders of Regency;

•	changes in accounting principles;

•	changes in environmental conditions or the potential impact of climate change;

•	terrorist attacks or other acts of violence or war in areas in which Regency’s properties are located or markets on which Regency’s securities are traded; and

•	general economic or market conditions, including other factors unrelated to Regency’s performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert Regency’s management’s attention and resources, which could have a material adverse effect on Regency’s business, financial condition, results of operations and growth prospects.

Regency and Urstadt Biddle face other risks.

The risks listed above are not exhaustive, and you should be aware that, following the mergers, Regency will face various other risks, including those discussed in reports filed by Regency and Urstadt Biddle with the SEC from time to time, such as those discussed under the heading “Risk Factors” in their respective most recently filed reports on Forms 10-K and 10-Q. For more information, see the section entitled “Where You Can Find More Information” beginning on page 169 of this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding Urstadt Biddle and Regency, including, but not limited to, statements related to the mergers and the anticipated timing, results and benefits thereof; statements regarding the expectations and beliefs of the Urstadt Biddle board of directors, Urstadt Biddle management, the Regency board of directors or Regency management and other statements that are not historical facts. You can generally identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “could,” “can,” “should,” “plan,” “seek,” “would,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “project,” “anticipate,” “continue,” “guidance,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are based on each of Urstadt Biddle’s and Regency’s current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties, many of which are beyond Urstadt Biddle’s or Regency’s control. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with Urstadt Biddle’s and Regency’s ability to complete the mergers on the proposed terms or on the anticipated timeline, or at all, as those set forth in the section entitled “Risk Factors” beginning on page 23 of this proxy statement/prospectus, as well as the following:

•	risks and uncertainties related to satisfaction of closing conditions to consummate the mergers;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	risks related to diverting the attention of Urstadt Biddle and Regency management from ongoing business operations;

•	failure to realize the expected benefits of the mergers;

•	significant transaction costs and/or unknown or inestimable liabilities;

•	the risk of litigation in connection with the mergers, including resulting expense or delay;

•	the risk that Urstadt Biddle’s business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected;

•	risks related to future opportunities and plans for the combined company, including the uncertainty of financial performance and results of the combined company following completion of the mergers;

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the ability of the combined company to qualify and maintain its qualification as a REIT for U.S. federal income tax purposes and the potentially onerous consequences that any such failure to maintain such qualification would have on the combined company’s business;

•	disruption from the mergers, making it more difficult to conduct business as usual or maintain relationships with property managers, tenants, employees or other third parties;

•

effects relating to the announcement of the mergers or any further announcements or the consummation of the mergers on the market price of UB common stock, UB Class A common stock and Regency common stock;

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the possibility that, if Regency does not achieve the perceived benefits of the mergers as rapidly or to the extent anticipated by financial analysts or investors or at all, the market price of Regency common stock could decline;

•	regulatory initiatives and changes in tax laws;

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the risk associated with Regency’s and Urstadt Biddle’s ability to complete the proposed transaction on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary stockholder approval and satisfaction of other closing conditions to consummate the proposed transaction;

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risks related to market volatility and changes in economic conditions, pandemics or other health crises, operating retail-based shopping centers, real estate investments, the environment affecting Urstadt Biddle’s and Regency’s properties, corporate matters and Urstadt Biddle’s and Regency’s respective partnerships, joint ventures, funding strategies and capital structure; and

•

other risks and uncertainties affecting Urstadt Biddle and Regency, including those described from time to time under the caption “Risk Factors” and elsewhere in Urstadt Biddle’s and Regency’s SEC filings and reports, including Urstadt Biddle’s Annual Report on Form 10-K for the fiscal year ended October 31, 2022, Regency’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and subsequent filings and reports by either Regency or Urstadt Biddle.

Moreover, other risks and uncertainties of which Urstadt Biddle or Regency are not currently aware may affect each company’s forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. Readers of this proxy statement/prospectus are cautioned that forward-looking statements are not guarantees of future performance. The forward-looking statements made in this proxy statement/prospectus are made only as of the date hereof or as of the dates indicated in the forward-looking statements and reflect the views stated therein with respect to future events as at such dates, even if they are subsequently made available by Urstadt Biddle or Regency on their respective websites or otherwise. Except as otherwise required by law, neither Urstadt Biddle nor Regency undertakes any obligation, and each expressly disclaims any obligation, to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

INFORMATION ABOUT THE COMPANIES

Regency Centers Corporation

Regency, a Florida corporation, is a fully integrated real estate company and self-administered and self-managed real estate investment trust that began its operations as a publicly-traded REIT in 1993. Regency Partnership is the entity through which Regency conducts substantially all of its operations and owns substantially all of its assets. Regency’s business consists of acquiring, developing, owning, and operating income-producing retail real estate principally located in top markets within the United States. Regency generates revenues by leasing space to necessity, service, convenience, and value-based retailers serving the essential needs of Regency’s communities. Regency has been an S&P 500 Index member since 2017.

As of March 31, 2023, Regency had full or partial ownership interests in 404 properties, primarily anchored by market leading grocery stores, encompassing 51.1 million square feet of gross leasable area. Regency’s pro-rata share of this gross leasable area is 43.3 million square feet, including its share of properties owned through unconsolidated investment partnerships.

Regency is a preeminent national owner, operator, and developer of shopping centers located in suburban trade areas with compelling demographics. Regency’s mission is to create thriving environments for retailers and service providers to connect with surrounding neighborhoods and communities. Regency’s vision is to elevate quality of life as an integral thread in the fabric of Regency’s communities. Regency’s portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers, and best-in-class retailers that connect with their neighborhoods, communities, and customers.

The principal executive offices of Regency are located at One Independent Drive, Suite 114, Jacksonville, Florida 32202, and its telephone number is (904) 598-7000.

Regency common stock is listed on the Nasdaq, trading under the symbol “REG.”

Additional information about Regency and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 169 of this proxy statement/prospectus.

Hercules Merger Sub, LLC

Merger Sub, a Maryland limited liability company, is a direct wholly owned subsidiary of Regency. Merger Sub was formed on May 16, 2023, for the purpose of entering into the merger agreement and effecting the mergers. Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of the merger agreement, the performance of its obligations thereunder and matters ancillary thereto.

The principal executive offices of Merger Sub are located at One Independent Drive, Suite 114, Jacksonville, Florida 32202, and its telephone number is (904) 598-7000.

Urstadt Biddle Properties Inc.

Urstadt Biddle Properties Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes, is a self-administered equity REIT which owns or has equity interests in 77 properties containing approximately 5.3 million square feet of space.

The principal executive offices of Urstadt Biddle are located at 321 Railroad Avenue, Greenwich, CT 06830, and its telephone number is (203) 863-8200.

UB common stock, UB Class A common stock, UB Series K preferred stock and UB Series H preferred stock are each traded on the NYSE under the ticker symbols “UBP,” “UBA,” UBPPRK” and “UBPPRH”, respectively.

Additional information about Urstadt Biddle and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus and “Where You Can Find More Information” beginning on page  169 of this proxy statement/prospectus.

UB Maryland I, Inc.

UB Sub I, a Maryland corporation, is a direct wholly owned subsidiary of Urstadt Biddle. UB Sub I was formed in Maryland on May 16, 2023 for the sole purpose of facilitating Regency’s acquisition of Urstadt Biddle. UB Sub I has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of the merger agreement, the performance of its obligations thereunder and matters ancillary thereto.

The principal executive offices of UB Sub I are located at 321 Railroad Avenue, Greenwich, CT 06830, and its telephone number is (203) 863-8200.

UB Maryland II, Inc.

UB Sub II, a Maryland corporation, is a direct wholly owned subsidiary of UB Sub I. UB Sub II was formed in Maryland on May 16, 2023 for the sole purpose of facilitating Regency’s acquisition of Urstadt Biddle. UB Sub II has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of the merger agreement, the performance of its obligations thereunder and matters ancillary thereto.

The principal executive offices of UB Sub II are located at 321 Railroad Avenue, Greenwich, CT 06830, and its telephone number is (203) 863-8200.

THE MERGERS

Background of the Mergers

The terms of the mergers are the result of arm’s-length negotiations between Urstadt Biddle and Regency. The following is a summary of the events leading up to the agreement to merge and the key meetings, negotiations, discussions and actions between Urstadt Biddle and Regency and their respective advisors that preceded the public announcement of the mergers.

The Urstadt Biddle board of directors periodically and in the ordinary course of business reviews, with Urstadt Biddle’s executive management team, its long-term strategies and objectives as real estate markets, capital market conditions, and the business environment and capabilities change. As part of such review, the Urstadt Biddle board of directors has, from time to time, evaluated and considered various potential strategic alternatives with the goal of maximizing value for its stockholders, including potential acquisitions, dispositions, strategic business combination transactions and joint venture investments.

In addition, members of Urstadt Biddle’s executive management team from time to time have met or otherwise communicated informally and independently with representatives of other REITs and real estate companies as well as investors regarding industry trends and the performance, business, strategic direction and prospects of their respective companies, including on occasion discussing the possible benefits and considerations arising from potential business combinations or other strategic transactions. Urstadt Biddle is generally familiar with the businesses and operations of its peer companies, including the efforts some of these companies have undertaken over the years to reposition their portfolios, and from time to time, representatives of Urstadt Biddle and other REITs and real estate companies, including Regency, have had informal communications with each other, including at industry events and elsewhere, but no specific terms of a potential transaction between the parties were discussed during these informal communications.

On December 6, 2021, the Urstadt Biddle board of directors held a meeting, with members of Urstadt Biddle’s executive management team and representatives of Deutsche Bank Securities Inc. (which we refer to as “Deutsche Bank”) participating. Deutsche Bank has regularly provided financial advisory services to Urstadt Biddle in connection with capital markets transactions and, from time to time, has provided the Urstadt Biddle board of directors with educational or informational observations related to capital markets and strategic transactions, market and industry conditions and Urstadt Biddle and its peers. At the meeting, Willing Biddle, President and Chief Executive Officer of Urstadt Biddle, discussed with the Urstadt Biddle board of directors developments in the real estate industry during the past few years that have impacted Urstadt Biddle. Representatives of Deutsche Bank then discussed with the Urstadt Biddle board of directors its observations regarding the neighborhood and community shopping center industry, Urstadt Biddle’s stock performance over the past five years and Urstadt Biddle’s current implied trading capitalization rate, discount to NAV and FFO multiple. Representatives of Deutsche Bank also discussed with the Urstadt Biddle board of directors potential strategic alternatives available to Urstadt Biddle and the potential benefits and considerations of such alternatives, including as compared to Urstadt Biddle maintaining the status quo and continuing to operate on its strategic plan. Representatives of Deutsche Bank then left the meeting and, upon Mr. Biddle’s recommendation and following discussion, the Urstadt Biddle board of directors authorized Deutsche Bank to further review potential strategic alternatives, but recommended that the Urstadt Biddle executive management team also consider speaking with other potential financial advisors with expertise in advising on strategic transactions who could assist with a potential transaction.

On December 9, 2021, Urstadt Biddle engaged Hogan Lovells US LLP (which we refer to as “Hogan Lovells”) to provide legal counsel to the Urstadt Biddle board of directors and Urstadt Biddle in connection with its consideration of strategic alternatives.

On December 20, 2021, members of Urstadt Biddle’s executive management team, representatives of Deutsche Bank and representatives of Hogan Lovells discussed the process and timeline for initiating a potential strategic transaction.

On January 12, 2022, the Urstadt Biddle board of directors held a meeting, with members of Urstadt Biddle’s executive management team and representatives of Eastdil Secured and Hogan Lovells participating. Mr. Biddle noted that the meeting was in response to the Urstadt Biddle board of directors’ prior recommendation to speak with other potential financial advisors who may be qualified to provide Urstadt Biddle with financial advice regarding potential strategic transactions. At the meeting, representatives of Eastdil Secured discussed with the Urstadt Biddle board of directors Eastdil Secured’s expertise, capabilities and ability to provide advice in connection with a potential strategic transaction. Representatives of Eastdil Secured also discussed with the Urstadt Biddle board of directors Eastdil Secured’s observations regarding Urstadt Biddle’s current implied trading capitalization rate, discount to NAV and FFO multiple, as well as preliminary financial analyses relating to Urstadt Biddle. Representatives of Eastdil Secured then discussed with the Urstadt Biddle board of directors various strategic alternatives that Urstadt Biddle could consider, including both standalone and strategic transaction options, as well as potential benefits and considerations for such alternatives. Representatives of Eastdil Secured then left the meeting and the Urstadt Biddle board of directors discussed the potential engagement of each of Eastdil Secured and Deutsche Bank (which we refer to, collectively, as the “Financial Advisors”). After such discussion, the Urstadt Biddle board of directors concluded that it would be in the best interests of Urstadt Biddle and its stockholders to engage both Financial Advisors given their respective strengths and authorized Mr. Biddle to finalize discussions with Eastdil Secured and Deutsche Bank regarding their potential engagement.

On January 14, 2022, the Urstadt Biddle board of directors held a meeting, with members of Urstadt Biddle’s executive management team participating. At the meeting, Mr. Biddle provided an update on his discussions with Eastdil Secured and Deutsche Bank regarding the potential engagement of each of them, and recommended that Urstadt Biddle engage Eastdil Secured as lead financial advisor and Deutsche Bank as an additional financial advisor in connection with a potential strategic transaction. The Urstadt Biddle board of directors discussed these recommendations and agreed that Eastdil Secured should be further considered for the role of lead financial advisor.

On January 20, 2022, the Urstadt Biddle board of directors held a meeting, with members of Urstadt Biddle’s executive management team and representatives of Hogan Lovells participating. At the meeting, Mr. Biddle updated the Urstadt Biddle board of directors regarding his recent discussions with both Eastdil Secured and Deutsche Bank. After discussion, the Urstadt Biddle board of directors approved Eastdil Secured’s engagement as lead financial advisor and Deutsche Bank’s engagement as an additional financial advisor, in each case in connection with a potential strategic transaction.

Over the next three months, Urstadt Biddle’s executive management team worked with the Financial Advisors to prepare for a possible strategic transaction, which work included populating an electronic data room with due diligence materials and preparing information regarding leasing activities and rent rolls.

On May 3, 2022, the Urstadt Biddle board of directors held a meeting, with members of Urstadt Biddle’s executive management team and representatives of the Financial Advisors and Hogan Lovells participating. At the meeting, representatives of Eastdil Secured discussed with the Urstadt Biddle board of directors an overview of current capital markets conditions, as well as the recent performance of the neighborhood and community shopping center industry and select REIT peers of Urstadt Biddle. Representatives of Eastdil Secured also discussed with the Urstadt Biddle board of directors certain key considerations in evaluating potential strategic alternatives and a number of strategic alternatives Urstadt Biddle could consider, including a strategic merger or sale of Urstadt Biddle. Representatives of Eastdil Secured also reviewed with the Urstadt Biddle board of directors certain illustrative preliminary financial analyses of Urstadt Biddle. Representatives of Eastdil Secured then discussed with the Urstadt Biddle board of directors the benefits and considerations of a focused outreach to potential buyers or investors as compared to a broader outreach. Members of the Urstadt Biddle board of directors discussed that a benefit of a focused outreach was that it likely would be less disruptive to Urstadt Biddle’s business, would maintain confidentiality and reduce the likelihood of a leak and provided the flexibility to discontinue the process or expand the outreach, depending on how the process played out. Representatives of

Eastdil Secured then discussed with the Urstadt Biddle board of directors a preliminary list of potential target buyers and investors and potential strategies for outreach to such target buyers and investors. Members of the Urstadt Biddle board of directors agreed to reconvene at a later time in May to confirm whether the Financial Advisors were authorized to reach out to an agreed upon list of potential buyers/investors. Representatives of the Financial Advisors then left the meeting, and representatives of Hogan Lovells reviewed with the Urstadt Biddle board of directors their duties as directors of a Maryland corporation in connection with consideration of strategic transactions.

On May 24, 2022, the Urstadt Biddle board of directors held a meeting, with members of Urstadt Biddle’s executive management team and representatives of the Financial Advisors and Hogan Lovells participating. At the meeting, representatives of Eastdil Secured provided the Urstadt Biddle board of directors a market update and then reviewed with the Urstadt Biddle board of directors a list of multiple potential candidates for a potential strategic transaction with Urstadt Biddle, including Regency, Party A, Party B, Party C and Party D (each as defined herein). Members of the Urstadt Biddle board of directors discussed the merits of pursuing a strategic transaction at this time and the benefits of a focused outreach to the identified potential candidates. Following discussion, the Urstadt Biddle board of directors authorized Urstadt Biddle’s executive management team and the Financial Advisors to contact and provide select due diligence materials to the potential candidates discussed at the meeting, subject to each such candidate entering into a customary non-disclosure agreement with Urstadt Biddle, with the understanding that the Urstadt Biddle board of directors would reconvene in the event of a change in market conditions prior to such outreach.

Following that meeting, in light of continued volatile market conditions, including geopolitical and interest rate uncertainties, as well as concerns that a broader outreach would make it more challenging to maintain confidentiality regarding the process, Urstadt Biddle’s executive management team and representatives of the Financial Advisors discussed potentially narrowing the outreach to only one of the potential candidates discussed at the meeting.

On June 2, 2022, the Urstadt Biddle board of directors held a meeting, with members of Urstadt Biddle’s executive management team and representatives of the Financial Advisors and Hogan Lovells participating. At the meeting, Mr. Biddle and representatives of Eastdil Secured discussed with the Urstadt Biddle board of directors changes in market conditions since the May 24, 2022 meeting of the Urstadt Biddle board of directors and a potential change in strategy to reach out to only one of the potential candidates discussed at the prior meeting. Representatives of Eastdil Secured then discussed with the Urstadt Biddle board of directors the proposed process of an initial approach solely to one publicly traded shopping center REIT (which we refer to as “Party A”), which Eastdil Secured believed would be successful given Party A’s profile, geographic focus, capitalization, valuation and other characteristics and which Mr. Biddle mentioned had previously expressed an interest in Urstadt Biddle from time to time. The Urstadt Biddle board of directors discussed the importance of maintaining confidentiality regarding any potential strategic transaction process, and that a leak could be particularly harmful to Urstadt Biddle in a volatile market environment. The Urstadt Biddle board of directors also discussed the fact that if Party A did not submit a compelling proposal, the Urstadt Biddle board of directors would have the option of approaching other potential candidates for a strategic transaction. Following discussion, the Urstadt Biddle board of directors authorized Urstadt Biddle’s executive management team and the Financial Advisors to contact and provide select due diligence materials solely to Party A, subject to Party A entering into a customary non-disclosure agreement with Urstadt Biddle.

On June 2, 2022, Mr. Biddle and the chief executive officer of Party A met to discuss Party A’s potential interest in pursuing a strategic transaction involving Urstadt Biddle, subject to entering into a non-disclosure agreement. Later on June 2, 2022, at the direction of the Urstadt Biddle board of directors, representatives of Eastdil Secured sent to representatives of Party A a draft non-disclosure agreement, which did not restrict Urstadt Biddle from engaging in discussions with other parties regarding a strategic transaction (which we refer to as an “exclusivity provision”). Following negotiations regarding, among other terms, the length of the standstill period, on June 7, 2022, Party A and Urstadt Biddle executed the non-disclosure agreement (which we refer to as the “Party A NDA”).

On June 8, 2022, Party A was provided access to the electronic data room containing select due diligence materials.

Throughout June 2022, Party A conducted due diligence, including participating in in-person property tours with Mr. Biddle.

On July 1, 2022, Party A provided an initial indication of interest to acquire Urstadt Biddle through a merger. The initial indication of interest contemplated a mix of stock and cash consideration consisting of (i) an exchange ratio per share of UB common stock and per share of UB Class A common stock of 0.833 of a share of Party A’s common stock and (ii) $1.83 cash per share of UB common stock and per share of UB Class A common stock (which we refer to as the “Party A 2022 Proposal”).

On July 12, 2022, the Urstadt Biddle board of directors held a meeting, with members of Urstadt Biddle’s executive management team and representatives of the Financial Advisors and Hogan Lovells participating. At the meeting, Mr. Biddle summarized the process to date of exploring potential strategic transactions, including Urstadt Biddle’s engagement with Party A leading to the Party A 2022 Proposal. Representatives of Eastdil Secured then reviewed the process timeline with the Urstadt Biddle board of directors and discussed with the Urstadt Biddle board of directors the Party A 2022 Proposal, noting that it was comprised of 90% stock consideration and 10% cash consideration, and implied a per share price of $18.34 and premium of 7.0% to UB common stock and 12.8% to UB Class A common stock based on the closing prices of UB common stock and UB Class A common stock, respectively, on July 8, 2022, relative stock prices of the companies pre- and post-COVID-19, net asset value estimates for both companies, general market conditions and changes in market conditions over previous months, benchmark interest rates, Party A’s company profile, and an illustrative pro forma analysis of the combined company. Representatives of Eastdil Secured then discussed with the Urstadt Biddle board of directors potential next steps, including continuing engagement with Party A, approaching other potential investors, or discontinuing the process for the time being and returning to business as usual until more favorable market conditions return. In response to questions from the Urstadt Biddle board of directors, representatives of Eastdil Secured provided an overview of debt markets and the likelihood of private investors engaging in a strategic transaction at this time, given market conditions. Following this discussion, representatives of the Financial Advisors left the meeting and the Urstadt Biddle board of directors, members of Urstadt Biddle’s executive management team and representatives of Hogan Lovells discussed the Party A 2022 Proposal and the strategic transaction process generally. Mr. Biddle expressed his view that the Party A 2022 Proposal did not adequately reflect Urstadt Biddle’s value and, given the backdrop of weak market conditions and likelihood that no other party was likely to make a more attractive offer at this time, recommended that Urstadt Biddle terminate its bilateral discussions with Party A, discontinue the strategic transaction process for the time being and return to business as usual, noting that Urstadt Biddle could choose to revisit the strategic transaction process in the event market conditions improved. The Urstadt Biddle board of directors discussed the benefits and considerations of the Party A 2022 Proposal and the strategic transaction process. Following these discussions, the Urstadt Biddle board of directors unanimously concluded that the Party A 2022 Proposal was inadequate for the reasons discussed at the meeting and authorized Urstadt Biddle’s executive management team and the Financial Advisors to formally decline the Party A 2022 Proposal, terminate bilateral discussions with Party A and discontinue the strategic transaction process for the time being.

On July 13, 2022, Urstadt Biddle sent Party A a letter indicating that the Urstadt Biddle board of directors determined that the Party A 2022 Proposal was insufficient and the potential transaction was not in the best interests of Urstadt Biddle and its stockholders at this time, and accordingly terminated discussions regarding a potential transaction. Also on July 13, 2022, Mr. Biddle called the chief executive officer of Party A to relay the same message, and both acknowledged that geopolitical and interest rate uncertainties had created a very difficult market for doing a transaction and that they would discontinue any discussions at this time.

On September 27, 2022, Martin E. Stein, Jr., the former chief executive officer of Regency and current executive chairman of Regency, contacted Mr. Biddle and suggested that Mr. Biddle get to know Lisa Palmer, the president and chief executive officer of Regency. Mr. Stein and Mr. Biddle also discussed the possibility of the two companies exploring potential opportunities together in the future.

On September 29, 2022, the chief executive officer of Party A contacted Mr. Biddle to set up a meeting the following month to discuss general market conditions in the retail sector.

On October 6, 2022, Ms. Palmer contacted Mr. Biddle. Ms. Palmer suggested that she and Mr. Biddle meet, and they agreed to meet on November 29, 2022.

On October 31, 2022, Mr. Biddle and the chief executive officer of Party A met. During this meeting, the chief executive officer of Party A expressed Party A’s continued interest in Urstadt Biddle, although no specific terms of any potential strategic transaction were discussed.

On November 29, 2022, Mr. Biddle and Ms. Palmer met. During the meeting, Ms. Palmer expressed that Regency may have an interest in some form of strategic transaction with Urstadt Biddle. Mr. Biddle stated that such a transaction might be of interest to Urstadt Biddle, but that he would need to consult with the Urstadt Biddle board of directors.

On January 19, 2023, Ms. Palmer contacted Mr. Biddle to see if he would be attending the JPMorgan CEO conference in New York on March 2, 2023, and they agreed to meet after the conference.

On January 26, 2023, Mr. Biddle contacted Ms. Palmer and inquired whether Regency was still interested in pursuing a potential strategic transaction with Urstadt Biddle. Ms. Palmer indicated she would consult with the Regency board of directors.

On January 30, 2023, Ms. Palmer contacted Mr. Biddle and indicated that Regency was conducting some preliminary due diligence on Urstadt Biddle based on publicly available information, but that Regency’s review of a potential strategic transaction with Urstadt Biddle had not yet been presented to the Regency board of directors. Mr. Biddle informed Ms. Palmer that there had been another party interested in a potential strategic transaction previously, but there were currently no active discussions with such other party at this time.

On February 1, 2023, Mr. Biddle contacted Ms. Palmer to inquire about the level of Regency’s interest in Urstadt Biddle. Although no specific pricing was discussed, Mr. Biddle indicated that Regency would need to understand that Urstadt Biddle was currently trading at a discount to net asset value and propose transaction consideration that recognized this disparity for any strategic transaction to be possible.

On February 9, 2023, Ms. Palmer contacted Mr. Biddle and informed him that the potential strategic transaction with Urstadt Biddle had been discussed with the Regency board of directors and that the Regency board of directors was supportive of Regency continuing to explore a potential strategic transaction with Urstadt Biddle. Mr. Biddle informed Ms. Palmer that Urstadt Biddle would be holding a special meeting of the Urstadt Biddle board of directors on February 23, 2023 to discuss Regency’s interest in a potential strategic transaction with Urstadt Biddle.

On February 23, 2023, the Urstadt Biddle board of directors held a meeting, with members of Urstadt Biddle’s executive management team and representatives of the Financial Advisors and Hogan Lovells participating. At the meeting, the Urstadt Biddle board of directors reviewed the process undertaken in 2022 of exploring potential strategic transactions, culminating in declining the Party A 2022 Proposal and subsequent termination of discussions with Party A and pausing the strategic transaction process. Mr. Biddle then updated the Urstadt Biddle board of directors on the conversations he had with Ms. Palmer regarding Regency’s interest in exploring a potential strategic transaction with Urstadt Biddle. Mr. Biddle also updated the Urstadt Biddle board of directors regarding his meetings with the chief executive officer of Party A. Mr. Biddle expressed that, given these circumstances, the Urstadt Biddle board of directors should assess whether Urstadt Biddle should re-start the process for a potential strategic transaction with Regency, Party A and/or other potential parties. Representatives of Eastdil Secured then discussed with the Urstadt Biddle board of directors current market conditions, changes in Urstadt Biddle’s market price since July 2022, and the Party A 2022 Proposal. Representatives of Eastdil Secured also discussed with the Urstadt Biddle board of directors various publicly traded shopping center REITs as potential counterparties, including Regency, Party A, and another publicly traded shopping center REIT (which we refer to as “Party B”), which were identified as strong potential candidates who could recognize the highest value for Urstadt Biddle in a strategic transaction. Representatives of Eastdil Secured also identified other possible candidates, including two other publicly traded shopping center REITs (which we refer to as “Party C” and “Party D”). Among the factors considered by the Urstadt Biddle board of directors were the candidates’ expressed interest in Urstadt Biddle or in growth generally, portfolio compatibility, their ability to execute an accretive transaction, and their ability to access liquidity without seeking financing from third parties other than in-place credit lines, a particularly important factor given Urstadt Biddle’s desire to maintain confidentiality regarding the process. Representatives of Eastdil Secured and members of Urstadt Biddle’s executive management team discussed with the Urstadt Biddle board of directors considerations in evaluating potential strategic alternatives, including the advantages and disadvantages of a multiparty process and maintaining the status quo and continuing to execute on Urstadt Biddle’s strategic plan, and a potential timeline for the process. Representatives of the Financial Advisors then left the meeting and the Urstadt Biddle board of directors discussed the potential for a multiparty process that included Regency, Party A and Party B, and possibly other potential parties. The Urstadt Biddle board of directors determined that it needed additional information regarding the potential valuation of Urstadt Biddle to reassess its expectations regarding pricing, at which point it would determine whether Urstadt Biddle should re-start the strategic transaction process with Regency, Party A and/or Party B, and possibly other potential parties.

On March 2, 2023, Mr. Biddle and Ms. Palmer met in person. During this meeting, Mr. Biddle advised Ms. Palmer that the Urstadt Biddle board of directors requested that Urstadt Biddle and the Financial Advisors work together to perform a preliminary financial analysis of Urstadt Biddle prior to proceeding further.

On March 9, 2023, at the request of the chief executive officer of Party C, Mr. Biddle and the chief executive officer of Party C met to discuss general market conditions in the retail sector. During the meeting, the chief executive officer of Party C suggested that Urstadt Biddle and Party C explore a merger transaction. Mr. Biddle advised the chief executive officer of Party C that he did not believe such a transaction would be of interest to Urstadt Biddle. Mr. Biddle’s belief was based on prior discussions with the Urstadt Biddle board of directors and the Financial Advisors that Party C did not likely have the ability to pay what Regency and Party A could likely pay, as well as the increased risk of a leak regarding the transaction process if Party C were to be included. Also during the meeting, the chief executive officer of Party C inquired whether Mr. Biddle and other Urstadt Biddle Family Stockholders would be interested in selling Party C their shares in Urstadt Biddle. Mr. Biddle responded that he would speak with the other Urstadt Biddle Family Stockholders.

On March 10, 2023, Mr. Biddle contacted the chief executive officer of Party C and informed him that the Urstadt Biddle Family Stockholders had considered the offer for Party C to purchase their shares in Urstadt Biddle, but that they were not prepared to engage in any discussions at this time.

On March 16, 2023, Ms. Palmer contacted Mr. Biddle and proposed that Regency make an offer based solely on publicly available information. Mr. Biddle responded that he would discuss the proposal with Urstadt Biddle’s legal and financial advisors and the Urstadt Biddle board of directors.

On March 23, 2023, the Urstadt Biddle board of directors held a meeting, with members of Urstadt Biddle’s executive management team and representatives of the Financial Advisors and Hogan Lovells participating. At the meeting, representatives of Eastdil Secured discussed with the Urstadt Biddle board of directors its observations regarding Urstadt Biddle’s historical trading prices, NAV and cash flow. Representatives of Eastdil Secured discussed the potential likelihood of Party A and Regency having the financial ability to execute a transaction that recognizes the highest value for Urstadt Biddle, further noting that Regency’s ability to pay could likely be more limited if the valuation were based on publicly available information. Mr. Biddle updated the Urstadt Biddle board of directors regarding recent communications from Ms. Palmer who requested an opportunity to conduct a bilateral process with Urstadt Biddle. Mr. Biddle also noted that the chief executive officer of Party A expressed Party A’s continued interest in Urstadt Biddle. Representatives of the Financial Advisors then left the meeting and the Urstadt Biddle board of directors discussed current market conditions, Urstadt Biddle’s valuation and the proposed strategic transaction process. Following such discussions, the Urstadt Biddle board of directors agreed that Regency and Party A were likely to have the greatest financial ability to execute a transaction most favorable to Urstadt Biddle stockholders, and authorized Urstadt Biddle’s executive management team and the Financial Advisors to contact and provide select due diligence materials to Party A and Regency, subject to each party entering into a customary nondisclosure agreement with Urstadt Biddle, as a first step in the potential strategic acquisition process.

Following the meeting of the Urstadt Biddle board of directors, on March 23, 2023, Mr. Biddle contacted Ms. Palmer to inform her that the Urstadt Biddle board of directors would like to engage in a formal process, including inviting other potentially interested parties to participate, rather than engage in bilateral negotiations with Regency, which process, the Urstadt Biddle board of directors believed, would maximize value for Urstadt Biddle’s stockholders.

On March 24, 2023, representatives of Hogan Lovells sent to representatives of Regency a draft non-disclosure agreement, which did not contain an exclusivity provision. Following negotiations regarding, among other terms, the length of the standstill period, on March 28, 2023, Urstadt Biddle and Regency then executed the non-disclosure agreement.

On March 29, 2023, representatives of Eastdil Secured, at the direction of Urstadt Biddle, contacted representatives of RBC Capital Markets and Wells Fargo Securities, Regency’s financial advisors, regarding Regency’s potential interest in participating in a process for a potential strategic transaction involving Urstadt Biddle.

On March 30, 2023, Regency was provided access to an electronic data room containing select due diligence materials relating to Urstadt Biddle.

On April 3, 2023, Mr. Biddle and the chief executive officer of Party A met to discuss whether Party A would be interested in participating in the re-started process regarding a potential strategic transaction involving Urstadt Biddle. The chief executive officer of Party A indicated that Party A would need the deal to be accretive to earnings. Mr. Biddle provided to the chief executive officer of Party A a draft amendment to the Party A NDA, which amendment provided for an extension of the standstill period for the 12-month period following the date of the amendment and also extended the term of the Party A NDA for the same period.

On April 4, 2023, Party A and Urstadt Biddle executed the amendment to the Party A NDA. On April 5, 2023, Party A was provided access to an electronic data room containing select due diligence materials relating to Urstadt Biddle.

Throughout the remainder of April 2023, Regency and Party A conducted due diligence and members of Urstadt Biddle’s executive management team responded to due diligence requests from each of Regency and Party A and their respective advisors. During this time, representatives of Regency participated in in-person property tours with Mr. Biddle.

On April 25, 2023, Regency sent to representatives of Eastdil Secured its non-binding proposal to acquire 100% of the outstanding common equity of Urstadt Biddle in a stock-for-stock merger (which we refer to as the “Regency Initial Proposal”), which Eastdil Secured sent to the Urstadt Biddle board of directors. The Regency Initial Proposal contemplated that in the merger each share of UB common stock and each share of UB Class A common stock would receive 0.344 of a share of Regency common stock. Based on Regency’s closing stock price of $61.43 on April 28, 2023, the exchange ratio implied a value of $20.13 per share of UB common stock and per share of UB Class A common stock, representing a premium of 32.2% and 22.7% to the closing prices of UB common stock and UB Class A common stock, respectively, on April 28, 2023. The Regency Initial Proposal indicated that the merger would be structured to be tax-free to Urstadt Biddle stockholders and contemplated that Regency would assume Urstadt Biddle’s mortgage debt and Urstadt Biddle’s Series H and Series K preferred shares, and Urstadt Biddle’s outstanding equity awards for Urstadt Biddle employees who remain with Regency following the closing of the proposed merger would be converted into equivalent equity awards of Regency based on the exchange ratio. The Regency Initial Offer did not address the treatment of Urstadt Biddle dividends between signing and closing, and did not contemplate any financing contingency.

On April 28, 2023, Party A sent to representatives of Eastdil Secured its non-binding proposal to acquire 100% of the outstanding shares of UB common stock and UB Class A common stock through a merger (which we refer to as the “Party A 2023 Initial Proposal”), which Eastdil Secured sent to the Urstadt Biddle board of directors. The Party A 2023 Initial Proposal contemplated consideration per share of 0.75 of a newly issued share of Party A common stock and $4.80 in cash. The proposed consideration consisted of 75% stock consideration and 25% cash consideration and implied a value of $19.19 per share of UB common stock and per share of UB Class A common stock, representing a premium of 20.1% and 11.5% to the closing prices of UB common stock and UB Class A common stock, respectively, on April 28, 2023. The Party A 2023 Initial Proposal also contemplated that Party A would assume Urstadt Biddle’s mortgage debt and Urstadt Biddle’s outstanding Series K preferred shares, Urstadt Biddle’s Series H preferred shares would be redeemed for cash at its liquidation preference of $25.00 per share, and Urstadt Biddle would continue to pay its regular quarterly dividend distributions at Urstadt Biddle’s current rate of $0.225 for each share of UB common stock and $0.250 for each share of UB Class A common stock until closing. The Party A 2023 Initial Proposal did not contemplate any financing contingency.

On May 2, 2023, the Urstadt Biddle board of directors held a meeting, with members of Urstadt Biddle’s executive management team and representatives of the Financial Advisors and Hogan Lovells participating. At the meeting, Mr. Biddle provided the Urstadt Biddle board of directors with an update on the strategic transaction process to date. Representatives of Eastdil Secured then discussed with the Urstadt Biddle board of directors the terms of the Regency Initial Proposal and the Party A 2023 Initial Proposal, including the proposed transaction structure, consideration, treatment of preferred equity, dividends and financing. Representatives of Eastdil Secured also discussed with the Urstadt Biddle board of directors the implied value of both offers, the differences between the stock and cash components of the offers and the potential impact of stock price variations. Representatives of Eastdil Secured also discussed with the Urstadt Biddle board of directors the impact of the offers on stockholders, including stockholder dividends, and discussed the potential combined company in terms of portfolio, capitalization and certain other considerations. During these discussions, members of the Urstadt Biddle board of directors and Urstadt Biddle’s executive management team asked questions regarding the offers, and representatives of the Financial Advisors responded. Mr. Biddle discussed his interactions with the two parties and their apparent levels of interest and engagement. Representatives of Eastdil Secured then discussed with the Urstadt Biddle board of directors potential next steps, including timing and potential strategies for responding to both parties. Representatives of the Financial Advisors then left the meeting, and the Urstadt Biddle board of directors discussed the strategic transaction process, the offers from Regency and Party A, the timeline and Urstadt Biddle’s prospects. Following these discussions, the Urstadt Biddle board of directors authorized the Financial Advisors to inform both Party A and Regency that each of their offers were being seriously considered, but that each should improve its offer. The Urstadt Biddle board of directors further authorized Hogan Lovells to provide a draft merger agreement to both parties along with additional due diligence materials.

Later on May 2, 2023, at the direction of the Urstadt Biddle board of directors, representatives of Eastdil Secured contacted the advisors for each of Party A and Regency and outlined the next steps in the process, including preparing a markup of the draft merger agreement, conducting further due diligence, engaging in further underwriting discussions, and Urstadt Biddle conducting reverse diligence on Party A and Regency to evaluate the stock consideration, and requested that each party submit an updated proposal no later than May 11, 2023, which should include (i) a complete markup of a draft form of merger agreement; (ii) confirmation of the completion of its due diligence review of Urstadt Biddle; and (iii) an updated transaction proposal. Representatives of Eastdil Secured also sent to the financial advisors for Party A and Regency a financial and real estate reverse due diligence request list.

Also on May 2, 2023, representatives of Hogan Lovells sent to counsel for Party A and to Wachtell, Lipton, Rosen & Katz (which we refer to as “Wachtell”), counsel for Regency, a draft merger agreement and also sent to counsel for Party A an amended and restated Party A NDA making the Party A NDA mutual. The draft merger agreement provided for, among other things: (i) the merger of Urstadt Biddle with and into a wholly owned subsidiary of an affiliate of the buyer; (ii) the assumption by the buyer of Urstadt Biddle’s Series H and Series K preferred stock; (iii) acceleration of all outstanding UB restricted stock awards; (iv) the ability for Urstadt Biddle to continue paying its regular quarterly dividends at Urstadt Biddle’s current rate of $0.225 for each share of UB common stock and $0.250 for each share of UB Class A common stock until closing; (v) a 30-day “window shop” period during which Urstadt Biddle would be permitted to furnish non-public information and participate in negotiations with a third party upon receipt of an unsolicited bona fide acquisition proposal; (vi) a two-tiered termination fee payable by Urstadt Biddle of 1.0% of Urstadt Biddle’s equity value during the window shop period and 2.0% of Urstadt Biddle’s equity value thereafter; (vii) the ability of the Urstadt Biddle board of directors to change its recommendation to Urstadt Biddle stockholders in the event of an intervening event or superior proposal; (viii) the ability of Urstadt Biddle to terminate the merger agreement to enter into an alternative acquisition agreement in respect of a superior proposal, subject to the payment of the termination fee; (ix) a covenant that, for a period of 12 months following the closing of the transaction, any employees continuing with buyer would be paid (A) base salary at least equal to the base salary provided to such employee as of immediately prior to the effective time of the merger, (B) with respect to the 2024 calendar year, annual cash bonus at least equal to the annual cash bonus provided with respect to the 2022 calendar year, and (C) with respect to the 2024 calendar year, either (x) an equity grant in buyer equivalent in value to the UB restricted stock award provided to such employee in January 2023 with such buyer equity grant providing for complete vesting no later than the shorter of the vesting described in the UB restricted stock award provided to such employee in January 2023 and the buyer equity grants received by other similarly situated employees of buyer or (y) a cash amount equal in value to the UB restricted stock award provided to such employee in January 2023; and (xi) a covenant that all employees of Urstadt Biddle immediately prior to the effective time of the merger be paid a pro rata cash bonus in respect of the calendar year 2023.

On May 3, 2023, representatives of Hogan Lovells sent to counsel for Party A and Wachtell a reverse due diligence request list. Also on May 3, 2023, counsel for Party A sent to representatives of Hogan Lovells a revised draft of the amended and restated Party A NDA.

On May 4, 2023, Party A and Urstadt Biddle executed the amended and restated Party A NDA.

On May 5, 2023, representatives of Wachtell sent to representatives of Hogan Lovells Regency’s responses to the reverse due diligence request list.

On May 8, 2023, representatives of Hogan Lovells sent to counsel for each of Party A and Regency an initial draft of Urstadt Biddle’s disclosure letter to the merger agreement.

Also on May 8, 2023, counsel to Party A sent to representatives of Hogan Lovells an initial markup of the draft merger agreement and a proposed voting agreement. Among other things, Party A’s markup of the draft merger agreement proposed the following modified terms: (i) the assumption by Party A of Urstadt Biddle’s Series K preferred stock and the redemption of Urstadt Biddle’s Series H preferred stock; (ii) Urstadt Biddle aligning its dividend record and payment dates with Party A; (iii) deleting the window shop period; (iv) limiting the ability of the Urstadt Biddle board of directors to change its recommendation to Urstadt Biddle stockholders only in the case of a superior proposal; (v) deleting the ability of Urstadt Biddle to terminate the merger agreement to enter into an alternative acquisition agreement in respect of a superior proposal; (vi) a termination fee of 4% of Urstadt Biddle’s equity value; (vii) a covenant requiring Urstadt Biddle to conduct a special stockholder meeting to vote on the merger, regardless of a change in recommendation by the Urstadt Biddle board of directors (a “force-the-vote provision”); (viii) a covenant that, for a period of 12 months following the closing of the transaction, any employees continuing with Party A would be paid (A) base salary at least equal to the base salary provided to such employee as of immediately prior to the effective time of the merger, and (B) with respect to the 2024 calendar year, target annual cash bonus opportunity at least equal to the target annual cash bonus opportunity provided with respect to the 2022 calendar year; and (ix) deleting the covenant that all employees of Urstadt Biddle immediately prior to the effective time of the merger be paid a pro rata cash bonus in respect of the calendar year 2023. Party A’s proposed voting agreement required, among other things, that the Urstadt Biddle Family Stockholders party to the voting agreement vote their shares at the special meeting in favor of the merger with Party A, which voting agreement did not provide for a termination thereof in the event the Urstadt Biddle board of directors changed its recommendation to Urstadt Biddle stockholders.

On May 10, 2023, representatives of Hogan Lovells and counsel for Party A discussed Party A’s markup of the draft merger agreement and the proposed voting agreement. Among other things, representatives of Hogan Lovells suggested to counsel for Party A that Party A should re-consider its position on deal protection generally, and also discussed the proposed changes to the employee-related covenants.

On May 11, 2023, Regency sent to representatives of the Financial Advisors a non-binding final proposal to acquire 100% of Urstadt Biddle in a stock-for-stock transaction (which we refer to as the “Regency Final Proposal”), which the Financial Advisors sent to the Urstadt Biddle board of directors. The Regency Final Proposal contemplated that in the merger each share of UB common stock and each share of UB Class A common stock would receive 0.347 of a share of Regency common stock. Based on Regency’s closing stock price of $58.49 on May 11, 2023, the exchange ratio implied a value of $20.30 per share of UB common stock and per share of UB Class A common stock, representing a premium of 35.0% and 21.9% to the closing prices of UB common stock and UB Class A common stock, respectively, on May 11, 2023. The Regency Final Proposal was not subject to any financing contingency.

Enclosed with Regency’s Final Proposal was Regency’s initial markup of the draft merger agreement and a proposed voting agreement. Among other things, Regency’s markup of the draft merger agreement proposed the following modified terms: (i) a two-step merger transaction in which (A) a newly formed indirect wholly owned subsidiary of Urstadt Biddle would merge with and into Urstadt Biddle, with Urstadt Biddle surviving the merger as a wholly owned subsidiary of a new holding company and (B) such new holding company would merge with and into a wholly owned direct subsidiary of Regency, with Regency’s subsidiary surviving the merger; (ii) conversion of UB restricted stock awards into Regency restricted stock awards with respect to employees of Urstadt Biddle who continue employment with Regency; (iii) Urstadt Biddle aligning its dividend record and payment dates with Regency and the first dividend following the execution of the merger agreement being pro-rated to two-thirds of Urstadt Biddle’s current dividend rate; (iv) deleting the window shop period; (v) deleting the ability of Urstadt Biddle to terminate the merger agreement to enter into an alternative acquisition agreement in respect of a superior proposal; (vi) a termination fee of 3.9% of Urstadt Biddle’s fully diluted equity value; (vii) a force-the-vote provision; (viii) a covenant that, for a period of 12 months following the closing of the transaction, any employees continuing with Regency would be paid base salary, target cash bonus opportunity and/or target long-term incentive opportunity in the aggregate that is at least equal to the aggregate base salary, target cash bonus opportunity and/or target long-term incentive opportunity provided to such employee by Urstadt Biddle immediately prior to the second merger effective time; and (ix) deleting the covenant that all employees of Urstadt Biddle immediately prior to the effective time of the merger be paid a pro rata cash bonus in respect of the calendar year 2023. Regency’s proposed voting agreement required, among other things, that the controlling stockholders party to the voting agreement vote their shares at the special meeting in favor of the mergers with Regency, which voting agreement did not provide for a termination thereof in the event the Urstadt Biddle board of directors changed its recommendation to Urstadt Biddle stockholders.

On May 11, 2023, counsel for Party A sent to representatives of Hogan Lovells documents in response to the reverse due diligence request list. Also on May 11, 2023, Party A sent to representatives of the Financial Advisors a further revised non-binding proposal (which we refer to as the “Party A Final Proposal”), which the Financial Advisors sent to the Urstadt Biddle board of directors. The Party A Final Proposal contemplated consideration per share of 0.75 of a newly issued share of Party A common stock and $4.60 in cash. The proposed consideration consisted of 74.6% stock consideration and 25.4% cash consideration and implied a value of $18.10 per share of UB common stock and per share of UB Class A common stock, representing a premium of 20.4% and 8.7% to the closing prices of UB common stock and UB Class A common stock, respectively, on May 11, 2023. The Party A Final Proposal was not subject to any financing contingency.

Also on May 11, 2023, counsel for Party A sent to representatives of Hogan Lovells a further revised markup of the draft merger agreement and a revised voting agreement. Among other things, Party A’s revised markup of the draft merger agreement: (i) permitted the Urstadt Biddle board of directors to make a change of recommendation to Urstadt Biddle stockholders in the event of an intervening event; (ii) did not include a force-the-vote provision; (iii) permitted Urstadt Biddle to terminate the merger agreement to enter into an alternative acquisition agreement in respect of a superior proposal; and (iv) increased the termination fee payable by Urstadt Biddle to 5% of Urstadt Biddle’s equity value. The revised voting agreement proposed by Party A provided that the voting agreement would terminate upon a change of recommendation by the Urstadt Biddle board of directors.

Also on May 11, 2023, a representative of Party D contacted Mr. Grellier, a member of the Urstadt Biddle board of directors, and expressed an interest in participating in any process regarding a strategic transaction involving Urstadt Biddle.

On May 12, 2023, representatives of Hogan Lovells and representatives of Wachtell discussed Regency’s markup of the draft merger agreement and the proposed voting agreement, including, among other things, the deal protection covenants, the pro-rated quarterly dividend and the employee-related covenants.

Later on May 12, 2023, the Urstadt Biddle board of directors held a meeting, with members of Urstadt Biddle’s executive management team and representatives of the Financial Advisors and Hogan Lovells participating. At the meeting, representatives of Eastdil Secured and Hogan Lovells discussed with the Urstadt Biddle board of directors the terms of the Regency Final Proposal and the Party A Final Proposal, including the proposed transaction structure, consideration, treatment of preferred equity, dividends and financing and a comparison to the Regency Initial Proposal and the Party A 2023 Initial Proposal, respectively. Representatives of Eastdil Secured and members of Urstadt Biddle’s executive management team then discussed with the Urstadt Biddle board of directors the implied value of both offers, the differences between the stock and cash components of the offers and the potential impact of stock price variations. Mr. Grellier then updated the Urstadt Biddle board of directors on the unsolicited call he received on May 11, 2023 from a representative of Party D regarding Party D’s potential interest in Urstadt Biddle should Urstadt Biddle be pursuing a strategic transaction. Representatives of Eastdil Secured discussed with the Urstadt Biddle board of directors a comparison of the business, portfolios and financial performance of Urstadt Biddle, Regency, Party A and Party D, as well as certain debt considerations, including credit ratings, equity market capitalizations, outstanding public debt and liquidity with respect to Regency, Party A and Party D. The Urstadt Biddle board of directors, together with representatives of the Financial Advisors and representatives of Hogan Lovells, discussed the benefits and considerations of inviting Party D to join the process, including, among other things, the late stage of the process and potential for creating transaction risk relative to Party A or Regency, the profile of assets owned by Party D and the markets in which Party D owned assets, Party D’s investment strategy, and the likelihood of Party D being able to submit a proposal superior to the proposal submitted by Regency. Mr. Biddle and Charles Urstadt, executive chairman of the Urstadt Biddle board of directors, both Urstadt Biddle Family Stockholders, expressed that they did not believe the long-term, future prospects of combining with Party D were as beneficial as a combination with either Party A or Regency, particularly given that Party D’s investment strategy with respect to markets and profile of assets did not align with Urstadt Biddle. After discussion, the Urstadt Biddle board of directors determined that it was in the best interests of the stockholders of Urstadt Biddle not to invite Party D to participate in the process for the reasons noted above.

Representatives of Hogan Lovells then discussed with the Urstadt Biddle board of directors the revised drafts of the merger agreement and proposed voting agreement provided by each of Party A and Regency, including, among other things, their respective proposals regarding deal protection, dividends and employee-related covenants. Mr. Biddle and Mr. Urstadt both expressed their views that they did not want to be in a position where the obligations of the Urstadt Biddle Family Stockholders to approve a transaction could diverge from the recommendation of the Urstadt Biddle board of directors and the interests of the other Urstadt Biddle stockholders. Representatives of Eastdil Secured and Mr. Biddle discussed current events, the potential for continued volatility in the markets, the unsolicited call from Party D and the upcoming International Council of Shopping Centers Conference (which we refer to as the “ICSC Conference”), and whether it would be in Urstadt Biddle’s best interest to move quickly to see if Urstadt Biddle and Regency could agree on terms for a strategic transaction prior to the start of the ICSC Conference, where maintaining confidentiality regarding a potential strategic transaction would be more challenging. Representatives of the Financial Advisors then left the meeting and the Urstadt Biddle board of directors, members of Urstadt Biddle’s executive management team and representatives of Hogan Lovells discussed the strategic transaction process, the Party A Final Offer, the Regency Final Offer, the higher implied value of the Regency Final Offer, the unsolicited call from Party D, the deal protection provisions in the merger agreement and deal certainty post-signing, the timeline to get to signing of a merger agreement and next steps. After these discussions, the Urstadt Biddle board of directors authorized Urstadt Biddle and its advisors to continue discussions with Regency and its advisors regarding the Regency Final Offer and terms for a proposed strategic transaction consistent with the discussions at the meeting, including changes to the deal protection terms, determined that the Urstadt Biddle board of directors would reconvene on May 15, 2023 to discuss any updates, and determined that Urstadt Biddle should not engage in further discussions with Party A at this time.

On May 13, 2023, representatives of Wachtell sent to representatives of Hogan Lovells Regency’s initial revisions to Urstadt Biddle’s disclosure letter to the merger agreement. Also on May 13, 2023, representatives of Hogan Lovells and representatives of Wachtell discussed, among other things, the two-step merger transaction structure, the deal protection provisions, the proposed proration of Urstadt Biddle’s next regular quarterly dividend and the employee-related covenants in Regency’s markup of the draft merger agreement.

On May 14, 2023, Mr. Biddle and Ms. Palmer had a call to discuss deal protection provisions and the proposed voting agreement.

On May 14, 2023, representatives of Hogan Lovells sent to representatives of Wachtell a further revised draft of the merger agreement, which, among other things: (i) re-inserted acceleration and vesting of Urstadt Biddle’s restricted stock awards for all Urstadt Biddle employees; (ii) agreed to align dividend record and payment dates with Regency during the period between signing and closing, but deleted the two-thirds proration of Urstadt Biddle’s next regular quarterly dividend; (iii) accepted Regency’s deletion of the window shop period; (iv) deleted the force-the-vote provision; (v) re-inserted Urstadt Biddle’s ability to terminate the merger agreement to enter into an alternative acquisition agreement in respect of a superior proposal; (vi) provided for a termination fee payable by Urstadt Biddle of 2.5% of the equity value of Urstadt Biddle; (vii) re-inserted Urstadt Biddle’s prior employee-related covenants; and (viii) included an obligation of Regency to pay the employees of Urstadt Biddle immediately prior to the second merger effective time a pro-rated cash bonus based on the amount set forth in Urstadt Biddle’s disclosure letter to the merger agreement.

On May 15, 2023, the Urstadt Biddle board of directors held a meeting, with members of Urstadt Biddle’s executive management team and representatives of the Financial Advisors and Hogan Lovells participating. At the meeting, representatives of Eastdil Secured and Hogan Lovells updated the Urstadt Biddle board of directors regarding the progress of negotiations with Regency and the status of the draft merger agreement and related deal terms.

Also on May 15, 2023, representatives of Hogan Lovells sent to representatives of Wachtell a further revised draft of Urstadt Biddle’s disclosure letter to the merger agreement and a revised draft of the voting agreement providing for the termination of the voting agreement in the event of a change in recommendation by the Urstadt Biddle board of directors. Also on May 15, 2023, representatives of Hogan Lovells contacted representatives of Wachtell and requested on behalf of Urstadt Biddle that Regency agree to make a “gross-up” payment in respect of any excise taxes imposed on certain senior executives of Urstadt Biddle under Section 4999 of the Code.

Early in the morning on May 16, 2023, representatives of Wachtell sent to representatives of Hogan Lovells a further revised draft of the merger agreement, which, among other things, provided for (i) a termination fee payable by Urstadt Biddle of 3.95% of the equity value of Urstadt Biddle; (ii) a proration equal to 2.5 divided by 3 of Urstadt Biddle’s next regular quarterly dividend; and (iii) a covenant that, for a period of 12 months following the closing of the transaction, any employees continuing with Regency would be paid base salary at least equal to the base salary provided to such employee by Urstadt Biddle immediately prior to the second merger effective time, with respect to the 2024 calendar year, target annual cash bonus opportunity at least equal to the target annual cash bonus opportunity provided to such employee with respect to the 2022 calendar year and with respect to the 2024 calendar year, a Regency equity grant that is equivalent in value and comparable in terms to the Regency equity grant provided to similarly situated Regency employees.

On May 16, 2023, the Urstadt Biddle board of directors held a meeting, with members of Urstadt Biddle’s executive management team and representatives of the Financial Advisors and Hogan Lovells participating. Prior to the Financial Advisors joining the meeting, representatives of Hogan Lovells reviewed with the Urstadt Biddle board of directors the duties of a director under Maryland law that would be applicable when considering a potential strategic transaction with Regency. After the Financial Advisors joined the meeting, Mr. Biddle provided the Urstadt Biddle board of directors an update regarding the status of negotiations with respect to the potential transaction with Regency. Representatives of Eastdil Secured then reviewed Eastdil Secured’s preliminary financial analysis of the potential transaction. Representatives of Hogan Lovells then reviewed with the Urstadt Biddle board of directors the material terms of the revised drafts of the merger agreement and the voting agreement with the Urstadt Biddle board of directors. During this discussion, representatives of each of Eastdil Secured and Deutsche Bank and Hogan Lovells responded to questions from the Urstadt Biddle board of directors.

Also on May 16, 2023, representatives of Wachtell sent to representatives of Hogan Lovells an initial draft of Regency’s disclosure letter to the merger agreement. Later on May 16, 2023, representatives of Wachtell contacted representatives of Hogan Lovells and informed them that Regency rejected Urstadt Biddle’s request for a “gross-up” payment.

On May 16 and May 17, 2023, representatives of Hogan Lovells and representatives of Wachtell worked to finalize the drafts of the merger agreement, the voting agreement and the disclosure letters.

On May 17, 2023, representatives of Wachtell and representatives of Hogan Lovells discussed employee-related matters, including the continuity of employee compensation and benefits and alternatives to a “gross-up” payment.

On May 17, 2023, the Urstadt Biddle board of directors held a meeting, with members of Urstadt Biddle’s executive management team and representatives of the Financial Advisors and Hogan Lovells participating. Prior to the Financial Advisors joining the meeting, representatives of Hogan Lovells reviewed with the Urstadt Biddle board of directors the duties of a director under Maryland law when considering a potential strategic transaction with Regency. After the Financial Advisors joined the meeting, Mr. Biddle provided the Urstadt Biddle board of directors an update regarding the status of negotiations with respect to the potential transaction with Regency, representatives of Hogan Lovells provided an update on the near-final draft merger agreement, and representatives of Eastdil Secured reviewed Eastdil Secured’s financial analysis of the proposed transaction.

During the meeting, representatives of Eastdil Secured rendered to the Urstadt Biddle board of directors its oral opinion, subsequently confirmed by delivery of a written opinion dated May 17, 2023, to the effect that, as of that date, and based on and subject to the assumptions, qualifications, limitations and other matters set forth in such opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to holders (other than any wholly owned Urstadt Biddle subsidiary, Regency and any Regency subsidiary) of shares of UB common stock and UB Class A common stock. The opinion of Eastdil Secured is more fully described in the section entitled “The Mergers — Opinion of Urstadt Biddle’s Financial Advisor”. The Urstadt Biddle board of directors, with the advice and assistance of its Financial Advisors and Hogan Lovells and Urstadt Biddle’s executive management team, evaluated and discussed the terms of the merger agreement and the transactions contemplated thereby as well as the value provided by the exchange ratio. Following these discussions, and other discussions by the Urstadt Biddle board of directors concerning, among other things, the matters described in the section entitled “The Mergers — Recommendation of the Urstadt Biddle Board of Directors of Directors; Urstadt Biddle’s Reasons for the Mergers,” the Urstadt Biddle board of directors, on behalf of Urstadt Biddle, then (i) declared that the merger agreement, the mergers and the other transactions contemplated by the merger agreement were advisable and in the best interests of Urstadt Biddle and its stockholders; (ii) approved the mergers and the other transactions contemplated by the merger agreement and approved and adopted the merger agreement; (iii) directed the submission of a proposal to approve the mergers and the other transactions contemplated by the merger agreement for consideration by the holders of UB common stock and UB Class A common stock at the special meeting and (iv) resolved to recommend that the holders of UB common stock and UB Class A common stock approve the mergers and the other transactions contemplated by the merger agreement. In accordance with Deutsche Bank’s guidance, Richard Grellier, a director of Urstadt Biddle and an employee of Deutsche Bank, recused himself from the vote on the merger agreement, the mergers and the other transactions contemplated by the merger agreement.

During the late evening on May 17, 2023, Urstadt Biddle and Regency executed and delivered the merger agreement, and the Urstadt Biddle Family Stockholders executed and delivered the voting agreement.

On the morning of May 18, 2023, prior to the opening of trading of shares of common stock of Regency and Urstadt Biddle on the Nasdaq and the NYSE, respectively, Regency and Urstadt Biddle issued a joint press release publicly announcing the mergers and execution of the merger agreement.

Recommendation of the Urstadt Biddle Board of Directors; Urstadt Biddle’s Reasons for the Mergers

After careful consideration, at a meeting held on May 17, 2023, the Urstadt Biddle board of directors (i) declared that the merger agreement, the mergers and the other transactions contemplated by the merger agreement were advisable and in the best interests of Urstadt Biddle and its stockholders, (ii) approved the mergers and the other transactions contemplated by the merger agreement and approved and adopted the merger agreement; (iii) directed the submission of a proposal to approve the mergers and the other transactions contemplated by the merger agreement for consideration by the holders of UB common stock and UB Class A common stock at the special meeting; and (iv) resolved to recommend that the holders of UB common stock and UB Class A common stock approve the mergers and the other transactions contemplated by the merger agreement. As described in the section entitled “The Mergers — Background of the Mergers” beginning on page 39 of this proxy statement/prospectus, in evaluating the mergers, the Urstadt Biddle board of directors consulted with and received the advice of Urstadt Biddle’s outside legal counsel and financial advisors, held discussions with Urstadt Biddle’s executive management team and considered a number of factors that it believed supported its decision to enter into the merger agreement and to recommend adoption by Urstadt Biddle stockholders. These factors included, but were not limited to, the following (not necessarily in order of relative importance):

•	Premium Over Share Trading Price. Based on Regency’s closing stock price of $58.78 on May 17, 2023, the exchange ratio implied a value of $20.40 per share of UB common stock or UB Class A common stock, which represented a premium of 33.0% and 20.4% to the closing prices of UB common stock and UB Class A common stock, respectively, on May 17, 2023, the last practicable trading day prior to the public announcement of the mergers.

•

Strategic and Financial Considerations. The mergers are expected to provide a number of strategic and financial benefits that have the potential to create additional value for Urstadt Biddle stockholders, including the following:

•	the mergers will combine two strong and complementary portfolios of neighborhood and community shopping center assets;

•

the combined company is expected to have a stronger leverage profile than Urstadt Biddle on a standalone basis, which is expected to provide the combined company with continued operational and strategic flexibility and greater potential for growth than Urstadt Biddle on a standalone basis;

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the combined company will provide greater geographic diversification than Urstadt Biddle on a standalone basis, including a portfolio of high-quality, grocery-anchored shopping center assets located in suburban trade areas with compelling demographics;

•	the combined company is expected to have a well-capitalized and flexible balance sheet, with the ability to pursue appropriate growth opportunities and the potential for a lower cost of debt capital;

•	the combination of Urstadt Biddle and Regency is expected to generate corporate and operational cost savings; and

•

the combined company will have meaningful scale, which is expected to allow it to capitalize on its best-in-class management platform and national tenant relationships to drive revenue synergies and improve leasing of shop space.

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Participation in Future Appreciation and Dividends. The receipt of Regency common stock as merger consideration provides Urstadt Biddle stockholders with the opportunity to have an ownership stake in the combined company and to share in any future price appreciation of, and any dividends declared on, Regency common stock.

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Enhanced Liquidity. The merger consideration, consisting of Regency common stock, which will be listed for trading on the Nasdaq, will provide greater liquidity for Urstadt Biddle stockholders after the mergers given the greater trading volume of Regency common stock.

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Negotiated Benefits. Through negotiations with Regency, Urstadt Biddle was able to obtain an increase in the exchange ratio that Regency was willing to offer to acquire Urstadt Biddle from 0.344 in the Regency Initial Proposal to 0.347 in the Regency Final Proposal, which in the Urstadt Biddle board of directors’ belief was the highest price per share that Regency was willing to pay.

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Knowledge of Businesses. The Urstadt Biddle board of directors’ familiarity with the business, operations, financial condition, earnings and prospects of Urstadt Biddle and its knowledge regarding Regency, including information obtained through Urstadt Biddle’s due diligence review of Regency, as well as its knowledge of the current and prospective environment in which Urstadt Biddle and Regency operate and related industry, economic and market conditions and trends.

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Regency Management Depth and Experience. The existing Regency senior management team has extensive experience in real estate operations and a proven track record of successfully executing Regency’s development and redevelopment plans, including successfully acquiring other companies and integrating past acquisitions.

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Fixed Exchange Ratio. The exchange ratio is fixed and will not fluctuate as a result of changes in the market price of UB common stock, UB Class A common stock or Regency common stock, which allows Urstadt Biddle stockholders to receive the benefit of any share price appreciation prior to closing.

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Opinion of Financial Advisor. The Urstadt Biddle board of directors considered the oral opinion rendered by Eastdil Secured to the Urstadt Biddle board of directors on May 17, 2023, subsequently confirmed by delivery of a written opinion dated May 17, 2023, to the effect that, as of that date, and based on and subject to the assumptions, qualifications, limitations and other matters set forth in such opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to holders (other than any wholly owned Urstadt Biddle subsidiary, Regency and any Regency subsidiary) of UB common stock and UB Class A common stock. See the section entitled “The Mergers — Opinion of Urstadt Biddle’s Financial Advisor” beginning on page 57 of this proxy statement/prospectus and Annex B to this proxy statement/prospectus.

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Superior Proposals. The Urstadt Biddle board of directors has the ability, under certain circumstances, to consider and respond to an unsolicited acquisition proposal, to furnish information to the person making such a proposal, to engage in discussions or negotiations with the person making such a proposal, and to terminate the merger agreement in order to enter into a superior proposal, subject to certain notice requirements and the payment of a $31.6 million termination fee to Regency (as described in the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 101 of this proxy statement/prospectus).

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Tax-Free Transaction. Urstadt Biddle and Regency intend for each of the mergers to qualify as a tax-free reorganization for U.S. federal income tax purposes, and if each of the mergers so qualifies, then U.S. holders of UB common stock and UB Class A common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of merger consideration (except with respect to any cash in lieu of fractional shares of Regency common stock).

•	Equal Merger Consideration for All Stockholders. The fact that all Urstadt Biddle stockholders would receive the same per share merger consideration.

•	High Likelihood of Consummation. The Urstadt Biddle board of directors considered the likelihood that the mergers would be consummated and anticipated timing of closing based on, among other things:

•

the limited scope of the conditions to closing, including that no merger control filings (including pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder) or vote of the Regency stockholders is required to consummate the mergers;

•

that the mergers are subject to approval by the affirmative vote of the holders of the UB common stock and UB Class A common stock, voting together as a single class, representing a majority of all votes entitled to be cast on the matter at the special meeting, which approval can be satisfied by the Urstadt Biddle Family Stockholders who, pursuant to the voting agreement, have agreed to vote the UB common stock and UB Class A common stock owned by them, representing approximately 68% of the voting power of UB common stock and UB Class A common stock as of the record date, in favor of the Merger Proposal, subject to the terms and conditions of the voting agreement;

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the level of Regency’s commitment to satisfy the conditions to closing, and the assessment of the Urstadt Biddle board of directors, after considering the advice of its outside legal counsel, regarding the likelihood of such closing conditions being satisfied;

•	the scope of what can constitute a material adverse effect under the merger agreement and the exceptions therefrom that were negotiated by Urstadt Biddle;

•	that Urstadt Biddle is entitled to specific enforcement of Regency’s obligations under the merger agreement; and

•	other terms of the merger agreement, including, among other things:

•	that the merger agreement permits Urstadt Biddle to continue to pay its stockholders regular quarterly cash dividends of up to $0.225 per share of UB common stock and $0.25 per share of

UB Class A common stock (or such lesser amount in the case of the First Interim Dividend, as described in the section entitled “The Mergers — Dividends” beginning on page 79 of this proxy statement/prospectus);

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the Urstadt Biddle board of directors’ ability, under certain circumstances prior to receipt of the requisite approval of the Urstadt Biddle stockholders, to effect an adverse recommendation change, including to withdraw, qualify or modify the Urstadt Biddle board of directors’ recommendation in favor of the Merger Proposal or to approve or recommend an alternative acquisition proposal; and

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the Urstadt Biddle board of directors’ assessment, after considering the advice of its financial advisors and outside legal counsel, that the termination fee of $31.6 million, which represents approximately 3.95% of the equity value of Urstadt Biddle, would not present a meaningful deterrent to a third party from making or consummating an alternative acquisition proposal for Urstadt Biddle.

In the course of its deliberations, the Urstadt Biddle board of directors also considered a variety of risks, uncertainties and other countervailing factors related to the mergers, including, but not limited to (not necessarily in order of relative importance):

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the potential upside in Urstadt Biddle’s standalone plan and prospects and that, following the completion of the mergers, Urstadt Biddle would no longer exist as an independent public company and Urstadt Biddle stockholders would not be able to participate in any future earnings growth Urstadt Biddle might have achieved solely through their ownership of Regency common stock;

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the exchange ratio is fixed and will not fluctuate as a result of changes in the price of Regency common stock or UB common stock or UB Class A common stock prior to the effective time of the mergers, which means that the market value of the merger consideration could decrease prior to the effective time of the merger if the trading price of Regency common stock decreases;

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that former Urstadt Biddle stockholders are expected to own less than 7.4% of the outstanding Regency common stock after the consummation of the mergers and accordingly will have limited ability to directly influence Regency’s corporate affairs;

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the possibility that the mergers or the other transactions contemplated by the merger agreement may not be completed, or that their completion may be delayed for reasons that are beyond the control of Urstadt Biddle or Regency, including the failure of Urstadt Biddle stockholders to approve the mergers, or the failure of Urstadt Biddle or Regency to satisfy other requirements that are conditions to closing the merger;

•	the risk that failure to complete the merger could negatively affect the price of UB common stock and/or UB Class A common stock and/or the future business and financial results of Urstadt Biddle;

•	the risk that a different strategic alternative potentially could be more beneficial to Urstadt Biddle stockholders than the mergers;

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the risk that the provisions of the merger agreement that restrict Urstadt Biddle’s ability to solicit, participate in, facilitate, discuss, negotiate or furnish information in connection with alternative acquisition proposals, subject to certain exceptions, would dissuade third parties from making or consummating an alternative acquisition proposal for Urstadt Biddle, including that:

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Urstadt Biddle will be required to afford Regency certain match rights prior to the Urstadt Biddle board of directors being able to make an adverse recommendation change or effect a superior proposal termination; and

•	Regency will be entitled to the termination fee of $31.6 million in specified circumstances, including if the merger agreement is terminated by Urstadt Biddle to accept a superior proposal or if Regency exercises its right to terminate the merger agreement after the Urstadt Biddle board of directors makes an adverse recommendation change, including to recommend an alternative acquisition proposal;

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the significant costs incurred by Urstadt Biddle in connection with negotiating and entering into the merger agreement, which, if the mergers are not consummated, will generally be borne by Urstadt Biddle;

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the potential diversion of management focus and resources from operational matters and other strategic opportunities and the risk of any loss or change in the relationship of Urstadt Biddle with its employees, tenants and other business relationships while the mergers are pending;

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the risk of not realizing all of the anticipated strategic and financial benefits of the mergers within the expected time frame or at all and that Urstadt Biddle stockholders will be subject to future financial, business and operational risks associated with the combined company;

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that, if the mergers are completed, the mergers will bind all Urstadt Biddle stockholders and that appraisal or dissenters’ rights will not be available to Urstadt Biddle stockholders in connection with the mergers;

•	the risk of litigation in connection with the mergers;

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that provisions in the merger agreement placing certain restrictions on the operation of Urstadt Biddle’s business during the period between the signing of the merger agreement and consummation of the mergers may delay or prevent Urstadt Biddle from pursuing business opportunities that may arise or other actions it would otherwise take with respect to its operations;

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that Urstadt Biddle and Regency may be obligated to complete the mergers without having obtained appropriate consents, approvals or waivers from the counterparties under certain of Urstadt Biddle’s contracts that require consent or approval to consummate the mergers, and the risk that such consummation could trigger the termination of, or default under, such contracts or the exercise of rights by the counterparties under such contracts; and

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various other risks associated with the mergers and the businesses of Urstadt Biddle, Regency and the combined company described in the section entitled “Risk Factors” beginning on page 23 of this proxy statement/prospectus.

In addition, the Urstadt Biddle board of directors was aware of and considered the interests of its directors and executive officers that may be different from, or in addition to, the interests of Urstadt Biddle stockholders generally when approving the merger agreement and recommending that Urstadt Biddle stockholders vote to approve the mergers. For more information, see the section entitled “The Mergers — Interests of Urstadt Biddle Directors and Executive Officers in the Mergers” beginning on page 71 of this proxy statement.

The Urstadt Biddle board of directors determined that, overall, these potential risks and uncertainties were outweighed by the benefits that the Urstadt Biddle board of directors expects to achieve for Urstadt Biddle stockholders as a result of the mergers. The Urstadt Biddle board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

The foregoing discussion of the information and factors that the Urstadt Biddle board of directors considered is not intended to be exhaustive, but is meant to include the material factors regarding the mergers that the Urstadt Biddle board of directors considered, which are not necessarily presented in order of relative importance. In light of the complexity and wide variety of factors that the Urstadt Biddle board of directors considered, the Urstadt Biddle board of directors did not find it practical to, and did not attempt to, quantify, rank or otherwise assign relative or specific weights or values to any of the factors considered and did not undertake to make any specific determinations as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Urstadt Biddle board of directors. Rather, the

Urstadt Biddle board of directors made its recommendation based on the totality of the information available to the Urstadt Biddle board of directors. In addition, individual members of the Urstadt Biddle board of directors may have given different weights to different factors.

The foregoing description of Urstadt Biddle’s consideration of the factors supporting the mergers is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 35 of this proxy statement/prospectus.

Accordingly, the Urstadt Biddle board of directors recommends that Urstadt Biddle stockholders vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

Opinion of Urstadt Biddle’s Financial Advisor

Urstadt Biddle retained Eastdil Secured as a financial advisor in connection with the mergers. The Urstadt Biddle board of directors selected Eastdil Secured as a financial advisor based on Eastdil Secured’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in the industry, and its knowledge of Urstadt Biddle’s business and affairs. As part of Eastdil Secured’s engagement, the Urstadt Biddle board of directors requested that Eastdil Secured evaluate the fairness, from a financial point of view, to holders (other than Regency, any subsidiary of Regency or any wholly owned subsidiary of Urstadt Biddle) of UB common stock and UB Class A common stock of the exchange ratio provided for in the mergers. On May 17, 2023, at a meeting of the Urstadt Biddle board of directors held to evaluate the mergers, Eastdil Secured rendered an oral opinion, confirmed by delivery of a written opinion dated May 17, 2023, to the Urstadt Biddle board of directors to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken as stated in its opinion, the exchange ratio provided for in the mergers was fair, from a financial point of view, to the holders (other than Regency, any subsidiary of Regency or any wholly owned subsidiary of Urstadt Biddle) of UB common stock and UB Class A common stock.

The full text of Eastdil Secured’s written opinion, dated May 17, 2023, to the Urstadt Biddle board of directors is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken by Eastdil Secured in rendering its opinion. The following summary is qualified in its entirety by reference to the full text of the opinion. The opinion was addressed to the Urstadt Biddle board of directors (in its capacity as such) for its information and use in connection with its evaluation of the exchange ratio from a financial point of view and did not address any other terms, aspects or implications of the mergers or any related transactions. Eastdil Secured’s opinion did not address the merits of the underlying decision by Urstadt Biddle to enter into the merger agreement or the relative merits of the mergers or related transactions compared with other business strategies or transactions available or that have been or might be considered by Urstadt Biddle or the Urstadt Biddle board of directors or in which Urstadt Biddle might engage. Eastdil Secured’s opinion does not constitute a recommendation to the Urstadt Biddle board of directors or any other person or entity in respect of the mergers or any related transactions, including as to how any holder of UB common stock or UB Class A common stock or other person should vote or act in connection with the mergers, any related transactions or any other matter.

The terms of the mergers and related transactions were determined through negotiations between Urstadt Biddle and Regency, rather than by any financial advisor, and the decision to enter into the merger agreement was solely that of the Urstadt Biddle board of directors. Eastdil Secured did not recommend any specific form of consideration to the Urstadt Biddle board of directors or that any specific form of consideration constituted the only appropriate consideration for the mergers. Eastdil Secured’s opinion was only one of many factors considered by the Urstadt Biddle board of directors in its evaluation of the mergers and should not be viewed as determinative of the views of the Urstadt Biddle board of directors, management or any other party with respect to the mergers or the exchange ratio.

In arriving at its opinion, Eastdil Secured, among other things:

•	reviewed a draft, dated May 17, 2023, of the merger agreement, including the financial terms thereof;

•

reviewed certain publicly available business, financial and other information regarding Urstadt Biddle and Regency, including information set forth in Urstadt Biddle’s annual report on Form 10-K for the fiscal year ended October 31, 2022 and quarterly report on Form 10-Q for the period ended January 31, 2023 and Regency’s annual report on Form 10-K for the fiscal year ended December 31, 2022 and quarterly report on Form 10-Q for the period ended March 31, 2023;

•

reviewed certain other business and financial information regarding Urstadt Biddle and Regency furnished to Eastdil Secured by and discussed with the managements of Urstadt Biddle and Regency, including financial forecasts and estimates relating to Urstadt Biddle approved by the management of Urstadt Biddle (we refer to such financial forecasts and estimates as the “Urstadt Biddle Forecasts” solely for purposes of this section entitled “The Mergers—Opinion of Urstadt Biddle’s Financial Advisor”) and financial forecasts and estimates relating to Regency prepared by the management of Regency and approved by the management of Urstadt Biddle (we refer to such financial forecasts and estimates as the “Regency Forecasts” solely for purposes of this section entitled “The Mergers—Opinion of Urstadt Biddle’s Financial Advisor”);

•

discussed with the management of Urstadt Biddle the operations and prospects of Urstadt Biddle and Regency, including the historical financial performance and trends in the results of operations of Urstadt Biddle and Regency;

•	discussed with the management of Urstadt Biddle the strategic rationale for the mergers and financial and strategic benefits anticipated by the management of Urstadt Biddle to result from the mergers;

•	participated in discussions and negotiations among representatives of Urstadt Biddle, Regency and their respective advisors regarding the proposed mergers;

•	reviewed reported prices and trading activity for UB common stock, UB Class A common stock and Regency common stock;

•

analyzed the estimated net asset value of each of Urstadt Biddle’s and Regency’s real estate portfolios and other assets based upon the financial forecasts and estimates referred to above and assumptions relating thereto discussed with and confirmed as reasonable by the management of Urstadt Biddle;

•	compared certain financial data of Urstadt Biddle and Regency with similar data of certain publicly traded companies that Eastdil Secured deemed relevant in evaluating Urstadt Biddle and Regency;

•

analyzed the estimated present value of the future cash flows of Urstadt Biddle and Regency based upon the financial forecasts and estimates referred to above and assumptions relating thereto discussed with and confirmed as reasonable by the management of Urstadt Biddle; and

•	considered such other information, such as financial studies and analyses, as well as financial, economic and market criteria, and made such other inquiries, as Eastdil Secured deemed relevant.

In connection with Eastdil Secured’s review, Eastdil Secured assumed and relied upon the accuracy and completeness of the financial and other information provided, discussed with or otherwise made available to Eastdil Secured, including all accounting, tax, regulatory and legal information, and Eastdil Secured did not make (and did not assume any responsibility for) any independent verification of such information. Eastdil Secured relied upon assurances of the managements of Urstadt Biddle and Regency that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts, estimates and other information relating to Urstadt Biddle and Regency that Eastdil Secured was directed to utilize in its analyses, Eastdil Secured was advised by the respective managements of Urstadt Biddle and Regency and Eastdil Secured assumed that they were reasonably prepared and reflected the best currently available estimates, judgments and assumptions of the managements of Urstadt Biddle and Regency, as the case may be, as to the future financial performance of Urstadt Biddle and Regency, as the case may be, the potential pro forma financial effects of the mergers and the other matters covered thereby. Eastdil Secured assumed no responsibility for, and expressed no view as to, such forecasts, estimates or other information utilized in Eastdil Secured’s analyses or the judgments or assumptions upon which they were based. Eastdil Secured also assumed that there had been no meaningful changes in the condition (financial or otherwise), results of operations, businesses or prospects of Urstadt Biddle or Regency since the respective dates of the most recent financial statements and other information provided to Eastdil Secured. Eastdil Secured relied, at the direction of Urstadt Biddle, upon the assessments of the managements of Urstadt Biddle and Regency as to, among other things, (i) the potential impact on Urstadt Biddle and Regency of certain market and other trends in and prospects for the commercial real estate market and related credit and financial markets and (ii) the ability to integrate the businesses and operations of Urstadt Biddle and Regency as contemplated. Eastdil Secured assumed, with Urstadt Biddle’s consent, that there would not be any developments with respect to any of the foregoing, or any adjustment to the exchange ratio, that would be meaningful in any respect to Eastdil Secured’s analyses or opinion.

In arriving at its opinion, Eastdil Secured did not conduct physical inspections of the properties or assets of Urstadt Biddle, Regency or any other entity, and Eastdil Secured did not make and was not provided with any evaluations or appraisals of the properties, assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of Urstadt Biddle, Regency or any other entity. Eastdil Secured also did not evaluate the solvency or fair value of Urstadt Biddle, Regency or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.

In rendering its opinion, Eastdil Secured assumed, at the direction of Urstadt Biddle, that the final form of the merger agreement, when signed by the parties thereto, would not differ from the draft merger agreement reviewed by Eastdil Secured in any respect meaningful to Eastdil Secured’s analyses or opinion, that the mergers and related transactions would be consummated in accordance with the terms described in the merger agreement and related documents and in compliance with all applicable laws, documents and other requirements without amendment or waiver of any material terms or conditions and that, in the course of obtaining any necessary governmental, regulatory or third party consents, approvals or agreements for the mergers and related transactions, no delay, limitation or restriction, including any divestiture or other requirements, would be imposed or action would be taken that would have an adverse effect on Urstadt Biddle, Regency, the mergers or related transactions. Eastdil Secured also assumed, at the direction of Urstadt Biddle, that the mergers would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Eastdil Secured was advised by Urstadt Biddle and Regency, and Eastdil Secured assumed, at the direction of Urstadt Biddle, that each of Urstadt Biddle and Regency has operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since its election to be taxed as a REIT and Eastdil Secured further assumed, at the direction of Urstadt Biddle, that the mergers and related transactions would not adversely affect such REIT status or the operations of the pro forma combined entity resulting from the mergers.

Eastdil Secured did not express any opinion as to the actual value of Regency common stock when issued pursuant to the mergers or the prices at which Regency common stock, UB common stock, UB Class A common stock or any other securities would trade at any time. Eastdil Secured’s opinion was necessarily based on economic, market, financial and other conditions existing, and information made available to Eastdil Secured, as of the date of Eastdil Secured’s opinion. As Eastdil Secured noted in its opinion to the Urstadt Biddle board of directors, the credit, financial and stock markets, and the industries and regions in which Urstadt Biddle and Regency operate, have experienced and continue to experience volatility and Eastdil Secured expressed no opinion or view as to any potential effects of such volatility on Urstadt Biddle, Regency (or their respective businesses), the mergers or related transactions (including the contemplated benefits thereof). Although subsequent developments may affect the matters set forth in its opinion, Eastdil Secured does not have any obligation to update, revise, reaffirm or withdraw its opinion or otherwise comment on or consider any such events occurring or coming to Eastdil Secured’s attention after the date of its opinion.

Eastdil Secured’s opinion only addressed the fairness, from a financial point of view and as of the date of its opinion, to holders of UB common stock and UB Class A common stock (other than Regency, any subsidiary of Regency or any wholly owned subsidiary of Urstadt Biddle) of the exchange ratio provided for in the merger agreement to the extent expressly specified in Eastdil Secured’s opinion, without regard to individual circumstances of specific holders that may distinguish such holders or the securities of Urstadt Biddle held by such holders (including any rights, preferences, restrictions or limitations that may be attributable to shares of UB common stock or UB Class A common stock or other securities of Urstadt Biddle), and did not address any related transactions or any other terms, aspects or implications of the mergers, including, without limitation, the form or structure of the mergers or any other agreement, arrangement or understanding entered into in connection with or contemplated by the mergers, related transactions or otherwise. In addition, Eastdil Secured’s opinion did not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by any officers, directors or employees of any parties to the mergers or related transactions or any related entities, or class of such persons, relative to the exchange ratio or otherwise. Eastdil Secured’s opinion did not address the merits of the underlying decision by Urstadt Biddle to enter into the merger agreement or the relative merits of the mergers or related transactions compared with other business strategies or transactions available or that have been or might be considered by Urstadt Biddle or the Urstadt Biddle board of directors or in which Urstadt Biddle might engage. Eastdil Secured also did not express any opinion or view with respect to, and at the direction of Urstadt Biddle relied upon the assessments of representatives of Urstadt Biddle and Regency regarding, accounting, tax, regulatory, legal or similar matters as to which Eastdil Secured understood that Urstadt Biddle and Regency obtained such advice as they deemed necessary from qualified professionals.

In connection with rendering its opinion, Eastdil Secured performed certain financial, comparative and other analyses as summarized below. This summary is not a complete description of the financial analyses performed and factors considered in connection with such opinion. In arriving at its opinion, Eastdil Secured did not ascribe a specific value to Urstadt Biddle or Regency but rather made its determinations as to the fairness, from a financial point of view, of the exchange ratio on the basis of various financial and comparative analyses taken as a whole. The preparation of a financial opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a financial opinion is not readily susceptible to summary description.

In arriving at its opinion, Eastdil Secured did not attribute any particular weight to any single analysis or factor considered but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered and in the context of the circumstances of the particular transaction. Accordingly, the analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying such opinion. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary. No company is identical to Urstadt Biddle or Regency and an evaluation of Eastdil Secured’s analyses is not entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies reviewed.

In performing its analyses, Eastdil Secured considered industry performance, general business and economic conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Urstadt Biddle, Regency or any other parties to the mergers and related transactions. None of Urstadt Biddle, Regency, Eastdil Secured or any other person assumes responsibility if future results are different from those described whether or not any such difference is material. Any estimates contained in these analyses and the ranges of values resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of properties, businesses or securities do not purport to be appraisals or necessarily reflect the prices at which properties, businesses or securities may actually be sold or acquired. Accordingly, the assumptions and estimates used in, and the results derived from, the following analyses are inherently subject to substantial uncertainty.

Summary of Financial Analyses of Eastdil Secured Advisors LLC

The following is a summary of the material financial analyses provided on May 17, 2023 to the Urstadt Biddle board of directors by Eastdil Secured in connection with its opinion. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of such financial analyses. In calculating implied exchange ratio reference ranges as reflected in such analyses, Eastdil Secured (a) compared the low-end of the approximate implied per share equity value reference ranges derived for Urstadt Biddle from such analyses to the high-end of the approximate implied per share equity value reference ranges derived for Regency from such analyses in order to calculate the low-end of the implied exchange ratio reference ranges and (b) compared the high-end of the approximate implied per share equity value reference ranges derived for Urstadt Biddle from such analyses to the low-end of the approximate implied per share equity value reference ranges derived for Regency from such analyses in order to calculate the high-end of the implied exchange ratio reference ranges.

Net Asset Value Analyses. Eastdil Secured performed separate net asset value analyses of Urstadt Biddle and Regency in which Eastdil Secured reviewed Urstadt Biddle’s and Regency’s respective assets and liabilities based on financial and other information and data, as described below.

Urstadt Biddle. Eastdil Secured performed a net asset value analysis of Urstadt Biddle based on Urstadt Biddle’s balance sheet data as of January 31, 2023, publicly available information disclosed in Urstadt Biddle’s public filings and other information and data provided by Urstadt Biddle’s management. An estimated aggregate net asset value reference range for Urstadt Biddle was calculated by taking into account, on an asset-by-asset basis, among other factors, the net operating income forecasts of each asset as provided by Urstadt Biddle management, market and submarket quality, and the asset quality, tenant roster, location, current occupancy levels and lease maturity profiles of such assets. For purposes of its net asset value analysis, Eastdil Secured also took into account, based on Urstadt Biddle’s balance sheet as of January 31, 2023, publicly available information disclosed in Urstadt Biddle’s public filings and other information and data provided by Urstadt Biddle’s management, (i) the total estimated value of Urstadt Biddle’s cash, cash equivalents and other assets, and (ii) the total estimated amount of Urstadt Biddle’s liabilities, including total debt, outstanding contractual leasing costs, and other liabilities and estimated debt marked-to-market valuation. This analysis indicated an approximate implied per share equity value reference range for Urstadt Biddle of $23.39 to $28.96.

Regency. Eastdil Secured performed a net asset value analysis of Regency based on Regency’s portfolio and balance sheet data as of March 31, 2023, publicly available information disclosed in Regency’s public filings and other information and data provided by Regency’s management. An estimated aggregate net asset value reference range for Regency was calculated by taking into account, among other factors, the net operating income forecasts of the portfolio as provided by Regency’s management, market and submarket quality, and the asset quality, tenant roster, location, current occupancy levels and lease maturity profiles of such assets. For purposes of its net asset value analysis, Eastdil Secured also took into account, based on Regency’s portfolio and balance sheet as of March 31, 2023, publicly available information disclosed in Regency’s public filings and other information and data provided by Regency’s management, (i) the total estimated value of Regency’s ground-up development and redevelopment projects in progress, cash, cash equivalents and other assets, and (ii) the total estimated amount of

Regency’s liabilities, including total debt and other liabilities and estimated debt marked-to-market valuation. This analysis indicated an approximate implied per share equity value reference range for Regency of $57.78 to $71.34.

Utilizing the approximate implied per share equity value reference ranges derived for Urstadt Biddle and Regency described above, Eastdil Secured calculated the following approximate implied exchange ratio reference range, as compared to the exchange ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.328x – 0.501x	0.347x

Selected Publicly Traded Companies Analyses. Eastdil Secured performed separate selected publicly traded companies analyses of Urstadt Biddle and Regency in which Eastdil Secured reviewed and compared financial and operating data relating to Urstadt Biddle, Regency and the selected publicly traded companies listed below.

Urstadt Biddle. Eastdil Secured reviewed and compared financial and operating data relating to Urstadt Biddle and the following 6 selected U.S. publicly traded commercial REITs with the scale and operational focus that Eastdil Secured deemed generally relevant (which we refer to in this section as the “selected Urstadt Biddle REITs”):

•	Acadia Realty Trust

•	InvenTrust Properties Corp.

•	RPT Realty

•	Saul Centers, Inc.

•	Urban Edge Properties

•	Whitestone REIT

Eastdil Secured reviewed closing stock prices on May 16, 2023 of the selected Urstadt Biddle REITs as multiples of calendar year 2024 estimated funds from operations per share (which we refer to in this section as “FFO per share”) and estimated FFO per share as adjusted for certain items, including but not limited to normalized recurring capital expenditures and the adjustment to GAAP revenue to “straight-line” rents as applicable (which we refer to in this section as “AFFO per share”). Eastdil Secured also calculated and compared total enterprise values of the selected Urstadt Biddle REITs as multiples of calendar year 2024 estimated earnings before interest, taxes, depreciation and amortization (which we refer to in this section as “EBITDA”). Estimated financial data of the selected Urstadt Biddle REITs were based on public filings, publicly available research analysts’ consensus estimates and other publicly available information. Estimated financial data of Urstadt Biddle was based on the Urstadt Biddle Forecasts.

The overall low to high calendar year 2024 estimated FFO per share and AFFO per share multiples observed for the selected Urstadt Biddle REITs were 8.1x to 12.2x (with a mean of 10.1x and a median of 10.6x) and 9.9x to 15.1x (with a mean of 12.6x and a median of 12.5x), respectively, and the overall low to high calendar year 2024 estimated EBITDA multiples observed for the selected Urstadt Biddle REITs were 12.5x to 15.6x (with a mean of 14.1x and a median of 14.2x). Eastdil Secured then applied selected ranges of calendar year 2024 estimated FFO per share and AFFO per share multiples of 8.5x to 12.0x and 10.5x to 14.0x, respectively, and selected ranges of calendar year 2024 estimated EBITDA multiples of 13.0x to 15.0x, derived from the selected Urstadt Biddle REITs to corresponding data of Urstadt Biddle based on the Urstadt Biddle Forecasts. Based on this analysis, Eastdil Secured selected approximate implied per share equity value reference ranges for Urstadt Biddle, based on calendar year 2024 estimated FFO per share and AFFO per share multiples, of $16.69 to $23.56 and $19.04 to $25.38, respectively, and, based on calendar year 2024 estimated EBITDA multiples, of $20.01 to $25.55.

Regency. Eastdil Secured reviewed and compared financial and operating data relating to Regency and the following 7 selected U.S. publicly traded commercial REITs with the scale and operational focus that Eastdil Secured deemed generally relevant (which we refer to in this section as the “selected Regency REITs”):

•	Brixmor Property Group

•	Federal Realty

•	Kimco Realty

•	Kite Realty Group

•	Phillips Edison

•	Retail Opportunity

•	SITE Centers Corp.

Eastdil Secured reviewed closing stock prices on May 16, 2023 of the selected Regency REITs as multiples of calendar year 2024 estimated FFO per share and estimated AFFO per share. Eastdil Secured also calculated and compared total enterprise values of the selected Regency REITs as multiples of calendar year 2024 estimated EBITDA. Estimated financial data of the selected Regency REITs were based on public filings, publicly available research analysts’ consensus estimates and other publicly available information. Estimated financial data of Regency were based on the Regency Forecasts.

The overall low to high calendar year 2024 estimated FFO per share and AFFO per share multiples observed for the selected Regency REITs were 9.6x to 13.1x (with a mean of 10.9x and a median of 10.9x) and 12.5x to 17.1x (with a mean of 14.1x and a median of 13.8x), respectively, and the overall low to high calendar year 2024 estimated EBITDA multiples observed for the selected Regency REITs were 12.5x to 15.9x (with a mean of 13.9x and a median of 13.5x). Eastdil Secured then applied selected ranges of calendar year 2024 estimated FFO per share and AFFO per share multiples of 10.0x to 13.5x and 13.5x to 16.5x, respectively, and selected ranges of calendar year 2024 estimated EBITDA multiples of 13.0x to 16.0x, derived from the selected Regency REITs to corresponding data of Regency based on the Regency Forecasts. Based on this analysis, Eastdil Secured selected approximate implied per share equity value reference ranges for Regency, based on calendar year 2024 estimated FFO per share and AFFO per share multiples, of $41.80 to $56.43 and $46.71 to $57.09, respectively, and, based on calendar year 2024 EBITDA multiples, of $42.60 to $58.00.

Utilizing the approximate implied per share equity value reference ranges derived for Urstadt Biddle and Regency described above, Eastdil Secured calculated the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio:

Implied Exchange Ratio Reference Ranges Based on:
CY 2024E FFO	CY 2024E AFFO	CY 2024E EBITDA	Exchange Ratio
0.296x – 0.564x	0.333x – 0.543x	0.345x – 0.600x	0.347x

Discounted Cash Flow Analyses. Eastdil Secured performed separate discounted cash flow analyses of Urstadt Biddle and Regency to calculate implied per share equity value reference ranges for Urstadt Biddle and Regency.

Urstadt Biddle. Eastdil Secured calculated the unlevered free cash flows that Urstadt Biddle is forecasted to generate during the last six months of calendar year ending December 31, 2023 through the full calendar year ending December 31, 2034 utilizing the Urstadt Biddle Forecasts. Eastdil Secured also calculated a range of future residual values for Urstadt Biddle at the end of this period by applying residual capitalization rates ranging from 7.00% to 8.00%, which was estimated by Eastdil Secured utilizing professional judgement and experience, to estimates of Urstadt Biddle’s cash net operating income for the calendar year ending December 31, 2034, as provided in the Urstadt Biddle Forecasts, and added estimates of the residual value of certain properties and related businesses.

Eastdil Secured then discounted the unlevered free cash flow estimates and the range of residual values to present value as of July 1, 2023 using discount rates ranging from 9.00% to 11.00%, which ranges were chosen by Eastdil Secured based upon an analysis of Urstadt Biddle’s weighted average cost of capital utilizing the capital asset pricing model (“CAPM”). The present value of the unlevered free cash flow estimates and the range of residual values were then adjusted by factoring in the net other assets and liabilities, debt, and preferred equity as of January 31, 2023.

Based on the foregoing, this analysis indicated approximate implied per share equity value reference ranges for Urstadt Biddle of $20.35 to $28.10.

Regency. Eastdil Secured calculated the unlevered free cash flows that Regency is forecasted to generate during the last six months of calendar year ending December 31, 2023 through the full calendar year ending December 31, 2027 utilizing the Regency Forecasts as adjusted for certain items as approved by Urstadt Biddle management, including adjustments for dividend payments, interest expense, estimated non-recurring capital expenditures and adjustments to exclude potential future acquisitions, dispositions and development activities that were not in-process. The unlevered free cash flows and other related cash flow line items for Regency for the last six months of calendar year ending December 31, 2023 were estimated to be one-half of the full-year forecasts for the calendar year ending December 31, 2023 as set forth in the Regency Forecasts. Eastdil Secured also calculated a range of future residual values for Regency at the end of this period by applying residual capitalization rates ranging from 5.90% to 6.90%, which was estimated by Eastdil Secured utilizing professional judgement and experience, to estimates of Regency’s net operating income for the calendar year ending December 31, 2027, as provided in the Regency Forecasts and adjusted to exclude potential future acquisitions, dispositions, and development activities that were not in-process, and added estimates of the residual value of certain properties and related businesses, utilizing the Regency Forecasts as approved by Urstadt Biddle management.

Eastdil Secured then discounted the unlevered free cash flow estimates and the range of residual values to present value as of July 1, 2023 using discount rates ranging from 7.00% to 9.00%, which ranges were chosen by Eastdil Secured based upon an analysis of Regency’s weighted average cost of capital utilizing the CAPM. The present value of the unlevered free cash flow estimates and the range of residual values were then adjusted by factoring in the net other assets and liabilities and debt as of March 31, 2023.

Based on the foregoing, this analysis indicated approximate implied per share equity value reference ranges for Regency of $57.67 to $73.93.

Utilizing the approximate implied per share equity value reference ranges derived for Urstadt Biddle and Regency described above, Eastdil Secured calculated the following approximate implied exchange ratio reference range, as compared to the exchange ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.275x – 0.487x	0.347x

General

Eastdil Secured is an internationally recognized real estate investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. Urstadt Biddle selected Eastdil Secured as a financial advisor in connection with the mergers because of its qualifications, reputation and experience generally and particularly in the real estate industry and its familiarity with Urstadt Biddle and its business. The issuance of Eastdil Secured’s opinion was approved by an authorized committee of Eastdil Secured.

Urstadt Biddle has agreed to pay Eastdil Secured for its financial advisory services in connection with the mergers an aggregate fee currently estimated to be approximately $7 million, a portion of which was payable upon delivery of its opinion and approximately $6.25 million of which is contingent upon consummation of the mergers. Urstadt Biddle also has agreed to reimburse certain of Eastdil Secured’s expenses, including fees and disbursements of Eastdil Secured’s counsel, and to indemnify Eastdil Secured and certain related parties against certain liabilities, including liabilities under the U.S. federal securities laws, that may arise out of Eastdil Secured’s engagement.

Eastdil Secured and its affiliates provide a full range of investment banking and financial advisory, property sales and debt placement services in the ordinary course of business, for which Eastdil Secured and such affiliates receive customary fees. Eastdil Secured and its affiliates in the past have provided, currently are providing and in the future may provide investment banking and other financial services to Urstadt Biddle, Regency and certain of their respective affiliates for which Eastdil Secured and its affiliates have received and would expect to receive fees including, during the two-year period prior to the date of Eastdil Secured’s opinion, having acted as debt placement agent to Regency in which Eastdil Secured and its affiliates received aggregate fees of approximately $550,000 from Regency.

Certain Urstadt Biddle Unaudited Prospective Financial Information

Urstadt Biddle does not as a matter of course make public long-term projections as to future revenues, cash net operating income, EBITDA, funds from operations, funds from operations, as adjusted, unlevered free cash flow or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the mergers and the other transactions contemplated by the merger agreement, Urstadt Biddle management prepared and provided to the Urstadt Biddle board of directors in connection with its evaluation of the mergers and the other transactions contemplated by the merger agreement, and to Urstadt Biddle’s lead financial advisor, Eastdil Secured, for its use and reliance in connection with its financial analyses and opinion (described in this proxy statement/prospectus in the section entitled “The Mergers—Opinion of Urstadt Biddle’s Financial Advisor”), certain unaudited prospective financial information on a standalone basis regarding Urstadt Biddle’s operations for the second half of calendar year 2023 and calendar years 2024 through 2034 (the “Urstadt Biddle Forecasts”).

The Urstadt Biddle Forecasts do not give effect to the mergers or entry into the merger agreement, including any potential synergies that may be achieved by the combined company as a result of the mergers, any changes to Urstadt Biddle’s strategy or operations that may be implemented after the consummation of the mergers or any costs incurred in connection with the mergers. The Urstadt Biddle board of directors did not quantify synergies that may be achieved by the combined company as a result of the mergers. Furthermore, the Urstadt Biddle Forecasts do not take into account the effect of any failure of the mergers to be completed and should not be viewed as relevant or continuing in that context.

The below summary of the Urstadt Biddle Forecasts is included for the purpose of providing Urstadt Biddle stockholders access to certain non-public information that was furnished to the Urstadt Biddle board of directors and Eastdil Secured in connection with the mergers and such information may not be appropriate for other purposes, and is not included to induce any holder of UB common stock or UB Class A common stock to vote in favor of the proposals contained in this proxy statement/prospectus or to influence any Urstadt Biddle stockholder or any other person to make an investment decision with respect to the mergers or otherwise.

The Urstadt Biddle Forecasts were not prepared with a view toward public disclosure, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information, or GAAP, but, in the view of Urstadt Biddle management, were reasonably prepared and reflect the best available estimates, judgments and assumptions at the time of preparation, to the best of Urstadt Biddle management’s knowledge and belief, as to the expected future financial performance of Urstadt Biddle. The inclusion of the Urstadt Biddle Forecasts should not be regarded as an indication that such information is predictive of actual future events or results and such information should not be relied upon as such, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the Urstadt Biddle Forecasts.

While presented with numeric specificity, the Urstadt Biddle Forecasts set forth below were based on numerous variables, expectations and assumptions (including assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to Urstadt Biddle’s business) available at the time they were prepared as to certain business decisions that are subject to change. Further, such variables, expectations and assumptions are inherently subjective and uncertain and are beyond the control of Urstadt Biddle. Some or all of the variables, expectations and assumptions underlying the Urstadt Biddle Forecasts may have changed since the date the Urstadt Biddle Forecasts were prepared. Important factors that may affect actual results and cause the Urstadt Biddle Forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to Urstadt Biddle’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory and competitive environment, general business and economic conditions and other factors described in the sections of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, there can be no assurance that the projected results summarized below will be realized. Urstadt Biddle stockholders are urged to review the most recent SEC filings of Urstadt Biddle for a description of Urstadt Biddle’s reported and anticipated results of operations and financial condition and capital resources, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Urstadt Biddle’s Annual Report on Form 10-K for the year ended October 31, 2022 and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this proxy statement/prospectus.

None of Urstadt Biddle, Regency or their respective officers, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from the Urstadt Biddle Forecasts.

URSTADT BIDDLE UNDERTAKES NO OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE BELOW URSTADT BIDDLE FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THE URSTADT BIDDLE FORECASTS WERE GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR. SINCE THE URSTADT BIDDLE FORECASTS COVER MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES LESS PREDICTIVE WITH EACH SUCCESSIVE YEAR.

The financial metrics presented in this section are “non-GAAP financial measures” as set forth in Item 10(e) of Regulation S-K and should not be considered as alternatives to net income (determined in accordance with GAAP) or as an indication of Urstadt Biddle’s future performance. None of these non-GAAP measures represents cash generated from operating activities determined in accordance with GAAP, and none are a measure of liquidity or an indicator of Urstadt Biddle’s ability to make cash distributions. The Urstadt Biddle Forecasts should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. SEC rules that may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures provided to directors or a financial advisor (like the below Urstadt Biddle Forecasts) in connection with a proposed transaction like the mergers when the disclosure is included in a document like this proxy statement/prospectus. In addition, reconciliations of non-GAAP financial measures to GAAP financial measures were not relied upon by Eastdil Secured for purposes of its opinion or by the Urstadt Biddle board of directors in connection with its consideration of the mergers. Accordingly, Urstadt Biddle has not provided a reconciliation of the non-GAAP financial measures to the relevant GAAP financial measures.

Urstadt Biddle has not made, and is not making, any representation to any Urstadt Biddle stockholder, in the merger agreement or otherwise, concerning the Urstadt Biddle Forecasts or regarding the ultimate performance of Urstadt Biddle compared to the Urstadt Biddle Forecasts or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the Urstadt Biddle Forecasts, Urstadt Biddle urges all stockholders of Urstadt Biddle not to place undue reliance on such information and to review Urstadt Biddle’s most recent SEC filings for a description of Urstadt Biddle’s reported financial results.

Neither Urstadt Biddle’s registered public accounting firm, PKF O’Connor Davies, LLP, nor any other registered public accounting firm has compiled, examined or performed any audit or other procedures with respect to the Urstadt Biddle Forecasts contained herein, nor has any registered public accounting firm expressed any opinion or any other form of assurance on such information or its achievability. The report of PKF O’Connor Davies, LLP contained in Urstadt Biddle’s Annual Report on Form 10-K for the year ended October 31, 2022, which is incorporated by reference into this proxy statement/prospectus, relates to the historical financial information of Urstadt Biddle. It does not extend to the Urstadt Biddle Forecasts and should not be read to do so. Furthermore, the Urstadt Biddle Forecasts do not take into account any circumstances or events occurring after the dates on which it was prepared.

In preparing the Urstadt Biddle Forecasts included in this proxy statement/prospectus, Urstadt Biddle made a number of assumptions regarding, among other things, lease-up rates of existing assets, occupancy and tenant retention levels, changes in rent and operating expenses, the scope, timing and cost of tenant inducements, interest rates, corporate financing activities, the amount, timing, cost and lease-up rates of existing development, the amount of liquor store and third-party fee income, the amount of general and administrative costs, the amount of taxes paid and future non-recurring capital expenditures. The Urstadt Biddle Forecasts exclude adjustments relating to potential future dividend payments or potential future acquisitions, dispositions and development activities that were not in-process.

The following table presents a summary of the Urstadt Biddle Forecasts (amounts may reflect rounding).

Urstadt Biddle Forecasts

($ in millions, except per share data)

	Year Ending December 31,
	2H2023E(1)	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
Cash NOI(2)	$51	$116	$121	$125	$128	$132	$137	$141	$146	$151	$156	$160
Cash EBITDA(3)	$48	$109	$114	$117	$120	$125	$129	$132	$137	$142	$146	—
FFO per share(4)	—	$1.96	$2.09	$2.18	$2.23	$2.33	$2.42	$2.52	$2.62	$2.71	$2.82	—
AFFO per share(5)	—	$1.81	$2.02	$2.12	$2.17	$2.24	$2.32	$2.44	$2.54	$2.62	$2.70	—
Unlevered Free Cash Flow(6)	$28	$94	$107	$111	$113	$117	$120	$125	$129	$134	$137	—

(1)	Reflects Urstadt Biddle management projections from July 1, 2023 through December 31, 2023.
(2)

Cash Net Operating Income (“Cash NOI”) is a non-GAAP financial measure defined as operating income adjusted to add back depreciation and amortization, non-real estate related income, general and administrative expense, interest expense, amortization of above and below-market lease intangibles and to exclude straight-line rent adjustments, interest, dividends and other investment income, equity in net income of unconsolidated joint ventures and gain/loss on sale of operating properties.

(3)

Cash EBITDA is a non-GAAP financial measure defined as Cash NOI adjusted for non-real estate related income and general and administrative expenses. Cash EBITDA reflects cash earnings before interest, taxes, depreciation and amortization.

(4)	Funds from operations (“FFO”) per share is a non-GAAP financial measure defined as FFO divided by the weighted average fully diluted shares of UB common stock and UB Class A common stock outstanding.

FFO is defined, in accordance with standards established by the National Association of Real Estate Investment Trusts (“Nareit”), as net income (computed in accordance with GAAP), excluding gains or losses from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated joint ventures. FFO calculations for Urstadt Biddle exclude GAAP accounting related adjustments, such as amortization of above and below-market lease intangibles and straight-line rent adjustments.
(5)

Adjusted funds from operations (“AFFO”) per share is a non-GAAP financial measure defined as AFFO divided by the weighted average fully diluted shares of UB common stock and UB Class A common stock outstanding. AFFO is defined as FFO (as defined above), as adjusted for certain items, including but not limited to, recurring capital expenditures and leasing costs. The calculation of AFFO differs from Nareit’s definition of FFO and may not be comparable to that of other REITs and real estate companies.

(6)

Unlevered free cash flow is a non-GAAP financial measure that was calculated by taking Cash EBITDA and adjusting for income taxes, property-level preferred distributions, recurring and non-recurring capital expenditures and leasing costs.

Certain Regency Unaudited Prospective Financial Information

Regency does not as a matter of course make public long-term projections as to future total net operating income, funds from operations, adjusted funds from operations, free cash flow or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the mergers and the other transactions contemplated by the merger agreement, Regency management prepared and provided to Urstadt Biddle’s lead financial advisor, Eastdil Secured, for its use and reliance in connection with its financial analyses and opinion, as approved by Urstadt Biddle management (described in this proxy statement/prospectus in the section entitled “The Mergers— Opinion of Urstadt Biddle’s Financial Advisor”), certain unaudited prospective financial information on a standalone basis regarding Regency’s operations for the calendar years 2023 through 2027 (the “Regency Forecasts”).

The Regency Forecasts do not give effect to the mergers or entry into the merger agreement, including any potential synergies that may be achieved by the combined company as a result of the mergers, any changes to Regency’s strategy or operations that may be implemented after the consummation of the mergers or any costs incurred in connection with the mergers. Regency did not quantify synergies that may be achieved by the combined company as a result of the mergers. Furthermore, the Regency Forecasts do not take into account the effect of any failure of the mergers to be completed and should not be viewed as relevant or continuing in that context.

The below summary of the Regency Forecasts is included for the purpose of providing Urstadt Biddle stockholders access to certain non-public information that was furnished to Eastdil Secured in connection with the mergers and such information may not be appropriate for other purposes, and is not included to induce any holder of UB common stock or UB Class A common stock to vote in favor of the proposals contained in this proxy statement/prospectus or to influence any Urstadt Biddle stockholder or any other person to make an investment decision with respect to the mergers or otherwise.

The Regency Forecasts were not prepared with a view toward public disclosure, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information, or GAAP, but, in the view of Regency management, were reasonably prepared and reflect the best available estimates, judgments and assumptions at the time of preparation, to the best of Regency management’s knowledge and belief, as to the expected future financial performance of Regency. The inclusion of the Regency Forecasts should not be regarded as an indication that such information is predictive of actual future events or results and such information should not be relied upon as such, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the Regency Forecasts. Note further that Regency defines certain metrics differently than does Urstadt Biddle. The definitions that Regency uses are included underneath the summary of Regency Forecasts table below.

While presented with numeric specificity, the Regency Forecasts set forth below were based on numerous variables, expectations and assumptions (including assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to Regency’s business) available at the time they were prepared as to certain business decisions that are subject to change. Further, such variables, expectations and assumptions are inherently subjective and uncertain and are beyond the control of Regency. Some or all of the variables, expectations and assumptions underlying the Regency Forecasts may have changed since the date the Regency Forecasts were prepared. Important factors that may affect actual results and cause the Regency Forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to Regency’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory and competitive environment, general business and economic conditions and other factors described in the sections of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, there can be no assurance that the projected results summarized below will be realized. Urstadt Biddle stockholders are urged to review the most recent SEC filings of Regency for a description of Regency’s reported and anticipated results of operations and financial condition and capital resources, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Regency’s Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this proxy statement/prospectus.

None of Regency, Urstadt Biddle or their respective officers, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from the Regency Forecasts.

REGENCY UNDERTAKES NO OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE BELOW REGENCY FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THE REGENCY FORECASTS WERE GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR. SINCE THE REGENCY FORECASTS COVER MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES LESS PREDICTIVE WITH EACH SUCCESSIVE YEAR.

The financial metrics presented in this section are “non-GAAP financial measures” as set forth in Item 10(e) of Regulation S-K and should not be considered as alternatives to net income (determined in accordance with GAAP) or as an indication of Regency’s future performance. None of these non-GAAP measures represents cash generated from operating activities determined in accordance with GAAP, and none are a measure of liquidity or an indicator of Regency’s ability to make cash distributions. The Regency Forecasts should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. SEC rules that may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures provided to directors or a financial advisor (like the below Regency Forecasts) in connection with a proposed transaction like the mergers when the disclosure is included in a document like this proxy statement/prospectus. In addition, reconciliations of non-GAAP financial measures to GAAP financial measures were not relied upon by Eastdil Secured for purposes of its opinion or by the Urstadt Biddle board of directors in connection with its consideration of the mergers. Accordingly, Regency and Urstadt Biddle have not provided a reconciliation of the non-GAAP financial measures to the relevant GAAP financial measures.

Neither Urstadt Biddle nor Regency has made, and neither is making, any representation to any Urstadt Biddle stockholder, in the merger agreement or otherwise, concerning the Regency Forecasts or regarding the ultimate performance of Regency compared to the Regency Forecasts or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the Regency Forecasts, Regency urges all stockholders of Urstadt Biddle and Regency not to place undue reliance on such information and to review Regency’s most recent SEC filings for a description of Regency’s reported financial results.

Neither Regency’s registered public accounting firm, KPMG, LLP, nor any other registered public accounting firm has compiled, examined or performed any audit or other procedures with respect to the Regency Forecasts contained herein, nor has any registered public accounting firm expressed any opinion or any other form of assurance on such information or its achievability. The report of KPMG, LLP contained in Regency’s Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference into this proxy statement/prospectus, relates to the historical financial information of Regency. It does not extend to the Regency Forecasts and should not be read to do so. Furthermore, the Regency Forecasts do not take into account any circumstances or events occurring after the dates on which it was prepared.

In preparing the Regency Forecasts included in this proxy statement/prospectus, Regency made a number of assumptions regarding, among other things, lease-up rates of existing assets, occupancy and tenant retention levels, changes in rent and operating expenses, the scope, timing and cost of tenant inducements, interest rates, corporate financing activities, the amount, timing, cost and lease-up rates of existing and planned development, annual dividend levels, the amount of external acquisitions and dispositions, the amount of general and administrative costs, the amount of taxes paid and future capital expenditures.

The following tables present a summary of the Regency Forecasts (amounts may reflect rounding).

Regency Forecasts

($ in millions, except per share data)

	2023E	2024E	2025E	2026E	2027E
Total NOI(1)	$920	$955	$1,013	$1,070	$1,125
FCF(2)	$148	$153	$161	$168	$172

(1)

Total Net Operating Income (“Total NOI”) is a non-GAAP financial measure defined as the sum of base rent, percentage rent, recoveries from tenants, other lease income, and other property income, less operating and maintenance expenses, real estate taxes, ground rent, and uncollectible lease income. NOI excludes straight-line rental income and expense, above and below market rent and ground rent amortization, tenant lease inducement amortization, and other fees.

(2)	Free Cash Flow (“FCF”) is a non-GAAP financial measure defined as AFFO further adjusted stock compensation and dividend payments.

In addition, the Regency Forecasts included the following metrics:

Regency Forecasts

($ in millions, except per share data)

	2023E	2024E
Nareit FFO(1)	$711	$721
AFFO(2)	$577	$598

(1)

Nareit Funds from Operations (“Nareit FFO”) is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (“Nareit”) defines as net income, computed in accordance with GAAP, excluding gains on sales and impairments of real estate, net of tax, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

(2)

Adjusted Funds From Operations (“AFFO”) is a non-GAAP financial measure defined as Nareit FFO, adjusted for certain items, including but not limited to, transaction related income or expenses; gains or losses from the early extinguishment of debt; certain non-cash components of earnings derived from above and below market rent amortization, straight-line rents, and amortization of mark-to-market debt adjustments; recurring capital expenditures and leasing costs; interest charges and other non-cash amounts as they occur.

Interests of Urstadt Biddle Directors and Executive Officers in the Mergers

Urstadt Biddle directors and executive officers may have certain interests in the mergers and the other transactions contemplated by the merger agreement that may be different from, or in addition to, the interests of Urstadt Biddle stockholders generally. The members of the Urstadt Biddle board of directors were aware of and considered these interests in reaching the determination to approve the mergers and the other transactions contemplated by the merger agreement and recommend to the holders of UB common stock and UB Class A common stock that they vote to approve the proposals to be voted on the special meeting.

The Urstadt Biddle executive officers for purposes of the discussion below are Willing L. Biddle (President and Chief Executive Officer), John T. Hayes (Senior Vice President and Chief Financial Officer), Charles D. Urstadt (Executive Chairman), Stephan A. Rapaglia (Senior Vice President and Chief Operating Officer) and Miyun Sung (Senior Vice President, Chief Legal Officer and Secretary).

Treatment of Equity and Equity-Based Awards

Each of the Urstadt Biddle directors and executive officers will be entitled to receive, for each share of UB common stock and UB Class A common stock he or she holds at the first merger effective time, the same merger consideration in the same manner as other holders of UB common stock and UB Class A common stock. For information regarding beneficial ownership of UB common stock and UB Class A common stock, other than outstanding equity-based awards that will accelerate as a result of the mergers as described below, by each of the Urstadt Biddle directors and named executive officers and all of such directors and executive officers as a group, please see the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

At the first merger effective time, except as described in the immediately following paragraph, each then-outstanding UB restricted stock award will first be converted into a UB Sub I restricted stock award. Each such UB Sub I restricted stock award that is outstanding as of immediately prior to the second merger effective time will then, at the second merger effective time, vest in full and, following any net settlement, be converted into the right to receive (a) a number of shares of Regency common stock equal to the product of (i) the number of shares of UB Sub I common stock or UB Sub I Class A common stock, as applicable, underlying such UB Sub I restricted stock award and (ii) the exchange ratio, plus (b) cash in lieu of fractional shares of Regency common stock into which UB Sub I restricted stock awards would have been converted.

It is expected that, in connection with the mergers, Mr. Biddle will enter into a consulting agreement with Regency pursuant to which, among other things, his UB Sub I restricted stock awards would convert into restricted stock awards with respect to Regency common stock based on the exchange ratio and with terms and conditions materially similar to those of his UB Sub I restricted stock awards, except that Mr. Biddle would no longer be entitled to the acceleration of vesting upon completion of the mergers, but he would be entitled to the acceleration of vesting upon the termination of such consulting agreement.

The following table sets forth (i) the number of UB restricted stock awards with respect to shares of UB common stock and UB Class A common stock held by each Urstadt Biddle director and named executive officer as of July 6, 2023, the latest practicable date before the filing of this proxy statement/prospectus, and (ii) the value of such UB restricted stock awards. The values in the table below have been determined assuming a share price of $19.32 and $19.59, which were the average closing prices of a share of UB common stock and UB Class A common stock, respectively, over the first five trading days following the first public announcement of the mergers on May 18, 2023. The amounts reflected in the table below exclude any UB restricted stock awards that are vested or are expected to vest in accordance with their terms prior to July 6, 2023 (the assumed closing date of the mergers solely for purposes of this compensation-related disclosure).

	Stock Awards Common Stock		Stock Awards Class A Common Stock
Name	Number of Unvested Restricted Stock Awards (#)	Estimated Aggregate Restricted Stock Award Value ($)	Number of Unvested Restricted Stock Awards (#)	Estimated Aggregate Restricted Stock Award Value ($)
Executive Officers
Willing L. Biddle(1)	900,000	$17,388,000	22,500	$440,775
John T. Hayes		$—	85,000	$1,665,150
Charles D. Urstadt	26,000	$502,320		$—
Stephan A. Rapaglia	—	$—	90,000	$1,763,100
Miyun Sung	—	$—	70,000	$1,371,300
Non-Employee Directors
Kevin J. Bannon	—	$—	8,900	$174,351
Catherine U. Biddle	8,900	$171,948		$—
Noble O. Carpenter, Jr.	—	$—	8,900	$174,351
Bryan O. Colley	—	$—	8,900	$174,351
Richard Grellier	—	$—	8,900	$174,351
Robert J. Mueller	—	$—	8,900	$174,351
Willis H. Stephens, Jr.	—	$—	7,700	$150,843

(1)

It is expected that, in connection with the mergers, Mr. Biddle will enter into a consulting agreement with Regency pursuant to which, among other things, his UB Sub I restricted stock awards would convert into restricted stock awards with respect to Regency common stock based on the exchange ratio and with terms and conditions materially similar to those of his UB Sub I restricted stock awards, except that Mr. Biddle would no longer be entitled to the acceleration of vesting upon completion of the mergers, but he would be entitled to the acceleration of vesting upon the termination of such consulting agreement.

Severance Entitlements

Each of the Urstadt Biddle executive officers is party to a change in control agreement (“change in control agreement”) with Urstadt Biddle, each dated as of January 12, 2022. The change in control agreements each provide that if an executive officer’s employment is terminated by the executive officer for “good reason” or by Urstadt Biddle without “cause,” in each case within six months prior to, on the date of or within 18 months following a change in control (as such term is defined in the change in control agreements), the executive officer will be entitled to receive a lump sum cash payment equal to:

•	two and one-half times the sum of:

(i)	such executive officer’s annual base salary in effect immediately prior to the date of termination of employment or, if greater, in effect immediately prior to the change in control;

(ii)	the annual cash bonus paid by Urstadt Biddle to the executive officer in respect to the calendar year ending immediately prior to the date of termination of employment; and

(iii)	the grant date value of the most recent annual equity award granted to the executive officer by Urstadt Biddle prior to the date of termination of employment; and

•

the Urstadt Biddle contributions to Urstadt Biddle’s Profit Sharing and Savings Plan (“401(k) Plan”) which the executive officer otherwise would be entitled to during the Benefits Period (as defined below) under such 401(k) Plan (in lieu of making contributions to the 401(k) Plan during the Benefits Period).

Additionally, the executive officer’s unvested UB restricted stock awards that are subject solely to time-based vesting conditions will become fully vested and nonforfeitable as of the date of the executive officer’s termination of employment (or, if the executive officer’s termination of employment occurs prior to the date of the change in control, as of the date of the change in control).

Urstadt Biddle is also obligated to maintain, for a period of 12 months after the date of the executive officer’s termination of employment or, if earlier, until the executive officer becomes eligible to receive coverage under another employer’s group health plan (the “Benefits Period”), and at the same level and for the benefit of the executive officer’s family, where applicable, all life insurance, disability, medical and other benefit programs or arrangements in which the executive officer is participating or to which the executive officer is entitled at the date of the change in control (or, if the executive officer’s termination of employment occurs prior to the date of the change in control, at the date of termination) in each case at the same level and for the benefit of the executive officer’s family, where applicable.

The mergers will constitute a change in control for purpose of the change in control agreements.

Each executive officer’s receipt of the severance benefits pursuant to the change in control agreements is subject to the executive officer’s execution and non-revocation of a release of claims in favor of Urstadt Biddle and compliance with the restrictive covenants set forth in the change in control agreement. The change in control agreements contain restrictive covenants relating to the non-disclosure of confidential information, non-competition, non-solicitation of employees and customers, and mutual non-disparagement. The non-competition and non-solicitation covenants run until the later of (i) 24 months following the date of a change in control that occurs during the executive officer’s employment with Urstadt Biddle or (ii) 12 months following the executive officer’s termination of employment.

For purposes of the change in control agreements, “cause” generally means termination of the executive officer’s employment by Urstadt Biddle because of dishonesty, conviction of a felony, gross neglect of duties (other than as a result of disability or death), or conflict of interest (other than any conflict of interest which has been fully disclosed to the Urstadt Biddle board of directors and has been determined by them not to be material), which, in the case of gross neglect or conflict, will continue for 30 days after Urstadt Biddle gives written notice to the executive officer requesting the cessation of such gross neglect or conflict, as the case may be.

For purposes of the change in control agreements, “good reason” generally means the executive officer’s voluntary termination of employment within 180 days following the occurrence of any of the following events without the executive officer’s express consent, unless the event is fully corrected by Urstadt Biddle within 30 days after the executive officer notifies Urstadt Biddle of the event: (i) a change in the executive officer’s authority, duties or responsibilities which represents a material diminution in his or her authority, duties or responsibilities immediately prior to a change in control (or, if earlier, the date on which the executive officer’s employment terminates); (ii) a material reduction in the executive officer’s base salary for any calendar year below the level of the executive officer’s base salary in the completed calendar year immediately preceding a change in control (or, if earlier, the date on which the executive officer’s employment terminates); (iii) a relocation of the executive officer outside a 35 mile radius of the executive officer’s work site; (iv) Urstadt Biddle fails to require a successor to all or substantially all of its businesses and/or assets by sale, merger (where Urstadt Biddle is not the surviving entity), lease or otherwise to expressly assume the change in control agreement; or (v) any other material breach by Urstadt Biddle of the terms of change in control agreement.

The table below summarizes the estimated value of severance benefits payable to each Urstadt Biddle executive officer pursuant to the change in control agreements in the event of certain qualifying terminations within six months prior to, on the date of or within 18 months following completion of the mergers.

Name	Cash Compensation ($)(1)	Continuation of Medical and Insurance Benefits ($)(2)	Other Benefits ($)(3)	Total
Willing L. Biddle	$6,133,563	$21,185	$23,100	$6,177,848
John T. Hayes	$1,997,750	$28,596	$16,860	$2,043,206
Charles D. Urstadt	$559,875	$20,728	$6,050	$586,653
Stephan A. Rapaglia	$1,997,750	$28,596	$16,860	$2,043,206
Miyun Sung	$1,964,750	$11,262	$16,200	$1,992,212

(1)

Represents the cash payments payable to each executive officer under the change in control agreements consisting of a lump sum severance payment in an amount equal to two-and-a-half times the sum of the executive officer’s (i) annual base salary ($462,000 for Mr. Biddle, $337,200 for Mr. Hayes, $121,000 for Mr. Urstadt, $337,200 for Mr. Rapaglia and $324,000 for Ms. Sung), (ii) an amount equal to the cash bonus received in the year prior to the year in which a certain qualifying termination occurs ($115,000 for Mr. Biddle, $82,500 for Mr. Hayes, $11,500 for Mr. Urstadt, $82,500 for Mr. Rapaglia and $82,500 for Ms. Sung), and (iii) the grant date value of the most recent annual equity award granted to the executive officer by Urstadt Biddle prior to the date of termination ($1,876,425 for Mr. Biddle, $379,400 for Mr. Hayes, $91,450 for Mr. Urstadt, $379,400 for Mr. Rapaglia and $379,400 for Ms. Sung).

(2)

Represents an estimate of the cost to provide for one year of continued life insurance, disability, medical and other benefit programs in which the executive officer is participating or to which he or she is entitled.

(3)	Represents a cash payment to the executive officer in lieu of Urstadt Biddle contributions under Urstadt Biddle’s 401(k) Plan to which the executive officer otherwise would be entitled.

2023 Annual Bonus

Pursuant to the terms of the merger agreement, each of the Urstadt Biddle executive officers is expected to a receive a 2023 pro-rated cash bonus for the portion of the calendar year attributable to the period prior to the closing of the mergers. The table below presents the pro-rated potential cash bonus to be received by each executive officer:

Name	Bonus ($)(1)
Willing L. Biddle	$956,404
John T. Hayes	$232,408
Charles D. Urstadt	$49,684
Stephan A. Rapaglia	$232,408
Miyun Sung	$232,408

(1)	Represents a pro-rated cash bonus, calculated for this purpose assuming that the closing of the mergers occurs on July 6, 2023.

Proposed Consulting Agreements

It is expected that, in connection with the mergers, Mr. Biddle will enter into a consulting agreement with Regency to assist and advise Regency on transition matters, and reflecting the mutual understanding of the parties, with the specific terms and conditions to be agreed upon by Regency and Mr. Biddle in good faith prior to the closing of the mergers and which consulting arrangement shall (i) have a term commencing on Mr. Biddle’s date of termination of employment with Urstadt Biddle and ending not less than nine months or more than 12 months thereafter and (ii) provide that Mr. Biddle’s restricted Regency common stock, including the restricted Regency common stock that rolled over from UB restricted stock awards and that would, but for this agreement, have vested in connection with the mergers pursuant to Mr. Biddle’s change in control agreement, shall become fully vested and nonforfeitable as of the termination of such consulting arrangement.

In connection with the mergers, Regency will offer consulting agreements to each of the named executive officers (other than Mr. Biddle) to assist and advise Regency on transition matters and reflecting the mutual understanding of the parties, with the specific terms and conditions to be agreed upon by Regency and each such named executive officer in good faith prior to the closing of the mergers and which consulting arrangements shall (i) have a term commencing on such named executive officer’s date of termination of employment with Urstadt Biddle and ending not less than six months or more than nine months thereafter and (ii) provide for a monthly payment to such named executive officers.

Director and Officer Indemnification and Insurance

Pursuant to the terms of the merger agreement, the Urstadt Biddle directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the mergers. For a more detailed description of the provisions of the merger agreement relating to director and officer indemnification, please see the section entitled “The Merger Agreement — Director and Officer Indemnification and Insurance.”

Quantification of Potential Payments and Benefits to Urstadt Biddle Named Executive Officers in Connection with the Mergers

In accordance with Item 402(t) of Regulation S-K, the table below sets forth estimates of the amounts of compensation that are based on or otherwise relate to the mergers and that will or may be paid or become payable to the Urstadt Biddle named executive officers either immediately following completion of the mergers (i.e., on a “single-trigger” basis) or in the event of certain qualifying terminations of employment in connection with the mergers (i.e., on a “double-trigger” basis). Holders of UB common stock and UB Class A common stock are being asked to approve, on a non-binding, advisory basis, such compensation for the Urstadt Biddle named executive officers. Because the vote to approve such compensation is advisory only, it will not be binding on either Urstadt Biddle, the Urstadt Biddle board of directors or Regency. Accordingly, if the Merger Proposal is approved by the holders of UB common stock and UB Class A common stock and the mergers are completed, the compensation payments are contractually required to be paid by Urstadt Biddle to its named executive officers and will or may be paid, subject only to the conditions applicable thereto, which are described in the footnotes to the table below. For additional information, see the section entitled “The Mergers — Interests of Urstadt Biddle Directors and Executive Officers in the Mergers.”

The potential payments in the tables below are quantified in accordance with Item 402(t) of Regulation S-K. The estimated values are based on:

(i)	an assumption that the mergers are completed on July 6, 2023;

(ii)

the value of a share of UB common stock and UB Class A common stock assuming a share price of $19.32 and $19.59, respectively, which was the average closing price of a share of UB common stock and UB Class A common stock, respectively, over the first five trading days following the first public announcement of the merger agreement on May 18, 2023;

(iii)	the named executive officers’ salary and total eligible cash bonus levels as in effect as of the date of this proxy statement/prospectus;

(iv)

the number of unvested UB restricted stock awards held by the named executive officers as of July 6, 2023, the latest practicable date before the filing of this proxy statement/prospectus, and excluding any UB restricted stock awards that are vested or are expected to vest in accordance with their terms prior to July 6, 2023;

(v)

the assumption that each named executive officer experiences a termination of employment by the executive officer for “good reason” or by Urstadt Biddle without “cause” (as such terms are defined in the change in control agreements) immediately following completion of the mergers; and

(vi)	the assumption that no reduction in payments or benefits will be necessary and/or elected to mitigate the impact of Sections 280G and 4999 of the Code.

In addition, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus, and do not reflect certain compensation actions that may occur before completion of the mergers. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Potential Payments to Urstadt Biddle Named Executive Officers

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Nonqualified Deferred Compensation ($)(4)	Total ($)
Willing L. Biddle	$7,113,266	$17,828,775	$21,185	$51,353	$25,014,580
John T. Hayes	$2,247,018	$1,665,150	$28,596	$1,003	$3,941,767
Charles D. Urstadt	$615,609	$502,320	$20,728	$—	$1,138,657
Stephan A. Rapaglia	$2,247,018	$1,763,100	$28,596	$1,003	$4,039,717
Miyun Sung	$2,213,358	$1,371,300	$11,262	$—	$3,595,920

(1)

As described in the section entitled “ The Mergers — Severance Entitlements” of this proxy statement/prospectus, the cash payments payable to each listed individual under the change in control agreements consist of (i) a lump sum severance payment in an amount equal to two-and-a-half times the sum of the executive officer’s (A) annual base salary, (B) an amount equal to the cash bonus received in the year prior to the year in which a certain qualifying termination occurs, (C) the grant date value of the most recent annual equity award granted to the executive officer by Urstadt Biddle prior to the date of termination, (ii) a cash payment in lieu of Urstadt Biddle contributions under the 401(k) Plan to which the executive officer otherwise would be entitled during the 12 months after his or her termination of employment, and (iii) as described in the section entitled “The Mergers— 2023 Annual Bonus”, a pro-rated 2023 annual cash bonus. The payments under clauses (i) and (ii) are “double-trigger,” as they will be payable only if the executive officer experiences a qualifying termination following completion of the mergers. The payment under clause (iii) is “single trigger” as it will be payable in accordance with its terms regardless of whether the executive officer’s employment is terminated.

(2)

The estimated amounts shown in this column represent the aggregate value of the executive officers’ unvested UB restricted stock awards, as described in the section entitled “The Mergers — Treatment of Equity and Equity-Based Awards” of this proxy statement/prospectus, as of July 6, 2023 (the assumed closing date of the mergers solely for purposes of this compensation-related disclosure). As described in the sections entitled “The Mergers  — Treatment of Equity and Equity-Based Awards” and “The Mergers — Treatment of UB Restricted Stock Awards in the Mergers” of this proxy statement/prospectus, with the exception of Mr. Biddle’s UB restricted stock awards, each UB restricted stock award will ultimately vest in full and, following any net settlement, be converted into the right to receive a number of shares of Regency common stock. Amounts in this column assume that any restrictions upon vesting have been removed. The estimated payments in respect of the executive officers’ unvested UB restricted stock awards shown in the above table are “single-trigger” benefits in that they will be payable shortly following completion of the mergers, whether or not such executive officer is later terminated.

(3)

As described in the section entitled “The Mergers— Severance Entitlements”, the estimated amounts shown in this column consist of an estimate of the cost to provide for 12 months of continued life insurance, disability, medical and other benefit programs in which the executive officer is participating or to which he or she is entitled. This is a “double-trigger” benefit as it will be payable only if the executive officer experiences a qualifying termination following completion of the mergers.
(4)

The estimated amounts in this column represent the estimated value of the benefit that would be paid to each of the executive officers in connection with the accelerated payment of amounts held in the Urstadt Biddle’s Excess Benefit and Deferred Compensation Plan, effective January 1, 2005 (the “Excess Benefit Plan”). Under the Excess Benefit Plan, payment of amounts in excess of the limits that apply to the 401(k) Plan were previously deferred, and such amounts shall be distributed to the participants in a lump sum no later than 90 days following the mergers. This is a “single trigger” benefit as it will be payable in accordance with its terms following completion of the mergers regardless of whether the executive officer’s employment is terminated.

Treatment of UB Restricted Stock Awards in the Mergers

Upon the terms and subject to the conditions of the merger agreement, at the first merger effective time, each then-outstanding UB restricted stock award will first be converted into, except as described in the immediately following paragraph, a UB Sub I restricted stock award. Each such UB Sub I restricted stock award that is outstanding as of immediately prior to the second merger effective time will then, at the second merger effective time, vest in full and, following any net settlement, be converted into the right to receive (a) a number of shares of Regency common stock equal to the product of (i) the number of shares of UB Sub I common stock or UB Sub I Class A common stock, as applicable, underlying such UB Sub I restricted stock award and (ii) the exchange ratio, plus (b) cash in lieu of fractional shares of Regency common stock into which UB Sub I restricted stock awards would have been converted.

It is expected that, in connection with the mergers, Mr. Biddle will enter into a consulting agreement with Regency pursuant to which, among other things, his UB Sub I restricted stock awards would convert into restricted stock awards with respect to Regency common stock based on the exchange ratio and with terms and conditions materially similar to those of his UB Sub I restricted stock awards, except that Mr. Biddle would no longer be entitled to the acceleration of vesting upon completion of the mergers, but he would be entitled to the acceleration of vesting upon the termination of such consulting agreement.

Accounting Treatment

In accordance with FASB ASC Topic 805, Business Combinations, a screen test is required to evaluate if substantially all of the fair value of the assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction is accounted for as an asset acquisition. In the event that the screen test is not met, the rules require a further assessment to determine whether an asset acquisition or a business combination has occurred. In addition, the rules require the identification of the acquirer, the determination of the acquisition date, the recognition and measurement, at fair value, of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of the acquiree. The primary accounting differences between an asset acquisition and a business combination are that transaction costs are capitalized in an asset acquisition versus expensed in a business combination, and that no goodwill or bargain purchase gain is recorded in an asset acquisition, although there need not be goodwill or a bargain purchase gain in a business combination. The determination to account for the mergers as an asset acquisition or business combination will be made closer to the closing of the mergers.

Regulatory Matters

Regency and Urstadt Biddle have each agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable law to consummate and make effective, as promptly as practicable, the mergers and the other transactions contemplated by the merger agreement.

There can be no assurances that all requisite regulatory approvals will be obtained and, if obtained, there can be no assurances as to the timing of any approvals, Regency’s and Urstadt Biddle’s ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. For more information, see the section entitled “Risk Factors,” beginning on page 23 of this proxy statement/prospectus.

The parties’ respective obligations to complete the mergers are conditioned, among other matters, upon (i) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the mergers, (ii) the absence of any law, statute, rule or regulation having been enacted, entered, issued, enforced or promulgated by any governmental authority after the date of merger agreement and remaining in effect, that, in any case, makes illegal the consummation of the mergers and (iii) the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and the registration statement not being the subject of any stop order or proceeding seeking a stop order.

Regency and Urstadt Biddle are not aware of any other material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the mergers or the other transactions contemplated by the merger agreement.

Exchange of Shares in the Mergers

The First Merger

Holders of UB common stock, UB Class A common stock, and UB preferred stock as of the first merger effective time will not be required to surrender their certificates (or book-entry shares or other instruments) of UB common stock, UB Class A common stock, or UB preferred stock or take any other action in order to receive UB Sub I common shares or UB Sub I preferred stock, as applicable, in the first merger. Each certificate (or book-entry share) representing outstanding UB common stock, UB Class A common stock, or UB preferred stock will automatically be deemed, from and after the first merger effective time through the second merger effective time, to represent the same number of shares of capital stock of UB Sub I into which such shares are converted in the first merger in accordance with the merger agreement.

The Second Merger

The merger agreement provides that, at or prior to the second merger effective time, Regency will deposit with the exchange agent for the benefit of the holders of UB Sub I common shares and shares of UB Sub I preferred stock other than UB Sub I common shares and shares of UB Sub I preferred stock owned directly by Urstadt Biddle, Regency, UB Sub I or Merger Sub, which will be retired and shall cease to exist (which shares we refer to as the “excluded shares”), (i) evidence of the shares of Regency common stock and Regency preferred stock in book-entry form equal to the aggregate shares to be issued at the second merger effective time and (ii) an aggregate amount of cash sufficient to pay the aggregate cash to be delivered to holders of record of UB common stock or UB Class A common stock in lieu of fractional shares of Regency common stock.

The merger agreement provides that, as soon as reasonably practicable after the second merger effective time, Regency will cause the exchange agent to mail to each holder of record of a certificate representing the UB Sub I common shares a letter of transmittal and instructions for surrendering any certificates representing UB Sub I common shares in exchange for the applicable merger consideration and, if applicable, cash in lieu of fractional shares. Upon surrender of their certificates, if applicable, representing UB Sub I common shares for cancellation along with the executed letter of transmittal, and other required documents described in the instructions, holders of record of UB Sub I common shares will be entitled to receive in exchange, in respect of each UB Sub I common share they hold, the merger consideration and, if applicable, cash in lieu of fractional shares of Regency common stock.

Holders of book entry UB Sub I common shares are not required to deliver an executed letter of transmittal in order to receive the merger consideration and, if applicable, cash in lieu of fractional shares of Regency common stock. Subject to receipt of any documentation as may be required by the exchange agent, Regency will cause the exchange agent to pay and deliver as soon as reasonably practicable after the second merger effective time (and, in any event no later than three business days thereafter) the merger consideration and, if applicable, cash in lieu of fractional shares of Regency common stock.

Dividends

Under the merger agreement, between May 17, 2023 and the earlier of the second merger effective time and the termination of the merger agreement, neither Regency nor Urstadt Biddle may declare, make or pay any dividend without the consent of the other party other than a regular quarterly cash dividend of up to $0.225 per share of UB common stock and $0.25 per share of UB Class A common stock in the case of Urstadt Biddle and up to $0.65 per share of Regency common stock in the case of Regency. The first such dividend for each party will have a record date of June 14, 2023 and a payment date of July 6, 2023. In order to account for moving its scheduled dividend record date timing forward to match Regency’s timing, in the merger agreement, Urstadt Biddle has agreed that the amount of such first dividend be equal to (i) the product of (i) (2.5 divided by 3) multiplied by (ii) $0.225 per share of UB common stock and (ii) the product of (i) (2.5 divided by 3) multiplied by (ii) $0.25 per share of UB Class A common stock (which we refer to as the “First Interim Dividend”). Accordingly, on June 1, 2023, the Urstadt Biddle board of directors declared a dividend of $0.2083 for each share of UB Class A common stock and $0.1875 for each share of UB common stock. The dividends are payable July 6, 2023 to stockholders of record on June 14, 2023.

It is expected that Regency will declare its next quarterly dividend to holders of Regency common stock thereafter on or around September 15, 2023, and its next quarterly dividend thereafter on or around December 15, 2023. To the extent that Regency declares any such dividend prior to closing of the mergers and the closing is expected to occur after such record date, Urstadt Biddle has agreed to declare a dividend on UB common stock and UB Class A common stock with the same record date, with the amount of such dividend being equal to (a) $0.225 per share of UB common stock and (b) $0.25 per share of UB Class A common stock.

In addition, if either Urstadt Biddle or Regency (in each case in consultation with the other party) determines that it is necessary to declare a dividend in order to maintain its qualification as a REIT under the Code and to avoid to the extent possible the incurrence of entity level income or excise tax (which we refer to as a “REIT Dividend”), the declaring party must notify the other party in writing of such determination at least 10 business days prior to the special meeting.

If Urstadt Biddle declares a REIT Dividend in accordance with the immediately preceding paragraph, the merger consideration will be adjusted downward by the amount that the REIT Dividend would have been if Urstadt Biddle had not been required to reduce the First Interim Dividend from its regular dividend amount (which we refer to as the “Hypothetical Permitted REIT Dividend Amount”), which will be effected by reducing the exchange ratio by an amount (rounded to the fifth decimal place) equal to the product of (i) the then-applicable exchange ratio prior to the adjustment multiplied by (ii) the quotient obtained by dividing (A) the per-share amount of a Hypothetical Permitted REIT Dividend Amount by (B) $20.40. The record date and payment date for any REIT Dividend shall be the close of business on the last business day prior to the closing date.

If Regency declares a REIT Dividend, then the exchange ratio will be increased by an amount (rounded to the fifth decimal place) equal to the product of (i) the then-applicable exchange ratio prior to the adjustment multiplied by (ii) the quotient obtained by dividing (A) the per-share amount of the Regency REIT Dividend by (B) $58.78.

Listing of Regency Common Stock, Regency Series A Preferred Stock and Regency Series B Preferred Stock

It is a condition to the completion of the mergers that the Regency common stock, Regency Series A preferred stock and Regency Series B preferred stock to be issued in connection with the mergers be approved for listing on the Nasdaq, subject to official notice of issuance.

De-Listing and Deregistration of UB Common Stock, UB Class A Common Stock, and UB Preferred Stock

If the mergers are completed, the shares of UB common stock, UB Class A common stock, and UB preferred stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act, and Urstadt Biddle will no longer be required to file periodic reports with the SEC with respect to UB common stock, UB Class A common stock, and UB preferred stock.

No Appraisal Rights or Dissenters’ Rights

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

Under Maryland law, dissenting stockholders may have, subject to satisfying certain procedures, the right to demand and receive payment of the fair value of their shares of stock in connection with certain transactions (often referred to as appraisal rights), including a proposed merger, share exchange or sale of substantially all of the assets of the corporation. Under Maryland law, however, dissenters’ rights generally are not available to holders of shares of stock, such as UB common stock and UB Class A common stock, that are listed on a national securities exchange such as the NYSE, nor are dissenters rights available for stock that is not entitled to vote on the transaction, such as UB Series H preferred stock and UB Series K preferred stock (which are also listed on the NYSE). Furthermore, the merger consideration is in the form of shares of Regency common stock, which is also listed on a national securities exchange.

Treatment of Indebtedness and Preferred Stock

Indebtedness

In connection with the mergers, it is expected that Urstadt Biddle’s current $125 million unsecured revolving credit facility will be prepaid and terminated in full.

The terms and timing of any amendments to Urstadt Biddle’s other debt agreements or any other approach chosen by Regency to the assumption, defeasance, satisfaction or discharge of Urstadt Biddle’s debt agreements and the indebtedness incurred pursuant thereto discussed in this proxy statement/prospectus have not been determined as of the date of this proxy statement/prospectus.

This proxy statement/prospectus does not constitute an offer to sell or the solicitation of an offer to buy any debt securities of Regency or Urstadt Biddle. It does not constitute a prospectus or prospectus equivalent document for any such securities. No offering of any debt securities of Regency shall be made, except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or an exemption therefrom.

Preferred Stock

In connection with the first merger, holders of each share of UB Series H preferred stock will receive one share of UB Sub I Series H preferred stock for each share of UB Series H preferred stock that they own immediately prior to the first merger effective time, and holders of each share of UB Series K preferred stock will receive one share of UB Sub I Series K preferred stock for each share of UB Series K preferred stock that they own immediately prior to the first merger effective time. UB Sub I preferred stock will have substantially similar terms to the corresponding class of UB preferred stock.

In connection with the second merger, holders of each share of UB Sub I Series H preferred stock will receive one share of Regency Series A preferred stock, and holders of each share of UB Sub I Series K preferred stock will receive one share of Regency Series B preferred stock. The Regency Series A preferred stock and Regency Series B preferred stock will have substantially similar terms to those of the UB Series H preferred stock and UB Series K preferred stock, respectively, and will be traded on the Nasdaq under the ticker symbols “REGCP” and “REGCO,” respectively.

For more details on the treatment of Urstadt Biddle’s existing preferred stock under the merger agreement, see the section entitled “The Mergers — Exchange of Shares in the Mergers” beginning on page 78 and for more details on the series of preferred stock to be issued by Regency in connection with the mergers, see the section entitled “Description of Regency Capital Stock – Preferred Stock.

For a more detailed description of Regency’s and Urstadt Biddle’s existing indebtedness and series of preferred stock, see Regency’s Quarterly Report on Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and Urstadt Biddle’s Quarterly Report on and Quarterly Report on Form 10-Q for the quarter ended April 30, 2023, each of which is incorporated by reference into this proxy statement/prospectus, and any subsequent report filed with the SEC and incorporated by reference.

THE MERGER AGREEMENT

The following section summarizes certain material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Annex A to this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety before making any decisions regarding the merger agreement and the mergers.

The representations, warranties and covenants contained in the merger agreement and described in this proxy statement/prospectus were made only for purposes of the merger agreement and as of specific dates set forth therein and may be subject to more recent developments, were made solely for the benefit of the other parties to the merger agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures and exceptions and by each parties’ filings with the SEC, for the purposes of allocating risk between the parties to the merger agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. The representations and warranties contained in the merger agreement do not survive the second merger effective time. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or conditions of Regency, Merger Sub, Urstadt Biddle or any of their respective affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Regency or Urstadt Biddle.

Form of the Mergers

Regency will acquire Urstadt Biddle through two mergers. In the first merger, UB Sub II will merge with and into Urstadt Biddle with Urstadt Biddle surviving as a wholly owned subsidiary of UB Sub I. Afterward, UB Sub I will merge with and into Merger Sub, with Merger Sub surviving. As a result of the mergers, Urstadt Biddle will become an indirect wholly owned subsidiary of Regency. Following these two mergers, Urstadt Biddle will be converted into a Maryland limited liability company in accordance with the terms of the MGCL and the MLLCA and continue under the name “Urstadt Biddle Holding LLC.”

Closing; Effective Time

Unless the parties otherwise agree in writing, upon the terms and subject to the conditions of the merger agreement, the closing of the mergers will take place on a date and time to be mutually agreed upon by the parties, but in no event later than the third business day after the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied or waived at the Closing (as defined in the merger agreement), but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the party entitled to the benefit of such condition (subject to applicable law), unless such date is modified by mutual agreement by the parties.

Prior to the Closing, the parties will prepare and on the closing date, the parties will cause to be filed articles of merger with respect to the first merger and the second merger to be duly executed and filed with the State Department of Assessments and Taxation in Maryland in accordance with the MGCL and the MLLCA, as applicable, and make any other filings, recordings or publications required to be made by Regency or Urstadt Biddle under the MGCL or the MLLCA, in connection with the mergers.

The first merger will become effective upon the date and at the time set forth in the articles of merger for the first merger, and the second merger will become effective upon the date and at the time set forth in the articles of merger for the second merger, which time will be after the first merger effective time. The parties will use reasonable best efforts so that the second merger effective time occurs immediately after (or, if not possible, as promptly as practicable after) the first merger effective time and in all cases on the same date.

Governing Documents

Upon the first merger effective time, the articles of incorporation and bylaws of UB Sub I will be substantially identical to the Urstadt Biddle charter and Urstadt Biddle’s Second Amended and Restated Bylaws (which we refer to as the “Urstadt Biddle bylaws”), respectively, except for changes permitted by § 3-106.2(b)(4) of the MGCL or that are mutually agreed by Regency and Urstadt Biddle. Effective as of the first merger effective time and by virtue of the first merger, the articles of incorporation and bylaws of UB Sub II as in effect immediately prior to the first merger effective time will be the charter and bylaws of the surviving corporation in the first merger (except for the change in the name of the surviving corporation to that of Urstadt Biddle).

Upon the second merger effective time and by virtue of the second merger, the certificate of formation and limited liability company agreement of Merger Sub as in effect immediately prior to the second merger effective time will be the certificate of formation and limited liability company agreement of the Surviving Entity, until thereafter amended in accordance with applicable law and the applicable provisions of such certificate of formation and limited liability company agreement.

Directors and Officers

Effective as of the first merger effective time, until successors are duly elected or appointed, (i) the officers and directors of UB Sub I will be the officers and directors of Urstadt Biddle as of immediately prior to the first merger effective time and (ii) the officers and directors of Urstadt Biddle will be the officers and directors of UB Sub II as of immediately prior to the first merger effective time.

Effective as of the second merger effective time, until successors are duly elected or appointed, the officers of Merger Sub immediately prior to the second merger effective time shall be and remain the officers of the Surviving Entity.

The merger agreement does not provide for any changes to the officers or directors of Regency.

Merger Consideration

In connection with the first merger, holders of each share of UB Class A common stock will receive one share of UB Sub I Class A common stock for each share of UB Class A common stock that they own immediately prior to the first merger effective time, and holders of each share of UB common stock will receive one share of UB Sub I common stock for each share of UB common stock that they own immediately prior to the first merger effective time. In addition, holders of each share of UB Series K preferred stock will receive one share of UB Sub I Series K preferred stock for each share of UB Series K preferred stock that they own immediately prior to the first merger effective time, and holders of each share of UB Series H preferred stock will receive one share of UB Sub I Series H preferred stock for each share of UB Series K preferred stock that they own immediately prior to the first merger effective time.

In connection with the second merger, Urstadt Biddle stockholders will have the right to receive 0.347 of a newly issued share of Regency common stock, for each share of UB Sub I common stock and UB Sub I Class A common stock (other than excluded shares) that they own immediately prior to the second merger effective time. No fractional share of Regency common stock will be issued, and holders of record of UB Sub I common shares will receive cash in lieu of fractional shares. The exchange ratio is fixed (except for in limited circumstances with respect to REIT Dividends, as described herein) and will not be adjusted to reflect stock price changes prior to the closing of the mergers. Because the exchange ratio is fixed (except for in limited circumstances with respect to REIT Dividends, as described herein), the market value of the merger consideration will fluctuate with changes in the market price of Regency common stock and you will not be able to ascertain the precise value of the merger consideration at the time that you vote. We urge you to obtain current market quotations of Regency common stock, UB common stock and UB Class A common stock.

The exchange ratio may be adjusted if there is a change in the number of issued and outstanding shares of Regency common stock, UB common stock or UB Class A common stock, or securities convertible or exchangeable into shares of Regency common stock, UB common stock or UB Class A common stock, in each case, as a result of a stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction occurring after the date of the merger agreement and prior to the second merger effective time. For more information, see the section entitled “The Mergers — Dividends” beginning on page 79 of this proxy statement/prospectus.

In addition, in connection with the second merger, holders of each share of UB Sub I Series H preferred stock will receive one share of Regency Series A preferred stock, and holders of each share of UB Sub I Series K preferred stock will receive one share of Regency Series B preferred stock. The Regency Series A preferred stock and Regency Series B preferred stock will have substantially similar terms to those of UB Series H preferred stock and Series K preferred stock, respectively, and will be traded on the Nasdaq under the ticker symbols “REGCP” and “REGCO,” respectively.

Exchange of Shares in the Mergers

The First Merger

Holders of UB common stock, UB Class A common stock, and UB preferred stock as of the first merger effective time will not be required to surrender their certificates (or book-entry shares or other instruments) of UB common stock, UB Class A common stock, or UB preferred stock or take any other action in order to receive UB Sub I common shares or UB Sub I preferred stock, as applicable, in the first merger. Each certificate (or book-entry share) representing outstanding UB common stock, UB Class A common stock, or UB preferred stock will automatically be deemed, from and after the first merger effective time through the second merger effective time, to represent the same number of shares of capital stock of UB Sub I into which such shares are converted in the first merger in accordance with the merger agreement.

The Second Merger

The merger agreement provides that, at or prior to the second merger effective time, Regency will deposit with the exchange agent for the benefit of the holders of UB Sub I common shares and shares of UB Sub I preferred stock (other than the excluded shares), (i) evidence of the shares of Regency common stock and Regency preferred stock in book-entry form equal to the aggregate shares to be issued at the second merger effective time and (ii) an aggregate amount of cash sufficient to pay the aggregate cash to be delivered to holders of record of UB common stock or UB Class A common stock in lieu of fractional shares of Regency common stock.

The merger agreement provides that, as soon as reasonably practicable after the second merger effective time, Regency will cause the exchange agent to mail to each holder of record of a certificate representing the UB

Sub I common shares a letter of transmittal and instructions for surrendering any certificates representing UB Sub I common shares in exchange for the applicable merger consideration and, if applicable, cash in lieu of fractional shares. Upon surrender of their certificates, if applicable, representing UB Sub I common shares for cancellation along with the executed letter of transmittal, and other required documents described in the instructions, holders of record of UB Sub I common shares will be entitled to receive in exchange, in respect of each UB Sub I common share they hold, the merger consideration and, if applicable, cash in lieu of fractional shares of Regency common stock.

Holders of book entry UB Sub I common shares are not required to deliver an executed letter of transmittal in order to receive the merger consideration (and, if applicable, cash in lieu of fractional shares of Regency common stock). Subject to receipt of any documentation as may be required by the exchange agent, Regency will cause the exchange agent to pay and deliver as soon as reasonably practicable after the second merger effective time (and, in any event no later than three business days thereafter) the merger consideration and, if applicable, cash in lieu of fractional shares of Regency common stock.

Representations and Warranties of Urstadt Biddle

The merger agreement contains representations and warranties made by Urstadt Biddle. These representations and warranties are subject to qualifications and limitations agreed to by Regency and Urstadt Biddle in connection with negotiating the terms of the merger agreement. Some of the significant representations and warranties of Urstadt Biddle contained in the merger agreement relate to, among other things:

•	organization, standing, corporate or other power and authority and organizational documents;

•	authority relative to the execution and delivery of, and performance of obligations under, the merger agreement, including board approval;

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listing of Urstadt Biddle subsidiaries, including the percentage interest held, directly or indirectly, by Urstadt Biddle and the classification for U.S. federal income tax purposes of each Urstadt Biddle subsidiary;

•	capital structure;

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absence of any contractual obligation that would require Urstadt Biddle or its subsidiaries to (i) issue, create, or sell additional shares of capital stock or other equity interest, (ii) issue, grant, or extend options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments, (iii) redeem, repurchase or otherwise acquire any shares of capital stock or other equity interests, or (iv) provide for voting trusts or similar agreements concerning the voting of any capital stock;

•	absence of a “poison pill” or similar rights plan;

•	absence of obligation for Urstadt Biddle or any of its subsidiaries by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act;

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all dividends on shares of UB common stock or UB Class A common stock which have been authorized or declared have been paid in full; absence of conflicts with, or violations of, organizational documents and other agreements or obligations in connection with the execution and delivery of, and performance under, the merger agreement and the consummation of the mergers and required governmental filings and consents;

•	possession of and compliance with certain permits, licenses and other approvals from governmental authorities;

•	compliance with applicable laws;

•	SEC documents, SEC correspondence, financial statements, system of disclosure and internal controls;

•	compliance with NYSE listing and governance standards;

•	conduct of business in the ordinary course in all material respects and absence of certain other changes in the conduct of business from October 31, 2022 through the date of the merger agreement;

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absence of certain events, circumstances, changes, effects, developments, conditions or occurrences that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Urstadt Biddle since October 31, 2022;

•	no undisclosed liabilities or obligations (subject to certain exceptions);

•	no default of any organizational documents or loan or credit agreements;

•	absence of certain litigation;

•	tax matters, including qualification as a REIT;

•	benefits plan and Employee Retirement Income Security Act of 1974, as amended, matters;

•	employment and labor matters;

•	accuracy of information supplied or to be supplied by Urstadt Biddle in this proxy statement/prospectus and the registration statement on Form S-4 of which it forms a part;

•	intellectual property, data and information technology matters;

•	environmental matters;

•	real property matters;

•	matters relating to certain material contracts;

•	insurance matters;

•	receipt of opinion from Urstadt Biddle’s financial advisor;

•	required stockholder approval;

•	brokers’ and finders’ fees in connection with the mergers;

•	inapplicability of the Investment Company Act of 1940;

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all action necessary taken to render inapplicable the restrictions on business combinations and control share acquisitions contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL;

•	absence of related party transactions;

•	ownership of UB Sub I and UB Sub II capital stock prior to the first merger effective time; and

•	activities of UB Sub I and UB Sub II since formation.

Representations and Warranties of Regency and Merger Sub

The merger agreement contains representations and warranties made by Regency. These representations and warranties are subject to qualifications and limitations agreed to by Regency and Urstadt Biddle in connection with negotiating the terms of the merger agreement. Some of the significant representations and warranties of Regency and/or Merger Sub contained in the merger agreement relate to, among other things:

•	organization, standing, corporate or other power and authority and organizational documents;

•	capital structure;

•	authority relative to the execution and delivery of, and performance of obligations under, the merger agreement, including board approval;

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absence of conflicts with, or violations of, organizational documents and other agreements or obligations in connection with the execution and delivery of, and performance under, the merger agreement and the consummation of the mergers and required governmental filings and consents;

•	compliance with applicable laws;

•	SEC documents, SEC correspondence, financial statements, system of disclosure and internal controls;

•	compliance with the Nasdaq listing and governance standards;

•	conduct of business in the ordinary course in all material respects consistent with past practice from December 31, 2022, through the date of the merger agreement;

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absence of certain events, circumstances, changes, effects, developments, conditions or occurrences that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Regency since December 31, 2022;

•	no undisclosed liabilities or obligations (subject to certain exceptions);

•	absence of certain litigation;

•	certain tax matters, including qualification as a REIT;

•	accuracy of information supplied or to be supplied by Regency in this proxy statement/prospectus and the registration statement on Form S-4 of which it forms a part;

•	intellectual property matters;

•	environmental matters;

•	real property matters;

•	matters relating to certain material contracts;

•	no stockholder approval required;

•	brokers’ and finders’ fees in connection with the mergers;

•	inapplicability of the Investment Company Act of 1940;

•	sufficiency of number of shares of Regency common stock, the authorization and sufficiency of number of shares of Regency Series A preferred stock and Regency Series B preferred stock; and

•	at the signing of the merger agreement and at the second merger effective time, all membership interests in Merger Sub were owned or will be owned by Regency; and.

•	activities of Merger Sub since formation.

Definition of “Material Adverse Effect”

Many of the representations of Regency and Urstadt Biddle are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, would or would be reasonably expected to, individually or in the aggregate, have a material adverse effect). “Material adverse effect,” for purposes of the merger agreement, means, with respect to Regency or Urstadt Biddle, any event, circumstance, change, effect, development, condition, or occurrence, individually or in the aggregate, would, or would reasonably be expected to, individually in the aggregate, have a material adverse effect on the business, assets, properties, liabilities, condition (financial or otherwise), or results of operations of such party and its subsidiaries, taken as a whole, except that no event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from any of the following will constitute a material adverse effect with respect to the applicable party:

•	any events, circumstances, changes or effects in general economic, financial or business conditions that affect the retail real estate industry generally;

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any changes in the conditions in the United States or global economy or capital, financial or securities markets, in each case, generally, including changes in interest or exchange rates or the imposition of trade restrictions, tariffs or similar taxes,

•	any changes in general legal, regulatory or political conditions in the United States or in any other country or region of the world;

•	the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date of the merger agreement;

•	changes after the date of the merger agreement in law or GAAP (or any binding interpretation thereof);

•	earthquakes, hurricanes, floods or other natural disasters;

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any epidemic, pandemic or disease outbreak (including COVID-19) or worsening thereof, including governmental or other commercially reasonable measures in response thereto (including the COVID-19 Measures);

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any decline in the market price, or change in trading volume, of the capital stock of the party or any failure of the party to meet any internal or publicly announced projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such decline, change or failure may be taken into account in determining whether there has been a material adverse effect if not falling into one of the other exceptions contained in this definition);

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the negotiation, execution and delivery of the merger agreement, the consummation of the mergers, or the public announcement of the merger agreement, the mergers or the other transactions contemplated by the merger agreement,

•	the taking of any action at the written request or with the prior written consent of the other party;

•	any stockholder litigation, in each case, arising out of or relating to the merger agreement or the transactions contemplated therein.

However, exceptions in each of the first five bullets above will only apply if they do not disproportionately affect the applicable party and its subsidiaries, taken as a whole, relative to other participants in the industry or industries in which such party and its subsidiaries operate. The sixth and seventh bullets above will only apply if they do not materially disproportionally affect the party and the party’s subsidiaries, taken as a whole, relative to other participants in the retail real estate industry in the geographic regions in which the party and the party’s subsidiaries operate.

Conduct of Urstadt Biddle’s Business Pending the Mergers

Under the merger agreement, between May 17, 2023 and the earlier of the second merger effective time and the termination of the merger agreement, except (i) to the extent required by applicable law or the regulations or requirements of any stock exchange or regulatory organization, (ii) to the extent action is reasonably taken (or reasonably omitted) in response to COVID-19 or COVID-19 measures, (iii) as may be consented to in advance in writing by Regency, (iv) as may be expressly required pursuant to the merger agreement, or (v) as otherwise set forth on confidential disclosure letter provided to Regency in connection with the merger agreement, Urstadt Biddle has agreed to and has agreed to cause each of Urstadt Biddle’s subsidiaries to conduct its business in all material respects in the ordinary course and in a manner consistent with past practice. Urstadt Biddle has further agreed not to, and to cause its subsidiaries not to (subject to specified exceptions, including, but not limited to, those outlined below):

•	amend the organizational documents of Urstadt Biddle or any of its subsidiaries, or waive any provision thereunder;

•	split, combine, subdivide or reclassify any shares of capital stock or other equity interests;

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declare, set aside or pay any dividend or make any other distributions with respect to shares of capital stock, except for: (A) the declaration and payment by Urstadt Biddle of its regular quarterly dividend or REIT Dividends as described in the section entitled “The Mergers — Dividends” beginning on page 79 of this proxy statement/prospectus; provided that such dividends cannot exceed $0.225 per share of UB common stock and $0.25 per share of UB Class A common stock; (B) the declaration and payment of dividends or other distributions to Urstadt Biddle or a wholly owned subsidiary by a wholly owned subsidiary; and (C) REIT Dividends;

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redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Urstadt Biddle, UB Sub I or a subsidiary of Urstadt Biddle, other than, among other things, redemption, conversion or repurchase of equity interests in a DownREIT pursuant to the requirements of the applicable DownREIT agreement;

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except for (A) transactions among Urstadt Biddle and one or more of its wholly owned subsidiaries or among two or more wholly owned subsidiaries of Urstadt Biddle, or (B) issuances of shares of UB common stock or UB Class A common stock upon the vesting or scheduled delivery of shares pursuant to, Urstadt Biddle equity awards in accordance with their terms as in effect on the date of the merger agreement, issue, sell, pledge, dispose, encumber or grant any shares of Urstadt Biddle’s, UB Sub I’s or any of the Urstadt Biddle subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Urstadt Biddle’s or any of the Urstadt Biddle subsidiaries’ capital stock or other equity interests;

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acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) transfers by Urstadt Biddle or any wholly owned subsidiary of Urstadt Biddle to or from Urstadt Biddle or any existing wholly owned Urstadt Biddle subsidiary, (B) acquisitions of personal property in the ordinary course of business that do not exceed $500,000 in the aggregate or (C) the redemption or purchase of any equity interests in a DownREIT pursuant to the requirements of the applicable DownREIT Agreement;

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sell, mortgage, pledge, lease, license, assign, transfer, dispose of, encumber or grant a lien, or effect a deed in lieu of foreclosure with respect to, any real property, personal property, intangible property, Urstadt Biddle Intellectual Property or interest in any corporation, partnership, limited liability company or other business organization, except (A) such matters that constitute a Urstadt Biddle permitted lien, (B) transfers by Urstadt Biddle or any wholly-owned Urstadt Biddle to or from Urstadt Biddle or any wholly-owned Urstadt Biddle subsidiary, (C) non-exclusive licenses of intellectual property granted in the ordinary course of business consistent with past practice or (D) dispositions of immaterial personal property in the ordinary course of business;

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incur, create, assume, refinance, replace or prepay any Indebtedness or issue or amend the terms of any debt securities of Urstadt Biddle, UB Sub I, UB Sub II or any of the Urstadt Biddle subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other party (other than a wholly owned subsidiary of Urstadt Biddle), except (A) indebtedness incurred under Urstadt Biddle’s existing revolving credit facility in the ordinary course of business consistent with past practice for (1) working capital purposes in an aggregate amount not to exceed $5,000,000, (2) payment of dividends permitted by the merger agreement, (3) tenant improvement at any of the Urstadt Biddle properties and (4) in connection with funding any transactions permitted by the merger agreement, (B) indebtedness of any wholly owned

Urstadt Biddle subsidiary to Urstadt Biddle or to another wholly owned Urstadt Biddle subsidiary or (C) the posting of letters of credit in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $1,000,000;

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make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), other than (A) by Urstadt Biddle or a wholly owned subsidiary of Urstadt Biddle to Urstadt Biddle or a wholly owned Urstadt Biddle subsidiary and (B) loans, advances, capital contributions or investments made pursuant to the requirements of any Urstadt Biddle Leases or ground leases pursuant to which any third party is a lessee or sublessee on any Urstadt Biddle property or pursuant to the requirements of any existing joint venture arrangements or other contract to which Urstadt Biddle or one of its subsidiaries is a party as of the date of the merger agreement;

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enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any (A) material contract, (B) related party agreement, (C) any contract or agreement that relates to Urstadt Biddle’s or any of its subsidiaries’ liquor, self-storage or solar businesses or otherwise to any business other than the primary business of Urstadt Biddle (other than vendor or distribution agreements entered into the ordinary course of business consistent with past practice) or (D) any contract or agreement (excluding leases) that has a value of $500,000 or greater and where the term of such agreement would extend beyond the second anniversary of the date hereof (unless such agreement is cancelable or terminable by Urstadt Biddle or a subsidiary without cost or penalty), in each case other than any termination or renewal in accordance with the terms of any such contract that occurs automatically without any action (other than notice of renewal) by (or on behalf of or at the direction or inducement of) Urstadt Biddle, UB Sub I or any subsidiary of Urstadt Biddle or any of their respective representatives;

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enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any existing or new lease for space of 7,500 square feet or greater or with a term (including any tenant options to extend or renew) of ten years or greater, except, in each case, for (A) any termination, modification or renewal in accordance with the terms of any such lease that occurs automatically without any action (other than notice of renewal) by (or on behalf of or at the direction or inducement of) Urstadt Biddle, UB Sub I or any subsidiary or (B) any agreement for the waiver by a tenant of such tenant’s rights under any such lease;

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commence any claim or litigation or waive, release, assign, settle or compromise any claim or litigation, other than (A) settlements less than or equal to $50,000 individually or $250,000 in the aggregate or for amounts not in excess of Urstadt Biddle’s available insurance coverage as of the date of the merger agreement (so long as any such settlement does not involve the imposition of any injunctive relief against Urstadt Biddle or any subsidiary and does not provide for any admission of liability or wrongdoing), (B) settlements of any claim or litigation initiated by Urstadt Biddle or any subsidiary against a former tenant in the ordinary course of business consistent with past practice, or (C) commencement of any claim or litigation against tenants in the ordinary course of business consistent with past practice if the amount of any damages claimed is not in excess of $50,000 individually and (D) any claim or litigation relating to taxes;

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except as required by applicable law or any Urstadt Biddle benefit plans, or as set forth on the disclosure letter, (A) hire or terminate the employment (without cause) of any employee with a total annual base salary in excess of $100,000 (other than to replace any employee that departs after the date of the merger agreement), (B) materially increase in any manner (or accelerate the vesting, payment or funding of) the amount, rate or terms of compensation or benefits of any employee, officer or director or individual service provider or, (C) enter into, adopt, amend or terminate any benefit plans, (D) amend or waive any of its rights under, or accelerate the vesting, payment or exercisability under, any provision of the Urstadt Biddle Amended and Restated Restricted Stock Plan, dated March 22, 2023, or any provision of any contract evidencing any Urstadt Biddle equity award or otherwise modify any of the terms of any outstanding Urstadt Biddle equity award, (E) fund or make any contribution to any Urstadt Biddle benefit plan or any related trust or other funding vehicle or (F) enter into any contract with any labor union or similar organization, including a collective bargaining agreement;

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fail to maintain all financial books and records in all material respects in accordance with GAAP (or any binding interpretation thereof) or make any material change to its methods of accounting, except as required by a change in GAAP (or any binding interpretation thereof) or in applicable law, or make any change with respect to accounting policies, principles or practices unless required by GAAP, the SEC or the Financial Accounting Standards Board or any similar organization;

•	enter into any new line of business or form or enter into any new funds or joint ventures or expand the liquor, self-storage, solar or other non-real estate businesses in any respect;

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enter into or modify in a manner adverse to Urstadt Biddle or Regency or their respective subsidiaries any Urstadt Biddle tax protection agreement, make, change or rescind any material election relating to taxes, change a material method of tax accounting, file any material tax return that is materially inconsistent (other than as a result of any change in, or enactment of any new, applicable tax law) with a previously filed tax return of the same type for a prior taxable period (taking into account any amendment prior to the date hereof), amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, consent (other than in the ordinary course of business consistent with past practice) to any extension or waiver of the limitation period applicable to any material tax claim or assessment, or knowingly surrender any right to claim any material tax refund, except, in each case, (A) to the extent required by law or regulations applicable to Urstadt Biddle or (B) to the extent necessary, as reasonably determined by Urstadt Biddle in consultation with Regency, (1) to preserve Urstadt Biddle’s or, following the first merger, UB Sub I’s qualification as a REIT under the Code or (2) to qualify or preserve the status of any subsidiary of Urstadt Biddle as a disregarded entity or partnership for United States federal income tax purposes or as a qualified REIT subsidiary, taxable REIT subsidiary or REIT under the applicable provisions of Section 856 of the Code, as the case may be;

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take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause (A) Urstadt Biddle or, following the first merger, UB Sub I, to fail to qualify as a REIT or (B) any subsidiary of Urstadt Biddle to cease to be treated as any of (1) a partnership or disregarded entity for federal income tax purposes or (2) a qualified REIT Subsidiary or a taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

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take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the first merger and/or the second merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except as required under the merger agreement;

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make or commit to make any capital expenditures, except (A) in connection with any tenant improvements at any of the Urstadt Biddle properties, (B) capital expenditures in the ordinary course of business consistent with past practice necessary in an amount not to exceed $100,000, in the aggregate with respect to any one property, or (C) or capital expenditures in the ordinary course of business consistent with past practice as is reasonably necessary in the event of an emergency situation after prior notice to, and consulting with Regency;

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cancel any insurance policies or fail to pay the premiums on any such insurance policies such that such failure causes a cancellation of such policy, or fail to use commercially reasonable efforts to maintain such policies in the ordinary course of business consent with past practice; or

•	authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Nothing in the merger agreement prohibits Urstadt Biddle or, following the first merger, UB Sub I, from taking any action, at any time or from time to time, that in the reasonable judgment of the Urstadt Biddle board of directors, upon advice of counsel to Urstadt Biddle, is reasonably necessary for Urstadt Biddle or, following the first merger, UB Sub I to avoid or to continue to avoid incurring entity-level income or excise taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the second merger effective time, including making any dividend or other distribution payments to stockholders of Urstadt Biddle or UB Sub I, as applicable, in accordance with the merger agreement, or to qualify or preserve the status of any subsidiary of Urstadt Biddle as a disregarded entity or partnership for U.S. federal income tax purposes or as a qualified REIT subsidiary, taxable REIT subsidiary or REIT under the applicable provisions of Section 856 of the Code.

Conduct of Regency’s Business Pending the Mergers

Under the merger agreement, during the Interim Period, unless (i) expressly contemplated or required by the merger agreement, (ii) set forth in the applicable section of Regency’s confidential disclosure letter provided to Urstadt Biddle in connection with the execution of the merger agreement, (iii) required by applicable law, the regulations of the Nasdaq, or organizational documents, or (iv) consented to by Urstadt Biddle (which consent may not be unreasonably withheld, delayed or conditioned), Regency has agreed to use commercially reasonable efforts to preserve intact in all material respects its current business organization and ongoing businesses and maintain Regency’s status as a REIT, and has further agreed not to, and to cause its subsidiaries not to (subject to specified exceptions including, but not limited to, those outlined below):

•	amend the organizational documents of Regency (other than any amendment necessary to effect the mergers) if such amendment would be materially adverse to Urstadt Biddle;

•	split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Regency or any Regency subsidiary;

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declare, set aside or pay any dividend or make any other distributions with respect to shares of capital stock of Regency or other equity securities or ownership interests in Regency, except the declaration and payment by Regency of its regular quarterly dividend (in accordance with past practice and in an amount not to exceed $0.65 per share of Regency common stock) or REIT Dividends as described in the section entitled “The Mergers — Dividends” beginning on page 79 of this proxy statement/prospectus;

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acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, if such acquisition would reasonably be expected to materially impair or delay Regency’s ability to consummate the mergers;

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fail to maintain all financial books and records in all material respects in accordance with GAAP (or any binding interpretation thereof) or make any material change to its methods of financial accounting, except as required by a change in GAAP (or any binding interpretation thereof) or in applicable law, or make any change, with respect to financial accounting policies, principles or practices, unless required by GAAP, the SEC or the FASB or any similar organization;

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take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause Regency to fail to qualify as a REIT (provided that in no event shall Regency be required to change its practices, classifications or tax positions as of the date of the merger agreement as a result of this clause absent changes in applicable law);

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take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the second merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in a manner that would not reasonably be expected to be materially adverse to Regency or to prevent or materially impair Regency’s ability to consummate the mergers; or

•	authorize, or enter into any contract, agreement, or arrangement to do any of the foregoing.

Nothing in the merger agreement will prohibit Regency from taking any action, at any time or from time to time, that in the reasonable judgment of the Regency board of directors, upon advice of counsel to Regency, is reasonably necessary for Regency to avoid or to continue to avoid incurring entity-level income or excise taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the second merger effective time, including making dividend or other distribution payments to stockholders of Regency in accordance with the merger agreement, or to qualify or preserve the status of any subsidiary of Regency as a disregarded entity or partnership for U.S. federal income tax purposes or as a qualified REIT subsidiary, taxable REIT subsidiary or REIT under the applicable provisions of Section 856 of the Code, as the case may be.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants related to (subject in each case to specific exceptions and qualifications):

•	each party’s agreement to cooperate to prepare this proxy statement/prospectus and the registration statement on Form S-4 of which it forms a part;

•	Urstadt Biddle’s agreement to afford the representatives of Regency reasonable access to its properties, offices, books, contracts, personnel and records during normal business hours;

•	each party’s agreement to obtain the consent of the other party prior to issuing press releases and other public statements with respect to the mergers;

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each party’s agreement to use commercially reasonable efforts to take, or cause to be taken, all actions and to cooperate with the other Party in doing, all things necessary, proper, or advisable to consummate and make effective the mergers as promptly as practicable, including: (A) taking all actions necessary to cause the conditions to the closing to be satisfied, (B) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from governmental authority or other person necessary in connection with the consummation of the mergers, and (C) solely with respect to stockholder litigation, the defending of any lawsuits or legal proceedings, whether judicial or administrative challenging the merger agreement or the consummation of the mergers, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed;

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each party’s agreement to (or cause its respective subsidiaries to) use its commercially reasonable efforts to give any notices to third parties and obtain any third-party consents that are necessary, proper or advisable to consummate the mergers, including furnishing to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required applications, notices, registrations and requests;

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each party’s agreement to give the other prompt notice of any notice or communication received from any governmental authority in connection with merger agreement and the mergers, or from any person alleging that the consent of such person is or may be required in connection with the mergers;

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each party’s agreement to give the other prompt notice if (A) any representation or warranty made by it contained in the merger agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable conditions to Closing as set forth in the merger agreement would be incapable of being satisfied by the outside date or (B) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement;

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each party’s agreement to give the other prompt notice of any action commenced or threatened against, relating to or involving such party or its subsidiaries that relates to the merger agreement or the mergers;

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Urstadt Biddle’s agreement to give Regency the opportunity to participate in the defense or settlement of any litigation against Urstadt Biddle and/or its directors relating to the merger agreement and the mergers and will consider in good faith Regency’s views with respect to such litigation, and will not enter into any settlement without Regency’s prior consent;

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Regency’s agreement to give Urstadt Biddle the opportunity to reasonably participate in the defense of any litigation against Regency and/or its directors seeking an injunction to prohibit the consummation of the mergers;

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Regency’s agreement to file with the Nasdaq an application or notification form, as applicable, for the listing of shares pursuant to which the Regency common stock and the Regency preferred stock to be issued in the second merger will be listed on the Nasdaq, and to use its commercially reasonable efforts to have each such listing accepted by the Nasdaq as promptly as practicable after its submission such that the Regency common stock and the Regency preferred stock to be issued in the second merger will be so listed at, or prior to, the second merger effective time;

•

Regency’s agreement to take all action necessary to approve and adopt the articles of amendment classifying the Regency Series A preferred stock and the articles of amendment classifying the Regency Series B preferred stock;

•

Urstadt Biddle’s agreement to take reasonably necessary and advisable steps to cause any disposition of Urstadt Biddle securities pursuant to the second merger by Urstadt Biddle’s directors or officers to be exempt under Rule 16b-3 under the Exchange Act;

•

Urstadt Biddle’s agreement to take all action necessary so that no takeover statute is or becomes applicable to the mergers or the voting agreement and to take all necessary steps to exempt (or ensure the continued exemption of) the mergers from any applicable takeover statute now or hereafter in effect and in order to, to the extent applicable, exempt any acquisition of beneficial ownership of Urstadt Biddle’s capital stock pursuant to the voting agreement from the “Ownership Limit” (as set forth in Section 9.b of the Urstadt Biddle articles of incorporation) and if any such takeover statute is or becomes applicable to any of the foregoing, take all action necessary so that the mergers or the voting agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to eliminate or minimize the effect of such takeover statute on the mergers and the other transactions contemplated hereby and thereby, including, if necessary, challenging the validity or applicability of any such takeover statute;

•

each party’s agreement to use (i) commercially reasonable efforts to cause each of the mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) reasonable best efforts to obtain an opinion from its counsel that each of the mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (including by delivering an officer’s certificate containing representations as shall be necessary or appropriate to enable each party’s counsel to render such opinion);

•

Urstadt Biddle’s agreement to use reasonable best efforts to obtain the opinion to be delivered to Regency regarding Urstadt Biddle’s, and, following the first merger effective time, UB Sub I’s qualification as a REIT, and to deliver an officer’s certificate containing representations as shall be reasonably necessary or appropriate to enable REIT counsel to Urstadt Biddle to render such opinion and to enable REIT counsel to Regency to render its opinion regarding the qualification of Regency as a REIT;

•

Regency’s agreement to use reasonable best efforts to obtain the opinion to be delivered to Urstadt Biddle regarding its qualification as a REIT (including by delivering an officer’s certificate containing representations as shall be reasonably necessary or appropriate to enable REIT counsel to Regency to render such opinion);

•

Urstadt Biddle’s agreement to, unless notified in writing by Regency three business days prior to the closing date, use its commercially reasonable efforts to cause to be delivered to Regency resignations executed by each director and officer of UB Sub I, Urstadt Biddle or any Urstadt Biddle subsidiary in office as of immediately prior to the second merger effective time, effective upon the second merger effective time;

•

each party’s agreement to cooperate in connection with the delisting of UB common stock, UB Class A common stock, and the UB preferred stock from the NYSE and termination of its registration under the Exchange Act; and

•

Urstadt Biddle’s agreement to provide all cooperation reasonably requested by Regency in connection with financing arrangements, and use commercially reasonable efforts, if requested by Regency, to seek amendments to Urstadt Biddle’s debt agreements or pursue any approach chosen by Regency to the assumption, defeasance, satisfaction or discharge of Urstadt Biddle’s debt agreements and the indebtedness incurred pursuant thereto, in each case subject to certain indemnification and reimbursement obligations of Regency.

The Special Meeting

Urstadt Biddle has agreed to establish a record date for, duly call, give notice of, convene and hold the special meeting as promptly as practicable following the date on which the registration statement on Form S-4 of which this proxy statement/prospectus forms a part is declared effective by the SEC.

Unless the Urstadt Biddle board of directors has made an adverse recommendation change (as defined in the section entitled “The Merger Agreement — No Solicitation; Change in Urstadt Biddle Board of Directors Recommendation” beginning on page 97 of this proxy statement/prospectus) in accordance with the merger agreement (i) Urstadt Biddle has agreed that the Urstadt Biddle board of directors will recommend to Urstadt Biddle’s stockholders the approval of the Merger Proposal (which we refer to as the “Urstadt Biddle Board of Directors Recommendation”) and (ii) Urstadt Biddle has agreed to use commercially reasonable efforts to obtain from the stockholders of Urstadt Biddle the approval of the Merger Proposal.

Urstadt Biddle has agreed not to postpone or adjourn the special meeting without the consent of Regency.

Unless the merger agreement has been terminated, Urstadt Biddle has agreed to hold the special meeting and submit the Merger Proposal to its stockholders, notwithstanding an adverse recommendation change.

Employee Matters

For 12 months following the second merger effective time, Regency is required to provide each continuing Urstadt Biddle employee with (i) base salary or wages, target cash bonus opportunity and/or target long-term incentive opportunity in the aggregate that is at least equal to the aggregate base salary or wages, target cash bonus opportunity and/or target long-term incentive opportunity provided to similarly situated Regency employees; provided, that base salary or wages shall be at least equal to the greater of (A) the base salary or wages provided to such continuing employee by Urstadt Biddle as of immediately prior to the second merger effective time and (B) the base salary or wages provided to similarly situated Regency employees and (ii) retirement and health and welfare benefits that are substantially similar, in the aggregate, to those benefits provided to similarly situated Regency employees, in each case, excluding defined benefit pension, severance, nonqualified retirement, post-retirement medical or welfare, retention, change in control or similar plans (which we refer to as the “excluded benefits”); provided, that for any continuing employee whose employment with Regency terminates during the 60 days following the closing date, clause (ii) will be satisfied if Regency provides retirement and health and welfare benefits that are substantially similar, in the aggregate, to those provided to such continuing employee by Urstadt Biddle as of immediately prior to the second merger effective time, in each case excluding the excluded benefits (but including the severance provided pursuant to the merger agreement).

To the extent Regency benefit plans provide benefits to any continuing employee on or following the second merger effective time, Regency will use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Regency to be waived with respect to the continuing employees and their eligible dependents, (ii) give each continuing employee credit for the plan year in which the second merger effective time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the second merger effective time for which payment has been made and (iii) give each continuing employee service credit for such continuing employee’s employment with Urstadt Biddle for purposes of eligibility to participate, vesting, and solely for severance or vacation accrual, benefit accrual under each applicable Regency benefit plan.

In addition, within 30 days following the closing date, Regency will pay to each individual who was employed by Urstadt Biddle as of immediately prior to the second merger effective time a pro-rated cash bonus for the portion of the calendar year attributable to the pre-closing period.

Dividends

Between May 17, 2023 and the earlier of the second merger effective time and the termination of the merger agreement, neither Regency nor Urstadt Biddle may declare, make or pay any dividend without the consent of the other party other than a regular quarterly cash dividend of up to $0.225 per share of UB common stock and $0.25 per share of UB Class A common stock in the case of Urstadt Biddle and up to $0.65 per share of Regency common stock in the case of Regency. The first such dividend for each party will have a record date of June 14, 2023 and a payment date of July 6, 2023. In order to account for moving its scheduled dividend record date timing forward in order to match Regency’s timing, Urstadt Biddle has agreed that the amount of the First Interim Dividend be equal to (i) the product of (i) (2.5 divided by 3) multiplied by (ii) $0.225 per share of UB common stock and (ii) the product of (i) (2.5 divided by 3) multiplied by (ii) $0.25 per share of UB Class A common stock. Accordingly, on June 1, 2023, the Urstadt Biddle board of directors declared a dividend of $0.2083 for each share of UB Class A common stock and $0.1875 for each share of UB common stock. The dividends are payable July 6, 2023 to stockholders of record on June 14, 2023.

It is expected that Regency will declare its next quarterly dividend to holders of Regency common stock thereafter on or around September 15, 2023, and its next quarterly dividend thereafter on or around December 15, 2023. To the extent that Regency declares any such dividend prior to closing and the closing is expected to occur after such record date, Urstadt Biddle has agreed to declare a dividend on UB common stock and UB Class A common stock with the same record date, with the amount of such dividend being equal to (a) $0.225 per share of UB common stock and (b) $0.25 per share of UB Class A common stock.

In addition, if either Urstadt Biddle or Regency (in each case in consultation with the other party) determines that it is necessary to declare a REIT Dividend, then the declaring party must notify the other party in writing of such determination at least 10 business days prior to the special meeting. The record date and payment date for any such REIT Dividend will be the close of business on the business day prior to the closing date.

If Urstadt Biddle declares a REIT Dividend in accordance with the immediately preceding paragraph, the merger consideration will be adjusted downward by the Hypothetical Permitted REIT Dividend Amount, which will be effected by reducing the exchange ratio by an amount (rounded to the fifth decimal place) equal to the product of (i) the then-applicable exchange ratio prior to the adjustment multiplied by (ii) the quotient obtained by dividing (A) the per-share amount of a Hypothetical Permitted REIT Dividend Amount by (B) $20.40.

If Regency declares a REIT Dividend, then the exchange ratio will be increased by an amount (rounded to the fifth decimal place) equal to the product of (i) the then-applicable exchange ratio prior to the adjustment multiplied by (ii) the quotient obtained by dividing (A) the per-share amount of the Regency REIT Dividend by (B) $58.78.

No Solicitation; Change in Urstadt Biddle Board of Directors Recommendation

Urstadt Biddle has agreed that, until the earlier of the second merger effective time and the termination of the merger agreement, it will not, and will cause its affiliates and its and their directors, officers, employees, agents or representatives not to, subject to certain exceptions, directly or indirectly:

•

solicit, initiate, or knowingly encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any acquisition proposal (as defined below), or any inquiry proposal or offer that could reasonably be likely to lead to any acquisition proposal or any other effort or attempt to make or implement an acquisition proposal;

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any party other than Regency or its representatives any non-public information in connection with, any acquisition proposal, or any inquiry, proposal or offer that could reasonably be likely to lead to an acquisition proposal (other than to state that the terms of the merger agreement prohibit such discussions);

•

approve, recommend, publicly declare advisable or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, or other agreement relating to an acquisition proposal (other than an acceptable confidentiality agreement referred to below); or

•	agree to or propose publicly to do any of the foregoing.

In addition, Urstadt Biddle has agreed to, and to cause its subsidiaries and representatives to:

•

immediately cease and cause to be terminated all existing discussions, negotiations and communications with any person and its representatives (other than Regency or any of its representatives) conducted prior to the merger agreement with respect to any acquisition proposal;

•

request the prompt return or destruction, to the extent required upon Urstadt Biddle’s request by any confidentiality agreement, of all confidential information previously furnished to any such person and its representatives; and

•

terminate the access of any such person (other than Regency or any of its representatives) to any “data room” hosted by Urstadt Biddle, its subsidiaries or any of their respective representatives relating to any acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means any bona fide proposal, offer, or inquiry from any person or group, other than Regency or any of its subsidiaries, relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions by such person or group, including any merger, reorganization, recapitalization, restructuring share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture, sale, lease, exchange, license, transfer or disposition or similar transaction, of assets or business generating 20% or more of the net revenues or net incomes or representing 20% or more of the consolidated assets of Urstadt Biddle or 20% or more of the voting power of Urstadt Biddle.

If at any time before the time the Urstadt Biddle stockholders approve the Merger Proposal, (i) the Urstadt Biddle board of directors receives a bona fide written acquisition proposal made after May 17, 2023 that has not resulted from a violation of Urstadt Biddle’s non-solicitation restrictions and (ii) the Urstadt Biddle board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal (as defined below), Urstadt Biddle may:

•	participate in negotiations with such person and its representatives regarding such acquisition proposal; and

•

furnish to such person and its representatives non-public information relating to Urstadt Biddle or any of its subsidiaries pursuant to an acceptable confidentiality agreement, so long as all such non-public information is provided or made available to Regency substantially concurrently with the time it is provided or made available to such person.

A “superior proposal” means any bona fide, written acquisition proposal that did not result from a breach or violation of Urstadt Biddle’s non-solicitation restrictions made after May 17, 2023 (with all references to “20%” in the definition of acquisition proposal being deemed to be references to “50%”), taking into account all legal, financial, regulatory, financing, timing, risks and any other aspects of the proposal and the person making the proposal and any other matters that the Urstadt Biddle board of directors considers appropriate, that, if consummated, would be more favorable to the stockholders of Urstadt Biddle from a financial point of view than the transactions contemplated by the merger agreement (including any adjustment to the terms and conditions thereof proposed in writing by Regency in response to any such acquisition proposal or otherwise).

Urstadt Biddle will promptly notify Regency (but in no event later than 48 hours) after receipt by Urstadt Biddle or any of its affiliates or representatives, of any acquisition proposal, any request for non-public information from any person that informs Urstadt Biddle or any of its subsidiaries or representatives that it is considering making, or has made, an acquisition proposal, or any inquiry from any person seeking to have or continue discussions or negotiations with Urstadt Biddle relating to a possible acquisition. Urstadt Biddle will thereafter keep Regency informed of the status and terms of developments, discussions and negotiations concerning any such acquisition proposal (including after the occurrence of any amendment, modification or supplement thereto) on a reasonably current basis. Except as described below, the Urstadt Biddle board of directors (i) shall not withdraw, withhold, modify or qualify in any manner adverse to Regency or Merger Sub (or publicly propose to do so) the approval, recommendation or declaration of advisability by the Urstadt Biddle board of directors of the merger agreement, the mergers or any of the other transactions contemplated thereby and (ii) shall not publicly recommend, endorse or otherwise declare advisable the approval of any acquisition proposal (each such action, which we refer to as an “adverse recommendation change”).

If at any time prior to obtaining the approval of the Merger Proposal and subject to the process described below, the Urstadt Biddle board of directors may make an adverse recommendation change if (i) the Urstadt Biddle board of directors receives an unsolicited, bona fide written acquisition proposal made after May 17, 2023 that has not resulted from a violation of the non-solicitation restrictions and (ii) the Urstadt Biddle board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes a superior proposal and that the failure to do so would be inconsistent with its duties under applicable law. As described below, Urstadt Biddle has the right to terminate the merger agreement to accept a superior proposal (which termination we refer to as a “superior proposal termination”).

In addition, subject to the process described below, the Urstadt Biddle board of directors may also make an adverse recommendation change at any time prior to obtaining the approval of the Merger Proposal, in response to an Intervening Event (defined below) if the Urstadt Biddle board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to make such adverse recommendation change would be inconsistent with its duties under applicable law.

Prior to making an adverse recommendation change in response to an Intervening Event or a superior proposal or effecting a superior proposal termination, Urstadt Biddle will:

•

first notify Regency and Merger Sub in writing at least four business days before taking such action that Urstadt Biddle intends to take such action (such notice including (x) in circumstances involving or relating to an acquisition proposal, the terms and conditions of, and attaching a copy of, such acquisition proposal, and (y) in circumstances not involving or relating to an acquisition proposal, specifying in reasonable detail the reasons therefor);

•

negotiate in good faith with Regency during such four-business day notice period, to enable Regency to propose revisions to the terms of the merger agreement such that the superior proposal ceases to be a superior proposal, or in the case of an Intervening Event, such revisions as proposed by Regency (plus an additional two business days in the case of any material supplements or amendments to such superior proposal or any material change to the conditions constituting such Intervening Event); and

•

at the end of such negotiation period, the Urstadt Biddle board of directors must determine in good faith that, (i) after consultation with its financial advisor and outside legal counsel, in circumstances involving or relating to an acquisition proposal, such superior proposal continues to constitute a superior proposal (taking into account any adjustment or modification to the terms and conditions of the merger agreement proposed by Regency), and that, after consultation with its outside legal counsel, the failure to effect such superior proposal termination would be inconsistent with its duties under applicable Law, or (y) after consultation with its financial advisor and outside legal counsel, in circumstances not involving or relating to an acquisition proposal, the failure to effect such adverse recommendation change would be inconsistent with its duties under applicable law.

An “Intervening Event” means any material fact, event, circumstance, change or development that materially affects the business, assets or operations of Urstadt Biddle and its subsidiaries (taken as a whole) that (i) has occurred or arisen after May 17, 2023, (ii) was not known or reasonably foreseeable to the Urstadt Biddle board of directors as of or prior to May 17, 2023, (iii) first becomes known to the Urstadt Biddle board of directors before stockholder approval of the Merger Proposal has been obtained, and (iv) does not relate to or involve (A) any acquisition proposal or any inquiry or communications relating thereto or any matter relating thereto or consequence thereof, (B) any change in the market price or trading volume of capital stock of Urstadt Biddle or of any equity ratings or the ratings outlook for Urstadt Biddle or any of the Urstadt Biddle subsidiaries by any applicable rating agency, or (C) the fact that, in and of itself, Urstadt Biddle meets, exceeds or fails to meet any internal or published projections, estimates or expectations of Urstadt Biddle revenue, earnings or other financial performance or results of operation for any period (provided that with respect to the foregoing clauses (B) and (C), any fact, event, circumstance, change or development giving rise to such change, meeting, exceeding or failure of which may otherwise constitute or be taken into account in determining whether an Intervening Event has occurred if not falling into the foregoing clause (A) of this definition).

Conditions to Completion of the Mergers

The respective obligations of each of Regency and Urstadt Biddle to effect the mergers are subject to the satisfaction or waiver by Regency and Urstadt Biddle in writing, at or prior to the closing, of the following conditions:

•	Urstadt Biddle obtaining the required vote of its stockholders to approve the mergers;

•

the registration statement on Form S-4 of which this proxy statement/prospectus is a part having become effective, and the registration statement not being the subject of any stop order or proceedings seeking a stop order;

•

the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the mergers;

•	Regency common stock and Regency preferred stock to be issued in the second merger having been approved for listing on the Nasdaq, subject to official notice of issuance; and

•

the articles of amendment classifying the Regency Series A preferred stock and the articles of amendment classifying the Regency Series B preferred stock having been filed with and accepted for record by the Florida Department of State.

In addition, the obligations of Regency and Merger Sub to effect the mergers are subject to the satisfaction or waiver by Regency in writing, at or prior to the closing, of the following additional conditions:

•

the representations and warranties of Urstadt Biddle being true and correct to the extent and as of the dates specified in the merger agreement, including that there have been no events, changes, effects, developments, circumstances, conditions or occurrences since October 31, 2022 that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to Urstadt Biddle;

•	Urstadt Biddle having performed in all material respects all of the obligations required to be performed by it under the merger agreement at or prior to the Closing;

•	the absence of any event, change, or occurrence arising after May 17, 2023 that, individually, or in the aggregate, constitutes a material adverse effect with respect to Urstadt Biddle;

•

the receipt by Regency of a certificate signed on behalf of Urstadt Biddle by the chief executive officer and the chief financial officer of Urstadt Biddle, certifying that the conditions set forth in the three immediately preceding bullets have been satisfied;

•

the receipt by Regency of a written opinion of REIT counsel to Urstadt Biddle and UB Sub I, dated as of the closing date, to the effect that for all taxable periods commencing with Urstadt Biddle’s taxable year ended October 31, 2019 and ending at the moment in time immediately prior to the second merger effective time, Urstadt Biddle and, from and after the first merger effective time, UB Sub I, have each been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code; and

•

the receipt by Regency of a written opinion of its counsel, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, each of the first merger and the second merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

The obligations of Urstadt Biddle to effect the mergers are subject to the satisfaction or waiver by Urstadt Biddle in writing, at or prior to the closing, of the following additional conditions:

•

the representations and warranties of Regency being true and correct to the extent and as of the dates specified in the merger agreement, including that there have been no events, changes, effects, developments, circumstances, conditions or occurrences since December 31, 2022, which have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to Regency;

•	Regency and Merger Sub having performed in all material respects all of the obligations required to be performed by them under the merger agreement at or prior to the closing;

•	the absence of any event, change, or occurrence arising after May 17, 2023 that, individually, or in the aggregate, constitutes a material adverse effect with respect to Regency;

•

the receipt by Urstadt Biddle of a certificate signed on behalf of Regency by the chief executive officer or chief financial officer of Regency, certifying that the conditions set forth in the three immediately preceding bullets have been satisfied;

•

the receipt by Urstadt Biddle of a written opinion of REIT counsel to Regency, dated as of the closing date, to the effect that for all taxable periods commencing with Regency’s taxable year ended December 31, 2019 and through the closing date, Regency has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that Regency’s proposed method of organization and operation will permit Regency to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the closing date; and

•

the receipt by Urstadt Biddle of a written opinion of its counsel, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, each of the first merger and the second merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Fees and Expenses

Other than as provided below, all fees and expenses incurred in connection with the mergers will be paid by the party incurring those expenses, whether or not the mergers are completed.

Termination of the Merger Agreement

Termination. The merger agreement may be terminated at any time prior to the second merger effective time, whether before or after the receipt of the requisite Urstadt Biddle stockholder approvals, under the following circumstances:

•	by mutual written agreement of Regency and Urstadt Biddle;

•	by either Regency or Urstadt Biddle:

•	if the mergers are not consummated on or before February 17, 2024 (which we refer to as the “outside date”);

•

if any governmental authority of competent jurisdiction has issued a final and nonappealable order, decree or ruling, in each case that permanently enjoins or otherwise prohibits the consummation of the mergers or any law has been enacted or enforced by a governmental authority after May 17, 2023 that makes illegal the consummation of the transactions; or

•

if the approval of the Merger Proposal by the Urstadt Biddle stockholders was not obtained at the special meeting or at any adjournment or postponement thereof, in each case, at which a vote on the Merger Proposal was taken (which we refer to as the “stockholder vote-down termination right”).

•	by Regency:

•

if Urstadt Biddle breaches, violates, or fails to perform any of its representations, warranties, covenants or agreements as set forth in the merger agreement and such breach, violation or failure to perform, either individually or in the aggregate, if occurring or continuing on the closing date would result of a failure of the related closing conditions set forth in the merger agreement to be satisfied (which we refer to as a “Company terminating breach”) and is not cured within the earlier of (i) 45 days following the notice to Urstadt Biddle by Regency of such breach or failure and (ii) the outside date, provided that Regency will not have the right to terminate upon a Company terminating breach if a Parent terminating breach (defined below) has occurred and is continuing at the time that Regency delivered notice of its election to terminate (which we refer to as the “Company Breach Termination Right”); or

•

if, prior to approval of the Merger Proposal by the Urstadt Biddle stockholders, Urstadt Biddle, its board, or a committee thereof (a) effects an adverse recommendation change, (b) fails to, after the announcement of an acquisition proposal, recommend against the acquisition proposal and publicly reaffirm the recommendation of the Urstadt Biddle board of directors within 10 business days of being requested by Regency to do so, or (c) fails to include the recommendation of the Urstadt Biddle board of directors (which we refer to as the “adverse recommendation change termination right”).

•	by Urstadt Biddle:

•

if Regency breaches, violates, or fails to perform any of its representations, warranties, covenants or agreements as set forth in the merger agreement and such breach, violation or failure to perform, either individually or in the aggregate, if occurring at the closing date would result of a failure of the closing conditions set forth in the merger agreement (which we refer to as a “Parent terminating breach”) and is not cured within the earlier of (i) forty-five (45) days following the notice to Regency by Urstadt Biddle of such breach or failure and (ii) the outside date, provided that Urstadt Biddle will not have the right to terminate upon a Parent terminating breach if a Company terminating breach has occurred and is continuing at the time that Urstadt Biddle delivered notice of its election to terminate; or

•

if, prior to approval of the Merger Proposal by the Urstadt Biddle stockholders, the Urstadt Biddle board of directors determines to enter into an agreement with respect to a superior proposal and the termination fee is paid in full substantially concurrently with such termination (which we refer to as the “superior proposal termination right”).

Effect of Termination. If the merger agreement is terminated pursuant to its terms, it will become void and of no effect without liability or obligation of any party to the other parties to the merger agreement other than as described immediately below in the section entitled “Termination Fees and Expense Reimbursement” except that no party will be released from any liabilities or damages arising out of any fraud in connection with the merger agreement or willful and material breach of any covenants or agreements set forth in the merger agreement by such party. Notwithstanding the foregoing, certain provisions of the merger agreement relating to fees and expenses, effects of termination, termination fees, expense reimbursement, indemnification, announcement and certain general provisions will survive any termination of the merger agreement. In addition, the termination of the merger agreement will not affect the respective obligations of Regency and Urstadt Biddle under the confidentiality agreement, dated as of March 28, 2023, by and between Regency and Urstadt Biddle.

Termination Fees and Expense Reimbursement. Urstadt Biddle has agreed to pay a termination fee of $31.6 million to Regency in the following circumstances:

•	if Regency terminates the merger agreement pursuant to the adverse recommendation change termination right;

•	if Urstadt Biddle terminates the merger agreement pursuant to the superior proposal termination Right; or

•

if (a) Regency terminates the merger agreement pursuant to the Company Breach Termination Right and prior to the breach giving rise to such termination right, an acquisition proposal has been publicly announced otherwise made known to the Urstadt Biddle board of directors and not irrevocably withdrawn publicly and (b) within 12 months after such termination, Urstadt Biddle consummates a transition in respect of an acquisition proposal or enters into a definitive agreement with respect to an acquisition proposal that is later consummated (for purposes of clause (b), all percentages included in the definition of “acquisition proposal” shall be increased to 50%); or

•

if (a) either party terminates the merger agreement pursuant to the stockholder vote-down termination right and prior to the special meeting, an acquisition proposal has been publicly announced otherwise made known to the Urstadt Biddle board of directors and not irrevocably withdrawn publicly at least 5 business days prior to the special meeting and (b) within 12 months after such termination, Urstadt Biddle consummates a transition in respect of an acquisition proposal or enters into a definitive agreement with respect to an acquisition proposal that is later consummated (for purposes of clause (b), all percentages included in the definition of “acquisition proposal” shall be increased to 50%).

If Urstadt Biddle fails to promptly pay the termination fee pursuant to the merger agreement, Urstadt Biddle will also pay any reasonable costs and expenses incurred by Regency in connection with a legal action to enforce the merger agreement to the extent that such action results in a final, nonappealable judgment for such amount against Urstadt Biddle. Any termination fee not paid when due will bear interest from the date of termination until the date paid at a rate equal to the prime rate as published in The Wall Street Journal in effect on the date of such payment. Other than in the case of fraud or willful and material breach, the termination fee and other amounts payable by Urstadt Biddle pursuant to the termination fee provisions of the merger agreement shall be the sole and exclusive remedy of Regency, Merger Sub and their affiliates and representatives against Urstadt Biddle, its affiliates and representatives (including for any and all losses and damages suffered as a result of the failure of the mergers to be consummated or for a breach or failure to perform by Urstadt Biddle of its covenants and agreements in the merger agreement), in the event of a termination of the merger agreement in connection with which any termination fee pursuant to the merger agreement is payable by Urstadt Biddle, and upon payment of such termination fee and any such additional amounts payable, none of Urstadt Biddle, its affiliates and representatives shall have any further liability or obligation relating to or arising out of the merger agreement, any agreement executed in connection therewith, or the transactions contemplated thereby.

The termination fee payable by Urstadt Biddle to Regency may also be reduced to the maximum amount, if any, that can be paid to Regency without causing it to fail to meet the requirements of Section 856(c)(2) and (3) of the Code (which we refer to as the “REIT Requirements”) for such year. In the event that Regency is not able to receive the full termination fee payable pursuant to the merger agreement due to the above limitations, Urstadt Biddle will place the unpaid amount in escrow and shall not release any portion thereof to Regency unless and until Regency receives either (x) a letter from Regency’s independent accountants indicating the maximum amount that can be paid at that time to Regency without causing Regency to fail to meet the REIT Requirements or (y) an opinion from counsel or other tax advisor or a ruling from the IRS providing that Regency’s receipt of the unpaid fee will not impact its qualification as a REIT under the Code. The obligation of Urstadt Biddle to pay any unpaid portion of the termination fee pursuant to the merger agreement shall terminate on the December 31 that is five years from the date the termination fee first becomes payable. Amounts remaining in escrow after the obligation of Urstadt Biddle to pay such termination fee terminates will be released to Urstadt Biddle.

Director and Officer Indemnification and Insurance

The merger agreement provides that, from and after the second merger effective time and for six years from and after the closing date, Regency will cause the surviving corporation in the first merger to, indemnify and hold harmless, to the fullest extent permitted by law, all past and present directors, officers, managers, trustees, members, employees, agent or fiduciaries of Urstadt Biddle and its subsidiaries (which we refer to as the “indemnified parties”) against any fees, costs or expenses (including advancing attorneys’ fees, consultants fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or alleged action or any investigation, defense, preparation thereof or participation therein, in respect of acts or omissions occurring or alleged to have occurred at or prior to the second merger effective time (whether asserted or claimed prior to, at or after the second merger effective time) (including acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the transactions, including the consideration and approval of the merger agreement and the transactions and the process in connection with such consideration and approval) in connection with such indemnified parties serving as a director, officer, manager, trustee, member, employee, agent or other fiduciary of Urstadt Biddle or any of its subsidiaries. The merger agreement also provides that, for the same six-year period, Regency will cause the surviving corporation in the first merger to promptly pay on behalf of or advance to each of the indemnified parties, in each case to the extent such persons are otherwise entitled to payment or advancement of expenses pursuant to the terms of the organizational documents of Urstadt Biddle, UB Sub I and their respective subsidiaries as in effect on May 17, 2023 in connection with, arising out of or otherwise related to any such actual or alleged action, in connection with, arising out of or otherwise related to matters existing or occurring or alleged to have occurred prior to or at the second merger effective time. Regency further agreed that any indemnification agreement between Urstadt Biddle and any indemnified party shall entitle such indemnified party to indemnification and advancement of expenses in connection with such party’s service as a director or officer of UB Sub I to the same extent as such party is entitled to indemnification and advancement of expenses as a director or officer of Urstadt Biddle.

For a period of six years following the second merger effective time, the organizational documents of the surviving corporation in the first merger and of any applicable subsidiary of the surviving corporation in the first merger shall contain provisions no less favorable with respect to indemnification and limitations on liability of directors and officers than are set forth in the organizational documents of Urstadt Biddle, UB Sub I or any applicable subsidiary, which provisions shall not be amended, repealed or otherwise modified for a period of six years following the second merger effective time in any manner that would affect adversely the rights of the applicable indemnified parties thereunder, unless such modification shall be required by applicable law and then only to the minimum extent required by applicable law.

Additionally, Regency will either cause the surviving corporation in the first merger to maintain in effect, for six years after the second merger effective time, its directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the second merger effective time (or no less favorable substitute coverage) or, at Regency’s election, Urstadt Biddle will obtain extended reporting period coverage under Urstadt Biddle’s existing insurance programs or purchase a six-year prepaid “tail” policy, provided that the surviving corporation in the first merger will not be required to pay in excess of 300% of the most recent annual premiums paid by Urstadt Biddle prior to the date of the merger agreement (and Regency will not be required to elect that Urstadt Biddle obtain any tail policy with premiums in excess of such amount).

Amendment, Extension and Waiver of the Merger Agreement

Amendment. Subject to the provisions of applicable laws, at any time prior to the second merger effective time, the merger agreement may be amended or modified if such amendment or modification is in writing authorized by the Urstadt Biddle board of directors and the Regency board of directors, respectively. After approval of the mergers by Urstadt Biddle stockholders has been obtained, amendments will not be permitted if they change the amount or the form of the consideration to be delivered under the merger agreement to the holders of UB common stock, UB Class A common stock, and/or UB Sub I common shares, or which by applicable law or, in the case of Regency, in accordance with the rules of the Nasdaq, requires the further approval of the stockholders of Urstadt Biddle or stockholders of Regency without such further approval of such stockholders.

Waiver. Subject to the provisions of applicable laws, at any time prior to the second merger effective time, the merger agreement may be waived if such waiver is in writing and signed by the party against whom the waiver is to be effective.

Governing Law

The merger agreement and all related claims are governed by the laws of the State of Maryland (without giving effect to any conflict of law rules or principles that would result in the application of the law of any other state or jurisdiction).

Remedies; Specific Performance

Regency and Urstadt Biddle agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached and that, monetary damages, even if available, would not be an adequate remedy therefor and the right of specific performance and other equitable relief is an integral part of the transactions contemplated by the merger agreement. The parties further agreed that, prior to the valid termination of the merger agreement, each party shall be entitled to seek an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which such party is entitled at law or in equity. Each party further agreed to waive any objections and defenses to the grant of the equitable remedy of specific performance or to an injunction to prevent or restraint breaches of the merger agreement and to waive any requirement for the securing or posting of any bond in connection with such order or injunction. For the avoidance of doubt, the parties may pursue both a grant of specific performance or other equitable remedies and the payment of damages, in each case as contemplated by the merger agreement, but will not be entitled or permitted to receive an award of damages if specific performance or other equitable remedies are awarded and consummation of the mergers occurs and shall not be entitled or permitted to receive an award of specific performance or other equitable remedies if damages are awarded.

THE VOTING AGREEMENT

The following section summarizes certain material provisions of the voting agreement. This summary does not purport to be complete and may not contain all of the information about the voting agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the voting agreement, which is attached as Annex C to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the voting agreement and not by this summary or any other information contained in this proxy statement/prospectus. You are urged to read the voting agreement carefully and in its entirety.

The summary of the voting agreement is included in this proxy statement/prospectus only to provide you with information regarding certain terms and conditions of the voting agreement, and not to provide any other factual information about the Urstadt Biddle Family Stockholders, Regency or Urstadt Biddle. Accordingly, the representations and warranties and other provisions of the voting agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 169 of this proxy statement/prospectus.

The representations, warranties and covenants contained in the voting agreement and described in this proxy statement/prospectus were made only for purposes of the voting agreement and as of specific dates set forth therein and may be subject to more recent developments, were made solely for the benefit of the other parties to the merger agreement and may be subject to limitations agreed upon by the contracting parties. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual statement of facts or conditions of the Urstadt Biddle Family Stockholders, Regency, Urstadt Biddle or any of their respective affiliates.

Pursuant to the voting agreement, the Urstadt Biddle Family Stockholders agreed, among other things: (i) to vote (or cause to be voted) all of the UB common stock and UB Class A common stock owned of record or beneficially by the Urstadt Biddle Family Stockholders as of the date of the merger agreement and any additional UB common stock or UB Class A common stock of which any such Urstadt Biddle Family Stockholders acquires record or beneficial ownership after the date of the merger agreement (a) in favor of the Merger Proposal (or any similar proposal required to be approved in order for either of the mergers to be consummated) and (b) against (i) any action or agreement that would reasonably be expected to result in any of the conditions to Urstadt Biddle’s obligations to complete the mergers not being fulfilled or result in a breach of any covenant, representation or warranty or any other obligation or agreement of Urstadt Biddle contained in the merger agreement or (ii) any acquisition proposal. The Urstadt Biddle Family Stockholders have also agreed not to transfer the UB common stock and UB Class A common stock they owned of record or beneficially as of the date of the merger agreement or acquired thereafter. The voting agreement expires on the earliest of (A) the second merger effective time, (B) an adverse recommendation change, and (C) such time as the merger agreement is terminated in accordance with the terms of the merger agreement.

The UB common stock and UB Class A common stock held by the Urstadt Biddle Family Stockholders represent approximately 68% of the voting power of UB common stock and UB Class A common stock as of the record date. Because the approval of the Merger Proposal requires the affirmative vote of the holders of UB common stock and UB Class A common stock, voting together as a single class, representing a majority of all votes entitled to be cast on the matter at the special meeting, the approval of the Urstadt Biddle Family Stockholders at the special meeting will be sufficient to approve the Merger Proposal, even if no other holders of UB common stock or UB Class A common stock vote in favor of the Merger Proposal.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

The following is a general discussion of the material U.S. federal income tax consequences of the mergers to U.S. holders (as defined below) and non-U.S. holders (as defined below) of shares of UB common stock, UB Class A common stock or UB preferred stock that, accounting for the combined effects of the first merger and second merger, exchange such shares for Regency common stock or Regency preferred stock, as applicable, in the mergers. The following discussion is based on the Code, U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion assumes that the mergers will be completed in accordance with the merger agreement and as further described in this proxy statement/prospectus. This discussion is not a complete description of all of the tax consequences of the mergers and, in particular, except as specifically discussed below, does not address any tax reporting requirements, tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any considerations in respect of the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations and administrative guidance promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith and any laws, regulations or practices adopted in connection with any such agreement), or any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

The following discussion applies only to U.S. holders and non-U.S. holders of shares of UB common stock, UB Class A common stock or UB preferred stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, banks and certain other financial institutions, tax-exempt organizations, governmental organizations, partnerships, S corporations or other entities treated as pass-through entities for U.S. federal income tax purposes (or investors therein), regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, insurance companies, mutual funds, dealers or brokers in stocks and securities, commodities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, holders who are required to recognize income or gain with respect to the mergers no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code, holders subject to any alternative minimum tax provisions of the Code, holders who acquired UB common stock, UB Class A common stock or UB preferred stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, holders who actually or constructively own more than 5% of UB common stock, UB Class A common stock or UB preferred stock, U.S. holders whose functional currency is not the U.S. dollar, holders who hold UB common stock, UB Class A common stock or UB preferred stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, or U.S. expatriates, former citizens or former long-term residents of the United States).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of UB common stock, UB Class A common stock or UB preferred stock or UB Sub I common stock, UB Sub I Class A common stock or UB Sub I preferred stock, as applicable, that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of UB common stock, UB Class A common stock or UB preferred stock or UB Sub I common stock, UB Sub I Class A common stock or UB Sub I preferred stock, as applicable, that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds UB common stock, UB Class A common stock or UB preferred stock or UB Sub I common stock, UB Sub I Class A common stock or UB Sub I preferred stock, as applicable, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds UB common stock, UB Class A common stock or UB preferred stock or UB Sub I common stock, UB Sub I Class A common stock or UB Sub I preferred stock, as applicable, and any partners in such partnership should consult their tax advisors regarding the tax consequences of the mergers to them.

This discussion is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.

Determining the actual tax consequences of the mergers to you may be complex and will depend on your specific situation and on factors that are not within the control of Regency or Urstadt Biddle. You should consult your tax advisor as to the specific tax consequences of the mergers in your particular circumstances, including the applicability and effect of the alternative minimum tax, U.S. federal non-income tax laws, and any state, local, non-U.S. and other tax laws and of changes in those laws.

Material U.S. Federal Income Tax Consequences of the Mergers

Regency and Urstadt Biddle intend for each of the first merger and the second merger to qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. It is a condition to the completion of the mergers that Regency and Urstadt Biddle receive written opinions from their respective counsel, dated as of the closing date, to the effect that each of the first merger and the second merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The opinions will be based on customary assumptions and representations from Regency and Urstadt Biddle, as well as certain covenants and undertakings by Regency and Urstadt Biddle. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete or inaccurate, or is violated, the validity of the opinions described above may be affected and the U.S. federal income tax consequences of the mergers could differ from those described in this proxy statement/prospectus. An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court. Neither Regency nor Urstadt Biddle intends to obtain a ruling from the IRS regarding any matter relating to the mergers. Accordingly, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

Taxation of U.S. Holders of UB Common Stock, UB Class A Common Stock and UB Preferred Stock

On the basis of the opinion described above, the U.S. federal income tax consequences of the mergers to U.S. holders of UB Class A common stock, UB common stock and UB preferred stock generally will be as follows:

The First Merger

Upon exchanging UB common stock, UB Class A common stock or UB preferred stock for UB Sub I common stock, UB Sub I Class A common stock or UB Sub I preferred stock, respectively, a U.S. holder generally will not recognize gain or loss. A U.S. holder’s aggregate tax basis in the UB Sub I common stock, UB Sub I Class A common stock or UB Sub I preferred stock received in the first merger will equal such U.S. holder’s aggregate adjusted tax basis in the applicable class of UB common stock, UB Class A common stock or

UB preferred stock surrendered in the first merger. A U.S. holder’s holding period for the UB Sub I common stock, UB Sub I Class A common stock or UB Sub I preferred stock received in the first merger will include such U.S. holder’s holding period for the applicable class of UB common stock, UB Class A common stock or UB preferred stock surrendered in the first merger. If a U.S. holder acquired different blocks of UB common stock, UB Class A common stock or UB preferred stock at different times or at different prices, the basis and holding period of each block of UB Sub I common stock, UB Sub I Class A common stock or UB Sub I preferred stock received by such U.S. holder in the first merger will be determined on a block-for-block basis depending on the basis and holding period of the blocks of the applicable class of UB common stock, UB Class A common stock or UB preferred stock exchanged for such UB Sub I common stock, UB Sub I Class A common stock or UB Sub I preferred stock. U.S. holders that acquired different blocks of UB common stock, UB Class A common stock or UB preferred stock at different times or at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares to particular shares of UB Sub I common stock, UB Sub I Class A common stock or UB Sub I preferred stock, respectively, received in the first merger.

The Second Merger

Upon exchanging UB Sub I common stock, UB Sub I Class A common stock or UB Sub I preferred stock for Regency common stock or Regency preferred stock, as applicable, a U.S. holder generally will not recognize gain or loss, except with respect to any cash received in lieu of fractional shares of Regency common stock (as discussed below). A U.S. holder’s aggregate tax basis in the Regency common stock or Regency preferred stock received in the second merger (including any fractional shares of Regency common stock deemed received and exchanged for cash, as discussed below) will equal such U.S. holder’s aggregate adjusted tax basis in the UB Sub I common stock, UB Sub I Class A common stock or UB Sub I preferred stock (determined as discussed in the preceding paragraph), as applicable, exchanged therefor in the second merger. A U.S. holder’s holding period for the Regency common stock or Regency preferred stock received in the second merger (including any fractional share of Regency common stock deemed received and exchanged for cash, as discussed below) will include such U.S. holder’s holding period for the UB Sub I common stock, UB Sub I Class A common stock or UB Sub I preferred stock (determined as discussed in the preceding paragraph), as applicable, exchanged therefor in the second merger.

In general, a U.S. holder that receives cash in lieu of a fractional share of Regency common stock will be treated as having received such fractional share of Regency common stock pursuant to the second merger and then as having sold such fractional share of Regency common stock for cash. As a result, such U.S. holder generally will recognize capital gain or loss equal to the difference between the amount of cash received for such fractional share and such U.S. holder’s tax basis allocable to such fractional share of Regency common stock as set forth above. Any such capital gain or loss generally will be long-term capital gain or loss if, as of the second merger effective time, the U.S. holder’s holding period for such fractional share (as described above) exceeds one year. Long-term capital gains of certain non-corporate taxpayers, including individuals, may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Taxation of Non-U.S. Holders of UB Common Stock, UB Class A Common Stock and UB Preferred Stock

On the basis of the opinion described above, the U.S. federal income tax consequences of the mergers to non-U.S. holders of UB Class A common stock, UB common stock or UB preferred stock generally will be as follows:

The First Merger

Upon exchanging UB common stock, UB Class A common stock or UB preferred stock for UB Sub I common stock, UB Sub I Class A common stock or UB Sub I preferred stock, respectively, a non-U.S. holder generally will not recognize gain or loss.

The Second Merger

Upon exchanging UB Sub I common stock, UB Sub I Class A common stock or UB Sub I preferred stock for shares of Regency common stock or Regency preferred stock, as applicable, a non-U.S. holder generally will not recognize gain or loss, except with respect to any cash received in lieu of fractional shares of Regency common stock. Any gain recognized by a non-U.S. holder on the receipt of cash in lieu of fractional shares of Regency common stock pursuant to the second merger generally will not be subject to U.S. federal income tax unless:

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the gain is “effectively connected” with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may additionally be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

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the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the second merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized in the second merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to any cash received pursuant to the mergers. Certain holders of UB common stock, UB Class A common stock or UB preferred stock may be subject to backup withholding (currently at a rate of 24%) with respect to such payments. Backup withholding generally will not apply, however, to a holder of UB common stock, UB Class A common stock or UB preferred stock that (i) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9, (ii) provides a properly completed applicable IRS Form W-8, or (iii) is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption, in each case to the applicable withholding agent. Backup withholding is not an additional tax, and any amounts withheld will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder timely furnishes the required information to the IRS.

The preceding discussion does not purport to be a complete analysis or discussion of all the potential tax consequences of the mergers to U.S. holders or non-U.S. holders. Holders of UB common stock, UB Class A common stock or UB preferred stock should consult their tax advisors regarding the specific tax consequences to them of the mergers, including any tax return reporting requirements or other tax filings that may be required in connection with the mergers, and the applicability and effect of U.S. federal, state, local and non-U.S. and other applicable tax laws in light of their particular circumstances.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS REGARDING REGENCY’S TAXATION AS A REIT

The following is a general summary of certain material U.S. federal income tax considerations regarding Regency’s qualification and taxation as a REIT and the acquisition, ownership and disposition of Regency common stock and Regency preferred stock. This summary is for general information only and is not tax advice. The information in this summary is based on:

•	the Code;

•	current, temporary and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”);

•	the legislative history of the Code;

•	administrative interpretations and practices of the IRS; and

•	court decisions;

in each case, as of the date of this proxy statement/prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated under the Code, and administrative and judicial interpretations thereof. Potential tax reforms may result in significant changes to the rules governing U.S. federal income taxation. New legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may significantly and adversely affect Regency’s ability to qualify as a REIT, the U.S. federal income tax consequences of such qualification, or the U.S. federal income tax consequences of an investment in Regency, including those described in this discussion. Moreover, the law relating to the tax treatment of other entities, or an investment in other entities, could change, making an investment in such other entities more attractive relative to an investment in a REIT. Any such changes could apply retroactively to transactions preceding the date of the change. Regency has not requested, and does not plan to request, any rulings from the IRS that it qualifies as a REIT, and the statements in this proxy statement/prospectus are not binding on the IRS or any court. Thus, Regency can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or non-U.S. tax consequences, or any tax consequences arising under any U.S. federal tax laws other than U.S. federal income tax laws, associated with the acquisition, ownership or disposition of Regency common stock and Regency preferred stock, or Regency’s qualification and taxation as a REIT.

You are urged to consult your tax advisor regarding the tax consequences to you of:

•	the acquisition, ownership and disposition of Regency common stock and Regency preferred stock, including the U.S. federal, state, local, non-U.S. and other tax consequences;

•	Regency’s election to be taxed as a REIT for U.S. federal income tax purposes; and

•	potential changes in applicable tax laws.

Taxation of Regency

General. Regency has elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1993. Regency believes that it has been organized and has operated in a manner that has allowed it to qualify for taxation as a REIT under the Code commencing with such taxable year, and Regency intends to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon Regency’s ability to meet the various qualification tests imposed under the Code, including through actual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that Regency has been organized and has operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See the section entitled “Material U.S. Federal Income Tax Considerations Regarding Regency’s Taxation as a REIT — Taxation of Regency — Failure to Qualify” beginning on page 123 of this proxy statement/prospectus for potential tax consequences if Regency fails to qualify as a REIT.

It is a condition to Regency’s obligation to complete the mergers that Regency receive an opinion from Hogan Lovells US LLP (or other counsel reasonably satisfactory to Regency) to the effect that, for all taxable periods commencing with its taxable year ended October 31, 2019 and ending at the moment in time immediately prior to the second merger effective time, Urstadt Biddle and, from and after the first merger effective time, UB Sub I have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be based on various assumptions and representations as to factual matters, including representations made by Urstadt Biddle in a factual certificate provided by one or more of its officers.

It is a condition to Urstadt Biddle’s obligation to complete the mergers that Urstadt Biddle receive an opinion of Foley & Lardner LLP (or other counsel reasonably satisfactory to Urstadt Biddle) to the effect that, for all taxable periods commencing with its taxable year ended December 31, 2019 and through the Closing Date, Regency has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Regency’s proposed method of organization and operation will enable it to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the Closing Date. It must be emphasized that this opinion will be based on various assumptions and representations as to factual matters, including representations made by Regency and Urstadt Biddle in factual certificates provided by one or more of their respective officers.

Neither of the opinions described above will be binding on the IRS or the courts. Regency intends to continue to operate in a manner to qualify as a REIT following the second merger. Regency’s qualification and taxation as a REIT depend upon its ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Foley & Lardner LLP. Accordingly, no assurance can be given that Regency’s actual results of operations for any particular taxable year have satisfied or will satisfy those requirements. Further, the anticipated U.S. federal income tax treatment described herein may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

Provided Regency qualifies for taxation as a REIT, it generally will not be required to pay U.S. federal corporate income taxes on its REIT taxable income that is currently distributed to its stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. “Double taxation” means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. Regency will, however, be required to pay U.S. federal income tax as follows:

•	First, Regency will be required to pay regular U.S. federal corporate income tax on any undistributed REIT taxable income, including undistributed capital gain.

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Second, if Regency has (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, Regency will be required to pay regular U.S. federal corporate income tax on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property Regency acquired through foreclosure or after a default on a loan secured by the property or a lease of the property. See the section entitled “Material U.S. Federal Income Tax Considerations Regarding Regency’s Taxation as a REIT — Taxation of Regency — Foreclosure Property” beginning on page 123 of this proxy statement/prospectus.

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Third, Regency will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

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Fourth, if Regency fails to satisfy the 75% gross income test or the 95% gross income test, as described below, but has otherwise maintained its qualification as a REIT because certain other requirements are met, Regency will be required to pay a tax equal to (1) the greater of (A) the amount by which Regency fails to satisfy the 75% gross income test and (B) the amount by which Regency fails to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect its profitability.

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Fifth, if Regency fails to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset test), as described below, due to reasonable cause and not due to willful neglect, and Regency nonetheless maintains its REIT qualification because of specified cure provisions, Regency will be required to pay a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate multiplied by the net income generated by the nonqualifying assets that caused it to fail such test.

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Sixth, if Regency fails to satisfy any provision of the Code that would result in its failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, Regency may retain its REIT qualification but it will be required to pay a penalty of $50,000 for each such failure.

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Seventh, Regency will be required to pay a 4% excise tax to the extent it fails to distribute during each calendar year at least the sum of (1) 85% of its ordinary income for the year, (2) 95% of its capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

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Eighth, if Regency acquires any asset from a corporation that is or has been a C corporation in a transaction in which its tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which Regency acquired the asset, and Regency subsequently recognizes gain on the disposition of the asset during the five-year period beginning on the date on which Regency acquired the asset, then Regency generally will be required to pay regular U.S. federal corporate income tax on this gain to the extent of the excess of (1) the fair market value of the asset over (2) Regency’s adjusted tax basis in the asset, in each case determined as of the date on which Regency acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which Regency acquires the asset from the C corporation. Under applicable Treasury Regulations, any gain from the sale of property Regency acquired in an exchange under Section 1031 (a like-kind exchange) or Section 1033 (an involuntary conversion) of the Code generally is excluded from the application of this built-in gains tax.

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Ninth, Regency’s subsidiaries that are C corporations and are not qualified REIT subsidiaries, including Regency’s “taxable REIT subsidiaries” described below, generally will be required to pay regular U.S. federal corporate income tax on their earnings.

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Tenth, Regency will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income,” as described below in the section entitled “Material U.S. Federal Income Tax Considerations Regarding Regency’s Taxation as a REIT — Taxation of Regency — Penalty Tax” beginning on page 118 of this proxy statement/prospectus. In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of Regency’s tenants by a taxable REIT subsidiary of Regency. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of Regency for amounts paid to Regency that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Redetermined TRS service income generally represents income of a taxable REIT subsidiary that is understated as a result of services provided to Regency or on Regency’s behalf.

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Eleventh, Regency may elect to retain and pay income tax on Regency’s net capital gain. In that case, a stockholder would include its proportionate share of Regency’s undistributed capital gain (to the extent Regency makes a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that Regency paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the tax basis of the stockholder in their Regency stock.

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Twelfth, if Regency fails to comply with the requirement to send annual letters to Regency’s stockholders holding at least a certain percentage of Regency’s stock, as determined under applicable Treasury Regulations, requesting information regarding the actual ownership of Regency’s stock, and the failure is not due to reasonable cause or is due to willful neglect, Regency will be subject to a $25,000 penalty, or if the failure is intentional, a $50,000 penalty.

Regency and Regency’s subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state and local income, property and other taxes on Regency’s assets and operations.

Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3) that would be taxable as a domestic corporation, but for its election to be subject to tax as a REIT under Sections 856 through 860 of the Code;

(4) that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5) that is beneficially owned by 100 or more persons;

(6) that is not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year;

(7) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions; and

(8) that makes an election to be taxable as a REIT, or has made this election for a previous taxable year, which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust. For purposes of the REIT election in condition (8), Regency elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1993, and such election has not been revoked or terminated.

Regency believes that it has been organized and has operated in a manner that has allowed it, and will continue to allow it, to satisfy conditions (1) through (8), inclusive, during the relevant time periods. In addition, Regency’s charter provides for restrictions regarding ownership and transfer of Regency’s shares that are intended to assist Regency in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. A description of the share ownership and transfer restrictions relating to Regency capital stock is contained in the section entitled “Description of Regency Capital Stock — Restrictions on Ownership and Transfer” beginning on page 146 of this proxy statement/prospectus. These restrictions, however, do not ensure that Regency has previously satisfied, and may not ensure that Regency will, in all cases, be able to continue to satisfy, the share ownership requirements described in conditions (5) and (6) above. If Regency fails to satisfy these share ownership requirements, then except as provided in the next sentence, Regency’s status as a REIT will terminate. If, however, Regency complies with the rules contained in applicable Treasury Regulations that require Regency to ascertain the actual ownership of Regency’s shares and Regency does not know, or would not have known through the exercise of reasonable diligence, that it failed to meet the requirement described in condition (6) above, Regency will be treated as having met this requirement. See the section entitled “Material U.S. Federal Income Tax Considerations Regarding Regency’s Taxation as a REIT — Taxation of Regency — Failure to Qualify” beginning on page 123 of this proxy statement/prospectus.

In addition, Regency may not maintain its status as a REIT unless Regency’s taxable year is the calendar year. Regency has and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. In the case of a REIT that is a partner in a partnership (for purposes of this discussion, references to “partnership” include a limited liability company treated as a partnership for U.S. federal income tax purposes, and references to “partner” include a member in such a limited liability company), Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, Regency’s pro rata share of the assets and items of income of any partnership or disregarded entity for U.S. federal income tax purposes in which Regency directly or indirectly owns an interest is treated as Regency’s assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the U.S. federal income taxation of partnerships is set forth below in the section entitled “Material U.S. Federal Income Tax Considerations Regarding Regency’s Taxation as a REIT — Tax Aspects of the Subsidiary Partnerships and the Limited Liability Companies” beginning on page 123 of this proxy statement/prospectus.

Regency generally has control of most of the subsidiary partnerships in which it owns an interest and intends to operate them in a manner consistent with the requirements for Regency’s qualification as a REIT. Regency may from time to time be a non-managing member in some of Regency’s partnerships. If a partnership in which Regency owns an interest takes or expects to take actions that could jeopardize Regency’s status as a REIT or require Regency to pay tax, Regency may be forced to dispose of Regency’s interest in such entity. In addition, it is possible that a partnership could take an action which could cause Regency to fail a gross income or asset test, and that Regency would not become aware of such action in time to dispose of its interest in the partnership or take other corrective action on a timely basis. In such a case, Regency could fail to qualify as a REIT unless it were entitled to relief, as described below.

Regency may from time to time own and operate certain properties through wholly owned subsidiaries that it intends to be treated as “qualified REIT subsidiaries” under the Code. A corporation (or other entity treated as a corporation for U.S. federal income tax purposes) will qualify as Regency’s qualified REIT subsidiary if Regency owns 100% of the corporation’s outstanding stock and does not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the U.S. federal income tax requirements described in this discussion, any qualified REIT subsidiaries Regency owns are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as Regency’s assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax, and Regency’s ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below in the section entitled “Material U.S. Federal Income Tax Considerations Regarding Regency’s Taxation as a REIT — Taxation of Regency — Asset Tests” beginning on page 118 of this proxy statement/prospectus.

Ownership of Interests in Taxable REIT Subsidiaries. Regency currently owns an interest in a number of taxable REIT subsidiaries and may acquire securities in additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care properties, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to U.S. federal income tax as a regular C corporation. A REIT is not treated as holding the assets of a taxable REIT subsidiary or as receiving any income that the taxable REIT subsidiary earns. Rather, the stock issued by the taxable REIT subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the taxable REIT subsidiary. A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset test described below. See the section entitled “Material U.S. Federal Income Tax Considerations Regarding Regency’s Taxation as a REIT — Taxation of Regency — Asset Tests” beginning on page 118 of this proxy statement/prospectus. Taxpayers are subject to a limitation on their ability to deduct net business interest generally equal to 30% of adjusted taxable income, subject to certain exceptions.

Ownership of Interests in Subsidiary REITs. Regency owns and may acquire direct or indirect interests in one or more entities that have elected or will elect to be taxed as REITs under the Code (each, a “Subsidiary REIT”). A Subsidiary REIT is subject to the various REIT qualification requirements and other limitations described herein that are applicable to Regency. If a Subsidiary REIT were to fail to qualify as a REIT, then (i) that Subsidiary REIT would become subject to U.S. federal income tax and (ii) the Subsidiary REIT’s failure to qualify could have an adverse effect on Regency’s ability to comply with the REIT income and asset tests, and thus could impair Regency’s ability to qualify as a REIT unless Regency could avail itself of certain relief provisions. Investments in Subsidiary REITs may pose additional challenges, such as smaller income and asset bases against which to absorb nonqualifying income and assets. In the case of a Subsidiary REIT acquired by purchase, its REIT qualification during Regency’s period of ownership could depend on the seller’s compliance with the REIT requirements for periods prior to acquisition. If Regency sells a Subsidiary REIT during the year, such Subsidiary REIT’s qualification as a REIT for the portion of the year prior to the sale generally would depend on the buyer’s compliance with the REIT requirements for the remainder of such Subsidiary REIT’s taxable year in which the sale occurs.

Income Tests. Regency must satisfy two gross income requirements annually to maintain its qualification as a REIT. First, in each taxable year, Regency must derive directly or indirectly at least 75% of its gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) from investments relating to real property or mortgages on real property, including “rents from real property,” dividends from other REITs and, in certain circumstances, interest, or certain types of temporary investments. Second, in each taxable year Regency must derive at least 95% of its gross income (excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents Regency receives from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

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The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount Regency receives or accrues generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property if Regency earned such amounts directly;

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Neither Regency nor an actual or constructive owner of 10% or more of Regency’s shares actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents Regency receives from such a tenant that is a taxable REIT subsidiary of Regency, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by Regency’s other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary;

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Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, Regency may transfer a portion of such personal property to a taxable REIT subsidiary; and

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Regency generally may not operate or manage the property or furnish or render services to Regency’s tenants, subject to a 1% de minimis exception and except as provided below. Regency may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, Regency may employ an independent contractor from whom Regency derives no revenue to provide customary services to Regency’s tenants, or a taxable REIT subsidiary (which may be wholly or partially owned by Regency) to provide both customary and non-customary services to Regency’s tenants without causing the rent Regency receives from those tenants to fail to qualify as “rents from real property.”

Regency generally does not intend to take actions Regency believes will cause it to fail to satisfy the rental conditions described above. However, Regency may intentionally fail to satisfy some of these conditions to the extent Regency determines, based on the advice of Regency’s tax counsel, that the failure will not jeopardize Regency’s tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, Regency generally has not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with Regency’s determinations of value.

From time to time, Regency may enter into hedging transactions with respect to one or more of Regency’s assets or liabilities. Regency’s hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income under, and thus will be exempt from, the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means (A) any transaction Regency enters into in the normal course of Regency’s business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by Regency to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test or any property which generates such income and (B) new transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. To the extent that Regency does not properly identify such transactions as hedges or Regency hedges with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. Regency intends to structure any hedging transactions in a manner that does not jeopardize Regency’s status as a REIT.

Regency has investments in one or more entities located outside the United States and from time to time may invest in additional entities or properties located outside the United States, through a taxable REIT subsidiary or otherwise. These acquisitions could cause Regency to incur foreign currency gains or losses. Any foreign currency gains, to the extent attributable to specified items of qualifying income or gain, or specified qualifying assets, however, generally will not constitute gross income for purposes of the 75% and 95% gross income tests, and therefore will be excluded from these tests.

To the extent Regency’s taxable REIT subsidiaries pay dividends or interest, Regency’s allocable share of such dividend or interest income will qualify under the 95%, but not the 75%, gross income test (except that Regency’s allocable share of such interest would also qualify under the 75% gross income test to the extent the interest is paid on a loan that is adequately secured by real property).

Regency will monitor the amount of the dividend and other income from Regency’s taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although Regency expects these actions will be sufficient to prevent a violation of the gross income tests, Regency cannot guarantee that such actions will in all cases prevent such a violation.

If Regency fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, Regency may nevertheless qualify as a REIT for the year if Regency is entitled to relief under certain provisions of the Code. Regency generally may make use of the relief provisions if:

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following Regency’s identification of the failure to meet the 75% or 95% gross income tests for any taxable year, Regency files a schedule with the IRS setting forth each item of Regency’s gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	Regency’s failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances Regency would be entitled to the benefit of these relief provisions. For example, if Regency fails to satisfy the gross income tests because nonqualifying income that Regency intentionally accrues or receives exceeds the limits on nonqualifying income, the IRS could conclude that Regency’s failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, Regency will not qualify as a REIT. See the section entitled “Material U.S. Federal Income Tax Considerations Regarding Regency’s Taxation as a REIT — Taxation of Regency —Failure to Qualify” beginning on page 123 of this proxy statement/prospectus. As discussed above in the section entitled “Material U.S. Federal Income Tax Considerations Regarding Regency’s Taxation as a REIT — Taxation of Regency — General” beginning on page 110 of this proxy statement/prospectus, even if these relief provisions apply, and Regency retains its status as a REIT, a tax would be imposed with respect to Regency’s nonqualifying income. Regency may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of Regency’s income.

Prohibited Transaction Income. Any gain that Regency realizes on the sale of property (other than any foreclosure property) held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including any gain realized by Regency’s qualified REIT subsidiaries and Regency’s share of any gain realized by any of Regency’s subsidiary partnerships, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect Regency’s ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Regency intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning Regency’s properties and to make occasional sales of the properties as are consistent with Regency’s investment objectives. Regency does not intend, and does not intend to permit any of Regency’s subsidiary partnerships, to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by Regency or Regency’s subsidiary partnerships are prohibited transactions. Regency would be required to pay the 100% penalty tax on Regency’s allocable share of the gains resulting from any such sales. The 100% penalty tax will not apply to gains from the sale of assets that are held through a taxable REIT subsidiary, but such income will be subject to regular U.S. federal corporate income tax.

Penalty Tax. Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income Regency generates will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of Regency’s tenants by a taxable REIT subsidiary of Regency, redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of Regency for amounts paid to Regency that are in excess of the amounts that would have been deducted based on arm’s-length negotiations, and redetermined TRS service income is income of a taxable REIT subsidiary that is understated as a result of services provided to Regency or on Regency’s behalf. Rents Regency receives will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

Regency does not believe it has been, and does not expect to be, subject to this penalty tax, although any rental or service arrangements Regency enters into from time to time may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, Regency would be required to pay a 100% penalty tax on any overstated rents paid to it, or any excess deductions or understated income of Regency’s taxable REIT subsidiaries.

Asset Tests. At the close of each calendar quarter of Regency’s taxable year, Regency must also satisfy certain tests relating to the nature and diversification of its assets. First, at least 75% of the value of Regency’s total assets must be represented by real estate assets, cash, cash items and U.S. government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property or on both real property and, to a limited extent, personal property), shares (or transferable certificates of beneficial interest) in other REITs, any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years (but only for the one-year period beginning on the date the REIT receives such proceeds), debt instruments of publicly offered REITs, and personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease.

Second, not more than 25% of the value of Regency’s total assets may be represented by securities (including securities of taxable REIT subsidiaries), other than those securities includable in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for certain investments in other REITs, Regency’s qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of Regency’s total assets, and Regency may not own more than 10% of the total vote or value of the outstanding securities of any one issuer. Certain types of securities Regency may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, securities satisfying the “straight debt” safe harbor, securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of Regency’s interest in the assets of a partnership in which Regency owns an interest will be based on Regency’s proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Code. From time to time, Regency may own securities (including debt securities) of issuers that do not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary. Regency intends that its ownership of any such securities will be structured in a manner that allows Regency to comply with the asset tests described above.

Fourth, not more than 20% of the value of Regency’s total assets may be represented by the securities of one or more taxable REIT subsidiaries. Regency currently owns the stock of certain corporations that have elected, together with Regency, to be treated as Regency’s taxable REIT subsidiaries, and Regency may acquire securities in additional taxable REIT subsidiaries in the future. So long as each of these companies qualifies as a taxable REIT subsidiary of Regency, Regency will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to Regency’s ownership of the securities of such companies. Regency believes that the aggregate value of Regency’s taxable REIT subsidiaries has not exceeded, and in the future will not exceed, 20% of the aggregate value of Regency’s gross assets. Regency generally does not obtain independent appraisals to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with Regency’s determinations of value.

Fifth, not more than 25% of the value of Regency’s total assets may be represented by debt instruments of publicly offered REITs to the extent those debt instruments would not be real estate assets but for the inclusion of debt instruments of publicly offered REITs in the meaning of real estate assets, as described above (e.g., a debt instrument issued by a publicly offered REIT that is not secured by a mortgage on real property).

Regency through subsidiary partnerships owns directly or indirectly shares (or transferable certificates of beneficial interest) in Subsidiary REITs, which shares or other interests represent in excess of ten percent (10%) of the value and voting rights of these Subsidiary REITs. These Subsidiary REITs must satisfy all of the income, assets, distribution and other requirements described in this discussion. In the event that any of these other Subsidiary REITs were to fail to qualify as a REIT for federal income tax purposes, these shares or other interests would cease to be a real estate asset for purposes of the asset tests. In the event that one of the relief provisions described below was not available in this instance, Regency would not satisfy the REIT asset tests and would cease to qualify as a REIT.

The asset tests must be satisfied at the close of each calendar quarter of Regency’s taxable year in which Regency (directly or through Regency’s qualified REIT subsidiaries or partnerships) acquires securities in the applicable issuer, and also at the close of each calendar quarter in which Regency increases its ownership of securities of such issuer (including as a result of an increase in Regency’s interest in any partnership that owns such securities). For example, Regency’s indirect ownership of securities of each issuer may increase as a result of Regency’s capital contributions to, or the redemption of other partners’ or members’ interests in, a partnership in which Regency has an ownership interest. Also, after initially meeting the asset tests at the close of any quarter, Regency will not lose Regency’s status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If Regency fails to satisfy an asset test because Regency acquires securities or other property during a quarter (including as a result of an increase in Regency’s interest in any partnership), Regency may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. Regency believes that it has maintained, and it intends to maintain, adequate records of the value of Regency’s assets to ensure compliance with the asset tests. If Regency fails to cure any noncompliance with the asset tests within the 30-day cure period, Regency would cease to qualify as a REIT unless it is eligible for certain relief provisions discussed below.

Certain relief provisions may be available to Regency if it discovers a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, Regency will be deemed to have met the 5% and 10% asset tests if the value of Regency’s nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of Regency’s assets at the end of the applicable quarter or (b) $10,000,000, and (ii) Regency disposes of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, Regency may avoid disqualification as a REIT after the 30-day cure period by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow Regency to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the U.S. federal corporate income tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

Although Regency believes it has satisfied the asset tests described above and plans to take steps to ensure that Regency satisfies such tests for any quarter with respect to which retesting is to occur, there can be no assurance that Regency will always be successful, or will not require a reduction in Regency’s overall interest in an issuer (including in a taxable REIT subsidiary). If Regency fails to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, Regency would cease to qualify as a REIT.

Annual Distribution Requirements. To maintain Regency’s qualification as a REIT, Regency is required to distribute dividends, other than capital gain dividends, to Regency’s stockholders each year in an amount at least equal to the sum of:

•	90% of Regency’s REIT taxable income; and

•	90% of Regency’s after-tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of Regency’s REIT taxable income.

For these purposes, Regency’s REIT taxable income is computed without regard to the dividends paid, deduction and Regency’s net capital gain. In addition, for purposes of this test, non-cash income generally means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

In addition, Regency’s REIT taxable income will be reduced by any taxes Regency is required to pay on any gain Regency recognizes from the disposition of any asset Regency acquired from a corporation that is or has been a C corporation in a transaction in which Regency’s tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which Regency acquired the asset, within the five-year period following Regency’s acquisition of such asset, as described above in the section entitled “Material U.S. Federal Income Tax Considerations Regarding Regency’s Taxation as a REIT — Taxation of Regency — General” beginning on page 110 of this proxy/prospectus.

Generally, a taxpayer’s deduction for net business interest expense will generally be limited to 30% of its taxable income, as adjusted for certain items of income, gain, deduction or loss. Any business interest deduction that is disallowed due to this limitation may be carried forward to future taxable years, subject to special rules applicable to partnerships. If Regency or any of Regency’s subsidiary partnerships are subject to this interest expense limitation, Regency’s REIT taxable income for a taxable year may be increased. Taxpayers that conduct certain real estate businesses may elect not to have this interest expense limitation apply to them, provided that they use an alternative depreciation system to depreciate certain property. Regency believes that it or any of its subsidiary partnerships that are subject to this interest expense limitation will be eligible to make this election. If such election is made, although Regency or such subsidiary partnership, as applicable, would not be subject to the interest expense limitation described above, depreciation deductions may be reduced and, as a result, Regency’s REIT taxable income for a taxable year may be increased.

Regency generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At Regency’s election, a distribution will be treated as paid in a taxable year if it is declared before Regency timely files its tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by Regency’s stockholders in the year in which they are paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. In order to be taken into account for purposes of Regency’s distribution requirement, except as provided below, the amount distributed must not be preferential — i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. This preferential dividend limitation will not apply to distributions made by Regency, provided Regency qualifies as a “publicly offered REIT.” Regency believes that it is, and expects it will continue to be, a “publicly offered REIT.” However, Subsidiary REITs Regency may own from time to time may not be publicly offered REITs. To the extent that Regency does not distribute all of Regency’s net capital gain, or distributes at least 90%, but less than 100%, of its REIT taxable income, as adjusted, Regency will be required to pay regular U.S. federal corporate income tax on the undistributed amount. Regency believes that it has made, and Regency intends to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize Regency’s corporate tax obligations.

Regency anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. However, from time to time, Regency may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining Regency’s taxable income. In addition, Regency may decide to retain its cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, Regency may borrow funds to pay dividends or pay dividends in the form of taxable stock distributions in order to meet the distribution requirements, while preserving Regency’s cash.

Under some circumstances, Regency may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to Regency’s stockholders in a later year, which may be included in Regency’s deduction for dividends paid for the earlier year. In that case, Regency may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, Regency will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of Regency’s REIT distribution requirements, it will be treated as an additional distribution to Regency’s stockholders in the year such dividend is paid.

Furthermore, Regency will be required to pay a 4% excise tax to the extent Regency fails to distribute during each calendar year at least the sum of 85% of Regency’s ordinary income for such year, 95% of Regency’s capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which U.S. federal corporate income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating this excise tax.

For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by Regency and received by Regency’s stockholders on December 31 of the year in which they are declared.

Regency has net operating loss carryforwards that it may use (subject to certain limitations) to reduce its annual distribution requirements.

Like-Kind Exchanges. Regency may dispose of real property that is not held primarily for sale in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require Regency to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, or deficiency dividends, depending on the facts and circumstances surrounding the particular transaction.

Tax Liabilities and Attributes Inherited in Connection with Acquisitions. From time to time, Regency may acquire other corporations or entities and, in connection with such acquisitions, Regency may succeed to the historical tax attributes and liabilities of such entities. For example, if Regency acquires a C corporation and subsequently disposes of its assets within five years of the acquisition, Regency could be required to pay the built-in gain tax described above in the section entitled “Material U.S. Federal Income Tax Considerations Regarding Regency’s Taxation as a REIT — Taxation of Regency — General” beginning on page 110 of this proxy statement/prospectus. In addition, in order to qualify as a REIT, at the end of any taxable year, Regency must not have any earnings and profits accumulated in a non-REIT year. As a result, if Regency acquires a C corporation, Regency must distribute the corporation’s earnings and profits accumulated prior to the acquisition before the end of the taxable year in which Regency acquires the corporation. Regency also could be required to pay the acquired entity’s unpaid taxes even though such liabilities arose prior to the time Regency acquired the entity.

As with the second merger, Regency may from time to time acquire other REITs through a merger or acquisition. If Urstadt Biddle (or, from and after the first merger effective time, UB Sub I) or any such other REIT failed to qualify as a REIT for any of its taxable years, such REIT would be liable for (and Regency (or Merger Sub in the case of the second merger), as the surviving entity in the merger or acquisition, would be obligated to pay) regular U.S. federal corporate income tax on its taxable income for such taxable years. In addition, if such REIT was a C corporation at the time of the merger or acquisition, the tax consequences described in the preceding paragraph generally would apply. If such REIT failed to qualify as a REIT for any of its taxable years, but qualified as a REIT at the time of such merger or acquisition, and Regency acquired such REIT’s assets in a transaction in which Regency’s tax basis in the assets of such REIT is determined, in whole or in part, by reference to such REIT’s tax basis in such assets, Regency generally would be subject to tax on the built-in gain on each asset of such REIT as described above if Regency were to dispose of the asset in a taxable transaction during the five-year period following such REIT’s requalification as a REIT, subject to certain exceptions. Moreover, even if such REIT qualified as a REIT at all relevant times, Regency would similarly be liable for other unpaid taxes (if any) of such REIT (such as the 100% tax on gains from any sales treated as “prohibited transactions” as described above in the section entitled “Material U.S. Federal Income Tax Considerations Regarding Regency’s Taxation as a REIT — Taxation of Regency — Prohibited Transaction Income” beginning on page 118 of this proxy statement/prospectus).

Furthermore, after Regency’s acquisition of another corporation or entity, the asset and income tests will apply to all of Regency’s assets, including the assets Regency acquires from such corporation or entity, and to all of Regency’s income, including the income derived from the assets Regency acquires from such corporation or entity. As a result, the nature of the assets that Regency acquires from such corporation or entity and the income Regency derives from those assets may have an effect on Regency’s tax status as a REIT.

Foreclosure Property. The foreclosure property rules permit Regency (by its election) to foreclose or repossess properties without being disqualified as a REIT as a result of receiving income that does not qualify under the gross income tests. However, in such a case, Regency would be subject to the U.S. federal corporate income tax on the net non-qualifying income from “foreclosure property,” and the after-tax amount would increase the dividends Regency would be required to distribute to stockholders. See the section entitled “Material U.S. Federal Income Tax Considerations Regarding Regency’s Taxation as a REIT — Taxation of Regency — Annual Distribution Requirements” beginning on page 120 of this proxy statement/prospectus. This corporate tax would not apply to income that qualifies under the REIT 75% income test.

Foreclosure property treatment (other than for qualified health care property) is available for an initial period of three years and may, in certain circumstances, be extended for an additional three years. Foreclosure property treatment for qualified health care property is available for an initial period of two years and may, in certain circumstances, be extended for an additional four years. However, foreclosure property treatment will end on the first day on which Regency enters into a lease of the applicable property that will give rise to income that does not qualify under the REIT 75% income test, but will not end if the lease will give rise only to qualifying income under such test. Foreclosure property treatment also will end if any construction takes place on the property (other than completion of a building or other improvement that was more than 10% complete before default became imminent).

Failure to Qualify. If Regency discovers a violation of a provision of the Code that would result in its failure to qualify as a REIT, certain specified cure provisions may be available to it. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided that the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If Regency fails to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, Regency will be required to pay regular U.S. federal corporate income tax on its taxable income. Distributions to stockholders in any year in which Regency fails to qualify as a REIT will not be deductible by Regency. As a result, Regency anticipates that its failure to qualify as a REIT would reduce the cash available for distribution by Regency to its stockholders. In addition, if Regency fails to qualify as a REIT, Regency will not be required to distribute any amounts to its stockholders, and all distributions to stockholders will be taxable as regular corporate dividends to the extent of Regency’s current and accumulated earnings and profits. In such event, corporate stockholders may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Non-corporate stockholders, including individuals, generally may deduct up to 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning before January 1, 2026 for purposes of determining their U.S. federal income tax (but not for purposes of the 3.8% Medicare tax), subject to certain holding period requirements and other limitations. If Regency fails to qualify as a REIT, such stockholders may not claim this deduction with respect to dividends paid by it. Unless entitled to relief under specific statutory provisions, Regency would also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which Regency loses its qualification. It is not possible to state whether in all circumstances Regency would be entitled to this statutory relief.

Tax Aspects of the Subsidiary Partnerships and the Limited Liability Companies

General. From time to time, Regency may own, directly or indirectly, interests in various partnerships and limited liability companies. Regency expects these will be treated as partnerships or disregarded entities for U.S.

federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for U.S. federal income tax purposes are “pass-through” entities which are not required to pay U.S. federal income tax. Rather, partners of such partnerships are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership. Regency will include in its income its share of these partnership items for purposes of the various gross income tests, the computation of its REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, Regency will include its pro rata share of assets held by these partnerships, based on Regency’s capital interests in each such entity. See the section entitled “Material U.S. Federal Income Tax Considerations Regarding Regency’s Taxation as a REIT — Taxation of Regency — Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries” beginning on page 114 of this proxy statement/prospectus. A disregarded entity is not treated as a separate entity for U.S. federal income tax purposes, and all assets, liabilities and items of income, gain, loss, deduction and credit of a disregarded entity are treated as assets, liabilities and items of income, gain, loss, deduction and credit of its parent that is not a disregarded entity for all purposes under the Code, including all REIT qualification tests.

Entity Classification. Regency’s interests in the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships or disregarded entities for U.S. federal income tax purposes. For example, an entity that would otherwise be treated as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. Regency does not anticipate that any subsidiary partnership will be treated as a publicly traded partnership that is taxable as a corporation. However, if any such entity were treated as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of Regency’s assets and items of gross income would change and could prevent Regency from satisfying the REIT asset tests and possibly the REIT income tests. See the sections entitled “Material U.S. Federal Income Tax Considerations Regarding Regency’s Taxation as a REIT — Taxation of Regency — Asset Tests” and “Material U.S. Federal Income Tax Considerations Regarding Regency’s Taxation as a REIT — Taxation of Regency  — Income Tests” beginning on page 118 and 115, respectively, of this proxy statement/prospectus. This, in turn, could prevent Regency from qualifying as a REIT. See the section entitled “Material U.S. Federal Income Tax Considerations Regarding Regency’s Taxation as a REIT — Taxation of Regency — Failure to Qualify” beginning on page 123 of this proxy statement/prospectus for a discussion of the effect of Regency’s failure to meet these tests. In addition, a change in the tax status of a subsidiary treated as a partnership or disregarded entity to a corporation might be treated as a taxable event. If so, Regency might incur a tax liability without any related cash payment. Regency believes that each of its subsidiary partnerships and limited liability companies are and will continue to be treated as partnerships or disregarded entities for U.S. federal income tax purposes.

Allocations of Items of Income, Gain, Loss and Deduction. A partnership agreement (or, in the case of a limited liability company treated as a partnership for U.S. federal income tax purposes, the limited liability company agreement) generally will determine the allocation of income and loss among partners. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder. Generally, Section 704(b) of the Code and the Treasury Regulations thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Regency intends that the allocations of taxable income and loss in each of the partnerships in which Regency owns an interest from time to time comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.

Tax Allocations with Respect to the Properties. Under Section 704(c) of the Code, items of income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Some of the partnerships in which Regency owns an interest were formed by way of contributions of appreciated property. The relevant partnership and/or limited liability company agreements require that allocations be made in a manner consistent with Section 704(c) of the Code. Under Section 704(c) of the Code Regency could be allocated less depreciation or more gain on sale with respect to a contributed property than the amounts that would have been allocated to Regency if it had instead acquired the contributed property with an initial tax basis equal to its fair market value. Such allocations might adversely affect Regency’s ability to comply with the REIT distribution requirements. See the sections entitled “Material U.S. Federal Income Tax Considerations Regarding Regency’s Taxation as a REIT — Taxation of Regency — Requirements for Qualification as a REIT” and “Material U.S. Federal Income Tax Considerations Regarding Regency’s Taxation as a REIT — Taxation of Regency — Annual Distribution Requirements” beginning on page 113 and 120, respectively, of this proxy statement/prospectus.

Any property acquired by a subsidiary partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Partnership Audit Rules. The Bipartisan Budget Act of 2015 changed the rules applicable to U.S. federal income tax audits of partnerships. Under the new rules (which are generally effective for taxable years beginning after December 31, 2017), among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. It is possible that these rules could result in partnerships in which Regency directly or indirectly invests being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and Regency, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though Regency, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. Investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in Regency common stock and Regency preferred stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF REGENCY COMMON STOCK AND REGENCY PREFERRED STOCK

The following discussion is a summary of the material U.S. federal income tax consequences of owning and disposing of Regency common stock and Regency preferred stock received in the second merger by U.S. holders and non-U.S. holders (each as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Merger” of this proxy statement/prospectus). This discussion does not address all aspects of U.S. federal income taxation and does not address other federal, state, local or non-U.S. tax consequences that may be relevant to a U.S. holder or non-U.S. holder in light of its particular circumstances. In addition, this discussion does not address any considerations arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or any considerations in respect of the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations and administrative guidance promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith and any laws, regulations or practices adopted in connection with any such agreement). You should consult your tax advisor regarding the particular U.S. federal, state, local and non-U.S. tax consequences to you of owning and disposing of Regency common stock and Regency preferred stock received in the second merger.

Taxation of Taxable U.S. Holders of Regency Common Stock and Regency Preferred Stock

Distributions Generally. Distributions out of Regency’s current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax, as discussed below, will be taxable to Regency’s taxable U.S. holders as ordinary income when actually or constructively received. See the section entitled “Material U.S. Federal Income Tax Consequences to Holders of Regency Common Stock and Regency Preferred Stock — Taxation of Taxable U.S. Holders of Regency Common Stock and Regency Preferred Stock — Tax Rates” beginning on page 129 of this proxy statement/prospectus. As long as Regency qualifies as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations or, except to the extent described in the section entitled “Material U.S. Federal Income Tax Consequences to Holders of Regency Common Stock and Regency Preferred Stock — Taxation of Taxable U.S. Holders of Regency Common Stock and Regency Preferred Stock — Tax Rates” beginning on page 129 of this proxy statement/prospectus, the preferential rates on qualified dividend income applicable to non-corporate U.S. holders, including individuals. In addition, non-corporate U.S. holders, including individuals, generally may deduct 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning before January 1, 2026. See the section entitled “Material U.S. Federal Income Tax Consequences to Holders of Regency Common Stock and Regency Preferred Stock — Taxation of Taxable U.S. Holders of Regency Common Stock and Regency Preferred Stock — Tax Rates” beginning on page 129 of this proxy statement/prospectus. For purposes of determining whether distributions to holders of Regency common stock and Regency preferred stock are out of Regency’s current or accumulated earnings and profits, Regency’s earnings and profits will be allocated first to Regency’s outstanding preferred stock, if any, and then to Regency’s outstanding common stock.

To the extent that Regency makes distributions on Regency stock in excess of its current and accumulated earnings and profits allocable to such stock, these distributions will be treated first as a tax-free return of capital to a U.S. holder to the extent of the U.S. holder’s adjusted tax basis in such shares of stock. This treatment will reduce the U.S. holder’s adjusted tax basis in such shares of stock by such amount, but not below zero. Distributions in excess of Regency’s current and accumulated earnings and profits and in excess of a U.S. holder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if such U.S. holder’s holding period for such shares is greater than one year. Dividends Regency declares in October, November, or December of any year and which are payable to a holder of record on a specified date in any of these months will be treated as both paid by Regency and received by the holder on December 31 of that year, provided that Regency actually pays the dividend on or before January 31 of the following year. U.S. holders may not include in their own income tax returns any of Regency’s net operating losses or capital losses.

U.S. holders that receive taxable stock distributions on their Regency common stock, including distributions partially payable in Regency common stock and partially payable in cash, would be required to include the full amount of the distribution (i.e., the cash and the stock portion) as a dividend (subject to limited exceptions) to the extent of Regency’s current and accumulated earnings and profits for U.S. federal income tax purposes, as described above. The amount of any distribution payable in Regency common stock generally is equal to the amount of cash that could have been received instead of the common stock. Depending on the circumstances of a U.S. holder, the tax on the distribution may exceed the amount of the distribution received in cash, in which case such U.S. holder would have to pay the tax using cash from other sources. If a U.S. holder sells the Regency common stock it received in connection with such taxable stock distribution in order to pay this tax and the proceeds of such sale are less than the amount required to be included in income with respect to the stock portion of the distribution, such U.S. holder could have a capital loss with respect to the stock sale that could not be used to offset such income. A U.S. holder that receives Regency common stock pursuant to such distribution generally would have a tax basis in such common stock equal to the amount of cash that could have been received instead of such common stock as described above, and would have a holding period in such common stock that begins on the day immediately following the payment date for the distribution.

Capital Gain Dividends. Dividends that Regency properly designates as capital gain dividends will be taxable to its taxable U.S. holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed Regency’s actual net capital gain for the taxable year and may not exceed Regency’s dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year. U.S. holders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. If Regency properly designates any portion of a dividend as a capital gain dividend, then, except as otherwise required by law, Regency presently intends to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of Regency capital stock for the year to the holders of each class of Regency capital stock in proportion to the amount that Regency’s total dividends, as determined for U.S. federal income tax purposes, paid or made available to the holders of each such class of Regency capital stock for the year bears to the total dividends, as determined for U.S. federal income tax purposes, paid or made available to holders of all classes of Regency capital stock for the year. In addition, except as otherwise required by law, Regency will make a similar allocation with respect to any undistributed long-term capital gains which are to be included in Regency stockholders’ long-term capital gains, based on the allocation of the capital gain amount which would have resulted if those undistributed long-term capital gains had been distributed as “capital gain dividends” by Regency to its stockholders.

Retention of Net Capital Gains. Regency may elect to retain, rather than distribute as a capital gain dividend, all or a portion of its net capital gains. If Regency makes this election, it would pay tax on its retained net capital gains. In addition, to the extent Regency so elects, its earnings and profits (determined for U.S. federal income tax purposes) would be adjusted accordingly, and a U.S. holder generally would:

•

include its pro rata share of Regency’s undistributed capital gains in computing its long-term capital gains on its U.S. federal income tax return for its taxable year in which the last day of Regency’s taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid its share of the capital gains tax imposed on Regency on the designated amounts included in the U.S. holder’s income as long-term capital gain;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted tax basis of its Regency capital stock by the difference between the amount of includable capital gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations. Distributions Regency makes and gain arising from the sale or exchange of Regency common stock and Regency preferred stock by a U.S. holder will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. holder generally may elect to treat capital gain dividends, capital gains from the disposition of Regency common stock and Regency preferred stock and income designated as qualified dividend income, as described in the section entitled “Material U.S. Federal Income Tax Consequences to Holders of Regency Common Stock and Regency Preferred Stock — Taxation of Taxable U.S. Holders of Regency Common Stock and Regency Preferred Stock — Tax Rates” beginning on page 129 of this proxy statement/prospectus, as investment income for purposes of computing the investment interest limitation, but in such case, the holder will be taxed at ordinary income rates on such amount. Other distributions made by Regency, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Regency Common Stock and Regency Preferred Stock. If a U.S. holder sells or disposes of shares of Regency common stock or Regency preferred stock, it will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted tax basis in the shares. This gain or loss will be long-term capital gain or loss if the holder’s holding period for such Regency common stock or Regency preferred stock is greater than one year. However, if a U.S. holder recognizes a loss upon the sale or other disposition of Regency common stock or Regency preferred stock for which its holding period was six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from Regency which were required to be treated as long-term capital gains. The deductibility of capital losses is subject to limitations.

Redemption of Regency Preferred Stock for Cash. The treatment accorded to any redemption by Regency for cash (as distinguished from a sale, exchange or other disposition) of Regency preferred stock can only be determined on the basis of particular facts as to each holder at the time of redemption. In general a taxable U.S. holder of Regency preferred stock will recognize capital gain or loss measured by the difference between the amount received upon the redemption and such holder’s adjusted tax basis in the shares of Regency preferred stock redeemed (provided such shares are held as a capital asset) if such redemption (i) results in a “complete termination” of the holder’s interest in all classes of Regency’s shares under Section 302(b)(3) of the Code, (ii) is “substantially disproportionate” with respect to the holder’s interest in Regency’s shares under Section 302(b)(2) of the Code (which will not be the case if only shares of Regency preferred stock are redeemed, since they generally do not have voting rights), or (iii) is “not essentially equivalent to a dividend” with respect to the holder of Regency preferred stock under Section 302(b)(1) of the Code. In applying these tests, there must be taken into account not only the Regency preferred stock owned by the taxable U.S. holder, but also such holder’s ownership of Regency common stock and any options (including share purchase rights) to acquire any of the foregoing. The holder of Regency preferred stock also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

If a particular taxable U.S. holder of Regency preferred stock owns (actually or constructively) none of Regency’s common stock or an insubstantial percentage of Regency’s outstanding common stock, then based upon current law, it is probable that the redemption of shares of Regency preferred stock from such a holder would be considered “not essentially equivalent to a dividend.” However, whether a dividend is “not essentially equivalent to a dividend” depends on all of the facts and circumstances, and a taxable U.S. holder of Regency preferred stock intending to rely on any of these tests at the time of redemption should consult the holder’s own tax advisor to determine their application to the holder’s particular situation. If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from the shares of Regency preferred stock will be treated as a distribution on such shares. If the redemption is taxed as a dividend, the taxable U.S. holder’s adjusted tax basis in such shares will be transferred to any other shares held by the holder. If the holder of Regency preferred stock owns none of Regency’s other shares, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

Conversion of Regency Preferred Stock to Regency Common Stock. Assuming that Regency preferred stock will not be converted at a time when there are distributions in arrears, in general, no gain or loss will be recognized for U.S. federal income tax purposes upon the conversion of shares of Regency preferred stock at the option of the holder solely into shares of Regency common stock. The basis that a taxable U.S. holder will have for U.S. federal income tax purposes in the shares of Regency common stock received will be equal to the adjusted basis the holder had in the shares of Regency preferred stock so converted and, provided that the preferred shares were held as a capital asset, the holding period for the common shares received will include the holding period for the preferred shares converted. A holder, however, will generally recognize gain or loss on the receipt of cash in lieu of a fractional share of Regency common stock in an amount equal to the difference between the amount of cash received and the holder’s adjusted basis in such fractional share.

If a conversion occurs when there is a dividend arrearage on the Regency preferred stock and the fair market value of the Regency common stock exceeds the issue price of the Regency preferred stock, a portion of the Regency common stock received might be treated as a dividend distribution taxable as ordinary income.

If, pursuant to the terms of a class of Regency preferred stock, a taxable U.S. holder receives alternative consideration such as cash, securities or other property or assets (including any combination thereof) in lieu of Regency common stock in connection with the conversion of the taxable U.S. holder’s Regency preferred stock, the tax treatment of the receipt of any such other consideration will depend on the nature of the consideration and the structure of the transaction that gives rise to the right to receive such alternative consideration, and it may be a taxable exchange. Taxable U.S. holders converting their Regency preferred stock should consult their tax advisors regarding the U.S. federal income tax consequences of any such conversion and of the ownership and disposition of the consideration received upon any such conversion.

Tax Rates. The maximum tax rate for non-corporate taxpayers for (1) long-term capital gains, including certain “capital gain dividends,” generally is 20% (although depending on the characteristics of the assets which produced these gains and on designations which Regency may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” generally is 20%. In general, dividends payable by REITs are not eligible for the reduced tax rate on qualified dividend income, except to the extent that certain holding period requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year). Capital gain dividends will only be eligible for the rates described above to the extent that they are properly designated by the REIT as “capital gain dividends.” U.S. holders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income. In addition, non-corporate U.S. holders, including individuals, generally may deduct up to 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning before January 1, 2026 for purposes of determining their U.S. federal income tax, subject to certain holding period requirements and other limitations.

Taxation of Tax-Exempt Holders of Regency Common Stock and Regency Preferred Stock

Dividend income from Regency and gain arising upon a sale of shares of Regency common stock and Regency preferred stock generally should not be unrelated business taxable income (which we refer to as “UBTI”) to a tax-exempt holder, except as described below. This income or gain will be UBTI, however, to the extent a tax-exempt holder holds its shares as “debt-financed property” within the meaning of the Code. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.

For tax-exempt holders that are social clubs, voluntary employee benefit associations or supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9) or (c)(17) of the Code, respectively, income from an investment in Regency common stock and Regency preferred stock will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in Regency common stock and Regency preferred stock. Tax-exempt holders should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of Regency common stock and Regency preferred stock contained in its charter, Regency does not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to its holders. However, because Regency common stock and Regency preferred stock is (and, Regency anticipates, will continue to be) publicly traded, Regency cannot guarantee that this will always be the case.

Taxation of Non-U.S. Holders of Regency Common Stock and Regency Preferred Stock

The following discussion addresses the rules governing U.S. federal income taxation of the ownership and disposition of Regency common stock and Regency preferred stock received in the second merger by non-U.S. holders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address other federal, state, local or non-U.S. tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances. Regency urges non-U.S. holders to consult their tax advisors to determine the impact of U.S. federal, state, local and non-U.S. income and other tax laws and any applicable tax treaty on the ownership and disposition of shares of Regency common stock and Regency preferred stock received in the second merger, including any reporting requirements.

Distributions Generally. Distributions (including any taxable stock distributions) that are neither attributable to gains from sales or exchanges by Regency of United States real property interests (which we refer to as “USRPIs”) nor designated by Regency as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of Regency’s current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable). Under certain income tax treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied for a non-U.S. holder to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with a U.S. trade or business generally will not be subject to withholding but will be subject to U.S. federal income tax on a net basis at the regular rates, in the same manner as dividends paid to U.S. holders are subject to U.S. federal income tax. Any such dividends received by a non-U.S. holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting U.S. federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.

Except as otherwise provided below, Regency expects to withhold U.S. federal income tax at the rate of 30% on any distributions made to a non-U.S. holder unless:

(1)

a lower income tax treaty rate applies and the non-U.S. holder furnishes an IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) evidencing eligibility for that reduced income tax treaty rate; or

(2)	the non-U.S. holder furnishes an IRS Form W-8ECI (or other applicable documentation) claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.

Distributions in excess of Regency’s current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the adjusted tax basis of the holder’s Regency stock, but rather will reduce the adjusted tax basis of such stock. To the extent that such distributions exceed the non-U.S. holder’s adjusted tax basis in such stock, they generally will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. However, such excess distributions may be treated as dividend income for certain non-U.S. holders. For withholding purposes, Regency expects to treat all distributions as made out of its current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of Regency’s current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-U.S. holder that Regency properly designates as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:

(1)

the investment in Regency common stock or Regency preferred stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

(2)

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such non-U.S. holder (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by Regency of USRPIs, whether or not designated as capital gain dividends, will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. holders generally would be taxed at the regular rates applicable to U.S. holders, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Regency also will be required to withhold and to remit to the IRS 21% of any distribution to non-U.S. holders attributable to gain from sales or exchanges by Regency of USRPIs. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability. However, any distribution with respect to any class of stock that is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 21% U.S. withholding tax described above, if the non-U.S. holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distribution generally will be treated as an ordinary dividend distribution and subject to withholding in the manner described above with respect to ordinary dividends. In addition, distributions to certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements (which we refer to as “qualified shareholders”) are exempt from FIRPTA, except to the extent that owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of Regency common stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts Regency designates as retained net capital gains in respect of Regency common stock or Regency preferred stock should be treated with respect to non-U.S. holders as actual distributions of capital gain dividends. Under this approach, the non-U.S. holders may be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax paid by Regency on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by Regency exceeds their actual U.S. federal income tax liability. If Regency were to designate any portion of its net capital gain as retained net capital gain, then non-U.S. holders should consult their tax advisors regarding the taxation of such retained net capital gain.

Sale of Regency Common Stock and Regency Preferred Stock. Gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of Regency common stock and Regency preferred stock generally will not be subject to U.S. federal income tax unless such stock constitutes a USRPI. In general, stock of a domestic corporation that constitutes a “United States real property holding corporation,” or “USRPHC,” will constitute a USRPI. Regency believes that it is a USRPHC. Regency common stock and Regency preferred stock will not, however, constitute a USRPI so long as it is a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a five-year testing period less than 50% in value of its stock is held directly or indirectly by non-United States persons, subject to certain rules. For purposes of determining whether a REIT is a “domestically controlled qualified investment entity,” a person who at all applicable times holds less than 5% of a class of stock that is “regularly traded” is treated as a United States person unless the REIT has actual knowledge that such person is not a United States person. Regency believes, but cannot guarantee, that it is a “domestically controlled qualified investment entity.” Because Regency common stock and Regency preferred stock are (and, Regency anticipates, will continue to be) publicly traded, no assurance can be given that Regency will continue to be a “domestically controlled qualified investment entity.”

Even if Regency does not qualify as a “domestically controlled qualified investment entity” at the time a non-U.S. holder sells Regency common stock or Regency preferred stock, gain realized from the sale or other taxable disposition by a non-U.S. holder of such common stock or preferred stock would not be subject to U.S. federal income tax under FIRPTA as a sale of a USRPI if:

(1)	such class of common stock or preferred stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market such as the Nasdaq; and

(2)

such non-U.S. holder owned, actually and constructively, 10% or less of such class of common stock or preferred stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period.

In addition, dispositions of Regency common stock or Regency preferred stock by qualified shareholders are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of Regency’s common stock or preferred stock. Furthermore, dispositions of Regency common stock or Regency preferred stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of Regency common stock or Regency preferred stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either (a) the investment in Regency common stock or Regency preferred stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, as adjusted for certain items, or (b) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. In addition, even if Regency is a domestically controlled qualified investment entity, upon disposition of Regency common stock or Regency preferred stock, a non-U.S. holder may be treated as having gain from the sale or other taxable disposition of a USRPI if the non-U.S. holder (1) disposes of such stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that stock during the 61-day period beginning with the first day of the 30-day period described in clause (1), unless such class of stock is “regularly traded” and the non-U.S. holder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of the distribution described in clause (1).

If gain on the sale, exchange or other taxable disposition of Regency common stock or Regency preferred stock were subject to taxation under FIRPTA, then the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of Regency common stock or Regency preferred stock were subject to taxation under FIRPTA, and if shares of Regency common stock or Regency preferred stock were not “regularly traded” on an established securities market, then the purchaser of such common stock or preferred stock generally would be required to withhold and remit to the IRS 15% of the purchase price.

Conversion of Regency Preferred Stock to Regency Common Stock. The conversion of shares of Regency preferred stock into shares of Regency common stock may be a taxable exchange for a non-U.S. shareholder if such preferred shares constitute a U.S. real property interest under FIRPTA. Even if such preferred shares constitute a U.S. real property interest, provided Regency common stock also constitutes a U.S. real property interest, a non-U.S. shareholder generally will not recognize gain or loss upon a conversion of Regency preferred stock into Regency common stock so long as certain FIRPTA-related reporting requirements are satisfied. If Regency preferred stock constitutes a U.S. real property interest and such requirements are not satisfied, however, a conversion will be treated as a taxable exchange of Regency preferred stock for Regency common stock. Such a deemed taxable exchange will be subject to tax under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a taxable U.S. shareholder of the same type (e.g., a corporate or a non-corporate shareholder, as the case may be) on the excess, if any, of the fair market value of such non-U.S. holder’s Regency common stock received over such non-U.S. holder’s adjusted basis in its Regency preferred stock so converted.

Non-U.S. holders should consult with their tax advisors regarding the federal income tax consequences of any transaction by which such non-U.S. holder exchanges Regency common stock received in a conversion of Regency preferred stock for cash or other property.

Information Reporting and Backup Withholding

U.S. Holders. A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on Regency common stock or Regency preferred stock or proceeds from the sale or other taxable disposition of such stock. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, if any; provided that the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders. Payments of dividends on Regency common stock or Regency preferred stock generally will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know that the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, as applicable, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on Regency common stock and Regency preferred stock paid to the non-U.S. holder, regardless of whether such distributions constitute a dividend or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of such stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of such stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS. Non-U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Other Tax Consequences

State, local and non-U.S. income tax laws may differ substantially from the corresponding U.S. federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction, or any U.S. federal tax other than income tax. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws, and U.S. federal non-income tax laws, with respect to Regency’s tax treatment as a REIT and on an investment in Regency common stock and Regency preferred stock.

THE SPECIAL MEETING

Date, Time and Place

The special meeting will be held live via audio webcast on August 16, 2023, at 2:00 p.m., Eastern Time. The special meeting can be accessed by visiting www.virtualshareholdermeeting.com/UBA2023SM, where holders of UB common stock and UB Class A common stock will be able to participate in the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at 1:45 p.m., Eastern Time. Please note that because there will not be a physical meeting location, you will not be able to attend the special meeting in person. Holders of record of UB common stock and UB Class A common stock will need the control number found on their proxy card in order to access the special meeting website. If you hold your shares through a bank, broker or other nominee in “street name,” you must obtain a specific control number from your bank, broker or other nominee in order to attend and vote at the special meeting via the special meeting website.

Urstadt Biddle will entertain questions at the special meeting in accordance with the rules of conduct for the meeting to the extent that the questions posed by a stockholder are relevant to the special meeting and the proposals presented. Any questions or comments that are unrelated to the business of the special meeting will not be addressed at the meeting.

Purpose of the Special Meeting

At the special meeting, holders of UB common stock and UB Class A common stock will be asked to consider and vote on (i) the Merger Proposal, (ii) the Compensation Proposal and (iii) the Adjournment Proposal.

The approval of the Merger Proposal is a condition to closing under the merger agreement. If holders of UB common stock and UB Class A common stock fail to approve the Merger Proposal, then the mergers will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus, and you are encouraged to read the merger agreement carefully and in its entirety. For a detailed discussion of the conditions of the Merger, see the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 99 of this proxy statement/prospectus.

Recommendation of the Urstadt Biddle Board of Directors

The Urstadt Biddle board of directors carefully reviewed and considered the terms and conditions of the merger agreement and the other transactions contemplated by the merger agreement. The Urstadt Biddle board of directors (i) declared that the merger agreement, the mergers and the other transactions contemplated by the merger agreement were advisable and in the best interests of Urstadt Biddle and its stockholders; (ii) approved the mergers and the other transactions contemplated by the merger agreement and approved and adopted the merger agreement; (iii) directed the submission of a proposal to approve the mergers and the other transactions contemplated by the merger agreement for consideration by the holders of UB common stock and UB Class A common stock at the special meeting; and (iv) resolved to recommend that the holders of UB common stock and UB Class A common stock approve the mergers and the other transactions contemplated by the merger agreement. Accordingly, the Urstadt Biddle board of directors recommends a vote “FOR” the Merger Proposal. For a discussion of the factors that the Urstadt Biddle board of directors considered in determining to recommend the adoption of the Merger Proposal, please see the section entitled “The Mergers — Recommendation of the Urstadt Biddle Board of Directors; Urstadt Biddle’s Reasons for the Mergers” beginning on page 52 of this proxy statement/prospectus. The Urstadt Biddle board of directors also recommends a vote “FOR” the Compensation Proposal and a vote “FOR” the Adjournment Proposal.

Record Date and Outstanding Shares of UB common stock and UB Class A common stock

Urstadt Biddle has set the close of business on July 6, 2023 as the record date for the special meeting. All holders of record of UB common stock and UB Class A common stock at the close of business on the record date are entitled to receive notice of and attend the special meeting or any postponement or adjournment of the special meeting. Each holder of UB common stock is entitled to one vote on each matter presented at the special meeting for each share of UB common stock that such holder owned as of the record date. Each holder of UB Class A common stock is entitled to 1/20 of one vote on each matter presented at the special meeting for each share of UB Class A common stock that such holder owned as of the record date. On the record date, the outstanding voting securities consisted of 10,358,591 shares of UB common stock and 28,972,016 shares of UB Class A common stock. All holders of record of UB preferred stock are entitled to notice of, but may not vote at, the special meeting. The vote of the holders of UB preferred stock is not required to approve any of the proposals at the special meeting and is not being solicited.

Quorum, Abstentions and Broker Non-Votes

The presence, either in person (virtually) or by properly executed proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the special meeting is necessary to constitute a quorum at the special meeting, permitting the stockholders to conduct business at the special meeting. Abstentions are counted as present for determining a quorum.

Broker non-votes are votes that are not cast (and are not permitted to be cast) on a non-routine matter because the broker has not received voting instructions from the beneficial owner. On routine matters, brokers have discretionary authority to cast a vote even in the absence of voting instructions from the beneficial owner. However, because all of the proposals in this proxy statement/prospectus are considered “non-routine” matters under NYSE rules (as described below), shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals before the special meeting. If a quorum is not present, then the special meeting may be adjourned or postponed until the holders of the number of shares of holders of UB common stock and UB Class A common stock required to constitute a quorum attend, subject to the terms and conditions set forth in the merger agreement.

If your shares are held by a broker or other nominee on your behalf in “street name,” your broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many brokerage firms and other nominees have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card. In accordance with the rules of the NYSE, brokers and other nominees who hold common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the Merger Proposal, the Compensation Proposal or the Adjournment Proposal. Accordingly, if brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, then they may not vote such shares with respect to the Merger Proposal, the Compensation Proposal or the Adjournment Proposal, as applicable. Under such circumstance, a “broker non-vote” would arise.

Any abstentions or failures to vote, including broker non-votes, will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the vote count for the Compensation Proposal or the Adjournment Proposal, assuming a quorum is present.

Vote Required

The approval of the Merger Proposal requires the affirmative vote of the holders of shares of UB common stock and UB Class A common stock, voting together as a single class, representing a majority of all votes entitled to be cast on the matter. For the approval of the Merger Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN”. Any abstentions or failures to vote, including broker non-votes, will have the same effect as a vote “AGAINST” the Merger Proposal.

The approval of the Compensation Proposal requires the affirmative vote of a majority of the votes cast on the matter at the special meeting, assuming a quorum is present. You may vote “FOR,” “AGAINST” or

“ABSTAIN” for the Compensation Proposal. Any abstentions or failures to vote, including broker non-votes, will have no effect on the vote count for the Compensation Proposal, assuming a quorum is present.

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the matter at the special meeting, assuming a quorum is present. You may vote “FOR,” “AGAINST” or “ABSTAIN” for the Adjournment Proposal. Any abstentions or failures to vote, including broker non-votes, will have no effect on the vote count for the Adjournment Proposal, assuming a quorum is present.

Voting by Urstadt Biddle Directors and Executive Officers

As of the record date, the directors and executive officers of Urstadt Biddle beneficially owned, in the aggregate, 43.8% of the outstanding shares of UB common stock and 1.9% of the outstanding shares of UB Class A common stock, representing approximately 38.7% of the voting power of UB common stock and UB Class A common stock. The directors and executive officers of Urstadt Biddle have informed Urstadt Biddle that they currently intend to vote all such shares of UB common stock and UB Class A common stock “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

Voting by Proxy or in Person

Voting or Submitting a Proxy for Urstadt Biddle Common Stock Held by Holders of Record

If you are a holder of record of UB common stock or UB Class A common stock, then you may vote at the special meeting by proxy through the internet, by telephone or by mail, or by attending the special meeting and voting via the special meeting website, as described below.

•	By Internet: By visiting the internet address provided on the proxy card and following the instructions provided on your proxy card.

•	By Telephone: By calling the number provided on the proxy card and following the recorded instructions.

•	By Mail: If you have received a paper copy of the proxy materials by mail, you may complete, sign, date and return by mail the enclosed proxy card in the envelope provided with your proxy materials.

•

Via the Special Meeting Website: All holders of record of UB common stock or UB Class A common stock may vote at the special meeting by attending the meeting via the special meeting website. Stockholders who plan to attend the special meeting will need the control number included on their proxy card in order to access the special meeting website and to attend and vote thereat.

If you are a holder of record of UB common stock or UB Class A common stock, then proxies submitted over the internet or by telephone as described above must be received by 11:59 p.m., Eastern Time, on August 15, 2023, and proxies submitted by mail must be received by 11:59 p.m., Eastern Time, on August 15, 2023. To reduce administrative costs and help the environment by conserving natural resources, Urstadt Biddle asks that you vote by proxy in advance of the special meeting through the internet or by telephone.

Voting and Submitting a Proxy for Urstadt Biddle Common Stock Held in “Street Name”

If you hold your shares through a bank, broker or other nominee in “street name” instead of as a stockholder of record, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares. Your voting instructions must be received by your bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee with respect to a proposal, your UB common stock or UB Class A common stock will not be voted on that proposal as your bank, broker or other nominee does not have discretionary authority to vote on any of the proposals as described above in the section entitled “The Special Meeting — Quorum, Abstentions and Broker Non-Votes” beginning on page 136 of this proxy statement/prospectus.

If you hold your shares through a bank, broker or other nominee in “street name,” you must obtain a specific control number from your bank, broker or other nominee in order to attend and vote at the special meeting via the special meeting website.

If you vote by proxy, regardless of the method you choose to vote, then the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your UB common stock and UB Class A common stock in the way that you indicate. When completing the internet or telephone processes or the proxy card, you may specify whether your UB common stock or UB Class A common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your UB common stock or UB Class A common stock should be voted on a matter, then the UB common stock or UB Class A common stock represented by your properly signed proxy will be voted in accordance with the recommendations of the Urstadt Biddle board of directors.

Revocability of Proxies and Changes to a Urstadt Biddle Stockholder’s Vote

Any holder of UB common stock or UB Class A common stock giving a proxy has the right to revoke it at any time before the proxy is voted at the special meeting.

If you are a holder of record of UB common stock or UB Class A common stock, then you may revoke your proxy by any of the following actions:

•	by voting again by internet or telephone as instructed on your proxy card before the closing of the voting facilities at 11:59 p.m., Eastern Time, on August 15, 2023;

•	by sending a signed written notice of revocation to Urstadt Biddle’s Secretary, provided such statement is received no later than 11:59 p.m., Eastern Time, on August 15, 2023;

•	by submitting a properly signed and dated proxy card with a later date that is received by Urstadt Biddle’s Secretary no later than 11:59 p.m., Eastern Time, on August 15, 2023; or

•	by attending the special meeting via the special meeting website and requesting that your proxy be revoked or voting via the website as described above.

Only your last submitted proxy will be considered.

Execution or revocation of a proxy will not in any way affect a stockholder’s right to attend the special meeting and vote thereat.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to: Urstadt Biddle Properties Inc., Attention: Secretary, 321 Railroad Avenue, Greenwich, CT 06830.

If your shares are held in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions. You may also change your vote by obtaining your specific control number and instructions from your bank, broker or other nominee and voting your shares at the special meeting via the special meeting website.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF UB COMMON STOCK AND UB CLASS A COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY TELEPHONE OR INTERNET AS PROMPTLY AS POSSIBLE, OR PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, THEN PLEASE FOLLOW THE VOTING INSTRUCTIONS PROVIDED BY SUCH BANK, BROKER OR OTHER NOMINEE.

Adjournments and Postponements

In addition to the other proposals being considered at the special meeting, holders of UB common stock and UB Class A common stock are also being asked to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal if there are insufficient votes at the time of such adjournment to approve the Merger Proposal. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the proposal. If the Adjournment Proposal is approved, then the special meeting could be successively adjourned to any date, not later than 120 days after the record date for the special meeting. If the special meeting is adjourned for the purpose of soliciting additional proxies, then stockholders who have already submitted their proxies will be able to revoke them at any time prior to their exercise at the adjourned meeting.

In addition, prior to or once a meeting has been convened, the presiding officer of the special meeting also has the power to adjourn the special meeting under the Urstadt Biddle bylaws; provided, however, that if the adjournment is for more than 120 days after the original record date, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote thereat and each stockholder who by law or under the charter or the Urstadt Biddle bylaws is entitled to such notice.

The merger agreement provides that Urstadt Biddle may not adjourn the special meeting without Regency’s prior written consent.

Anticipated Date of Completion of the Mergers

Subject to the satisfaction or waiver of the closing conditions described under the section entitled “The Merger Agreement — Conditions to Completion of the Mergers” beginning on page 99 of this proxy statement/prospectus, including the approval of the Merger Proposal by holders of UB common stock and UB Class A common stock at the special meeting, Urstadt Biddle and Regency expect that the mergers will be completed in the third quarter of 2023. However, it is possible that factors outside the control of both companies could result in the mergers being completed at a different time or not at all.

Solicitation of Proxies

Urstadt Biddle will bear the cost of soliciting proxies. In addition to soliciting proxies by mail, certain directors, officers and other employees of Urstadt Biddle, without additional compensation, may also solicit proxies personally or by mail, telephone, electronic means or other similar means of communication. Urstadt Biddle will reimburse banks, brokerage firms and other nominees for their reasonable expenses to forward proxy materials to beneficial owners.

Questions and Additional Information

If you have questions about the mergers or the accompanying proxy statement/prospectus, need assistance submitting your proxy or voting your UB common stock or UB Class A common stock, would like additional copies of the proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact:

Urstadt Biddle’s Secretary at: (203) 863-8200 or 321 Railroad Avenue, Greenwich, CT 06830. For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information” beginning on page 169 of this proxy statement/prospectus.

URSTADT BIDDLE PROPOSALS

PROPOSAL 1: MERGER PROPOSAL

Urstadt Biddle is asking holders of UB common stock and UB Class A common stock to approve the mergers in accordance with the terms of the merger agreement. For a detailed discussion of the terms of the merger agreement, see the section entitled “The Merger Agreement” beginning on page 82 of this proxy statement/prospectus. As discussed in the section entitled “The Mergers — Recommendation of the Urstadt Biddle Board of Directors; Urstadt Biddle’s Reasons for the Merger” beginning on page 52 of this proxy statement/prospectus, after careful consideration, the Urstadt Biddle board of directors (i) declared that the merger agreement, the mergers and the other transactions contemplated by the merger agreement were advisable and in the best interests of Urstadt Biddle and its stockholders; (ii) approved the mergers and the other transactions contemplated by the merger agreement and approved and adopted the merger agreement; (iii) directed the submission of a proposal to approve the mergers and the other transactions contemplated by the merger agreement for consideration by the holders of UB common stock and UB Class A common stock at the special meeting; and (iv) resolved to recommend that the holders of UB common stock and UB Class A common stock approve the mergers and the other transactions contemplated by the merger agreement.

Vote Required

The approval of the Merger Proposal requires the affirmative vote of the holders of shares of UB common stock and UB Class A common stock, voting together as a single class, representing a majority of all votes entitled to be cast on the matter. For the approval of the Merger Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN”. Any abstentions or failures to vote, including broker non-votes, will have the same effect as a vote “AGAINST” the Merger Proposal.

The vote on the Merger Proposal is a vote separate and apart from the Compensation Proposal and the Adjournment Proposal. Accordingly, you may vote in favor of the Merger Proposal and not vote to approve the Compensation Proposal and/or Adjournment Proposal and vice versa. The approval of the Merger Proposal is a condition to closing under the merger agreement, as holders of UB common stock and UB Class A common stock must approve the mergers in order for the mergers to occur. If holders of UB common stock and UB Class A common stock fail to approve this proposal, the mergers will not occur.

The Urstadt Biddle board of directors recommends that you vote “FOR” the Merger Proposal.

PROPOSAL 2: COMPENSATION PROPOSAL

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (as set forth in Section 14A of the Exchange Act), Urstadt Biddle is providing holders of UB common stock and UB Class A common stock with the opportunity to cast a non-binding, advisory vote on the compensation that may be paid or become payable to Urstadt Biddle’s named executive officers that is based on or otherwise relates to the mergers as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Mergers — Interests of Urstadt Biddle Directors and Executive Officers in the Mergers — Quantification of Potential Payments and Benefits to Urstadt Biddle Named Executive Officers in Connection with the Mergers” beginning on page 75 of this proxy statement/prospectus.

As required by those rules, Urstadt Biddle is asking holders of UB common stock and UB Class A common stock to vote on the approval of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Urstadt Biddle’s named executive officers that is based on or otherwise relates with the mergers, as disclosed in the section entitled “The Mergers — Interests of Urstadt Biddle Directors and Executive Officers in the Mergers — Quantification of Potential Payments and Benefits to Urstadt Biddle Named Executive Officers in Connection with the Mergers” beginning on page 75 of this proxy statement/prospectus, is hereby APPROVED.”

Vote Required

The approval of the Compensation Proposal requires the affirmative vote of a majority of the votes cast on the matter at the special meeting, assuming a quorum is present. You may vote “FOR,” “AGAINST” or “ABSTAIN” for Compensation Proposal. Any abstentions or failures to vote, including broker non-votes, will have no effect on the vote count for the Compensation Proposal, assuming a quorum is present.

The vote on the Compensation Proposal is a vote separate and apart from the Merger Proposal and the Adjournment Proposal. Accordingly, you may vote not to approve the Compensation Proposal and vote in favor of the Merger Proposal and/or Adjournment Proposal and vice versa. Because the Compensation Proposal is only advisory in nature, it will not be binding on Urstadt Biddle or the Urstadt Biddle board of directors. Accordingly, if the Merger Proposal is approved by holders of UB common stock and UB Class A common stock and the mergers are completed, the compensation payments that are contractually required to be paid by Urstadt Biddle to its named executive officers will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the holders of UB common stock and UB Class A common stock on the Compensation Proposal.

The Urstadt Biddle board of directors recommends that you vote “FOR” the Compensation Proposal.

PROPOSAL 3: ADJOURNMENT PROPOSAL

Urstadt Biddle is asking holders of UB common stock and UB Class A common stock to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal.

If, at the special meeting, the number of shares of UB common stock and UB Class A common stock present or represented by proxy and voting in favor of the Merger Proposal is insufficient to approve such proposal, Urstadt Biddle may move to adjourn the special meeting in order to solicit additional proxies for approval of the Merger Proposal.

If holders of UB common stock and UB Class A common stock approve the Adjournment Proposal, Urstadt Biddle could adjourn the special meeting and any adjourned session of the special meeting (subject to the terms and conditions of the merger agreement, including Regency’s consent rights over adjournments described in the section entitled “The Special Meeting — Adjournments and Postponements” beginning on page 139 of this proxy statement/prospectus) and use the additional time to solicit additional proxies, including the solicitation of proxies from holders of UB common stock and UB Class A common stock who have previously voted.

Vote Required

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the matter at the special meeting, assuming a quorum is present. You may vote “FOR,” “AGAINST” or “ABSTAIN” for Adjournment Proposal. Any abstentions or failures to vote, including broker non-votes, will have no effect on the vote count for the Adjournment Proposal, assuming a quorum is present.

The vote on the Adjournment Proposal is a vote separate and apart from the Merger Proposal and the Compensation Proposal. Accordingly, you may vote in favor of the Adjournment Proposal and/or the Merger Proposal and vote not to approve the Compensation Proposal and vice versa. The approval of the Adjournment Proposal is not a condition to the closing.

The Urstadt Biddle board of directors recommends that you vote “FOR” the Adjournment Proposal.

DESCRIPTION OF REGENCY CAPITAL STOCK

The following summary of the terms of Regency capital stock is not complete and is qualified by reference to the Restated Articles of Incorporation of Regency (which we refer to as the “Regency charter”) and the Regency Amended and Restated Bylaws (which we refer to as the “Regency bylaws”). You should read these documents for complete information on Regency capital stock. The Regency charter and the Regency bylaws are filed as exhibits to the registration statement on this Form S-4 of which this proxy statement/prospectus forms a part and are incorporated by reference herein. Regency files instruments that define the rights of holders of its capital stock as exhibits to its annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. Also, from time to time Regency might file an amendment to these documents or a new instrument that defines the rights of holders of its capital stock as an exhibit to a Current Report on Form 8-K filed with the SEC. For more information, see the section entitled “Where You Can Find More Information” beginning on page 169 of this proxy statement/prospectus.

General

Under the Regency charter, Regency is currently authorized to issue an aggregate 260 million shares of capital stock, consisting of 220 million shares of voting common stock (which we refer to as the “Regency common stock”), 10 million shares of common stock which may be issued in one or more classes or series as set forth in the Regency charter (which we refer to as “Regency special common stock”) and 30 million shares of Regency preferred stock which may be issued in one or more classes or series as set forth in the Regency charter.

Shares Outstanding

As of the record date, there were 170,998,004 outstanding shares of Regency common stock, no outstanding shares of Regency special common stock, and no outstanding shares of Regency preferred stock. Upon completion of the mergers, based on the number of shares of UB common stock or UB Class A common stock, shares of UB preferred stock and shares Regency common stock and the number of Urstadt Biddle equity awards, other than options, outstanding as of the record date, and excluding any shares of UB Class A common stock that may be issued in connection with the conversion or repurchase of equity interests in the DownREITs, it is expected that there will be approximately 184.6 million outstanding shares of Regency common stock, 4,600,000 outstanding shares of Regency Series A preferred stock and 4,400,000 outstanding shares of Regency Series B preferred stock outstanding as of immediately following the mergers. The number of shares of Regency common stock that will be issued in the mergers will depend on, among other factors, the number of shares of UB common stock, UB Class A common stock, and number of Urstadt Biddle equity awards outstanding immediately prior to the first merger effective time.

Regency Common Stock

All issued and outstanding shares of Regency common stock are duly authorized, fully paid and nonassessable. The rights of holders of common stock are subject to the rights of holders of any preferred stock that Regency has designated or may designate in the future.

Voting Rights

Holders of Regency common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. All actions submitted to a vote of stockholders are voted on by holders of Regency common stock voting together as a single class. Holders of Regency common stock are not entitled to cumulative voting in the election of directors.

Dividend Rights

Holders of Regency common stock are entitled to receive dividends in cash or in property on an equal share-for-share basis, if and when dividends are declared on the common stock by the Regency board of directors, subject to any preference in favor of outstanding shares of Regency preferred stock.

Liquidation Preference

In the event of the liquidation of Regency, all holders of Regency common stock will participate on an equal share-for-share basis with each other in Regency’s net assets available for distribution after payment of Regency liabilities and payment of any liquidation preferences in favor of outstanding shares of Regency’s preferred stock.

Preemptive Rights

Holders of Regency common stock are not entitled to preemptive rights under the Regency charter, and the common stock is not subject to redemption.

Transfer Agent

The transfer agent for Regency common stock is Broadridge Corporate Issuer Solutions, Inc.

Listing

Shares of Regency common stock are traded on the Nasdaq under the symbol “REG.” Following completion of the mergers, the shares of Regency common stock will continue to be traded on the Nasdaq under the symbol “REG.” The Regency Series A preferred stock and Regency Series B preferred stock are expected to be listed on the Nasdaq following the completion of the mergers under the symbols “REGCP” and “REGCO”, respectively.

Ownership Limitation

See “Description of Regency Capital Stock — Anti-Takeover Provisions in the Regency Charter and the Regency Bylaws and Under Florida Law — Restrictions on Ownership and Transfer” on page 146.

Special Common Stock

There is currently no outstanding shares of Regency special common stock. The following is a description of the general terms and provisions of Regency special common stock set forth in the Regency charter. In the event that Regency issues Regency special common stock, such Regency special common stock may be issued in one or more classes or series as set forth in the Regency charter.

The Regency special common stock will bear dividends in such amounts as the Regency board of directors may determine with respect to each class or series. Dividends on any class or series of special common stock must be pari passu with dividends on Regency common stock. This means that Regency cannot pay dividends on the special common stock without also paying dividends on an equal basis on Regency common stock. Upon the liquidation, dissolution or winding up of the company, the Regency special common stock will participate on an equal basis with the Regency common stock in liquidating distributions.

Shares of Regency special common stock will have one vote per share and vote together with the holders of Regency common stock (and not separately as a class except where otherwise required by law), unless the Regency board of directors creates classes or series with more limited voting rights or without voting rights. The Regency board of directors will have the right to determine whether shares of Regency special common stock may be converted into shares of any other class or series or be redeemed, and, if so, the redemption price and the other terms and conditions of redemption, and to determine such other rights as may be allowed by law. Holders of Regency special common stock will not be entitled, as a matter of right, to preemptive rights.

Because Regency expects special common stock to be closely held as a general rule, Regency anticipates that most classes or series would be convertible into common stock for liquidity purposes.

Preferred Stock

At any time, without stockholder approval, the Regency board of directors may issue one or more new series of preferred stock. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of Regency through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring Regency’s management could stop a takeover by preventing the person trying to take control of Regency from acquiring enough voting shares to take control.

In connection with the mergers and pursuant to the terms of the merger agreement, Regency expects to authorize and issue shares of Regency Series A preferred stock and Regency Series B preferred stock through amendments to the Regency charter in the forms included herein as Annex D and Annex E, respectively.

Regency Series A preferred stock will generally be non-voting, have no stated maturity and be redeemable for cash at $25 per share at Regency’s option. The holders of Regency Series A preferred stock have general preference rights with respect to liquidation and quarterly distributions. Except under certain conditions, holders of Regency Series A preferred stock will not be entitled to vote on most matters. In the event of a cumulative arrearage equal to six quarterly dividends, holders of Regency Series A preferred stock, together with the Regency Series B preferred stock holders (voting as a single class without regard to series) will have the right to elect two additional members to serve on the Regency board of directors until the arrearage has been cured. Upon the occurrence of a Change of Control, as defined in the Regency charter, the holders of Regency Series A preferred stock will have the right to convert all or part of the shares of the Regency Series A preferred stock held by such holders on the applicable conversion date into a number of shares of Regency common stock.

Regency Series B preferred stock will generally be non-voting, have no stated maturity and be redeemable for cash at $25 per share at Regency’s option on or after October 1, 2024. The holders of Regency Series B preferred stock have general preference rights with respect to liquidation and quarterly distributions. Except under certain conditions, holders of Regency Series B preferred stock will not be entitled to vote on most matters. In the event of a cumulative arrearage equal to six quarterly dividends, holders of Regency Series B preferred stock, together with Regency Series A preferred stock holders (voting as a single class without regard to series) will have the right to elect two additional members to serve on the Regency board of directors until the arrearage has been cured. Upon the occurrence of a Change of Control, as defined in the Regency charter, the holders of Regency Series B preferred stock will have the right to convert all or part of the shares of Regency Series B preferred stock held by such holders on the applicable conversion date into a number of shares of Regency common stock.

Anti-Takeover Provisions in the Regency Charter and the Regency Bylaws and Under Florida Law

Certain provisions of the Regency charter, the Regency bylaws and Florida law, particularly the Florida Business Corporation Act (which we refer to as the “FBCA”), could make it less likely that Regency’s management would be changed or someone would acquire voting control of Regency without the consent of the Regency board of directors. These provisions could delay, deter or prevent tender offers or takeover attempts that Regency stockholders might believe are in their best interests, including tender offers or takeover attempts that could allow Regency stockholders to receive premiums over the market price of their common stock.

Restrictions on Ownership and Transfer

In order for Regency to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year; its stock must be beneficially owned (without reference to attribution rules) by 100 or more persons during at least 335 days in a taxable year of 12 months or during a proportionate part of a shorter taxable year; and certain other requirements must be satisfied.

To assure that five or fewer individuals do not beneficially own (as defined in the Regency charter to include ownership through the application of certain stock attribution provisions of the Code) more than 50% in value of its outstanding capital stock, the Regency charter provides that, subject to certain exceptions, no holder may own, or be deemed to own (by virtue of certain of the attribution provisions of the Code), more than 7% by value of outstanding Regency capital stock (which we refer to as the “Ownership Limit”), which may be increased or decreased by the Regency board of directors; provided, however, that the Ownership Limit may not be increased to a percentage which is greater than 9.8%.

In addition, because rent from a related tenant (any tenant 10% of which is owned, directly or constructively, by Regency) is not qualifying rent for purposes of the gross income tests under the Code, the Regency charter provides that no constructive owner of Regency stock who owns, directly or indirectly, a 10% interest in any tenant of Regency (which we refer to as a “Related Tenant Owner”) may own, or constructively own by virtue of certain of the attribution provisions of the Code (which differ from the attribution provisions applied to determine beneficial ownership), more than 9.8% by value of the outstanding capital stock of Regency (which we refer to as the “Related Tenant Limit”).

The Regency board of directors may waive the Ownership Limit and the Related Tenant Limit if evidence satisfactory to the Regency board of directors is presented that such ownership will not then or in the future jeopardize Regency’s status as a REIT. As a condition of such waiver, the Regency board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving Regency’s REIT status.

If shares of capital stock (i) in excess of the applicable Ownership Limit or Related Tenant Limit; or (ii) which (1) would cause Regency to be beneficially owned by fewer than 100 persons (without application of the attribution rules), or (2) would result in Regency being “closely held” within the meaning of Section 856(h) of the Code, are (a) issued or transferred to any person or (b) retained by any person after becoming a Related Tenant Owner, such issuance, transfer or retention will be null and void to the intended holder, and the intended holder will have no rights to the stock. Capital stock transferred, proposed to be transferred or retained in excess of the Ownership Limit or the Related Tenant Limit or which would otherwise jeopardize Regency’s status as a REIT (which we refer to as the “excess shares”) will be deemed held in trust on behalf of Regency and for Regency’s benefit. The Regency board of directors will, within six months after receiving notice of such actual or proposed transfer, either (i) direct the holder of such shares to sell all shares held in trust for Regency for cash in such manner as the Regency board of directors directs or (ii) redeem such shares for a price equal to the lesser of (x) the price paid by the holder from whom shares are being redeemed, and (y) the average of the last reported sales prices on the Nasdaq of the relevant class of capital stock on the 10 trading days immediately preceding the date fixed for redemption by the Regency board of directors, or if such class of capital stock is not then traded on the Nasdaq, the average of the last reported sales prices of such class of capital stock (or, if sales prices are not reported, the average of the closing bid and asked prices) on the 10 trading days immediately preceding the relevant date as reported on any exchange or quotation system over which such class of capital stock may be traded, or if such class of capital stock is not then traded over any exchange or quotation system, then the price determined in good faith by the Regency board of directors as the fair market value of such class of capital stock on the relevant date. If the Regency board of directors directs the intended holder to sell the shares, the holder must receive the proceeds from the sale as trustee for Regency and pay Regency out of the proceeds of the sale all expenses incurred by Regency in connection with the sale, plus any remaining amount of the proceeds that exceeds the amount originally paid by the intended holder for such shares. The intended holder will not be entitled to distributions, voting rights or any other benefits with respect to such excess shares except the amounts described above. Any dividend or distribution paid to an intended holder on excess shares must be repaid to Regency upon demand.

All certificates representing capital stock will bear a legend referring to the restrictions described above. The transfer restrictions described above will not preclude the settlement of any transaction entered through the facilities of the Nasdaq.

The Regency charter provides that every stockholder of record of more than 5% of the outstanding capital stock of Regency and every Actual Owner (as defined in the Regency charter) of more than 5% of the outstanding capital stock of Regency held by a nominee must give written notice to Regency of information specified in the Regency charter within 30 days after December 31 of each year. In addition, each beneficial owner of capital stock and each person who holds capital stock for a beneficial owner must provide to Regency such information as Regency may request, in good faith, in order to determine its status as a REIT.

The ownership limitations described above may have the effect of precluding acquisition of control of Regency by a third party even if the Regency board of directors determines that maintenance of REIT status is no longer in Regency’s best interests. The Regency board of directors has the right under the Regency charter (subject to contractual restrictions, including covenants made to the lenders under Regency’s line of credit) to revoke Regency’s REIT status if the Regency board of directors determines that it is no longer in Regency’s best interests to attempt to qualify, or to continue to qualify, as a REIT. In the event of such revocation, the ownership limitations in the Regency charter will remain in effect. Any change in the ownership limitations would require an amendment to the Regency charter.

Advance Notice Provisions For Shareholder Business and Nominations

The Regency bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before any meeting of Regency shareholders. Any shareholder nomination or proposal for action at an upcoming shareholder meeting must be delivered to Regency in the manner and by the deadline described in the Regency bylaws. The presiding officer at any shareholder meeting is not required to recognize any proposal or nomination which did not comply with these requirements.

Proxy Access

The Regency bylaws contain a proxy access right provision to permit a shareholder or group of up to 20 shareholders satisfying specified eligibility requirements to include director nominees in Regency’s proxy materials for annual meetings of Regency shareholders. To be eligible to use these proxy access provisions, such shareholders must, among other requirements:

•	have owned shares of Regency common stock equal to at least 3% of the aggregate of Regency’s issued and outstanding shares of common stock continuously for at least the prior three years;

•

represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control of Regency and that such shareholder or group does not presently have such intent; and

•

provide a notice requesting the inclusion of director nominees in Regency’s proxy materials and provide other required information to us not less than 120 days prior to the anniversary of the date of the proxy statement for the prior year’s annual meeting of shareholders (with adjustments if the date for the upcoming annual meeting of shareholders is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting).

The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in the Regency bylaws.

Exclusive Forum

Regency has adopted an exclusive forum bylaw which provides that, unless Regency consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Regency, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director or officer or other employee to Regency or Regency shareholders, (iii) any action asserting a claim against Regency or any director or officer or other employee arising pursuant to any provision of the FBCA, the Regency charter, or the Regency bylaws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim against Regency or any director or officer or other employee governed by the internal affairs doctrine shall be the Federal District Court for the Middle District of Florida, Jacksonville Division (or, if such court does not have jurisdiction, a state court located within the State of Florida, County of Duval).

Indemnification and Limitation of Liability

The FBCA authorizes Florida corporations to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities). The indemnity also applies to any person who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity. The indemnification applies against liability incurred in connection with such a proceeding, including any appeal, if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. To be eligible for indemnity with respect to any criminal action or proceeding, the person must have had no reasonable cause to believe his or her conduct was unlawful.

The indemnification provisions of the FBCA require indemnification if a director or officer has been wholly successful in defending any action, suit or proceeding to which he or she was a party by reason of the fact that he or she is or was a director or officer of the corporation. The indemnity covers expenses actually and reasonably incurred in defending the action.

The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or bylaws of the corporation or any agreement between officers and directors and the corporation or by a vote of shareholders or disinterested directors.

The Regency bylaws provide for the indemnification of directors, former directors, officers and former officers to the maximum extent permitted by Florida law and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that the director or officer was a party to by reason of the fact that he or she is or was a director or officer of Regency, or at Regency’s request, a director, officer, employee or agent of another corporation. The Regency bylaws also provide that we may purchase and maintain insurance on behalf of any director or executive officer against liability asserted against the director or executive officer in such capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Regency directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, Regency has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Regency of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, Regency will, unless in the opinion of Regency’s counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

Under the FBCA, a director or officer is not personally liable for monetary damages to us or to any other person for acts or omissions in his or her capacity as a director or officer except in certain limited circumstances. Those circumstances include violations of criminal law (unless the director or officer had reasonable cause to believe that such conduct was lawful or had no reasonable cause to believe such conduct was unlawful), transactions in which the director or officer derived an improper personal benefit, and willful or intentional misconduct or a conscious disregard for the best interest of the corporation (only if the proceeding is by or in the right of the corporation). Another exception exists for directors involving unlawful distributions. As a result, shareholders may be unable to recover monetary damages against directors or officers for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although injunctive or other equitable relief may be available.

Stockholders’ Rights Plan

Although Regency does not have a stockholders’ rights plan as of the date of this joint proxy statement/prospectus, under Florida law, the Regency board of directors can adopt a rights plan without stockholder approval. If adopted, a rights plan could operate to cause substantial dilution to a person or group that attempts to acquire Regency on terms not approved by the Regency board of directors.

Florida Interested Shareholder Statute

Regency has not opted out of the FBCA provision regarding an “affiliated transaction.” This provision prohibits a publicly held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an “interested shareholder” unless:

•	the transaction is approved by a majority of disinterested directors;

•	the transaction is approved by the board of directors before the person becomes an interested shareholder;

•	the corporation has not had more than 300 shareholders of record during the three years preceding the “affiliated transaction”;

•	the interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least three years;

•

the interested shareholder is the beneficial owner of at least 90% of the voting shares (excluding shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors);

•

consideration is paid to the holders of the corporation’s shares equal to the highest amount per share paid by the interested shareholder for the acquisition of the corporation’s shares in the last two years or fair market value, and other specified conditions are met;

•

the transaction is approved by the board of directors and authorized at a meeting of shareholders, and not by written consent, by the holders of two-thirds of the corporation’s outstanding voting shares other than those owned by the interested shareholder; or

•

upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and certain employee stock plans.

An “interested shareholder” is defined as a person who, together with affiliates and associates, beneficially owns more than 15% of a company’s outstanding voting shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information, as of July 6, 2023, the latest practicable date prior to the date of this filing, available to Urstadt Biddle with respect to shares of UB common stock and UB Class A common stock beneficially owned by:

•	each person who is known by Urstadt Biddle to beneficially own more than 5% of the shares of UB common stock and UB Class A common stock;

•	each director;

•	each named executive officer; and

•	all of the current directors and executive officers of Urstadt Biddle as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power with respect to such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement.

The number of shares beneficially owned by each individual or group is based upon information in documents filed by such person with the SEC or other information available to Urstadt Biddle. Percentage ownership in the following table is based on 10,358,591 shares of UB common stock and 28,972,016 shares of UB Class A common stock (including UB restricted stock awards) outstanding as of July 6, 2023. Unless otherwise noted below, the address of the persons and entities listed on the table is 321 Railroad Avenue, Greenwich, CT 06830.

Name and Address of Beneficial Owner	Shares of UB common stock Beneficially Owned		Percent of Class	Shares of UB Class A common stock Beneficially Owned		Percent of Class
5% Stockholders
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	—		—	3,936,381	(1)	13.6%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	—		—	4,754,376	(2)	16.4%
Elinor F. Urstadt	4,093,198	(3)(4)	39.5%	176,767	(3)(5)	*
Directors & Officers
Charles D. Urstadt	56,876	(6)	*	1,850		*
Willing L. Biddle	4,479,570	(3)(7)	43.2%	55,824	(3)(8)	*
Kevin J. Bannon	—		*	52,500	(9)	*
Catherine U. Biddle	4,479,570	(3)(7)	43.2%	55,824	(3)(8)	*
Noble O. Carpenter, Jr.	—		—	11,050	(10)	*
Bryan O. Colley	—		—	26,090	(11)	*
Richard Grellier	2,627		*	16,000	(12)	*
Robert J. Mueller	—		—	54,050	(13)	*
Willis H. Stephens, Jr.	—		—	9,597	(14)	*
John T. Hayes	—		—	101,606	(15)	*
Stephan A. Rapaglia	350		*	139,765	(16)	*
Miyun Sung	—		—	79,547	(17)	*
Directors & Executive Officers as a group (12 persons)	4,539,423		43.8%	547,879		1.9%

*	Less than 1%
(1)

Number of shares is based upon information filed with the SEC on February 9, 2023 by The Vanguard Group (“Vanguard”) in a Schedule 13G/A. Vanguard has shared voting power over 20,367 shares of UB Class A common stock, sole dispositive power over 3,892,447 shares of UB Class A common stock and shared dispositive power over 43,934 shares of UB Class A common stock.

(2)

Number of shares is based upon information filed with the SEC on January 24, 2023 by BlackRock, Inc. (“Blackrock”) in a Schedule 13G/A. Blackrock has sole voting power over 4,694,419 shares of UB Class A common stock and sole dispositive power over 4,754,376 shares of UB Class A common stock.

(3)

On May 17, 2023, Willing L. Biddle, Catherine U. Biddle, Elinor F. Urstadt, Urstadt Property Company, Inc., Urstadt Realty Associates Co LP and Urstadt Realty Shares II L.P., in their respective capacities as record or beneficial owners of shares of UB common stock and UB Class A common stock (together, the “Urstadt Biddle Family Stockholders”) collectively representing approximately 68% of the voting power of UB common stock and UB Class A common stock as of the record date, Regency and Urstadt Biddle (solely with respect to certain provisions), entered into a voting agreement pursuant to which and on the terms and subject to the conditions thereof, among other things, the Urstadt Biddle Family Stockholders have agreed to vote (or cause to be voted) all of the shares of UB common stock and UB Class A common stock owned of record or beneficially by the Urstadt Biddle Family Stockholders as of May 17, 2023 and any additional shares of UB common stock and UB Class A common stock of which any such Urstadt Biddle Family Stockholders acquires record or beneficial ownership after May 17, 2023 in favor of the Merger Proposal.

(4)

In her capacity as executor of Mr. Urstadt’s estate, Mrs. Urstadt may be deemed to have beneficial ownership of the 125,000 shares of UB common stock in Mr. Urstadt’s estate. Mrs. Urstadt is the direct beneficial owner of 76,050 shares of UB common stock and has the power to vote or direct the voting of and to dispose or direct the disposition of an additional 105,000 shares of UB common stock held by the Urstadt Conservation Foundation (the “Foundation”), representing a total of 181,050 shares of UB common stock. Mrs. Urstadt disclaims beneficial ownership of any shares held by the Foundation.

Mrs. Urstadt also may be deemed to have shared power to vote or direct the voting of and to dispose of or direct the disposition of (i) the 220,000 shares of UB common stock held by the Charles J. Urstadt 2012 Family Trust, of which she and Catherine Biddle are co-trustees, (ii) the 280,570 shares of UB common stock held by the Marital Deduction Trust UA V under the Will, of which she and Catherine Biddle are co-trustees, (iii) the 888,426 shares of UB common stock directly held by Urstadt Property Company, Inc., a Delaware corporation (“UPCO”), (iv) the 1,942,431 shares of UB common stock held by Urstadt Realty Associates Co LP (“URACO”), a Delaware limited partnership, of which UPCO is the general partner, and (v) the 455,721 shares of UB common stock held by Urstadt Realty Shares II L.P., a Delaware partnership, of which UPCO is the general partner. Mrs. Urstadt and the estate of Mr. Urstadt own a controlling amount of the outstanding voting securities of UPCO.

(5)

Elinor F. Urstadt has direct beneficial ownership of 18,000 shares of UB Class A common stock. In her capacity as executor of the Estate of Charles J. Urstadt, Elinor F. Urstadt has beneficial ownership of 58,767 shares of UB Class A common stock held by the Estate of Charles J. Urstadt. Elinor F. Urstadt, for herself and as executor of the Estate of Charles J. Urstadt, indirectly beneficially owns 100,000 shares of UB Class A common stock directly held by UPCO, in which Elinor F. Urstadt and the Estate of Charles J. Urstadt own a controlling amount of the outstanding voting securities.

(6)

Mr. C.D. Urstadt directly owns 56,876 shares of UB common stock, of which 26,000 are restricted subject to vesting. The number of shares reported does not include shares of UB common stock owned by URACO, of which the Charles D. Urstadt Irrevocable Trust is a limited partner. Mr. C.D. Urstadt is the sole beneficiary of the trust. The number of shares reported also does not include shares of UB common stock owned by UPCO, of which Mr. C.D. Urstadt is an officer and stockholder. Shares held by URACO and UPCO are reported by Elinor F. Urstadt, as the controlling stockholder of UPCO, and UPCO, the general partner of URACO.

(7)

Mr. Biddle is the direct beneficial owner of 1,395,576 shares of UB common stock individually of which 900,000 are restricted subject to vesting, and Mrs. Biddle is the direct beneficial owner of 18,944 shares of UB common stock individually, of which 8,900 are restricted subject to vesting. When these shares are added to (i) the 5,163 shares of UB common stock owned by the P.T. Biddle (Deceased) IRA for the benefit of Willing Biddle, (ii) the 906,024 shares of UB common stock owned by the Catherine U. Biddle 2012 Dynasty Trust, for which Mr. Biddle is the sole trustee, (iii) the 1,070 shares of UB common stock held by the Charles and Phoebe Biddle Trust UAD 12/20/93 for the benefit of the issue of Mr. Biddle, (iv) the 21,000 shares of UB common stock held by Trust UW PTB Art 4.1, (v) the 1,181,223 shares of UB common stock owned by the Willing L. Biddle 2012 Dynasty Trust for which Mrs. Biddle is the sole trustee, (vi) the 280,570 shares of UB common stock owned by the Marital Deduction Trust UA V under the Will, for which Mrs. Biddle is a co-trustee with Elinor F. Urstadt, (vii) the 220,000 shares of UB common stock held by the Charles J. Urstadt 2012 Family Trust, for which Mrs. Biddle is a co-trustee with Elinor F. Urstadt, and (viii) the 450,000 shares of UB common stock owned by the Elinor F. Urstadt 2016 Gift Trust, for which Mrs. Biddle is a trustee, Mr. Biddle and Mrs. Biddle beneficially own 4,479,570 shares of UB common stock. The 280,570 shares of UB common stock described in subsection (vi) above and the 220,000 shares of UB common stock described in subjection (vii) above are also reported by Elinor F. Urstadt and described in footnote (3) to the table.

Mr. Biddle and Mrs. Biddle may each be deemed to have shared power to vote and direct the voting of and to dispose of or direct the disposition of shares owned by the other, as they are spouses.

(8)

Mr. Biddle directly owns 52,500 shares of UB Class A common stock, of which 22,500 are restricted subject to vesting. In addition, he is the indirect beneficial owner of 3,324 shares of UB Class A common stock directly held by Mrs. Biddle.

Mr. Biddle and Mrs. Biddle may each be deemed to have shared power to vote and direct the voting of and to dispose of or direct the disposition of shares owned by the other, as they are spouses.

(9)

Mr. Bannon directly owns 51,500 shares of UB Class A common stock, of which 8,900 are restricted subject to vesting. Mr. Bannon is also the indirect beneficial owner of 1,000 shares of shares of UB Class A common stock, which are held directly by a family trust.

(10)	Mr. Carpenter directly owns 11,050 shares of UB Class A common stock, of which 8,900 are restricted subject to vesting.
(11)

Mr. Colley directly owns 12,796 shares of UB Class A common stock, of which 8,900 are restricted subject to vesting. An additional 8,200 shares of UB Class A common stock are held in the Collgates Bryan Trust, of which his wife Sara G. Colley is the trustee and beneficiary, and 5,094 shares of UB Class A common stock are held by the Sarah G. Colley Trust, of which his wife is also the trustee and beneficiary.

(12)	Mr. Grellier directly owns 16,000 shares of UB Class A common stock, of which 8,900 are restricted subject to vesting.
(13)	Mr. Mueller directly owns 54,050 shares of UB Class A common stock, of which 8,900 are restricted subject to vesting
(14)

Mr. Stephens, Jr. directly owns 8,397 shares of UB Class A common stock, of which 7,700 are restricted subject to vesting. He is also the indirect beneficial owner of 1,200 shares of shares of UB Class A common stock, which are held by his spouse.

(15)	Mr. Hayes directly owns 101,606 shares of UB Class A common stock, of which 85,000 are restricted subject to vesting.
(16)	Mr. Rapaglia directly owns 139,765 shares of UB Class A common stock, of which 90,000 are restricted subject to vesting.
(17)	Ms. Sung directly owns 79,547 shares of UB Class A common stock, 70,000 of which are restricted subject to vesting.

COMPARISON OF RIGHTS OF REGENCY STOCKHOLDERS AND URSTADT BIDDLE STOCKHOLDERS

General

The rights of Urstadt Biddle stockholders are governed by the MGCL, the Urstadt Biddle charter and the Urstadt Biddle bylaws, and the rights of Regency stockholders are governed by the FBCA, the Regency charter and the Regency bylaws. As a result of the mergers, holders of UB common stock or UB Class A common stock who receive UB Sub I common shares in the first merger and, thereafter, shares of Regency common stock as the merger consideration in the second merger will become stockholders of Regency and, accordingly, their rights will be governed by the FBCA, the Regency charter and the Regency bylaws. The following is a summary of the material differences as of the date of this proxy statement/prospectus between the rights of Urstadt Biddle stockholders and the rights of Regency stockholders. These differences arise from differences between the respective charters and bylaws of Urstadt Biddle and Regency, as well as differences in the MGCL and the FBCA.

Certain Differences Between the Rights of Regency Stockholders and Urstadt Biddle Stockholders

The following chart is only a summary of certain material differences between the rights of Regency stockholders and Urstadt Biddle stockholders and does not purport to be a complete description of all of the differences. The identification of some of the differences in the rights of Regency stockholders and Urstadt Biddle stockholders as material is not intended to indicate that other differences that may be equally important do not exist. Please consult the MGCL, FBCA and the respective charters and bylaws, each as amended, restated, supplemented, or otherwise modified from time to time, of Regency and Urstadt Biddle for a more complete understanding of these differences.

Regency	Urstadt Biddle

Authorized Stock

Regency is authorized to issue:

220,000,000 shares of Regency common stock.

10,000,000 shares of Regency special common stock.

30,000,000 shares of preferred stock.

Upon completion of the mergers, Regency will issue and there will be outstanding 4,600,000 shares of Regency Series A preferred stock and 4,400,000 shares of Regency Series B preferred stock with substantially similar rights, privileges and preferences as those of the UB Series H preferred stock and the UB Series K preferred stock, respectively.

Urstadt Biddle is authorized to issue:

100,000,000 shares of UB Class A common stock.

30,000,000 shares of UB common stock.

50,000,000 shares of preferred stock, of which 4,600,000 shares of Urstadt Biddle H Preferred Stock are designated, issued and outstanding and 4,400,000 shares of Urstadt Biddle H Preferred Stock are designated, issued and outstanding.

20,000,000 shares of Urstadt Biddle excess stock, par value $0.01 per share (which we refer to as “UB Excess Stock”).

The Urstadt Biddle board of directors may amend the Urstadt Biddle charter without action by stockholders to increase or decrease the number of shares of stock of any class that Urstadt Biddle is authorized to issue.

Preferred Stock

The Regency board of directors is authorized to provide for the issuance of the preferred stock in one or more classes and in one or more series within a class, and is authorized to establish the number of shares to be	The Urstadt Biddle board of directors is authorized to issue shares of preferred stock from time to time in one or more series, without stockholder approval, with such preferences, conversion or other rights,

Regency	Urstadt Biddle
included in each class and each series and the preferences, limitations and relative rights of each class and each series, without shareholder action. Such preferences must include the preferential right to receive distributions of dividends or the preferential right to receive distributions of assets upon the dissolution of Regency and before shares of Regency common stock are entitled to receive such distributions.	voting powers, restrictions, limitations as to dividends qualifications and terms and conditions of redemption, as may be fixed by the Urstadt Biddle board of directors.

Quorum

At any meeting of stockholders, the holders of a majority of the issued and outstanding shares of stock entitled to vote present in person or represented by proxy constitute a quorum. If, however, such quorum is not present or represented at any meeting of the stockholders, the holders of a majority of the shares represented and who would be entitled to vote at the meeting if a quorum were present may adjourn such meeting from time to time.	At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting shall constitute a quorum. The shares of UB Excess Stock will not be considered to be issued or outstanding for purposes of any stockholder vote or for purposes of determining a quorum for such a vote

Voting Rights

Each record holder of Regency common stock is entitled to one vote per share held by such record holder on all matters on which stockholders are generally entitled to vote.

Common Stock

The holders of shares of UB common stock shall be entitled to vote on all matters submitted to the holders of UB common stock for a vote at all meetings of the stockholders and shall vote together with the holders of the UB Class A common stock as a single class and not as a separate class. Each holder of shares of UB common stock shall be entitled to one vote per share of UB common stock held by such stockholder.

Class A Common Stock

The holders of shares of UB Class A common stock shall be entitled to vote on all matters submitted to the holders of UB common stock for a vote at all meetings of the stockholders and shall vote together with the holders of the UB common stock as a single class and not as a separate class. Each holder of shares of UB Class A common stock shall be entitled to one-twentieth (1/20th) of one (1) vote for each share of UB Class A common stock held by such stockholder.

Preferred Stock

Holders of UB Series K preferred stock and UB Series H preferred stock generally have no voting rights. However, if Urstadt Biddle is in arrears on dividends on such series of preferred stock for six or more quarterly periods, holders of such series (voting

Regency	Urstadt Biddle

as a class with the holders of all other series of parity preferred stock) will have the exclusive power to vote for the election of two additional directors, until all dividends accrued on such shares of preferred stock for past period and the then-current period have been fully paid.

In addition, Urstadt Biddle may not (i) terminate Urstadt Biddle’s status as a REIT, (ii) amend, alter or repeal any provision of the Urstadt Biddle charter, including any supplements, that materially and adversely affect any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the UB Series K preferred stock and UB Series H preferred stock, as applicable, and the holders thereof, or (iii) authorize, create, or increase the authorized number of any class or series or any security convertible into shares of any class or series of stock of Urstadt Biddle ranking senior to the UB Series K preferred stock or UB Series H preferred stock, as applicable, as to distribution on any liquidation, dissolution or winding up of Urstadt Biddle or as to the payment of dividends, in each case without the approval of the holders of at least two-thirds of the outstanding shares of the votes entitled to be cast by the holders of UB Series K preferred stock and or UB Series H preferred stock, voting separately as a class.

Excess Stock

No stockholder may vote any shares of UB Excess Stock.

Special Meeting of Stockholders

A special meeting of Regency stockholders may be called at any time by the Regency board of directors, the chairman of the board of directors, the lead director (if any) or the president or upon written demand of the holders of at least 10% of the votes entitled to be cast on any issue to be considered at the special meeting. Business transacted at the special meeting of stockholders will be limited to the purposes stated in the notice.	Special stockholder meetings may be called by Urstadt Biddle’s chairman, president or a majority of the Urstadt Biddle board of directors and is to be called by Urstadt Biddle’s secretary at the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at the meeting.

Stockholder Action by Written Consent Without a Meeting

Any action required or permitted to be taken by the stockholders at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action to be taken, is signed by the	Any action required or permitted to be taken by stockholders may be taken without a meeting if (i) a unanimous written consent which sets forth the action taken and which is signed by each stockholder entitled to vote on the matter and (ii) a written waiver

Regency	Urstadt Biddle
holders not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	of any right to dissent signed by each stockholder entitled to notice of such meeting but not entitled to vote at such meeting, are filed with the records of stockholders meetings.

Notice of Stockholder Meetings

Not less than 10 nor more than 60 days before the date of each meeting, Regency must provide written notice of such meeting to each stockholder entitled to vote at such meeting. The notice must state the place, date and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.	Not less than 10 nor more than 90 days before the date of every meeting of stockholders, Urstadt Biddle must provide written or printed notice of such meeting to each stockholder entitled to vote or entitled to notice by statute, stating the time and, unless the meeting will be held solely by means of remote communication, place of the meeting and, in the case of a special meeting or as otherwise may be required by statute, the purpose or purposes for which the meeting is called.

Advance Notice Requirement for Director Nominations and Stockholder Proposals

Nominations of persons for election to the Regency board of directors and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only (1) pursuant to Regency’s notice of such meeting (or any supplement thereto), (2) by, or at the direction of, the Regency board of directors or (3) by a stockholder who was a stockholder of record at the time of giving timely and proper notice, who is entitled to vote at the annual meeting. For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to the foregoing clause (3), the stockholder must have given timely and proper notice thereof in writing to the secretary of Regency and such business must be a proper subject for stockholder action.

For such proposals and nominations to be timely, a stockholder’s notice (including required information and documents) must generally be delivered to the secretary of Regency at the principal executive offices of Regency not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date of Regency’s proxy statement released to stockholders in connection with the preceding year’s annual meeting of stockholders, subject to extension in limited circumstances.

Nominations of persons for election to the Regency board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to Regency’s notice of meeting only (1) by or at the direction of the Regency board of directors or (2) provided that the Regency board of directors has

Nomination of candidates for election as directors and the proposal of business other than nominations to be considered by the stockholders at any annual meeting may be made only (1) by, or at the direction of, a majority of the Urstadt Biddle board of directors or (2) by a stockholder of record at the time of giving notice and as of the record date for the annual meeting in question, and who complies with the timing, information and other requirements set forth below.

In order for a stockholder proposal or director nomination to be considered at an annual meeting of stockholders, the stockholder is generally required to deliver to Urstadt Biddle certain information in accordance with the Urstadt Biddle bylaws not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that, if the annual meeting is scheduled to be held on a date more than 30 days before or more than 60 days after the annual meeting anniversary date, notice must be delivered to Urstadt Biddle not later than the close of business on the later of (1) the 75th day prior to the scheduled date of such annual meeting or (2) the 15th day after public disclosure of the date of such meeting.

Regency	Urstadt Biddle
determined that directors shall be elected at such special meeting, by any stockholder of record at the time of giving timely and proper notice. For such nominations to be timely, a stockholder’s notice (including required information and documents) must be delivered to the secretary of Regency at the principal executive offices of Regency not earlier than the close of business on the 120th day before such special meeting and not later than the close of business the 90th day prior to the date of such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and, if applicable, of the nominees to be proposed by the Regency board of directors to be elected at such special meeting.

Proxy Access

Available for eligible stockholders (or a group of up to 20 stockholders) who have owned at least 3% of outstanding shares of Regency common stock continuously for a period of three years, for a maximum number of stockholder nominees equal to 25% of the number of directors then in office (rounded down).

Notice of proxy access must be received not less than 120 days prior to the anniversary of the date of the proxy statement for the previous year’s annual meeting, subject to certain adjustments if the annual meeting is scheduled to be held more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting.

Urstadt Biddle does not have a proxy access provision in its organization documents that grants proxy access rights in excess of what is provided for under Maryland law.

Amendment of Charter

Section 607.1003 of the FBCA provides that, with the limited exception of certain non-substantive amendments that can be effected by a corporation’s board of directors without stockholder approval, the Regency articles may be amended upon the recommendation of the amendment to the stockholders by the board of directors and approval by the holders of a majority of the outstanding shares entitled to vote unless the FBCA, or to the extent permitted by the FBCA, the board of directors, requires a greater vote. The Regency articles may be amended under Section 607.1003 of the FBCA without a recommendation of the board of directors if the board of directors determines that, because of conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the stockholders with the amendment.	The Urstadt Biddle charter may be amended with the approval of a majority of the Urstadt Biddle board of directors and the affirmative vote of a majority of the votes entitled to be cast by Urstadt Biddle stockholders on the matter.

Regency	Urstadt Biddle

Bylaws Amendments

The Regency bylaws may be amended or repealed by either the Regency board of directors or the shareholders, unless the FBCA reserves the power to amend the bylaws generally or any particular bylaw provision, as the case may be, exclusively to the stockholders or unless the stockholders, in amending or repealing these bylaws generally or any particular bylaw provision, provide expressly that the Regency board of directors may not amend or repeal the bylaws or such bylaw provision, as the case may be.	The Urstadt Biddle bylaws may only be amended with the approval of a majority of the Urstadt Biddle board of directors.

Number and Term of Directors

As of the date of this proxy statement/prospectus, there are 11 directors on the Regency board of directors.

The number of directors may be changed from time to time by a majority of the Regency board of directors then in office, but in no event will be less than three nor more than 15.

Directors serve one-year terms and all directors are elected at each annual meeting.

The Urstadt Biddle board of directors is divided into three classes, each serving three-year terms, with the terms of each class beginning in different years.

As of the date of this proxy statement/prospectus, there are nine directors on the Urstadt Biddle board of directors. The number of directors may be changed from time to time by a majority of the Urstadt Biddle board of directors, but in no event shall there be less than three or more than 15 directors.

Election of Directors

The Regency bylaws provide that, in the case of an uncontested election, directors must receive a majority of the votes cast for election at a meeting at which a quorum is present. In the case of a contested election, directors must receive a plurality of the votes cast for election at a meeting at which a quorum is present.	The Urstadt Biddle charter provides that directors must receive a majority of the votes cast for election at a meeting at which a quorum is present.

Removal of Directors

The Regency bylaws provide that stockholders may remove directors with or without cause at a meeting of stockholders if the votes cast in favor of removal exceed the votes opposing removal. If a director is elected by a voting group, only the stockholders of that voting group may participate in the vote to remove that director.	The Urstadt Biddle charter provides that subject to the rights of holders of Urstadt Biddle’s preferred stock, any director may be removed (1) only for cause and (2) only by the affirmative vote of holders of not less than two-thirds of the shares then outstanding and entitled to vote for the election of directors. If such director was elected solely by holders of Urstadt Biddle preferred shares, such director may be removed only for cause and by the holders of the Urstadt Biddle preferred shares.

Filling Vacancies on the Board

The Regency bylaws provide that if a vacancy occurs on the Regency board of directors for any reason, including, but not limited to, the resignation, removal or death of a director or an increase in the number of authorized directors, a majority of the directors	Subject to the rights of the holders of any Urstadt Biddle preferred shares then outstanding with respect to the election of directors, the Urstadt Biddle charter provides that any vacancy occurring on the Urstadt Biddle board of directors (other than as a result of the

Regency	Urstadt Biddle

remaining in office, although less than a quorum, or stockholders, may elect a successor for the unexpired term and until his or her successor is elected and qualified. If the directors first fill the vacancy, the shareholders shall have no further rights with respect to the vacancy and, if the shareholders first fill the vacancy, the directors shall have no further rights with respect to the vacancy.

If the holders of shares of any voting group are entitled to elect one or more directors, vacancies of directors in such class major be filled by holders of shares of that voting group or by a majority of directors then in office elected by such voting group. If no director elected by such voting group remains in office, unless the Regency charter provide otherwise, directors not elected by such voting group may fill vacancies.

removal of a director) will be filled only by a majority of the remaining directors except that a vacancy resulting from an increase in the number of directors will be filled by a majority of the entire board of directors. A vacancy resulting from the removal of a director may be filled by the affirmative vote of a majority of all the votes cast at a meeting of the stockholders called for that purpose.

Cumulative Voting

Regency does not permit cumulative voting with respect to the election of its directors.	Urstadt Biddle does not permit cumulative voting with respect to the election of its directors.

Limits on Ownership and Transfer of Shares

With certain limited exceptions, no person may (1) beneficially own more than 7% (in value) of Regency’s outstanding capital stock, or (2) constructively own more than 9.8% of Regency’s outstanding capital stock for more than 30 days after directly or indirectly acquiring 10% ownership of any of Regency’s tenants. The Regency board of directors may increase or decrease the ownership limit described in clause (1) (but in no case can it be greater than 9.8%) from time to time if certain conditions are met. No person shall own shares of Regency capital stock to the extent that such ownership would result in Regency being “closely held” within the meaning of Section 856(h) of the Code or otherwise failing to qualify as a REIT.

In the event of a purported transfer or other event that would, if effective, result in the ownership of shares in violation of the ownership limitations described above, the transfer as to that number of shares that would be owned by the transferee in excess of the ownership limit is void and such shares are deemed to be held in trust on behalf of and for Regency’s benefit. Such shares are deemed to be a separate class of stock until the shares are sold or redeemed, and the holder shall have no voting rights and no right to receive dividends or other distributions with respect to such shares, and shall have no claim, cause of action or recourse against the transferor of the shares. The holder’s sole right with

In general, no person may own more than 7.5% of the aggregate value of all outstanding stock of Urstadt Biddle. Furthermore, (1) a transfer that violates this limitation is void, (2) shares transferred to a stockholder in excess of this ownership limit are automatically converted into shares of UB Excess Stock, (3) a transferee gets no rights to the shares of UB Excess Stock, and (4) the shares of UB Excess Stock will be held by Urstadt Biddle as trustee of a trust for the exclusive benefit of future transferees to whom the shares of capital stock will ultimately be transferred without violating the ownership limit. The Urstadt Biddle board of directors has determined that the ownership limit does not apply to any shares of Urstadt Biddle stock beneficially owned by Elinor F. Urstadt, Willing L. Biddle, Catherine U. Biddle, Elinor P. Biddle, Dana C. Biddle and Charles D. Urstadt, but only to the extent that the aggregate value of all such stock does not exceed a maximum of 19.90% (or, if certain conditions are met, 27.0%) of the aggregate value of all outstanding stock of Urstadt Biddle.

In addition, Urstadt Biddle has the right, for a period of 90 days during the time any shares of UB Excess Stock are held by Urstadt Biddle in trust, to purchase all or any portion of the UB Excess Stock from the original transferee-stockholder at the lesser of (1) the price paid for such stock in the transaction that

Regency	Urstadt Biddle

respect to such shares shall be to receive, at Regency’s discretion, either (1) consideration for such shares upon the resale of the shares as directed by Regency or (2) the redemption price as defined in the Regency articles.

The Regency board of directors in its discretion may exempt a person from certain ownership limits upon receipt of a ruling from the IRS or an opinion of counsel or other evidence satisfactory to the Regency board of directors and upon such other conditions as the Regency board of directors may direct.

created the shares of Excess Stock, or in the case of a devise or gift, the average closing price for the class of stock at the time of such devise or gift and (2) the average closing price for the class of stock on the date Urstadt Biddle elects to purchase such shares, or in each case if the class of stock is not then listed on a national securities exchange, the average per share closing bid prices and the average per share closing asked prices in each case during the 30-day period ending on the business day prior to the redemption date. The 90-day period begins on the date written notice is given to Urstadt Biddle of the violative transfer if the original transferee-stockholder gives notice to us of the transfer, or, if no such notice is given, the date the Urstadt Biddle board of directors determines that a violative transfer has been made.

Dissenters’ Rights

The FBCA provides that stockholders who comply with certain procedural requirements of the FBCA are generally entitled to appraisal rights, and to obtain payment of the fair value of their shares, in the event of certain transactions including a proposed merger, conversion of the corporation into another business entity, or sale of all or substantially all of the assets of the corporation, as well as certain amendments to the corporation’s charter or bylaws.

However, dissenters’ rights generally are not available to holders of shares, such as shares of Regency Common stock, which are registered on a national securities exchange or quoted on a national market security system.

Under Maryland law, dissenting stockholders may have, subject to satisfying certain procedures, the right to demand and receive payment of the fair value of their shares of stock in connection with certain transactions (often referred to as appraisal rights), including a proposed merger, share exchange or sale of substantially all of the assets of the corporation. Under Maryland law, however, dissenters’ rights generally are not available to holders of shares of stock, such as UB common stock and, UB Class A common stock, that are listed on a national securities exchange such as the NYSE, nor are dissenters rights available for stock that is not entitled to vote on the transaction, such as UB Series H preferred stock and UB Series K preferred stock (which are also listed on the NYSE).

Stockholder Rights Plans

Regency does not have a stockholder rights plan in effect.	As of the date hereof, Urstadt Biddle does not have a stockholder rights plan in effect.

State Takeover Defense Statutes

Control Share Acquisitions. Under FBCA Section 607.0902, unless there is a provision in the articles of incorporation or bylaws electing not to be governed by this provision, “control shares” (shares that would otherwise have voting power for the election of directors in certain ranges of ownership over 20%) acquired in a control-share acquisition have the same voting rights as were accorded to the shares before such acquisition only to the extent granted by a resolution approved by the majority of all the votes entitled to be cast by each class or series of the disinterested	Business Combinations. Under the MGCL, certain “business combinations” (which include a merger, consolidation, share exchange and certain transfers, issuances or reclassifications of equity securities) between a Maryland corporation and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned, directly or indirectly, 10% or more of the voting power of the corporation’s then outstanding stock at any time

Regency	Urstadt Biddle

stockholders of the issuing corporation entitled to vote on the matter, subject to certain exceptions.

Regency has opted out of FBCA Section 607.0902 in its bylaws.

Affiliated Transactions. FBCA Section 607.0901 provides that, unless a specified exception is met (including approval by a majority of the corporation’s disinterested directors), an interested stockholder (i.e., a person beneficially owning 10% or more of a corporation’s outstanding voting stock) and its affiliates and associates may not engage in an affiliated transaction (including a merger or other specified significant corporate transactions) with a Florida corporation unless such transaction is approved by two-thirds of the voting shares of the corporation excluding the shares beneficially owned by the interested stockholder.

Regency has not opted out of FBCA Section 607.0901 in its articles or bylaws.

within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates.

The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder or if the business combination satisfies certain minimum price, form of consideration and procedural requirements. The Urstadt Biddle charter provides that these provisions do not apply to transactions between us and any person who owned 20% of the common stock of a predecessor to Urstadt Biddle as of December 31, 1996, or such person’s affiliates. As of that date, only Mr. Charles J. Urstadt, former Chairman Emeritus of Urstadt Biddle, owned that percentage of UB common stock.

The Urstadt Biddle board of directors has from time to time authorized issuances of UB common stock to Mr. Willing L. Biddle, with the effect that he is not an interested stockholder and these provisions do not apply to transactions between us and Mr. Biddle or his affiliates. In addition, the Urstadt Biddle board of directors has, by resolution, determined that the Maryland law provisions restricting business combinations will not be applicable to spouses, children and other descendants of Mr. Urstadt or Mr. Biddle and certain trusts created for their benefit, and any of their affiliates.

Control Share Acquisitions. As permitted by the MGCL, the Urstadt Biddle bylaws contain a provision exempting from the control share acquisition any acquisition of any shares of the stock of Urstadt Biddle.

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by

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provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•  a classified board;

•  a two-thirds stockholder vote requirement for removing a director;

•  a requirement that the number of directors be fixed only by vote of the directors;

•  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•  a requirement pursuant to which the request of stockholders entitled to cast at least a majority of all votes entitled to be cast is required to call a stockholder-requested special meeting of stockholders.

Urstadt Biddle has a classified board. The Urstadt Biddle charter requires a two-thirds stockholder vote requirement for removing a director. Additionally, the Urstadt Biddle bylaws generally provide that vacancies on the Urstadt Biddle board of directors may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred, that the number of directors may be changed by a majority of the Urstadt Biddle board of directors and that at least a majority of all votes entitled to be cast is required to call a stockholder-requested special meeting of stockholders.

Exclusive Forum Provision

Unless Regency consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Regency, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director or officer or other employee of Regency to Regency or Regency’s shareholders, (iii) any action asserting a claim against Regency or any director or officer or other employee of Regency arising pursuant to any provision of the FBCA or the articles of incorporation or the bylaws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim against Regency or any director or officer or other employee of Regency governed by the internal affairs doctrine shall be the	Unless Urstadt Biddle consents in writing to the selection of a different forum, the Circuit Court for Baltimore City, Maryland (or, if the Circuit Court for Baltimore City lacks subject matter jurisdiction, the United States District Court for the District of Maryland; provided, in each such case that such court has personal jurisdiction over the indispensable parties named as defendants) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Urstadt Biddle, (ii) any action asserting a claim of breach by any director, officer or other employee of Urstadt Biddle of a duty owed to Urstadt Biddle or Urstadt Biddle’s stockholders or of any standard of conduct set forth

Regency	Urstadt Biddle
Federal District Court for the Middle District of Florida, Jacksonville Division (or, if such court does not have jurisdiction, a state court located within the State of Florida, County of Duval). If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Florida, County of Duval (which we refer to as a “Foreign Action”), in the name of any shareholder, such shareholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Florida, County of Duval, in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.	in the MGCL, (iii) any action asserting a claim arising pursuant to any provision of the MGCL including, but not limited to, the meaning, interpretation, effect, validity, performance or enforcement of the charter or bylaws of Urstadt Biddle, or (iv) any action asserting a claim governed by the internal affairs doctrine. Urstadt Biddle and its stockholders consent to the assignment of any proceeding described in the foregoing sentence to the Business and Technology Case Management Program pursuant to Maryland Rule 16-308 or any successor thereof.

Exculpation and Indemnification of Directors and Officers

The FBCA permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

The Regency articles provide that the Regency board of directors is authorized to provide for indemnification of directors and officers to the full extent permitted by law.

The Regency bylaws further provide that the corporation shall indemnify directors and executive officers against any and all liabilities, and advance all reasonable expenses, incurred in connection with a proceeding to which the director or executive officer is a party or in which he or she is deposed or called to testify as a witness because he or she is or was a director or executive officer of the corporation. Regency may, but is not required to, purchase insurance on behalf of any of its directors or executive officers, whether or not it would be obligated to indemnify or advance expenses to such directors or executive officers under the bylaws.

The Urstadt Biddle charter provides that Urstadt Biddle has the power, by the Urstadt Biddle bylaws or by resolution of the Urstadt Biddle board of directors, to indemnify directors, officers, employees and agents, provided that indemnification is consistent with applicable law.

The Urstadt Biddle bylaws provide that Urstadt Biddle will indemnify, to the fullest extent permitted from time to time by applicable law, Urstadt Biddle’s directors, officers and employees and any person serving at Urstadt Biddle’s request as a director, officer or employee of another corporation or entity, who by reason of that status or service is or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding.

The Urstadt Biddle bylaws also provide that the Urstadt Biddle board of directors may indemnify agents. According to the Urstadt Biddle bylaws, indemnification will be against all liability and loss suffered and expenses, including, but not limited to, attorneys’ fees, judgments, fines, penalties and amounts paid in settlement, reasonably incurred by the indemnified person in connection with the proceeding. The Urstadt Biddle bylaws provide, however, that Urstadt Biddle will not be required to indemnify a person in connection with an action, suit or proceeding initiated by that person unless it was authorized by the Urstadt Biddle board of directors. The Urstadt Biddle bylaws provide that Urstadt Biddle will pay or reimburse reasonable expenses in advance of final disposition of a proceeding and

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without requiring a preliminary determination of the ultimate entitlement to indemnification, provided that the individual seeking payment provides (a) a written affirmation of the individual’s good faith belief that the individual meets the standard of conduct necessary for indemnification under the laws of the State of Maryland, and (b) a written undertaking to repay the amount advanced if it is ultimately determined that the applicable standard of conduct has not been met.

Urstadt Biddle has also entered into indemnification agreements with each of its directors and executive officers, which are intended to provide indemnification to the maximum extent permitted by Maryland law.

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Urstadt Biddle charter does not contain such a provision that would eliminate such liability to the maximum extent permitted by the MGCL.

Copies of the articles of incorporation and bylaws of Regency and Urstadt Biddle are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions set forth in the section entitled “Where You Can Find More Information” beginning on page 169 of this proxy statement/prospectus.

LEGAL MATTERS

The validity of the shares of Regency common stock offered by this proxy statement/prospectus will be passed on by Wachtell, Lipton, Rosen & Katz. Certain U.S. federal income tax consequences relating to the mergers will also be passed upon for Urstadt Biddle by Hogan Lovells US LLP and for Regency by Wachtell, Lipton, Rosen & Katz. Certain U.S. federal income tax matters regarding Regency’s qualification as a REIT will be passed on by Foley & Lardner LLP. Certain U.S. federal income tax matters regarding Urstadt Biddle’s and, following the first merger effective time, UB Sub I’s, qualification as a REIT will be passed on by Hogan Lovells US LLP.

EXPERTS

The consolidated financial statements and schedule of Regency Centers Corporation and Regency Centers, L.P. as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022 have been incorporated by reference herein and in the registration statement on Form S-4 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and related financial statement schedules of Urstadt Biddle Properties Inc. as of October 31, 2022 and October 31, 2021 and for each of the three years ended October 31, 2022 and the effectiveness of Urstadt Biddle Properties Inc.’s internal control over financial reporting as of October 31, 2022 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended October 31, 2022 have been audited by PKF O’Connor Davies, LLP, an independent registered public accounting firm, as set forth in its report thereon, and have been incorporated by reference herein and have been incorporated herein in reliance on said reports of such firm given on its authority as experts in auditing and accounting in giving said reports.

FUTURE STOCKHOLDER PROPOSALS

If the mergers are completed prior to the time Urstadt Biddle’s annual meeting of stockholders would normally take place, Urstadt Biddle will not hold an annual meeting of stockholders in 2024 (which we refer to as the “2024 Annual Meeting”). Instead, Urstadt Biddle stockholders would be entitled to participate as stockholders of Regency in the 2024 annual meeting of stockholders of Regency. However, if the mergers are not completed for any reason, Urstadt Biddle will hold the 2024 Annual Meeting. A date has not been set for the 2024 Annual Meeting.

Any stockholder who intends to present a stockholder proposal for consideration at Urstadt Biddle’s 2024 annual meeting of stockholders by utilizing Rule 14a-8 under the Exchange Act must comply with the requirements as to form and substance established by the SEC for such proposals to be included in the Urstadt Biddle’s proxy statement for such meeting. Such proposals must be received by Urstadt Biddle by October 10, 2023.

Any stockholder who wishes to propose a nominee to the Urstadt Biddle board of directors or propose any other business to be considered by Urstadt Biddle stockholders (other than a stockholder proposal included in the proxy materials of Urstadt Biddle pursuant to Rule 14a-8 promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Sections 1.03 and/or 2.04 of the Urstadt Biddle bylaws which are on file with the SEC and may be obtained from the Secretary of Urstadt Biddle upon request. Under the Urstadt Biddle bylaws, in order to have a stockholder proposal or director nomination considered at an annual meeting of stockholders, stockholders are generally required to deliver to Urstadt Biddle certain information concerning themselves and their stockholder proposal or director nomination, as specified in the Urstadt Biddle bylaws, not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (which we refer to as the “annual meeting anniversary date”); provided, however, that, if the annual meeting is scheduled to be held on a date more than 30 days before or more than 60 days after the annual meeting anniversary date, notice must be delivered to Urstadt Biddle not later than the close of business on the later of the 75th day prior to the scheduled date of such annual meeting or the 15th day after public disclosure of the date of such annual meeting. Therefore, any notice of intent to consider other matters and/or nominees at the year 2024 Annual Meeting of Stockholders, and related information, must be received by the Urstadt Biddle between November 23, 2023 and January 7, 2024. The purpose of the Urstadt Biddle bylaws is to assure adequate notice of, and information regarding, any such matter as to which stockholder action may be sought.

In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Urstadt Biddle’s nominees must provide notice that such stockholder intends to comply with Rule 14a-19 under the Exchange Act and set forth an undertaking to advise the Secretary of Urstadt Biddle if the stockholder fails to comply with any requirements of Rule 14a-19, as set forth in Section 2.04 of the Urstadt Biddle bylaws. Such notice must be postmarked or transmitted electronically to Urstadt Biddle no later than January 22, 2024.

OTHER MATTERS

The Urstadt Biddle board of directors knows of no other business to be presented at the special meeting. If other matters properly come before the special meeting in accordance with the Urstadt Biddle bylaws, the persons named as proxies will vote on them in accordance with their best judgment to the extent permitted by applicable laws and regulations.

HOUSEHOLDING OF PROXY MATERIALS

If you and other residents at your mailing address who have the same last name own UB common stock and UB Class A common stock in street name, your broker or bank may have sent you a notice that your household will receive only one copy of this proxy statement/prospectus. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of this proxy statement/prospectus to your address. However, even if your broker has sent only one copy of this proxy statement/prospectus, each stockholder in your household should receive a proxy card or should be able to vote individually via telephone or internet. You may revoke your consent to householding at any time by contacting your broker or bank, if you hold your shares in a “street name,” or by calling Computershare at (866) 203-6250 if you are a “registered” stockholder. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement/prospectus, we will promptly send a separate copy of this proxy statement/prospectus to you upon oral or written request. Such request can be made by contacting us at 321 Railroad Avenue, Greenwich, CT 06830, attention: Secretary (telephone number: (203) 863-8200). Any stockholders sharing the same address and currently receiving multiple copies of proxy materials who wish to receive only one copy of these materials per household in the future may also contact your broker or bank or us to participate in the householding program.

WHERE YOU CAN FIND MORE INFORMATION

Regency and Urstadt Biddle file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including Regency and Urstadt Biddle, who file electronically with the SEC. The address of that site is https://www.sec.gov.

Investors may also consult the website of Regency or Urstadt Biddle for more information concerning the mergers. The website of Regency is https://www.investors.regencycenters.com. The website of Urstadt Biddle is https://www.investors.ubproperties.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.

Regency has filed with the SEC a registration statement of which this proxy statement/prospectus forms a part. The registration statement registers the shares of Regency common stock and Regency preferred stock to be issued to Urstadt Biddle stockholders in connection with the mergers. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Regency common stock and Regency preferred stock. The rules and regulations of the SEC allow Regency and Urstadt Biddle to omit certain information included in the registration statement from this proxy statement/prospectus.

In addition, the SEC allows Regency and Urstadt Biddle to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Regency has previously filed with the SEC (File No. 001-12298); provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents may contain important information about Regency, its financial condition or other matters:

•	Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 17, 2023.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed on May 5, 2023.

•

Proxy Statement on Schedule  14A filed on March 22, 2023 incorporated by reference in Regency’s Annual Report on Form 10-K for the year ended December 31, 2022 (with respect to the information contained therein that is incorporated by reference in Part III of Regency’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022).

•

Current Reports on Form 8-K, filed on February  8, 2023, May  4, 2023, May  18, 2023 and May 25, 2023 (in each of the foregoing cases, other than documents or portions of those documents deemed to be furnished but not filed).

•

The description of Regency Centers Corporation’s common stock which is contained in Exhibit 4(e) to the Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 18, 2020, and as amended by any subsequent amendment or report filed for the purpose of updating the description.

In addition, Regency incorporates by reference into this proxy statement/prospectus any subsequent filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the special meeting. Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the website of the SEC at the address described above or from Regency by requesting them in writing or by telephone at the following address:

Regency Centers Corporation

One Independent Drive, Suite 114

Attention: Investor Relations

Jacksonville, Florida 32202

(904) 598-7000

These documents are available from Regency without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

This proxy statement/prospectus also incorporates by reference the documents listed below that Urstadt Biddle has previously filed with the SEC (File No. 001-12803); provided, however, that we are not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents contain important information about Urstadt Biddle, its financial condition or other matters:

•	Annual Report on Form 10-K for the year ended October 31, 2022, filed on January 13, 2023.

•	Quarterly Reports on Form 10-Q for the quarter ended January 31, 2023, filed on March 10, 2023, and for the quarter ended April 30, 2023, filed on June 7, 2023.

•

Proxy Statement on Schedule  14A filed on February 7, 2023 incorporated by reference in Urstadt Biddle’s Annual Report on Form 10-K for the year ended October 31, 2022 (with respect to the information contained therein that is incorporated by reference in Part III of Urstadt Biddle’s Annual Report on Form 10-K for the fiscal year ended October 31, 2022).

•

Current Reports on Form 8-K, filed on December  19, 2022, January  27, 2023, March  24, 2023 and May 18, 2023 (in each of the foregoing cases, other than documents or portions of those documents deemed to be furnished but not filed).

In addition, Urstadt Biddle incorporates by reference into this proxy statement/prospectus any subsequent filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the special meeting. Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of these documents from the SEC, through the website of the SEC at the address described above, or Urstadt Biddle will provide you with copies of these documents, without charge, upon written or oral request to:

Urstadt Biddle Properties Inc.

321 Railroad Avenue

Greenwich, Connecticut 06830

Attention: Secretary

(203) 863-8200

If you are a stockholder of Regency or a stockholder of Urstadt Biddle and would like to request documents, please do so by August 9, 2023 to receive them before the special meeting.

This document is a prospectus of Regency and is a proxy statement of Urstadt Biddle for the special meeting. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus, and Regency and Urstadt Biddle take no responsibility for, and can provide no assurance as to the reliability of, any information others may give you. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus reads only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

REGENCY CENTERS CORPORATION,

HERCULES MERGER SUB, LLC,

URSTADT BIDDLE PROPERTIES INC.,

UB MARYLAND I, INC.

AND

UB MARYLAND II, INC.

DATED AS OF MAY 17, 2023

EXHIBITS

Exhibit A	Form of Articles of Amendment Classifying Parent Series A Preferred Stock
Exhibit B	Form of Articles of Amendment Classifying Parent Series B Preferred Stock
Exhibit C	Form of Company REIT Qualification Opinion
Exhibit D	Form of Parent Section 368 Opinion
Exhibit E	Form of Parent REIT Qualification Opinion
Exhibit F	Form of Company Section 368 Opinion

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 17, 2023 (this “Agreement”), is by and among Regency Centers Corporation, a Florida corporation (“Parent”), Hercules Merger Sub, LLC, a Maryland limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), Urstadt Biddle Properties Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“Company”), UB Maryland I, Inc., a Maryland corporation and a direct wholly-owned subsidiary of Company (“Hermes Sub I”), and UB Maryland II, Inc., a Maryland corporation and a direct wholly-owned subsidiary of Hermes Sub I (“Hermes Sub II”). Each of Parent, Merger Sub, Company, Hermes Sub I and Hermes Sub II is sometimes referred to herein as a “Party” and collectively as the “Parties.” Unless the context otherwise requires, capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

WHEREAS, the Parties wish to effect a business combination transaction whereby Parent will acquire Company in accordance with the terms, and subject to the conditions, set forth herein pursuant to the following transaction steps:

(a) at the First Merger Effective Time, Hermes Sub II will be merged with and into Company (the “First Merger”), with Company surviving the First Merger as a wholly-owned subsidiary of Hermes Sub I (which will elect to be treated, from and after the First Merger Effective Time, as a real estate investment trust for federal income tax purposes), whereby (i) each outstanding share of common stock, $0.01 par value per share, of Company (the “Company Common Stock”) issued and outstanding immediately prior to the First Merger Effective Time will be converted into one share of common stock, $0.01 par value per share, of Hermes Sub I (the “Hermes Sub I Common Stock”), (ii) each outstanding share of Class A common stock, $0.01 par value per share, of Company (the “Company Class A Common Stock”) issued and outstanding immediately prior to the First Merger Effective Time will be converted into one share of Class A common stock, $0.01 par value per share, of Hermes Sub I (the “Hermes Sub I Class A Common Stock”), (iii) each share of 5.875% Series K Cumulative Redeemable Preferred Stock, $0.01 par value per share, of Company (the “Company Series K Preferred Stock”) issued and outstanding immediately prior to the First Merger Effective Time will be converted into one share of 5.875% Series K Cumulative Redeemable Preferred Stock, $0.01 par value per share, of Hermes Sub I (the “Hermes Sub I Series K Preferred Stock”) and (iv) each share of 6.25% Series H Cumulative Redeemable Preferred Stock, $0.01 par value per share, of Company (the “Company Series H Preferred Stock”), issued and outstanding immediately prior to the First Merger Effective Time will be converted into one share of 6.25% Series H Cumulative Redeemable Preferred Stock, $0.01 par value per share, of Hermes Sub I (the “Hermes Sub I Series H Preferred Stock”), in each case, upon the terms and conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”);

(b) at the Second Merger Effective Time, Hermes Sub I will be merged with and into Merger Sub (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub being the surviving entity (the “Surviving Entity”) in the Second Merger, whereby (i) each outstanding share of Hermes Sub I Common Stock (other than shares of Hermes Sub I Common Stock to be cancelled in accordance with Section 3.2(a)(i)) issued and outstanding immediately prior to the Second Merger Effective Time will be converted into the right to receive the Per Share Common Stock Merger Consideration, (ii) each outstanding share of Hermes Sub I Class A Common Stock (other than shares of Hermes Sub I Class A Common Stock to be cancelled in accordance with Section 3.2(a)(i)) issued and outstanding immediately prior to the Second Merger Effective Time will be converted into the right to receive the Per Share Common Stock Merger Consideration, (iii) each share of Hermes Sub I Series H Preferred Stock (other than shares of Hermes Sub I Series H Preferred Stock to be cancelled in accordance with Section 3.2(a)(i)) issued and outstanding immediately prior to the Second Merger Effective Time will be converted into the right to receive the Per Share Series H Merger Consideration, and (iv) each share of Hermes Sub I Series K Preferred Stock (other than shares of Hermes Sub I Series K Preferred Stock to be cancelled in accordance with Section 3.2(a)(i)) issued and outstanding immediately prior to the Second Merger Effective Time will be converted into the right to receive the Per Share Series K Merger

Consideration, in each case, upon the terms and conditions set forth in this Agreement and in accordance with the MGCL and the Maryland Limited Liability Company Act (“MLLCA”);

(c) following the Second Merger Effective Time, Company will be converted into a Maryland limited liability company in accordance with the terms of the MGCL and the MLLCA; and

(d) following the effectiveness of the conversion of Company into a limited liability company as described in the foregoing clause (c), Parent will contribute all of the equity interests of Merger Sub to Regency Centers, L.P., a Florida limited partnership (the “Parent Partnership”), in exchange for (i) a number of common units of Parent Partnership equal to the number of shares of Parent Common Stock issued in the Second Merger; (ii) a number of preferred units having terms substantially equivalent to the Parent Series H Preferred Stock equal to the number of shares of Parent Series H Preferred Stock issued in the Second Merger; (iii) a number of preferred units having terms substantially equivalent to the Parent Series K Preferred Stock equal to the number of shares of Parent Series K Preferred Stock issued in the Second Merger; and (iv) such other rights and obligations to be mutually agreed by and between Parent and the Parent Partnership;

WHEREAS, on May 17, 2023, Company amended the Rights Agreement, dated as of August 13, 2018, by and between Company and Computershare Inc., as rights agent, to provide for the expiration thereof as of May 17, 2023;

WHEREAS, concurrently with the execution of this Agreement, Willing L. Biddle, Catherine U. Biddle, Elinor F. Urstadt, Urstadt Property Company, Inc., Urstadt Realty Associates Co LP and Urstadt Realty Shares II L.P. (collectively, the “Family Stockholders”) have entered into a voting agreement (the “Voting Agreement”) pursuant to which, among other things, the Family Stockholders will agree, on the terms and subject to the conditions set forth in the Voting Agreement, to vote (or cause to be voted) all of the Covered Shares (as defined in the Voting Agreement) in favor of approval of the Mergers and the other transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of Company (the “Company Board”) has (i) declared that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of Company and its stockholders, (ii) approved and adopted this Agreement, the Mergers and the other transactions contemplated by this Agreement, (iii) directed that the Mergers and the other transactions contemplated by this Agreement be submitted to a vote of the holders of Company Common Stock and Company Class A Common Stock, and (iv) resolved to recommend that the holders of Company Common Stock and Company Class A Common Stock vote in favor of approval of the Mergers and the other transactions contemplated by this Agreement and to include such recommendation in the Proxy Statement;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (i) declared that this Agreement, the Mergers and the other transactions contemplated by this Agreement, including the issuance of Parent Common Shares and Parent Preferred Shares in the Second Merger, are advisable and in the best interests of Parent and its stockholders and (ii) approved and adopted this Agreement, the Mergers and the other transactions contemplated by this Agreement, including the issuance of Parent Common Shares and Parent Preferred Shares in the Second Merger as contemplated by this Agreement;

WHEREAS, Parent, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and has adopted and approved this Agreement and approved the consummation by Merger Sub of the Second Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of Hermes Sub I has (i) declared that this Agreement, the Second Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Hermes Sub I and its stockholder, (ii) approved and adopted this Agreement, the Second Merger and the other transactions contemplated by this Agreement, and (iii) resolved to recommend that Company, in its capacity as the sole stockholder of Hermes Sub I, approve of the Second Merger and the other transactions contemplated by this Agreement;

WHEREAS, Company, in its capacity as the sole stockholder of Hermes Sub I, has taken all actions required for the execution of this Agreement by Hermes Sub I and has adopted and approved this Agreement and approved the consummation by Hermes Sub I of the Mergers, including the issuance of Hermes Sub I Common Stock, Hermes Sub I Class A Common Stock, Hermes Sub I Series H Preferred Stock and Hermes Sub I Series K Preferred Stock in the First Merger, the merger of Hermes Sub I with and into Merger Sub in the Second Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of Hermes Sub II has (i) declared that this Agreement, the First Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Hermes Sub II and its stockholder, (ii) approved and adopted this Agreement, the First Merger and the other transactions contemplated by this Agreement, and (iii) resolved to recommend that Company, in its capacity as the sole stockholder of Hermes Sub I, on behalf of Hermes Sub I, in its capacity as the sole stockholder of Hermes Sub II, approve of the First Merger and the other transactions contemplated by this Agreement;

WHEREAS, Company, in its capacity as the sole stockholder of Hermes Sub I, on behalf of Hermes Sub I, in its capacity as the sole stockholder of Hermes Sub II, has taken all actions required for the execution of this Agreement by Hermes Sub II and has adopted and approved this Agreement and approved the consummation by Hermes Sub II of the First Merger and the other transactions contemplated by this Agreement;

WHEREAS, for U.S. federal income Tax purposes, (i) it is intended that each of the First Merger and the Second Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) this Agreement is intended to be and is hereby adopted as a “plan of reorganization” for each of the First Merger and the Second Merger for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the execution of this Agreement and to prescribe various conditions to the Mergers.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.

(a) For purposes of this Agreement:

“Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, hearing, notice of violation or non-compliance, or proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal or administrative and whether brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority).

“Affiliate” of a specified Person means a Person that, as of the relevant time of determination, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Benefit Plan” means, with respect to any entity, any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, individual consulting, termination, separation, severance, supplemental unemployment, change in control, transaction-based, retention, stock option, restricted stock, profits interest unit, performance award, outperformance, stock purchase, stock or equity or equity-related awards, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, vision, disability, accident, life insurance, welfare benefit, cafeteria, vacation, sick or paid time off, perquisite, retirement, supplemental retirement, profit sharing, pension, savings and any other remuneration, compensation or employee benefit plan, agreement, program, policy, practice or other arrangement of any kind, whether or not subject to ERISA and whether written or unwritten, or funded or unfunded.

“Book-Entry Share” means a book-entry share of Company Common Stock, Company Class A Common Stock or Company Preferred Stock (as applicable) registered in the transfer books of Company; provided that, following the First Merger Effective Time, references to “Company” in the foregoing shall be replaced with “Hermes Sub I”.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.

“Certificate” means a certificate representing one or more shares of Company Common Stock or Company Class A Common Stock, as applicable; provided that, following the First Merger Effective Time, references to “Company” in the foregoing shall be replaced with “Hermes Sub I”.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Acceptable Confidentiality Agreement” means a confidentiality agreement between Company and a Person making a Company Acquisition Proposal that contains provisions that are not materially less favorable in the aggregate to Company than those contained in the Confidentiality Agreement, provided that such an agreement may contain provisions that permit Company to comply with the provisions of Section 7.3 and shall not be required to contain any standstill or similar provisions.

“Company Base Amount” means $31,600,000.00.

“Company Bylaws” means the Second Amended and Restated Bylaws of Company, as amended and supplemented and in effect from time to time.

“Company Charter” means the Amended Articles of Incorporation of Company filed with the SDAT on December 30, 1996, as amended, supplemented and corrected and in effect from time to time.

“Company Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of March 30, 2021, by and among the Company, the lenders from time to time party thereto, and the Bank of New York Mellon, as administrative agent, as amended, restated, supplemented or otherwise modified prior to the date of this Agreement.

“Company Debt Agreements” means (a) the Company Credit Facility and (b) any mortgage by the Company or any Company Subsidiary.

“Company Equity Awards” means any Company Restricted Stock Awards and any other equity-based award granted under the Company Equity Incentive Plan.

“Company Equity Incentive Plan” means Company’s Amended and Restated Restricted Stock Plan, dated March 22, 2023.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by Company or any Company Subsidiary or used or held for use by Company or any Company Subsidiary in their business.

“Company Intervening Event” means a material fact, event, circumstance, change or development that (w) materially affects the business, assets or operations of Company and the Company Subsidiaries, taken as a whole (other than any fact, event, circumstance, change or development resulting from a breach of this Agreement by Company or its Representatives), (x) has occurred or arisen after the date of this Agreement, (y) was not known or reasonably foreseeable to the Company Board on the date of this Agreement (or, if known, the consequences of which were not reasonably foreseeable to the Company Board as of the date of this Agreement), and which does not involve or relate to a Company Acquisition Proposal, and (z) first becomes known to the Company Board before the Company Stockholder Approval is obtained; provided, however, that in no event shall any of the following constitute or be taken into account in determining whether a “Company Intervening Event” has occurred: (i) the receipt, existence of or terms of a Company Acquisition Proposal or any matter relating thereto, (ii) a change in the market price or trading volume of capital stock of Company or of any equity ratings or the ratings outlook for Company or any of the Company Subsidiaries by any applicable rating agency and (iii) the fact that, in and of itself, Company meets, exceeds or fails to meet any internal or published projections, estimates or expectations of Company’s revenue, earnings or other financial performance or results of operation for any period (provided, further, that, with respect to the foregoing clauses (ii) and (iii), any fact, event, circumstance, change or development giving rise to such change, meeting, exceeding or failure may otherwise constitute or be taken into account in determining whether a Company Intervening Event has occurred if not falling into the foregoing clause (i) of this definition).

“Company Leases” means each lease or sublease (including ground leases) to which Company or the Company Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Company Properties (together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto).

“Company Material Adverse Effect” means, with respect to Company, any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, would, or would reasonably be expected to, individually or in the aggregate, (i) have a material adverse effect on the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of Company and the Company Subsidiaries, taken as a whole, or (ii) prevent or materially impair the ability of Company to consummate the Mergers or other transactions contemplated hereby in the manner contemplated by this Agreement before the Outside Date; provided, that for purposes of clause (i), “Company Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any decline in the market price, or change in trading volume, of the capital stock of Company or any failure of Company to meet any internal or publicly announced projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such decline, change or failure may be taken into account in determining whether there has been a Company Material Adverse Effect if not falling into one of the other exceptions contained in this definition), (B) any events, circumstances, changes or effects in general economic, financial or business conditions that affect the retail real estate industry generally, (C) any changes in the conditions in the United States or global economy or capital, financial or securities markets, in each case, generally, including changes in interest or exchange rates or the imposition of trade restrictions, tariffs or similar taxes, (D) any changes in general legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the negotiation, execution and delivery of this Agreement, the consummation of the Mergers or the other transactions contemplated hereby, or the public announcement of this Agreement, the Mergers or the other transactions contemplated hereby (it being understood and agreed that this clause (F) will not apply with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the performance of obligations of Company, Hermes Sub I or Hermes Sub II hereunder or Section 8.2(a) as applies to any such representation or warranty), (G) the taking of any action at the written request or with the prior written consent of Parent, (H) earthquakes, hurricanes, floods or other natural disasters, (I) any epidemic, pandemic or disease outbreak (including COVID-19) or worsening thereof, including governmental or other commercially reasonable measures in response thereto (including the COVID-19 Measures), (J) changes after the date hereof in Law or GAAP (or any binding interpretation thereof), or (K) any Action made or initiated by any holder of Company Common Stock, Company Class A Common Stock or Company Preferred Stock, including any derivative claims, in each case, arising out of or relating to this Agreement or the transactions contemplated hereby, provided, however, that, the exceptions in each of clauses (B), (C), (D), (E) and (J) shall only apply if they do not disproportionately affect Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated Persons in the retail real estate industry in the United States and in the case of clauses (H) and (I), do not materially disproportionately affect Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated Persons in the retail real estate industry in the geographic regions in which Company and the Company Subsidiaries operate.

“Company Permitted Liens” means any of the following: (i) Lien for Taxes or governmental assessments, charges or claims of payment not yet due and payable or that is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (ii) Lien that is a cashiers’, landlords’, workers’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings; (iii) Lien that is a zoning regulation, survey exceptions, utility easements, rights of way, rights of use, entitlement or other land use or environmental regulation by any Governmental Authority; (iv) Lien relating to Indebtedness where such Lien is disclosed on Section 4.18(a)(v) of the Company Disclosure Letter; (v) any Company Material Contracts, or leases to third parties for the occupation of portions of Company Properties as tenants only by such third parties, subject to any immaterial purchase rights including immaterial rights of first refusal or offer that may be set forth in such leases or any title exception disclosed in any Company Title Insurance Policy or other purchase rights (whether material or immaterial) disclosed on Section 1.1(b) of the Company Disclosure Letter; (vi) air rights affecting any Company Property; (vii) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice; (viii) Liens recorded in a public record or other minor imperfections of title, which may include (A) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or personal inspection of the property, (B) any supplemental Taxes or assessments not shown by the public records and (C) title to any portion of the premises lying within the right of way or boundary of any public road or private road, in each case of this clause (viii), the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of such property; or (ix) in the case of any real property that is ground leased, any Liens that encumber the fee interest of the owner of such real property.

“Company Properties” means each real property owned, or leased (including ground leased and including Company Tenancies-in-Common) as lessee or sublessee, by Company or any Company Subsidiary (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“Company Protected Information” means any and all Trade Secrets owned or purported to be owned by Company or any Company Subsidiary or used or held for use by Company or any Company Subsidiary in their business, including all confidential information of Company or Company Subsidiaries, Trade Secrets of Company or Company Subsidiaries, information to which Company or any Company Subsidiary has undertaken an obligation of confidentiality to a third party, or information that is related to or capable of being linked to a person that is held, used, disclosed or collected by Company or any Company Subsidiary.

“Company Restricted Stock Award” means each award of shares of Company Common Stock or Company Class A Common Stock (or portion thereof) that is unvested or is subject to a repurchase option or obligation, risk of forfeiture or other condition (whether granted by Company pursuant to the Company Equity Incentive Plan, assumed by Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company Stockholder Meeting” means the duly called and held meeting of the holders of shares of Company Common Stock and Company Class A Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.

“Company Subsidiary” means any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (i) Company directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (ii) Company and/or any Person that is a Company Subsidiary by reason of the application of clause (i) or clause (iii) of this definition of “Company Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (iii) Company, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

“Company Tenancies-in-Common” means each of the real properties in which Company or a Company Subsidiary holds a tenancy-in-common interest.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 28, 2023, by and between Parent and Company.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants, mutations or evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive or guidelines by any Governmental Authority in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended.

“DownREIT” means, as applicable, (i) UB Dumont I, LLC, a Delaware limited liability company, (ii) UB High Ridge, LLC, a Delaware limited liability company, (iii) McLean Plaza Associates, LLC, a New York limited liability company, and (iv) UB Orangeburg, LLC, a Delaware limited liability company.

“DownREIT Agreement” means, as applicable, (i) that certain Amended and Restated Operating Agreement of UB Dumont I, LLC, dated August 1, 2017, as amended, (ii) that certain Amended and Restated Operating Agreement of UB High Ridge, LLC, dated March 29, 2017, as amended, (iii) that certain Amended and Restated Operating Agreement of McLean Plaza Associates, LLC, dated February 3, 2015, as amended, and (iv) that certain Amended and Restated Operating Agreement of UB Orangeburg, LLC, dated March 28, 2012, as amended.

“Environmental Law” means any applicable Law (including common law) relating to pollution or the regulation, investigation, remediation, restoration or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to exposure to Hazardous Substances), including Laws relating to the generation, recycling, processing, labeling, production, manufacture, use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” means any permit, approval, license, registration, identification number, exemption, certificate, waiver, variance, order, franchise, clearance or authorization required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.

“Hazardous Substances” means: (i) those substances listed in, designated in, classified in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as amended, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) polychlorinated biphenyls, methane, asbestos, per- and poly-fluoroalkyl substances, 1-4, dioxane and radon; and (iv) any other substance that poses a risk of harm to human health or the environment in connection with any Environmental Law.

“Hermes Sub I Preferred Stock” means the Hermes Sub I Series H Preferred Stock and the Hermes Sub I Series K Preferred Stock.

“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations evidenced by bonds, debentures, notes or similar instruments, (iii) all Indebtedness of others secured by any Lien on owned or acquired property of such Person, whether or not the Indebtedness secured thereby has been assumed (other than a cashiers’, landlords’, workers’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice related to work performed on behalf of such other Person), (iv) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (v) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment), (vi) all obligations under capital or finance leases, (vii) all obligations, contingent or otherwise, in respect of bankers acceptances or letters of credit, financial guarantees, letters of guarantee, surety bonds and other similar instruments, (viii) all obligations in respect of securitization transactions, (ix) all obligations under interest rate cap, swap, collar or similar transactions or currency hedging or derivatives transactions (valued at the termination value thereof), (x) any guarantee (or any other arrangement having the economic effect of a guarantee) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (xi) any agreement to provide any of the foregoing; provided, that notwithstanding the foregoing, “Indebtedness” shall not include any trade payables in the ordinary course of business.

“Intellectual Property” means all United States and foreign intellectual property rights, including (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof (collectively, “Patents”), (ii) registered and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names,

Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing and related registrations and applications for registration (collectively, “Marks”), (iii) registered and unregistered copyrights in both published and unpublished works and copyrightable works and all copyright registrations and applications (collectively, “Copyrights”), (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models, algorithms and methodologies, and rights under applicable trade secret Law in the foregoing (collectively, “Trade Secrets”), (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge” means (i) with respect to Company, the knowledge, after reasonable inquiry, of the persons named in Section 1.1(a) of the Company Disclosure Letter and (ii) with respect to Parent, the knowledge, after reasonable inquiry, of the persons named in Section 1.1(a) of the Parent Disclosure Letter. For purposes of Section 4.16 and Section 5.16, “reasonable inquiry” does not require environmental sampling or testing of any kind.

“Law” means any and all domestic (federal, state or local) or foreign laws, statutes, ordinances, treaties, codes, requirements, principles of common law, rules, regulations and Orders promulgated by any Governmental Authority.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, licenses, pledge, charge, security interest, preferential arrangement, hypothecation, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Merger Consideration” means the Common Stock Merger Consideration, the Series H Preferred Stock Merger Consideration and the Series K Preferred Stock Merger Consideration.

“Nasdaq” means the Nasdaq Stock Market LLC.

“NYSE” means the New York Stock Exchange.

“Order” means a judgment, order, injunction, ruling, writ, verdict or decree of any Governmental Authority.

“Organizational Documents” means the articles of incorporation, certificates of formation, bylaws, limited liability company agreements, certificates of partnership, bylaws, partnership agreement, operating agreement or other organizational documents of an entity.

“Parent Bylaws” means the Bylaws of Parent as amended and supplemented and in effect from time to time.

“Parent Charter” means the Restated Articles of Incorporation of Parent in effect from time to time.

“Parent Common Share Price” means the volume weighted average of the closing sale prices per Parent Common Share on Nasdaq, as reported in the New York City edition of The Wall Street Journal (or, if not reported thereby, as reported in another authoritative source mutually agreed by the Parties), on each of the ten (10) full consecutive trading days ending on and including the second (2nd) Business Day prior to the Closing Date.

“Parent Common Shares” means the shares of common stock, $0.01 par value per share, of Parent.

“Parent Equity Incentive Plan” means the Parent Amended and Restated Omnibus Incentive Plan, dated May 7, 2019.

“Parent Material Adverse Effect” means, with respect to Parent, any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, would, or would reasonably be expected to, individually or in the aggregate, (i) have a material adverse effect on the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries, taken as a whole, or (ii) prevent or materially impair the ability of Parent to consummate the Second Merger or other transactions contemplated hereby in the manner contemplated by this Agreement before the Outside Date; provided, that for purposes of clause (i) “Parent Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any decline in the market price, or change in trading volume, of the capital stock of Parent or any failure of Parent to meet any internal or publicly announced projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such decline, change or failure may be taken into account in determining whether there has been a Parent Material Adverse Effect if not falling into one of the other exceptions contained in this definition), (B) any events, circumstances, changes or effects in the general economic, financial or business conditions that affect the retail real estate industry generally, (C) any changes in the conditions in the United States or global economy or capital, financial or securities markets, in each case, generally, including changes in interest or exchange rates or the imposition of trade restrictions, tariffs or similar taxes, (D) any changes in general legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the negotiation, execution and delivery of this Agreement, the consummation of the Mergers or the other transactions contemplated hereby, or the public announcement of this Agreement, the Mergers or the other transactions contemplated hereby (it being understood and agreed that this clause (F) will not apply with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the performance of obligations of Parent or Merger Sub hereunder or Section 8.3(a) as applies to any such representation or warranty), (G) the taking of any action at the written request or with the prior written consent of Company, (H) earthquakes, hurricanes, floods or other natural disasters, (I) any epidemic, pandemic or disease outbreak (including COVID-19) or worsening thereof, including governmental or other commercially reasonable measures in response thereto (including the COVID-19 Measures), (J) changes after the date hereof in Law or GAAP (or any binding interpretation thereof), or (K) any Action made or initiated by any holder of Parent Common Shares, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated hereby, provided, however, that the exceptions in clauses (B), (C), (D), (E) and (J) shall only apply if they do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to other similarly situated Persons in the retail real estate industry in the United States and in the case of clauses (H) and (I), do not materially disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to other similarly situated Persons in the retail real estate industry in the geographic regions in which Parent and the Parent Subsidiaries operate.

“Parent Material Contract” means each Contract to which Parent or any Parent Subsidiary is a party as of the date of this Agreement and that is required to be filed as an exhibit to the Parent SEC Documents pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act (but for the avoidance of doubt, no Benefit Plan of Parent or any Parent Subsidiaries).

“Parent Permitted Liens” means any of the following: (i) Lien for Taxes or governmental assessments, charges or claims of payment not yet due and payable or that is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (ii) Lien that is a cashiers’, landlords’, workers’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings; (iii) Lien that is a zoning regulation, survey exceptions, utility easements, rights of way, rights of use, entitlement or other land use or environmental regulation by any Governmental Authority; (iv) any Parent Material Contracts, or leases to third parties for the occupation of portions of Parent Properties as tenants only by such third parties, subject to any immaterial purchase rights including immaterial rights of first refusal or offer that may be set forth in such leases or any title exception disclosed in any Parent title insurance policy (whether material or immaterial); (v) air rights affecting any Parent Property; (vi) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice; (vii) Liens recorded in a public record or other minor imperfections of title, which may include (A) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or personal inspection of the property, (B) any supplemental Taxes or assessments not shown by the public records and (C) title to any portion of the premises lying within the right of way or boundary of any public road or private road, in each case of this clause (vii), the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of such property; or (viii) in the case of any real property that is ground leased, any Liens that encumber the fee interest of the owner of such real property.

“Parent Preferred Shares” means the shares of Parent Series A Preferred Stock and Parent Series B Preferred Stock.

“Parent Properties” means each real property owned, or leased (including ground leased) as lessee or sublessee, by Parent or any Parent Subsidiary (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“Parent Series A Preferred Stock” means each share of Series A Preferred Stock, $0.01 par value per share, of Parent having rights, preferences and privileges substantially as set forth on Exhibit A.

“Parent Series B Preferred Stock” means each share of Series B Preferred Stock, $0.01 par value per share, of Parent having rights, preferences and privileges substantially as set forth on Exhibit B.

“Parent Subsidiary” means any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (i) Parent directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (ii) Parent and/or any Person that is a Parent Subsidiary by reason of the application of clause (i) or clause (iii) of this definition of “Parent Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (iii) Parent, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Proxy Statement” means a proxy statement in definitive form relating to the Company Stockholder Meeting, together with any amendments or supplements thereto.

“Qualifying Income” means income described in Sections 856(c)(2)(A)-(I) and 856(c)(3)(A)-(I) of the Code.

“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Substances from any source into or upon the indoor or outdoor environment.

“Representative” means, with respect to any Person, such Person’s directors, trustees, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Tax” or “Taxes” means any federal, state, local and foreign income, excise, gross receipts, capital gains, withholding, property (real or personal, tangible or intangible), recording, stamp, transfer, sales, use, franchise, employment, payroll, environmental, profits, value-added, registration, net worth, capital stock, ad valorem, alternative, add-on minimum and estimated taxes and any other taxes, duties, levies, assessments or similar governmental charges, together with any penalties, interest or additions to tax imposed with respect to such amounts.

“Tax Guidance” means an opinion from tax counsel or other tax advisor or a ruling from the IRS.

“Tax Return” means any return, declaration, report, claim for refund, election, document, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Tenant Improvement(s)” means the construction, improvement or alteration of real property (not including furniture, fixtures, equipment or inventory) for use in a tenant’s trade or business or otherwise, as required pursuant to the applicable Company Lease.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any and all comparable Laws of applicable jurisdictions relating to “mass layoffs,” “termination,” “relocation” or any “plant closing.”

(b) The following terms have the respective meanings set forth in the sections set forth below opposite such term when capitalized:

Defined Terms	Location of Definition

Agreement	Preamble

Closing	Section 2.3

Closing Date	Section 2.3

Common Stock Merger Consideration	Section 3.2(a)(ii)

Company	Preamble

Company Acquisition Proposal	Section 7.3(i)(i)

Company Adverse Recommendation Change	Section 7.3(c)

Company Alternative Acquisition Agreement	Section 7.3(a)

Company Benefit Plan	Section 4.13

Company Board	Recitals

Company Board Recommendation	Section 4.4(b)

Company Capitalization Date	Section 4.3(a)

Defined Terms	Location of Definition

Company Class A Common Stock	Recitals

Company Common Stock	Recitals

Company Disclosure Letter	Article 4

Company Employees	Section 4.13(f)

Company Material Contract	Section 4.18(b)

Company Parties	Section 9.3(e)

Company Permits	Section 4.6(a)

Company Preferred Stock	Section 4.3(a)

Company Qualified DC Plan	Section 7.15(c)

Company Related Party Agreement	Section 4.25

Company SEC Documents	Section 4.7(a)

Company Series H Preferred Stock	Recitals

Company Series K Preferred Stock	Recitals

Company Stockholder Approval	Section 4.21

Company Subsidiary Partnership	Section 4.12(i)

Company Superior Proposal	Section 7.3(i)(ii)

Company Superior Proposal Termination	Section 7.3(e)

Company Tax Protection Agreements	Section 4.12(i)

Company Terminating Breach	Section 9.1(c)(i)

Company Termination Fee	Section 9.3(g)

Company Third Party	Section 4.17(i)

Company Title Insurance Policy	Section 4.17(l)

Continuing Employee	Section 7.15(a)

Converted Entity	Section 7.10(d)

Copyrights	Section 1.1(a)

Debt Transaction	Section 7.19(b)

Debt Transaction Documents	Section 7.19(b)

Disregarded Entity	Section 7.10(d)

Enforcement Expenses	Section 9.3(f)

Exchange Agent	Section 3.3(a)

Exchange Fund	Section 3.3(b)

Exchange Ratio	Section 3.2(a)(ii)

Excluded Benefits	Section 7.15(a)

Family Stockholders	Recitals

First Interim Dividend	Section 7.11(b)

First Merger	Recitals

First Merger Articles of Merger	Section 2.4

Defined Terms	Location of Definition

First Merger Effective Time	Section 2.4

Form S-4	Section 4.5(b)

Hermes Sub I	Preamble

Hermes Sub I Class A Common Stock	Recitals

Hermes Sub I Common Stock	Recitals

Hermes Sub I Restricted Stock Awards	Section 3.1(c)

Hermes Sub I Series H Preferred Stock	Recitals

Hermes Sub I Series K Preferred Stock	Recitals

Hermes Sub II	Preamble

Hypothetical Permitted REIT Dividend Amount	Section 7.11(c)

Indemnified Parties	Section 7.5(a)

Interim Period	Section 6.1(a)

Letter of Transmittal	Section 3.3(d)(ii)

Listing	Section 7.8

Marks	Section 1.1(a)

Maryland Courts	Section 10.9

Material Company Leases	Section 4.17(g)

Maximum Amount	Section 7.5(c)

Merger Sub	Preamble

Mergers	Recitals

MGCL	Recitals

MLLCA	Recitals

Notice Period	Section 7.3(f)

Outside Date	Section 9.1(b)(i)

Parent	Preamble

Parent Board	Recitals

Parent Disclosure Letter	Article 5

Parent Partnership	Recitals

Parent REIT Dividend	Section 7.11(c)

Parent SEC Documents	Section 5.7(a)

Parent Terminating Breach	Section 9.1(d)(i)

Parties	Preamble

Party	Preamble

Patents	Section 1.1(a)

Payoff Letters	Section 7.19(c)

Per Share Common Stock Merger Consideration	Section 3.2(a)(ii)

Per Share Series H Merger Consideration	Section 3.2(a)(iii)

Defined Terms	Location of Definition

Per Share Series K Merger Consideration	Section 3.2(a)(iv)

Permitted REIT Dividend	Section 6.1(b)(iii)

Qualified REIT Subsidiary	Section 4.1(c)

Referenced Entity	Section 1.1(a)

REIT	Section 4.12(b)

REIT Requirements	Section 9.3(g)

SDAT	Section 2.4

Second Merger	Recitals

Second Merger Articles of Merger	Section 2.4

Second Merger Effective Time	Section 2.4

Series H Preferred Stock Merger Consideration	Section 3.2(a)(iii)

Series K Preferred Stock Merger Consideration	Section 3.2(a)(iv)

SOX Act	Section 4.7(b)

Surviving Entity	Recitals

Takeover Statutes	Section 4.24

Taxable REIT Subsidiary	Section 4.1(c)

Trade Secrets	Section 1.1(a)

Transfer Taxes	Section 7.10(b)

Voting Agreement	Recitals

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) the phrases “transactions contemplated by this Agreement,” “transactions contemplated hereby” and words or phrases of similar import, when used in this Agreement, refer to the Mergers and the other transactions contemplated by this Agreement;

(f) when a reference is made in this Agreement, the Company Disclosure Letter or the Parent Disclosure Letter, to information or documents being “provided,” “made available” or “disclosed” by a Party to another Party or its Affiliates, such information or documents shall include any information or documents (a) included in the Company SEC Documents or the Parent SEC Documents, as the case may be, that are publicly available at least one (1) Business Day prior to the date of this Agreement, (b) furnished at least one (1) Business Day prior to the date of this Agreement in the electronic data room established by the disclosing Party and to which access has been granted to the other Party and its Representatives at least one (1) Business Day prior to the date of this Agreement, or (c) otherwise provided in writing (including electronically) to the chief financial officer or general counsel of the other Party at least two (2) Business Days prior to the date of this Agreement;

(g) the word “extent” in the phrase, “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”;

(h) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and (in the case of statutes) any regulations promulgated thereunder;

(i) any agreement or instrument defined or referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein;

(j) except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”;

(k) any period of time hereunder ending on a day that is not a Business Day shall be extended to the next succeeding Business Day;

(l) where this Agreement states that a Party “shall,” “will” or “must” perform in some manner, it means that the Party is legally obligated to do so under this Agreement;

(m) all references to the “ordinary course of business” shall mean the “ordinary course of business consistent with past practice”;

(n) any pronoun shall include the corresponding masculine, feminine and neuter forms;

(o) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; and

(p) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE 2

THE MERGERS

Section 2.1 The First Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with § 3-106.2 of the MGCL, at the First Merger Effective Time, Hermes Sub II shall be merged with and into Company with Company surviving the First Merger as a wholly owned subsidiary of Hermes Sub I, whereupon the separate existence of Hermes Sub II shall cease, and Company shall continue under the same name. The First Merger shall have the effects provided in this Agreement and as specified in the MGCL.

Section 2.2 The Second Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and the MLLCA, at the Second Merger

Effective Time, Hermes Sub I shall be merged with and into Merger Sub with Merger Sub surviving the Second Merger as a wholly owned subsidiary of Parent, whereupon the separate existence of Hermes Sub I shall cease, and Merger Sub shall continue under the name “Urstadt Biddle Holding LLC.” The Second Merger shall have the effects provided in this Agreement and as specified in the MGCL and the MLLCA.

Section 2.3 Closing. The closing (the “Closing”) of the Mergers will take place at the offices of Hogan Lovells US LLP, 555 13th Street NW, Washington, DC 20004, or remotely by exchange of documents and signatures (or their electronic counterparts), on a date and at a time to be mutually agreed upon by the Parties, but in no event later than the third (3rd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), unless such date is modified by mutual agreement of the Parties (the “Closing Date”). The Parties intend that none of the Mergers shall be consummated at the Closing unless all of the Mergers occur in connection with the Closing.

Section 2.4 Effective Times. Prior to the Closing, Parent and Company shall prepare and, on the Closing Date, Parent, Merger Sub and Company shall (a) cause articles of merger with respect to the First Merger (the “First Merger Articles of Merger”) and the Second Merger (the “Second Merger Articles of Merger”) to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL and the MLLCA, as applicable, and (b) make any other filings, recordings or publications required to be made by Parent or Company under the MGCL or the MLLCA in connection with the Mergers. The First Merger shall become effective upon the date and at the time set forth in the First Merger Articles of Merger (such date and time, the “First Merger Effective Time”), and the Second Merger shall become effective upon the date and at the time set forth in the Second Merger Articles of Merger (such date and time, the “Second Merger Effective Time”), which time shall be after the First Merger Effective Time. The Parties shall use reasonable best efforts so that the Second Merger Effective Time shall occur immediately after (or, if not possible, as promptly as practicable after) the First Merger Effective Time and in all cases on the same date.

Section 2.5 Governing Documents.

(a) Effective as of the First Merger Effective Time, the articles of incorporation and bylaws of Hermes Sub I shall be substantially identical to the Company Charter and the Company Bylaws, respectively, except for changes permitted by § 3-106.2(b)(4) of the MGCL or that are mutually agreed by Parent and Company, until thereafter amended in accordance with applicable Law and the applicable provisions of such articles of incorporation and bylaws. Effective as of the First Merger Effective Time and by virtue of the Second Merger, the articles of incorporation and bylaws of Hermes Sub II as in effect immediately prior to the First Merger Effective Time shall be the charter and bylaws of the surviving corporation in the First Merger (except for the change in the name of the surviving corporation to that of Company), until thereafter amended in accordance with applicable Law and the applicable provisions of such articles of incorporation and bylaws.

(b) Effective as of the Second Merger Effective Time and by virtue of the Second Merger, the certificate of formation and limited liability company agreement of Merger Sub as in effect immediately prior to the Second Merger Effective Time shall be the certificate of formation and limited liability company agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement.

Section 2.6 Officers/Directors.

(a) Effective as of the First Merger Effective Time, until successors are duly elected or appointed, (i) the officers and directors of Hermes Sub I shall be the officers and directors of Company as of immediately prior to the First Merger Effective Time and (ii) the officers and directors of Company shall be the officers and directors of Hermes Sub II as of immediately prior to the First Merger Effective Time.

(b) Effective as of the Second Merger Effective Time, until successors are duly elected or appointed, the officers of Merger Sub immediately prior to the Second Merger Effective Time shall be and remain the officers of the Surviving Entity.

Section 2.7 Tax Consequences. It is intended that, for U.S. federal income Tax purposes, (a) each of the First Merger and the Second Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) this Agreement be, and is hereby adopted as, a “plan of reorganization” for each of the First Merger and the Second Merger for purposes of Section 354 and Section 361 of the Code.

ARTICLE 3

EFFECTS OF THE MERGERS

Section 3.1 Effects of First Merger.

(a) Treatment of Equity Interests. At the First Merger Effective Time and by virtue of the First Merger and without any further action on the part of any Party or the holders of any securities of any Party:

(i) Each share of Company Common Stock issued and outstanding immediately prior to the First Merger Effective Time shall be converted into one share of Hermes Sub I Common Stock. The rights, preferences and privileges of each share of Hermes Sub I Common Stock from and after the First Merger Effective Time shall be identical to the rights, preferences and privileges of each share of Company Common Stock as of immediately prior to the First Merger Effective Time.

(ii) Each share of Company Class A Common Stock issued and outstanding immediately prior to the First Merger Effective Time shall be converted into one share of Hermes Sub I Class A Common Stock. The rights, preferences and privileges of each share of Hermes Sub I Class A Common Stock from and after the First Merger Effective Time shall be identical to the rights, preferences and privileges of each share of Company Class A Common Stock as of immediately prior to the First Merger Effective Time.

(iii) Each share of Company Series H Preferred Stock issued and outstanding immediately prior to the First Merger Effective Time shall be converted into one share of Hermes Sub I Series H Preferred Stock. Such shares of Hermes Sub I Series H Preferred Stock shall have terms materially the same as the Company Series H Preferred Stock, with changes to such terms as are required pursuant to and made in compliance with the Articles Supplementary establishing and fixing the rights and preferences of the Company Series H Preferred Stock.

(iv) Each share of Company Series K Preferred Stock issued and outstanding immediately prior to the First Merger Effective Time shall be converted into one share of Hermes Sub I Series K Preferred Stock. Such shares of Hermes Sub I Series K Preferred Stock shall have terms materially the same as the Company Series K Preferred Stock, with changes to such terms as are required pursuant to and made in compliance with the Articles Supplementary establishing and fixing the rights and preferences of the Company Series K Preferred Stock.

(b) Treatment of Hermes Sub II Capital Stock. At the First Merger Effective Time and by virtue of the First Merger and without any further action on the part of any Party or the holders of any securities of any Party, all capital stock of Hermes Sub II issued and outstanding immediately prior to the First Merger Effective Time shall remain outstanding as capital stock of the surviving corporation in the First Merger.

(c) Treatment of Company Restricted Stock Awards. At the First Merger Effective Time and by virtue of the First Merger and without any further action on the part of any Party or the holders of any securities of any Party, each Company Restricted Stock Award that is issued and outstanding as of immediately prior to the First Merger Effective Time shall be converted into identical equity awards of Hermes Sub I with respect to shares of Hermes Sub I Common Stock or Hermes Sub I Class A Common Stock (such Company Restricted Stock Awards, as so converted, “Hermes Sub I Restricted Stock Awards”).

Section 3.2 Effects of Second Merger.

(a) Treatment of Equity Interests. At the Second Merger Effective Time and by virtue of the Second Merger and without any further action on the part of any Party or the holders of any securities of any Party:

(i) Cancellation of Hermes Sub I Common Stock, Hermes Sub I Class A Common Stock and Hermes Sub I Preferred Stock. Each share of Hermes Sub I Common Stock, Hermes Sub I Class A Common Stock and Hermes Sub I Preferred Stock issued and outstanding immediately prior to the Second Merger Effective Time that is held directly by Parent, Merger Sub or Hermes Sub I shall automatically be retired and shall cease to exist, and no Merger Consideration or other consideration or amount shall be paid, nor shall any other payment be made or right inure with respect thereto in connection with or as a consequence of the Second Merger.

(ii) Conversion of Hermes Sub I Common Stock and Hermes Sub I Class A Common Stock. Except as provided in Section 3.2(a)(i) or Section 3.2(b) and subject to Section 3.2(b), (A) each share of Hermes Sub I Common Stock and (B) each share of Hermes Sub I Class A Common Stock issued and outstanding immediately prior to the Second Merger Effective Time will be cancelled and retired and automatically converted into the right to receive (upon the surrender of the Certificate representing such share or, in the case of a Book-Entry Share, the automatic surrender of such Book-Entry Share), 0.347 (the “Exchange Ratio”, subject to any adjustment pursuant to Section 3.2(b)) of a Parent Common Share (the “Per Share Common Stock Merger Consideration”), without interest, plus the right, if any, to receive pursuant to Section 3.7, cash in lieu of fractional Parent Common Shares into which such shares of Hermes Sub I Common Stock and Hermes Sub I Class A Common Stock would have been converted pursuant to this Section 3.2(a). The aggregate number of Parent Common Shares payable to holders of Hermes Sub I Common Stock and Hermes Sub I Class A Common Stock as the Per Share Common Stock Merger Consideration is hereinafter referred to as the “Common Stock Merger Consideration”.

(iii) Conversion of Hermes Sub I Series H Preferred Stock. Except as provided in Section 3.2(a)(i) and subject to Section 3.2(b), each share of Hermes Sub I Series H Preferred Stock issued and outstanding immediately prior to the Second Merger Effective Time shall, subject to the terms and conditions set forth herein, automatically be converted into one (1) share of Parent Series A Preferred Stock (the “Per Share Series H Merger Consideration”). Such shares of Parent Series A Preferred Stock shall have terms materially the same as the Hermes Sub I Series H Preferred Stock, with changes to such terms as are required pursuant to and made in compliance with the Articles Supplementary establishing and fixing the rights and preferences of the Hermes Sub I Series H Preferred Stock. The aggregate number of shares of Parent Series A Preferred Stock payable to holders of Hermes Sub I Series H Preferred Stock as the Per Share Series H Merger Consideration is hereinafter referred to as the “Series H Preferred Stock Merger Consideration”.

(iv) Conversion of Hermes Sub I Series K Preferred Stock. Except as provided in Section 3.2(a)(i) and subject to Section 3.2(b), each share of Hermes Sub I Series K Preferred Stock issued and outstanding immediately prior to the Second Merger Effective Time shall, subject to the terms and conditions set forth herein, automatically be converted into one (1) share of Parent Series B Preferred Stock (the “Per Share Series K Merger Consideration”). Such shares of Parent Series B Preferred Stock shall have terms materially the same as the Series K Preferred Stock, with changes to such terms as are required pursuant to and made in compliance with the Articles Supplementary establishing and fixing the rights and preferences of the Hermes Sub I Series K Preferred Stock. The aggregate number of shares of Parent Series B Preferred Stock payable to holders of Hermes Sub I Series K Preferred Stock as the Per Share Series K Merger Consideration is hereinafter referred to as the “Series K Preferred Stock Merger Consideration”.

(v) Treatment of Merger Sub Membership Interests. All membership interests of Merger Sub issued and outstanding immediately prior to the Second Merger Effective Time shall remain outstanding as membership interests of the Surviving Entity.

(b) Adjustments. Without limiting the provisions of this Agreement and subject to Sections 6.1(b)(ii) and 6.1(b)(iii), between the date of this Agreement and the Second Merger Effective Time, if the outstanding shares of Company Common Stock, Company Class A Common Stock, Company Preferred Stock, Hermes Sub I Common Stock, Hermes Sub I Class A Common Stock or Hermes Sub I Preferred Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then without limiting any other rights of the other Parties hereunder, the Exchange Ratio, Series H Preferred Stock Merger Consideration or Series K Preferred Stock Merger Consideration, as applicable, will be ratably adjusted to the extent necessary or appropriate to reflect fully the effect of such change. Between the date of this Agreement and the Second Merger Effective Time, if the outstanding Parent Common Shares or other capital stock of Parent are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification or other similar transaction, then without limiting any other rights of the other Parties hereunder, the Exchange Ratio, Series H Preferred Stock Merger Consideration or Series K Preferred Stock Merger Consideration, as applicable, will be ratably adjusted to the extent necessary or appropriate to reflect fully the effect of such change.

(c) Treatment of Hermes Sub I Restricted Stock Awards. At the Second Merger Effective Time and by virtue of the Second Merger and without any further action on the part of any Party or the holders thereof, each Hermes Sub I Restricted Stock Award that is issued and outstanding as of immediately prior to the Second Merger Effective Time shall become fully vested (and any restrictions shall lapse) with each share of Hermes Sub I Common Stock or Hermes Sub I Class A Common Stock, as applicable, subject to such Hermes Sub I Restricted Stock Award converted automatically into and shall thereafter represent the right to receive the Per Share Common Stock Merger Consideration in accordance with Section 3.2(a)(ii), subject to any withholding in accordance with Section 3.4.

(d) Share Transfer Books. Effective as of the First Merger Effective Time, the share transfer books of Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock, Company Class A Common Stock or Company Preferred Stock. Effective as of the Second Merger Effective Time, the share transfer books of Hermes Sub I shall be closed and thereafter there shall be no further registration of transfers of Hermes Sub I Common Stock, Hermes Sub I Class A Common Stock or Hermes Sub I Preferred Stock. From and after the Second Merger Effective Time, Persons who held Hermes Sub I Common Stock, Hermes Sub I Class A Common Stock or Hermes Sub I Preferred Stock immediately prior to the Second Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement. On or after the Second Merger Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent, Parent or the Surviving Entity for any reason shall be cancelled and exchanged for the Merger Consideration with respect to Hermes Sub I Common Stock, Hermes Sub I Class A Common Stock or Hermes Sub I Preferred Stock, as applicable, formerly represented thereby.

Section 3.3 Exchange Fund; Exchange Agent.

(a) Prior to the Second Merger Effective Time, Parent will designate a bank or trust company reasonably acceptable to Company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration, as provided in Sections 3.2(a)(ii), 3.2(a)(iii), Section 3.1(a)(iv) and 3.7. Prior to the Second Merger Effective Time, Parent will enter into an exchange agent agreement with the Exchange Agent in a form reasonably acceptable to Company, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 3.3.

(b) At or before the Second Merger Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of the Parent Common Shares, shares of Parent Series A Preferred Stock and shares of Parent Series B Preferred Stock in book-entry form equal to the aggregate shares to be issued as the Common Stock Merger Consideration, Series H Preferred Stock Merger Consideration and Series K Preferred Stock Merger Consideration, respectively, and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate cash in lieu of fractional shares pursuant to Section 3.7 and any dividends or other distributions in accordance with Section 3.3(e) (such evidence of book-entry Parent Common Shares, Parent Preferred Shares and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of Hermes Sub I Common Stock, Hermes Sub I Class A Common Stock and Hermes Sub I Preferred Stock and the holders of Company Restricted Stock Awards. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the applicable Merger Consideration, aggregate cash in lieu of fractional shares pursuant to Section 3.7 and dividends or other distributions on Parent Common Shares and Parent Preferred Shares in accordance with Section 3.3(e) out of the Exchange Fund in accordance with this Agreement (provided that any amounts payable to holders of Company Equity Awards with respect to whom Company has a Tax withholding obligation shall be paid as applicable to Parent, the Surviving Entity, any of their respective Affiliates, or a third-party payroll provider for payment through an applicable payroll system). The Exchange Fund shall not be used for any other purpose.

(c) The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent or the Surviving Entity. Interest and other income on the Exchange Fund shall be the sole and exclusive property of the Surviving Entity and shall be paid to the Surviving Entity as the Surviving Entity directs. No investment of the Exchange Fund shall relieve Parent, the Surviving Entity or the Exchange Agent from making the payments required by this Article 3, and following any losses from any such investment, Parent or the Surviving Entity shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy Parent’s and the Surviving Entity’s obligations hereunder for the benefit of the holders of shares of Hermes Sub I Common Stock, Hermes Sub I Class A Common Stock and Hermes Sub I Preferred Stock at the Second Merger Effective Time, which additional funds will be deemed to be part of the Exchange Fund.

(d) Exchange Procedures.

(i) Each certificate (or book-entry share) representing outstanding shares of Company Common Stock, Company Class A Common Stock, Company Series H Preferred Stock, Company Series K Preferred Stock or any instrument representing any Company Restricted Stock Award shall be deemed for all purposes, from and after the First Merger Effective Time, to represent the same number of shares of capital stock or other securities of Hermes Sub I, as the case may be, into which such shares of Company Common Stock, Company Class A Common Stock, Company Series H Preferred Stock, Company Series K Preferred Stock and Company Restricted Stock Award shall be converted in the First Merger. Holders of such certificates (or book-entry shares) or other instruments shall not be asked to surrender such certificates (or book-entry shares) or other instruments for cancellation.

(ii) As soon as reasonably practicable after the Second Merger Effective Time, Parent or the Surviving Entity shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate (or affidavit of loss in lieu thereof) (A) a letter of transmittal (a “Letter of Transmittal”), in customary form as prepared by Parent and reasonably acceptable to Company, which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and (B) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration into which the number of shares of Hermes Sub I Common Stock or Hermes Sub I Class A Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement and the Second Merger, together with any amounts payable in respect of cash in lieu of fractional shares pursuant to Section 3.7 and dividends or other distributions on Parent Common Shares in accordance with Section 3.3(e).

(iii) Upon surrender of a Certificate (or affidavit of loss in lieu thereof) to the Exchange Agent, together with a properly completed and validly executed Letter of Transmittal, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration for each share of Hermes Sub I Common Stock or Hermes Sub I Class A Common Stock formerly represented by such Certificate pursuant to the provisions of this Article 3, together with any amounts payable in respect of cash in lieu of fractional shares pursuant to Section 3.7 and dividends or other distributions on Parent Common Shares in accordance with Section 3.3(e), by mail or by wire transfer after the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) and Letter of Transmittal, and the Certificate (or affidavit of loss in lieu thereof) so surrendered or so transferred, as applicable, shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the applicable Merger Consideration, cash in lieu of fractional shares pursuant to Section 3.7 or dividends or other distributions on Parent Common Shares in accordance with Section 3.3(e). In the event of a transfer of ownership of shares of Hermes Sub I Common Stock or Hermes Sub I Class A Common Stock that is not registered in the transfer records of Company, it shall be a condition of payment that any Certificate surrendered or transferred in accordance with the procedures set forth in this Section 3.3 shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have paid any Transfer Taxes and other Taxes required by reason of the payment of the applicable Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the reasonable satisfaction of Parent and the Exchange Agent that such Taxes either have been paid or are not applicable.

(iv) Any holder of Book-Entry Shares shall not be required to deliver an executed Letter of Transmittal to the Exchange Agent to receive the applicable Merger Consideration or other amounts pursuant to the provisions of this Article 3 from Parent that such holder is entitled to receive pursuant to this Article 3 with respect to such Book-Entry Shares. Subject to receipt of any documentation as may reasonably be required by the Exchange Agent, each holder of one or more Book-Entry Shares shall automatically upon the Second Merger Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as soon as reasonably practicable after the Second Merger Effective Time (but in no event later than three (3) Business Days thereafter), the applicable Merger Consideration for each such Book-Entry Share pursuant to the provisions of this Article 3, together with any amounts payable in respect of cash in lieu of fractional shares pursuant to Section 3.7 and dividends or other distributions on Parent Common Shares or Parent Preferred Shares in accordance with Section 3.3(e). Payment of the Merger Consideration payable, the aggregate cash in lieu of fractional shares pursuant to Section 3.7 and any dividends and other distributions with respect to Book-Entry Shares pursuant to Section 3.3(e) shall only be made to the person in whose name such Book-Entry Shares are registered. No interest shall be paid or accrued for the benefit of holders of Book-Entry Shares on the Merger Consideration payable, the aggregate cash in lieu of fractional shares pursuant to Section 3.7 and any dividends or distributions to which such holder is entitled pursuant to Section 3.3(e).

(v) At the Second Merger Effective Time, holders of Hermes Sub I Common Stock, Hermes Sub I Class A Common Stock and Hermes Sub I Preferred Stock shall cease to be, and shall have no rights as, stockholders of Hermes Sub I other than the right to receive the applicable Merger Consideration from Parent that such holder has the right to receive pursuant to the provisions of this Article 3, together with any amounts payable in respect of cash in lieu of fractional shares pursuant to Section 3.7 and dividends or other distributions on Parent Common Shares and Parent Preferred Shares in accordance with Section 3.3(e). The applicable Merger Consideration paid upon the surrender for exchange of Certificates (or affidavits of loss in lieu thereof) representing Hermes Sub I Common Stock or Hermes Sub I Class A Common Stock (or automatic conversion in the case of Book-Entry Shares) in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Hermes Sub I Common Stock, Hermes Sub I Class A Common Stock and Hermes Sub I Preferred Stock, as applicable, theretofore evidenced by such Certificates or Book-Entry Shares.

(e) Dividends with Respect to Parent Common Shares or Parent Preferred Shares. No dividends or other distributions with respect to Parent Common Shares or Parent Preferred Shares with a record date after the Second Merger Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share not transferred with respect to the number of whole Parent Common Shares and Parent Preferred Shares issuable to such holder hereunder, and all such dividends and other distributions shall instead be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) or transfer of such Book-Entry Share in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) or transfer of any Book-Entry Share there shall be paid to the holder thereof, without interest: (i) the amount of dividends or other distributions with a record date after the Second Merger Effective Time theretofore paid with respect to the number of whole Parent Common Shares or Parent Preferred Shares, as applicable, to which such holder is entitled pursuant to this Agreement; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Second Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Parent Common Shares or Parent Preferred Shares, as applicable.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and income received with respect thereto and any applicable dividends or other distributions with respect to Parent Common Shares or Parent Preferred Shares) that remains undistributed to the former holders of shares of Hermes Sub I Common Stock, Hermes Sub I Class A Common Stock or Hermes Sub I Preferred Stock, as applicable, for six (6) months after the Second Merger Effective Time shall be delivered to Parent, upon demand, and any former holders of Hermes Sub I Common Stock, Hermes Sub I Class A Common Stock or Hermes Sub I Preferred Stock prior to the Second Merger who have not theretofore complied with this Article 3 shall thereafter look only to Parent and the Surviving Entity (and only as general creditors thereof) for payment of the applicable Merger Consideration.

(g) No Liability. None of Parent, Merger Sub, Company, Hermes Sub I, Hermes Sub II, the Surviving Entity, the Exchange Agent, or any employee, officer, director, agent, Representative or Affiliate thereof, shall be liable to any Person in respect of the applicable Merger Consideration if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any shares of Hermes Sub I Common Stock, Hermes Sub I Class A Common Stock and Hermes Sub I Preferred Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.4 Withholding Rights. Notwithstanding anything to the contrary in this Agreement, each of Parent, Merger Sub, the Surviving Entity and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to such payments under applicable Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.5 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Entity, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, to which the holder thereof is entitled pursuant to this Article 3.

Section 3.6 Dissenters Rights. No dissenters’ or appraisal rights, or rights of objecting stockholders under Title 3, Subtitle 2 of the MGCL, shall be available with respect to the First Merger, Second Merger or the other transactions contemplated by this Agreement, including any remedy under Sections 3-201 et seq. of the MGCL.

Section 3.7 No Fractional Shares. No certificate or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates or the transfer of Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Hermes Sub I Common Stock or Hermes Sub I Class A Common Stock converted into the right to receive the Common Stock Merger Consideration pursuant to Section 3.2(a) who would otherwise have been entitled to receive a fraction of a Parent Common Share shall receive, in lieu thereof, cash, without interest, in an amount equal to the product of (i) the Parent Common Share Price, multiplied by (ii) such fraction of a Parent Common Share.

Section 3.8 General Effects of the Mergers. At the First Merger Effective Time, the effect of the First Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Merger Effective Time all of the property, rights, privileges, powers and franchises of Hermes Sub II shall vest in Company, and all debts, liabilities and duties of Hermes Sub II shall become the debts, liabilities and duties of Company. At the Second Merger Effective Time, the effect of the Second Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the MGCL and the MLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, all of the property, rights, privileges, powers and franchises of Hermes Sub I shall vest in the Surviving Entity, and all debts, liabilities and duties of Hermes Sub I shall become the debts, liabilities and duties of the Surviving Entity.

Section 3.9 Post-Closing Transaction Steps. Following the Second Merger Effective Time, Company will be converted into a Maryland limited liability company in accordance with the terms of the MGCL and the MLLCA. Following the effectiveness of the conversion of Company into a limited liability company as described in the preceding sentence, Parent will contribute all of the equity interests of Merger Sub to the Parent Partnership, in exchange for: (a) a number of common units of Parent Partnership equal to the number of shares of Parent Common Stock issued in the Second Merger; (b) a number of preferred units having terms substantially equivalent to the Parent Series H Preferred Stock equal to the number of shares of Parent Series H Preferred Stock issued in the Second Merger; (c) a number of preferred units having terms substantially equivalent to the Parent Series K Preferred Stock equal to the number of shares of Parent Series K Preferred Stock issued in the Second Merger; and (d) such other rights and obligations to be mutually agreed by and between Parent and the Parent Partnership.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (a) as set forth in the disclosure letter prepared by Company, with numbering corresponding to the numbering of this Article 4 delivered by Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any Section or subsection of the Company Disclosure Letter with respect to any Section or subsection of this Article 4 shall be deemed disclosed with respect to any other Section or subsection of this Article 4 to the extent the applicability of such disclosure is reasonably apparent on the face of such disclosure); provided, that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation, warranty, covenant or agreement of Company made herein and no reference to or disclosure of any item or other matter in the Company Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to in the Company Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Company or any Company Subsidiary is a party exists or has actually occurred, or (b) as disclosed in the Company SEC Documents publicly available and filed with, or furnished to, as applicable, the SEC prior to the date of this

Agreement and publicly available on EDGAR (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” (but including any description of historic facts or events included therein) and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer (but including any description of historic facts or events included therein) or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of any representation or warranty set forth in this Article 4), Company hereby represents and warrants to Parent that:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Company is duly qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Each Company Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, validly existing or in good standing (to the extent applicable), or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business as a foreign corporation, company or partnership, as applicable, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing (to the extent applicable) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Section 4.1(c) of the Company Disclosure Letter sets forth a true, correct and complete list of the Company Subsidiaries, together with (1) the percentage of interest held, directly or indirectly, by Company in each Company Subsidiary and (2) the classification for U.S. federal income Tax purposes of each Company Subsidiary as a REIT, a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (a “Qualified REIT Subsidiary”), a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (a “Taxable REIT Subsidiary”), an entity that is disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3, or a partnership.

(d) Section 4.1(d) of the Company Disclosure Letter sets forth Company’s (or the applicable Company Subsidiary’s) ownership interest in any Person (other than in the Company Subsidiaries and investments in short-term investment securities). Except as set forth in Section 4.1(d) of the Company Disclosure Letter, neither Company nor any Company Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Company Subsidiaries and investments in short-term investment securities).

Section 4.2 Organizational Documents. Company has made available to Parent complete and correct copies of the Company Charter and the Company Bylaws and the Organizational Documents of (a) each material Company Subsidiary, (b) each Company Subsidiary that is not wholly owned by Company or another wholly owned Company Subsidiary and (c) each other entity in which Company or any Company Subsidiary has any material equity interests, in each case as in effect on the date hereof.

Section 4.3 Capital Structure.

(a) The authorized capital stock of Company consists of 100,000,000 shares of Company Class A Common Stock, 30,000,000 shares of Company Common Stock, 50,000,000 shares of preferred stock, of which 4,600,000 shares are designated as Series H Preferred Stock and 4,400,000 shares are designated as Series K Preferred Stock (together, “Company Preferred Stock”), and 20,000,000 shares of excess stock, $0.01 par value per share. At the close of business on May 15, 2023 (the “Company Capitalization Date”), (i) 28,972,016 shares of Company Class A Common Stock (which includes 605,600 Company Restricted Stock Awards) were issued and outstanding, (ii) 10,358,591 shares of Company Common Stock (which includes 941,800 Company Restricted Stock Awards) were issued and outstanding, (iii) 4,600,000 shares of Series H Preferred Stock were issued and outstanding, (iv) 4,400,000 shares of Series K Preferred Stock were issued and outstanding, (v) 1,182,125 shares were reserved and available for grant under the Company Equity Incentive Plan, which at the discretion of the Compensation Committee of the Company Board administering the Company Equity Incentive Plan may be any combination of Company Class A Common Stock or Company Common Stock and (vi) no shares of excess stock were issued and outstanding. Since the close of business on the Company Capitalization Date to the date of this Agreement, there has been no issuance or grant of any Company Class A Common Stock, Company Common Stock, Company Preferred Stock or any other securities of Company, other than any issuances of Company Class A Common Stock or Company Common Stock Awards in accordance with the exercise, vesting or settlement, as applicable, of any Company Restricted Stock Awards outstanding as of the close of business on the Company Capitalization Date in accordance with the terms thereof or as required by the terms of the DownREIT Agreements (in accordance with Section 7.17). Subject to the filing of the applicable articles of amendment and articles supplementary of Hermes Sub I with, and acceptance for record by, the SDAT, the authorized and issued capital stock of Hermes Sub I as of immediately prior to the Second Merger Effective Time shall be equivalent to that of Company as of immediately prior to the First Merger Effective Time.

(b) Section 4.3(b) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the Company Capitalization Date, of (i) each Company Restricted Stock Award, (ii) the name of the holder thereof and whether such holder is a current or former director, employee or other individual service provider of Company and Company Subsidiaries, (iii) the number of shares of Company Class A Common Stock or Company Common Stock underlying each such award, (iv) the grant date, and (v) the extent to which each such award is vested and the times and extent to which each such award will vest.

(c) All issued and outstanding shares of the capital stock of Company are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other Indebtedness of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Company Common Stock or Company Class A Common Stock may vote.

(d) All of the outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Company Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Company Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except as set forth on Section 4.1(d) of the Company Disclosure Letter, Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Company Subsidiaries and each other Person in which Company, directly or indirectly, owns ownership interests, free and clear of all Liens other than transfer restrictions imposed by any applicable Law or the Organizational Documents of any Company Subsidiary.

(e) Except as set forth on Section 4.3(e) of the Company Disclosure Letter, there are no outstanding subscriptions, securities, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Company or any of the Company Subsidiaries is a party or, to the Knowledge of Company, by which any of them is bound obligating Company or any of the Company Subsidiaries to (i) issue, transfer, deliver or sell or create, or cause to be issued, transferred, delivered or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, securities, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments, (iii) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests, or (iv) provide for voting trusts or similar agreements or understandings concerning the voting of any capital stock of Company or any of the Company Subsidiaries.

(f) Company does not have a “poison pill” or similar stockholder rights plan.

(g) Neither Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act.

(h) All dividends or other distributions on the shares of Company Common Stock and any dividends or other distributions on any securities of any Company Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.4 Authority.

(a) Each of Company, Hermes Sub I and Hermes Sub II has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement to which it is a party, including the Mergers. The execution and delivery of this Agreement by Company, Hermes Sub I and Hermes Sub II and the consummation by Company, Hermes Sub I and Hermes Sub II of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Company, Hermes Sub I or Hermes Sub II are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Mergers, to receipt of the Company Stockholder Approval, and to the filing of the applicable articles of merger with, and acceptance for record of the applicable articles of merger by, the SDAT. This Agreement has been duly executed and delivered by Company, Hermes Sub I and Hermes Sub II and assuming due and valid authorization, execution and delivery by Parent and Merger Sub, constitutes a legally valid and binding obligation of Company, Hermes Sub I and/or Hermes Sub II enforceable against Company, Hermes Sub I and/or Hermes Sub II in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The Company Board, at a duly held meeting, has (i) declared that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of Company and its stockholders, (ii) approved and adopted this Agreement, the Mergers and the other transactions contemplated by this Agreement, (iii) directed that the Mergers and the other transactions contemplated by this Agreement be submitted to a vote of the holders of Company Common Stock and Company Class A Common Stock, and (iv) resolved to recommend that the holders of Company Common Stock and Company Class A Common Stock vote in favor of approval of the Mergers and the other transactions contemplated by this Agreement and to include such recommendation in the Proxy Statement (such recommendations, the “Company

Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

Section 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Company, Hermes Sub I and Hermes Sub II does not, and, assuming receipt of the Company Stockholder Approval and that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, as applicable, the performance of this Agreement, the transactions contemplated hereby and Company’s, Hermes Sub I’s and Hermes Sub II’s obligations hereunder will not: (i) conflict with or result in a violation of any provision of (A) the Company Charter or the Company Bylaws, or (B) any comparable Organizational Documents of any Company Subsidiary, (ii) conflict with or result in any violation of any Law applicable to Company or any Company Subsidiary or by which any property or asset of Company or any Company Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 4.5(b)) under, result in any breach of any obligation or any loss of any benefit or increase in any cost or obligation of Company or any Company Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of, or result in a, termination, modification, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Company or any Company Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Company or any Company Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii) above, as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by Company, Hermes Sub I and Hermes Sub II does not, and the performance of this Agreement by Company, Hermes Sub I and Hermes Sub II will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Proxy Statement in definitive form and of a registration statement on Form S-4 pursuant to which the offer and sale of Parent Common Shares and Parent Preferred Shares in the Second Merger will be registered pursuant to the Securities Act and in which the Proxy Statement will be included (together with any amendments or supplements thereto, the “Form S-4”), and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the applicable articles of merger with, and the acceptance for record of each articles of merger by, the SDAT pursuant to the MGCL and the MLLCA with respect to the Mergers, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (iv) such filings as may be required in connection with state and local Transfer Taxes, (v) any filings or approvals required under the rules and regulations of the NYSE, and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or as otherwise set forth on Section 4.5(b) of the Company Disclosure Letter.

Section 4.6 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.16 and Section 4.17, which are addressed solely in those Sections, Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, registrations, waivers, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority, including building permits and certificates of occupancy, necessary for Company and each Company Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted

(the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Company Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Authority, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Authority. Neither Company nor any Company Subsidiary has received any written notice from a Governmental Authority asserting a failure, or possible failure, to comply with any Company Permit, the subject of which written notice has not been resolved prior to the date of this Agreement as required thereby or otherwise to the satisfaction of the Governmental Authority sending such notice, except for such failures as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither Company nor any Company Subsidiary is or has been in conflict with, or in default or violation of (i) any Law or Order applicable to Company or any Company Subsidiary or by which any property or asset of Company or any Company Subsidiary is bound (except for Laws addressed in Section 4.12, which are addressed solely in such Section), or (ii) any Company Permits, except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.7 SEC Documents; Financial Statements.

(a) Company has timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, documents, statements, schedules, registration statements, definitive proxy statements and reports required to be filed or furnished by Company with the SEC, including any amendments or supplements thereto, since November 1, 2020 (the forms, documents, statements, schedules and reports filed or furnished with the SEC since November 1, 2020, including any amendments or supplements thereto, the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents, at the time of filing or being furnished (or effectiveness in the case of registration statements), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Company SEC Documents filed or furnished and publicly available prior to the date of this Agreement. Company does not have any outstanding and unresolved comments from the SEC with respect to any Company SEC Documents. No Company Subsidiary is required to file any form or report with the SEC.

(b) Company has made available to Parent complete and correct copies of all written correspondence between the SEC, on one hand, and Company, on the other hand, since November 1, 2020. At all applicable times, Company has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “SOX Act”) and the rules and regulations thereunder, as amended from time to time.

(c) The consolidated financial statements of Company and the Company Subsidiaries included, or incorporated by reference, in the Company SEC Documents, including the related notes and schedules, complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act), and each of the consolidated balance sheets of Company included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules, accounting requirements and regulations of the SEC consistently applied during the periods involved (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of Company and the Company Subsidiaries, taken as a whole, as of their respective dates, and each of the consolidated statements of income, equity and cash flows of Company included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) fairly presented in all material respects the results of operations, equity or cash flows, as the case may be, of Company and the Company Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later Company SEC Documents filed and publicly available prior to the date of this Agreement.

(d) Neither Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate of Company or any Company Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Company, any Company Subsidiary or such Company’s or Company Subsidiary’s audited financial statements or other Company SEC Documents.

(e) Since November 1, 2020, Company maintains a system of disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. There has been no change in Company’s internal controls over financial reporting that has occurred since October 31, 2022, that has materially affected, or is reasonably likely to materially affect, Company’s internal controls over financial reporting. Since October 31, 2022, there have been no significant deficiencies or material weaknesses in Company’s internal controls over financial reporting (whether or not remediated). Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer, to Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to materially affect Company’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees of Company or any Company Subsidiary who have a significant role in Company’s internal controls over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date of this Agreement. As used in this Section 4.7(e), the terms “significant deficiency” and “material weakness” have the meanings assigned to such terms in Auditing Standard No. 5 of the Public Company Accounting Oversight Board as in effect on the date of this Agreement. The principal executive officer and principal financial officer of Company have made all certifications required by the SOX Act and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, complete and correct in all material respects.

(f) Company is in compliance in all material respects with all current listing and governance requirements of the New York Stock Exchange.

Section 4.8 Absence of Certain Changes or Events. From October 31, 2022, through the date of this Agreement, Company and each Company Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice. From October 31, 2022, through the date of this Agreement, there has not been any Company Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a Company Material Adverse Effect.

Section 4.9 No Undisclosed Liabilities. There are no liabilities or obligations of Company or any of the Company Subsidiaries of any nature that would be required under GAAP to be set forth on the financial statements of Company or the notes thereto, other than: (a) liabilities reflected or reserved against on the balance sheet of Company dated as of January 31, 2023 (including the notes thereto) as required by GAAP, (b) liabilities incurred in connection with the transactions contemplated by this Agreement, (c) liabilities incurred in the ordinary course of business consistent with past practice since January 31, 2023, or (d) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.10 No Default. Neither Company nor any of the Company Subsidiaries is in default or violation (and to the Knowledge of Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (a) (i) the Company Charter or the Company Bylaws, or (ii) the comparable Organizational Documents of any of the Company Subsidiaries, or (b) any loan or credit agreement, note, or any bond, mortgage or indenture, to which Company or any of the Company Subsidiaries is a party or by which Company, any of the Company Subsidiaries or any of their respective properties or assets is bound, except in the case of clauses (a)(ii) and (b) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.11 Litigation. Except as individually or in the aggregate would not reasonably be expected to be material to Company and the Company Subsidiaries, taken as a whole: (a) there is no Action pending or, to the Knowledge of Company, threatened by or before any Governmental Authority, nor, to the Knowledge of Company, is there any investigation pending by any Governmental Authority, in each case, against or affecting Company or any Company Subsidiary or any director or officer of Company or any Company Subsidiary, in their capacity as a director or an officer of Company or such Company Subsidiary, and (b) neither Company nor any Company Subsidiary, nor any of their respective properties, is subject to any outstanding Order of any Governmental Authority.

Section 4.12 Taxes.

(a) Each of Company and each Company Subsidiary has duly and timely filed with the appropriate Governmental Authority all income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are true, complete and correct in all material respects. Each of Company and each Company Subsidiary has duly and timely paid (or there has been duly and timely paid on its behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by it, whether or not shown on any Tax Return.

(b) Company (i) for all taxable years commencing with Company’s taxable year ended October 31, 1970, and through and including its taxable year ended October 31, 2022, has elected and has been subject to U.S. federal taxation as a “real estate investment trust” within the meaning of Sections 856 through 860 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT, and has so qualified, for all such years; (ii) has been organized and has operated since November 1, 2020, to the date hereof, in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to operate until the First Merger Effective Time in such a manner as to qualify as a REIT (including with regard to the REIT distribution requirements) for its taxable year that includes and/or ends on the day of the First Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in Company’s failure to qualify as a REIT or in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or, to the Knowledge of Company, threatened. Company’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year commencing with and including the taxable year ended October 31, 2016, taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (x) Company’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (y) Company’s net capital gain for such year.

(c) (1) There are no audits, disputes, examinations, investigations by any Governmental Authority or other proceedings pending or threatened in writing with regard to any material Taxes or Tax Returns of Company or any Company Subsidiary; (2) no material deficiency for Taxes of Company or any Company Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Company, threatened by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (3) neither Company nor any Company Subsidiary has waived any statute of limitations with respect to the assessment or collection of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open Tax year; (4) neither Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return; and (5) neither Company nor any Company Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Each Company Subsidiary and each other entity in which Company holds, directly or indirectly, an interest, that is a partnership, joint venture or limited liability company has been since its formation treated for United States federal income Tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for federal income Tax purposes. No Company Subsidiary or other entity in which Company holds, directly or indirectly, an interest, is a corporation or an association taxable as a corporation, other than a corporation or an association taxable as a corporation that qualifies and has elected (as applicable) to be taxed as a Taxable REIT Subsidiary, a Qualified REIT Subsidiary, a REIT or a condominium association.

(e) Neither Company nor any Company Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code and the applicable Treasury Regulations thereunder).

(f) For each taxable year since and including the year ended October 31, 2016, each of Company and each Company Subsidiary has not incurred (i) any material liability for Taxes under Section 856(g)(5), 857(b), 857(f), 860(c) or 4981 of the Code and (ii) any material liability for Taxes other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the preceding sentence will be imposed upon Company or any Company Subsidiary.

(g) Neither Company nor any Company Subsidiary (other than a Taxable REIT Subsidiary of Company) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. Neither Company nor any Company Subsidiary has engaged in any transaction that would give rise to “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income,” in each case as defined in Section 857(b)(7) of the Code.

(h) Each of Company and each Company Subsidiary has complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment, withholding and collection of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 through 1474, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and collected and, in each case, have paid over to the appropriate Governmental Authority all material amounts required to be so withheld or collected and paid over on or prior to the due date thereof under all applicable Laws, and are not liable for any arrears or wages or any Taxes or any penalty for failure to withhold or pay such amounts.

(i) Except as set forth on Section 4.12(i) of the Company Disclosure Letter there are no Company Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of Company threatened to raise, a material claim against Company or any Company Subsidiary for any breach of any Company Tax Protection Agreement or a claim that any of the transactions contemplated by this Agreement will give rise to any liability or obligation to make any payment under any Company Tax Protection Agreement. As used herein, “Company Tax Protection Agreements” means any written agreement to which Company or any Company Subsidiary is a party pursuant to which: (i) any liability to direct or indirect holders of limited partnership interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a direct or indirect holder of limited partnership interests or limited liability company in a Company Subsidiary Partnership, Company or any Company Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee or otherwise assume economic risk of loss with respect to debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, (D) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such Person or any of its subsidiaries, (E) use (or refrain from using) a particular method for allocating one or more liabilities under Section 752 of the Code and/or (F) only dispose of assets in a particular manner; and/or (iii) in connection with the deferral of income Taxes of a direct or indirect holder of limited partnership interests in a Company Subsidiary Partnership, any Person has been or is required to be given the opportunity to guaranty, indemnify or assume debt of such Company Subsidiary Partnership or any direct or indirect subsidiary of such Company Subsidiary Partnership or is so guarantying or indemnifying, or has so assumed, such debt. As used herein, “Company Subsidiary Partnership” means a Company Subsidiary that is a partnership for United States federal income tax purposes.

(j) There are no Liens for Taxes upon any property or assets of Company or any Company Subsidiary other than Company Permitted Liens.

(k) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Company or any Company Subsidiary (other than customary arrangements under commercial contracts or borrowings entered into in the ordinary course of business), and after the Closing Date neither Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(l) Neither Company nor any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority, or has entered into any written agreement with a Governmental Authority, with respect to any Taxes.

(m) Neither Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or other affiliated, consolidated, combined or similar group for Tax purposes (other than a group the common parent of which was Company or a Company Subsidiary) or (ii) has any liability for the Taxes of any Person (other than Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (excluding customary indemnification provisions contained in credit or other commercial agreements entered into in the ordinary course of business and the primary purposes of which do not relate to Taxes), or otherwise.

(n) Neither Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(o) As of the date of this Agreement, Company is not aware of any fact or circumstances that could reasonably be expected to prevent the First Merger or the Second Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(p) None of Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(q) No written power of attorney that has been granted by Company or any Company Subsidiary (other than to Company or a Company Subsidiary) currently is in force with respect to any matter relating to Taxes, except for powers of attorney granted to counsel with respect to appeals of real estate Tax assessments.

(r) Neither Company nor any Company Subsidiary (other than any Company Subsidiary that is a Taxable REIT Subsidiary) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(s) No entity in which Company directly or indirectly owns an interest is or at any time since the later of its acquisition or formation has been a “publicly traded partnership” taxable as a corporation under Section 7704(b) of the Code.

(t) Section 4.12(t) of the Company Disclosure Letter sets forth a list of all transactions intended to qualify as an exchange subject to Section 1031(a)(1) of the Code in which either Company or any Company Subsidiary has participated that has not been completed as of the date hereof.

(u) Neither Company nor any Company Subsidiary (i) has, or has ever had, a permanent establishment in any country other than the country in which it is organized and resident, (ii) has engaged in a trade or business in any country other than the country in which it is organized and resident that subjected it to Tax in such country, or (iii) is, or has ever been, subject to Tax in a jurisdiction outside the country in which it is organized and resident.

Section 4.13 Benefit Plans; Employees.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of each material Company Benefit Plan. “Company Benefit Plan” means each Benefit Plan (i) maintained, sponsored, contributed to, required to be contributed to, or participated in by Company or any of the Company Subsidiaries or with respect to which Company or any of the Company Subsidiaries is a party for the benefit of or relating to any current or former director, employee, or other individual service provider of Company and Company Subsidiaries or (ii) with respect to which Company or any of the Company Subsidiaries has or may have any obligation or liability (contingent or otherwise and including as a result of being an ERISA Affiliate with any person), excluding former agreements under which neither Company nor any Company Subsidiary has any remaining obligations and any of the foregoing that are required to be maintained by Company or any Company Subsidiary under the Laws of any jurisdiction. Company has provided or made available to Parent, in each case, to the extent applicable and as of the date of this Agreement: (i) accurate and complete copies of all documents setting forth the terms of each material Company Benefit Plan including all amendments thereto; (ii) the most recent summary plan description, together with summaries of the material modifications thereto, if any, required under ERISA with respect to each material Company Benefit Plan; (iii) all trust agreements, insurance contracts and funding agreements, including all amendments thereto; (iv) all discrimination and compliance tests performed under the Code for the most recent plan year; (v) the most recent IRS determination or opinion letter issued with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code; and (vi) all material, non-routine and written filings, notices, correspondence or other communications relating to any Company Benefit Plan that was submitted to or received from the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor, the SEC, or any other Governmental Authority in the past three years.

(b) None of Company, any Company Subsidiary or any of their respective ERISA Affiliates maintains, sponsors, contributes to, is required to contribute to or participates in, or has ever maintained, sponsored, contributed to, been required to contribute to or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code). None of Company, any Company Subsidiary or any of their respective ERISA Affiliates have incurred, nor are there any circumstances under which they could reasonably incur, any liability or obligations under Title IV of ERISA. Except as set forth in Section 4.13(b) of the Company Disclosure Letter, none of Company, any Company Subsidiary or any of their respective ERISA Affiliates have any liability or obligation to provide post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any person for any reason (or to any such person’s eligible dependents), other than coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code at the recipient’s sole premium cost. No Company Benefit Plan provides or reflects or represents any liability or obligation of Company or any Company Subsidiary to provide life insurance, health benefits or other welfare benefits to any member of Company’s Board of Directors for any reason, unless such director is also an employee of Company or any Company Subsidiary.

(c) Except as set forth on Section 4.13(c) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event, (i) result in any payment (whether of bonus, change in control, retention, severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former director, trustee, employee or other individual service provider of Company or any of the Company Subsidiaries; (ii) create any limitation or restriction on the right to merge, amend or terminate any Company Benefit Plan; or (iii) result in the payment of any amount or benefit to a “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could, individually or in combination with any other payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. Neither Company nor any Company Subsidiary has any obligation to gross-up or otherwise reimburse or compensate any current or former director, trustee, employee, or other individual service provider for any Taxes incurred by such individual under or pursuant to Section 409A of the Code, Section 4999 of the Code, or otherwise.

(d) Each Company Benefit Plan and the administrators and fiduciaries of each Company Benefit Plan have complied in all material respects with the applicable requirements of ERISA, the Code, and any other applicable Law. Each Company Benefit Plan that is intended to comply with Section 401(a) of the Code has received a favorable determination letter issued by the IRS or is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion or advisory letter issued by the IRS with respect to such prototype or volume submitter plan. To the Knowledge of Company, no event has occurred with respect to any Company Benefit Plan which will or could give rise to disqualification of such plan, the loss of intended Tax consequences under the Code, or any material Tax or liability or penalty. All contributions and payments due from Company, any Company Subsidiary or any of their respective ERISA Affiliates with respect to each Company Benefit Plan as required by Law and by the terms of the Company Benefit Plans have been timely made or to the extent not yet due, have been timely accrued in accordance with GAAP in the consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents.

(e) (1) There are no material proceedings pending (other than routine claims for benefits) or, to the Knowledge of Company, threatened with respect to a Company Benefit Plan or the assets of a Company Benefit Plan; (2) to the Knowledge of Company, no fiduciary (as defined in ERISA Section 3(21)) of a Company Benefit Plan has breached any fiduciary, co-fiduciary or other duty imposed under Title I of ERISA; and (3) to the Knowledge of Company, no “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Code Section 4975) of any Company Benefit Plan has engaged in any nonexempt

“prohibited transaction” (as defined in Code Section 4975 or ERISA Section 406) which has had or would reasonably be expected to have a Company Material Adverse Effect.

(f) Company has provided or made available to Parent under separate cover a true, correct and complete listing of all employees of Company and Company Subsidiaries (the “Company Employees”) as of the date of this Agreement, including each such Company Employee’s name, job title or function, employer entity name, classification as exempt or non-exempt under applicable Law, job location, leave of absence status and expected return to work date, and date of hire, as well as a true, correct and complete listing of his or her current base salary or wage payable, the amount of all compensation paid or payable to such Company Employee for the most recently-completed calendar year, the amount of accrued but unused vacation time, and his or her current participation in any Company Benefit Plan, each as of the date of this Agreement. The employment of all Company Employees may be terminated on an at-will basis.

(g) Neither Company nor any Company Subsidiary is or has ever been a party to or bound (in whole or in part) by any collective bargaining agreement or other labor union contract applicable to employees of Company or any Company Subsidiary, nor is any such agreement or contract presently being negotiated. There are no activities or proceedings of any labor union or employee group to organize any employees of Company or any Company Subsidiary or any current union representation questions involving such employees nor have there been any such activities or proceedings within the past three (3) years. There is no labor strike, controversy, slowdown, work stoppage or lockout occurring, or, to the Knowledge of Company, threatened by or with respect to any employees of Company or any Company Subsidiary, nor has any such action occurred or, to the Knowledge of Company, been threatened, within the past three (3) years. There are no material unfair labor practice complaints pending or, to the Knowledge of Company, threatened against Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Authority. No material charges with respect to or relating to Company or any Company Subsidiary are pending or, to the Knowledge of Company, threatened before the Equal Employment Opportunity Commission or any other Governmental Authority. There is no material employment-related Action pending or, to the Knowledge of Company, threatened with respect to any current or former employees of Company or any Company Subsidiary, including any Actions with respect to payment of wages, salary or overtime pay, discrimination, harassment or wrongful discharge. Neither Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with or citation by any Governmental Authority relating to employees or employment practices, and there are no pending or, to the Knowledge of Company, threatened investigations, audits or similar proceedings alleging breach or violation of any labor or employment law. Neither Company nor any Company Subsidiary has or will become subject to any obligation under applicable Law or otherwise to notify or consult with, prior to or after the Closing, any Company Employee, Governmental Authority or other Person with respect to the impact of the transactions contemplated hereby on the employment of any of the Company Employees or the compensation or benefits provided to any of the Company Employees.

(h) Neither Company nor any Company Subsidiary has taken any action in the past three (3) years that has triggered any liability or an obligation to provide notice under WARN.

Section 4.14 Information Supplied. None of the information relating to Company and the Company Subsidiaries contained in the Proxy Statement or that is provided by Company and the Company Subsidiaries in writing for inclusion or incorporation by reference in the Form S-4 or any other document filed with the SEC in connection with the transactions contemplated by this Agreement will (a) in the case of the Form S-4, at the time it is filed with the SEC, at any time such document is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (b) in the case of the Proxy Statement, at the time of the mailing thereof, at the time the Company Stockholder Meeting is held, at the time that the Form S-4 is declared effective or at the Second Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (c) with respect to any other document to be filed by Company with the SEC in connection with the First Merger, the Second Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Proxy Statement will (with respect to Company, its officers and directors and the Company Subsidiaries) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Proxy Statement that were not supplied by or on behalf of Company or any Company Subsidiaries.

Section 4.15 Intellectual Property, Data and Information Technology. Except as set forth on Section 4.15 of the Company Disclosure Letter or as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(a) Company and the Company Subsidiaries own all Intellectual Property owned or purported to be owned by Company or any Company Subsidiary, free and clear of all Liens other than Company Permitted Liens, and are licensed to use, or otherwise possess valid rights to use, all other Intellectual Property used in or held for use in, and necessary for the conduct of, the business of Company and the Company Subsidiaries as it is currently conducted;

(b) all Company Intellectual Property owned or purported to be owned by Company or any Company Subsidiary that has been issued by or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are not expired, cancelled or abandoned and, to the Knowledge of Company, are valid and enforceable;

(c) there are no pending or, to the Knowledge of Company, threatened written claims against Company or any Company Subsidiary alleging that the Company Intellectual Property infringes, misappropriates or otherwise violates (or since November 1, 2020, infringed, misappropriated or otherwise violated) any Intellectual Property rights of any third party or that any of the Company Intellectual Property is invalid or unenforceable;

(d) to the Knowledge of Company, the conduct of the business of Company and Company Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate (or since November 1, 2020, infringed, misappropriated or otherwise violated) any Intellectual Property rights of any third party;

(e) to the Knowledge of Company, no third party is misappropriating, infringing or otherwise violating any Company Intellectual Property;

(f) Company and Company Subsidiaries have taken reasonable measures to protect the security, privacy and confidentiality of all Company Protected Information.

(g) Company and Company Subsidiaries have not experienced any breach of security, unauthorized access or disclosure of Company Protected Information since November 1, 2020;

(h) to the Knowledge of Company, the software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, in each case, used in the operation of the businesses of Company and Company Subsidiaries are in reasonably adequate operating order to fulfill the purposes for which they were acquired, licensed or established with respect to the businesses of Company and Company Subsidiaries, do not contain any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, to disable, erase or otherwise harm software, hardware or data and are considered by Company to effectively perform all information technology operations necessary to conduct the businesses of Company and Company Subsidiaries as they are currently conducted.

Section 4.16 Environmental Matters. Except as set forth on Section 4.16 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) Company and each Company Subsidiary are in compliance and, except for matters that have been fully and finally resolved, Company and each Company Subsidiary have for the past five (5) years complied with all Environmental Laws;

(b) Company and each Company Subsidiary maintain all Environmental Permits necessary to conduct their operations as currently conducted and are in compliance with their respective Environmental Permits, and all such Environmental Permits are valid;

(c) in the past five (5) years, neither Company nor any Company Subsidiary has received any written notice, demand, letter or claim alleging that Company or any such Company Subsidiary is in violation of, or liable under, any Environmental Law;

(d) neither Company nor any Company Subsidiary is subject to any Order relating to compliance with or liability under Environmental Laws, Environmental Permits or the investigation, or cleanup of Hazardous Substances and no Action is pending or, to the Knowledge of Company, threatened against Company or any Company Subsidiary under any Environmental Law;

(e) neither Company nor any Company Subsidiary is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law; and

(f) neither Company nor any Company has caused, and to the Knowledge of Company, no other Person has caused any Release of any Hazardous Substance at any Company Property.

Section 4.17 Properties.

(a) Section 4.17(a)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of the address and common name of each Company Property as of the date of this Agreement and identifies each such Company Property under which Company or any Company Subsidiary is a lessee or sublessee, including any other real property in which Company or any Company Subsidiary holds any air rights. Section 4.17(a)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of the real property that, as of the date of this Agreement, is under contract to be purchased by Company or a Company Subsidiary after the date of this Agreement or that is required under a binding contract to be leased or subleased by Company or a Company Subsidiary as lessee or sublessee after the date of this Agreement. Except for any pending acquisitions under contract disclosed on Section 6.1 of the Company Disclosure Letter, there are no real properties that either Company or any Company Subsidiary is obligated to buy, lease or sublease at some future date.

(b) Either Company or a Company Subsidiary owns good and valid fee simple title (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions) or leasehold title (as applicable) or air rights to each of the Company Properties, in each case, free and clear of Liens, except for Company Permitted Liens none of which Company Permitted Liens are or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Neither Company nor any of the Company Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date of this Agreement (or of any pending written threat of modification or cancellation of any of same), except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Company Properties which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the current use and operation of the buildings and improvements on any of the Company Properties as currently used and operated or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect, and neither Company nor any Company Subsidiary has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e) Except as listed on Section 4.17(e) of the Company Disclosure Letter, since November 1, 2020, neither Company nor any Company Subsidiary has received any written notice to the effect that (i) any condemnation, eminent domain or similar proceedings or material rezoning proceedings is pending or, to Company’s Knowledge, threatened, with respect to any material portion of any of the Company Properties; (ii) any Laws, including any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law have been violated for any Company Property, which violation or any enforcement action related thereto would prevent the Company Property and any associated improvements from continuing to be operated in the ordinary course of business; or (iii) any default under any agreement evidencing any Lien or other agreement affecting the Company Properties, except for defaults which would not reasonably be expected to be material to Company and the Company Subsidiaries, taken as a whole.

(f) Except for discrepancies, errors or omissions that, individually or in the aggregate, are not or would not reasonably be expected to be material to Company and the Company Subsidiaries, taken as a whole, the rent rolls for each of the Company Properties, as of April 30, 2023, which rent rolls have previously been made available by or on behalf of Company or any Company Subsidiary to Parent (including an indication of whether any Company Property is subject to net leases), are true and correct in all respects and (i) correctly reference each lease or sublease that was in effect as of April 30, 2023, and to which Company or a Company Subsidiary is a party as lessor or sublessor with respect to each of the Company Properties and (ii) identify the rent payable under the Company Leases as of such date. Company or a Company Subsidiary has received all security deposits required by the applicable Company Lease other than immaterial deficiencies, and such security deposits have been held and applied in all material respects in accordance with Law and the applicable Company Leases.

(g) True, correct and complete (in all material respects) copies of all ground leases with respect to the Company Properties where Company or any Company Subsidiary is the lessee or sublessee, in each case in effect as of the date hereof, have been made available to Parent. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or as disclosed on Section 4.17(g) of the Company Disclosure Letter, (i) neither Company nor any Company Subsidiary is and, to the Knowledge of Company, no other party is in breach or violation of, or default under, any of the (x) ground leases with respect to the Company Properties where Company or any Company Subsidiary is the lessee or sublessee and (y) Company

Leases for real property in excess of 20,000 square feet (excluding solar project rooftop leases with annual rent of less than $100,000) (the “Material Company Leases”), (ii) no event has occurred that would result in a breach or violation of, or a default under, any Material Company Lease by Company or any Company Subsidiary, or, to the Knowledge of Company, any other party thereto (in each case, with or without notice or lapse of time) and no tenant under a Material Company Lease is in monetary default under such Material Company Lease, and (iii) each Material Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Company or a Company Subsidiary and, to the Knowledge of Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(h) As of the date of this Agreement, no material purchase option has been exercised under any Company Lease for which the purchase has not closed prior to the date of this Agreement.

(i) Except for Company Permitted Liens, as set forth in Company Leases, joint venture agreements and title documents provided to Parent prior to the date hereof, as set forth on Section 4.17(i) of the Company Disclosure Letter or as individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Property or any portion thereof, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by any Company Subsidiary, which, in each case, is in favor of any party other than Company or a Company Subsidiary (a “Company Third Party”).

(j) Except as set forth on Section 4.17(j) of the Company Disclosure Letter, pursuant to a Company Lease, or any ground lease affecting any Company Property, neither Company nor any Company Subsidiary is a party to any agreement pursuant to which Company or any Company Subsidiary manages or manages the development of any real property for any Company Third Party.

(k) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each of the Company Properties has sufficient direct or indirect access to and from publicly dedicated streets for its current use and operation, without any constraints that materially interfere with the normal use, occupancy and operation thereof.

(l) Except as would not, individually or in the aggregate, materially impair the value of the applicable Company Property or to the extent that the continued use and operation of the applicable Company Property would not have a material adverse impact on Company, Company and each Company Subsidiary, as applicable, are in possession of title insurance policies or, to the Knowledge of the Company, valid marked-up title commitments evidencing title insurance with respect to each Company Property (each, a “Company Title Insurance Policy”). Since November 1, 2020, no written claim has been made against any Company Title Insurance Policy that would be material to any Company Property. No written claim has been made against any Company Title Insurance Policy that remains outstanding as of the date hereof.

(m) Company and any Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all material personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy) except as individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. None of Company’s or any Company Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Company Permitted Liens and Liens that have not and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.18 Material Contracts.

(a) Except for contracts listed in Section 4.18(a) of the Company Disclosure Letter, this Agreement or contracts filed as exhibits to the Company SEC Documents, as of the date of this Agreement, neither Company nor any Company Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i) is a “material contract” as defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act or any contract that is required to be filed as an exhibit to the Company SEC Documents pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act (but, for the avoidance of doubt, no Company Benefit Plan);

(ii) obligates Company or any Company Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within ninety (90) days without material penalty to Company or any Company Subsidiary, except for any Company Lease or any ground lease affecting any Company Property;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts or limits in any respect the business of Company or any Company Subsidiary (or, that, following the Closing, would so restrict or limit in any respect Parent or any of its Affiliates), or that otherwise restricts or limits, in each case, in any material respect, the lines of business conducted by Company or any Company Subsidiary or the geographic area in which Company or any Company Subsidiary may conduct business (or, that, following the Closing, would so restrict or limit in any respect Parent or any of its Affiliates), other than any broker agreement, ground lease or exclusive lease provisions and other similar leasing restrictions entered into by Company and Company Subsidiaries in the ordinary course of business;

(iv) is an agreement that obligates Company or any Company Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of Company or any Company Subsidiary pursuant to which Company or a Company Subsidiary is the indemnitor (other than the Company Charter and Company Bylaws and the Organizational Documents of the Company Subsidiaries);

(v) constitutes an Indebtedness obligation (or commitments in respect thereof) of Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) with a principal (or committed) amount as of the date hereof greater than $500,000, or that mortgages, pledges or otherwise places a Lien on any portion of the assets of the Company or any Company Subsidiary, other than (x) any contract in respect of a ground lease or retail lease or obligations thereunder (y) surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business and consistent with past practice in each case to the extent not drawn upon and (z) any contract solely among or between Company and its wholly owned Subsidiaries;

(vi) (A) is an agreement entered into on or after November 1, 2021 for the acquisition, disposition, assignment, transfer or ground leasing (whether by merger, purchase or sale of assets or otherwise) of assets or real properties with a fair market value in excess of $500,000 or (B) is an agreement for the acquisition, disposition, assignment, transfer or ground leasing (whether by merger, purchase or sale of assets or otherwise) of assets or real properties that contains any material ongoing obligations binding on Company or any Company Subsidiary, in each case of clause (A) and (B), other than Company Leases (other than ground leases);

(vii) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging or derivatives transaction;

(viii) provides for the governance, operational or financial terms of any joint venture, partnership, limited liability company with a Company Third Party member or strategic alliance of Company or any Company Subsidiary, including the DownREIT Agreements;

(ix) constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by Company or any Company Subsidiary (other than advances made pursuant to and expressly disclosed in Company Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Company Lease with respect to the development, construction, or equipping of Company Properties or the funding of improvements to Company Properties) in an amount in excess of $250,000; or

(x) constitutes a tenancy-in-common agreement among the tenants in common of the Company Tenancies-in-Common.

(b) Each contract in any of the categories set forth in Section 4.18(a) to which Company or any Company Subsidiary is a party or by which it is bound is referred to herein as a “Company Material Contract.” Company has made available to Parent correct and complete copies of all Company Material Contracts as of the date of this Agreement (including all material amendments or supplements thereto).

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract is legal, valid, binding and enforceable on Company and each Company Subsidiary that is a party thereto and, to the Knowledge of Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, Company and each Company Subsidiary has performed all obligations required to be performed by it under each Company Material Contract and, to the Knowledge of Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract. None of Company or any Company Subsidiary, nor, to the Knowledge of Company, any other party thereto, is in breach or violation of, or default under, any Company Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation or breach of, or default under, any Company Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. There are no disputes pending or, to Company’s Knowledge, threatened with respect to any Company Material Contract, and neither Company nor any Company Subsidiary has received notice of any violation of or default or termination under any Company Material Contract, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.19 Insurance. Company and the Company Subsidiaries maintain insurance policies covering such risks which policies are adequate for the operation of its business and the protection of the assets of Company and the Company Subsidiaries and are reasonable and customary for the business of Company and the Company Subsidiaries. All premiums due and payable under such insurance policies have been paid other than immaterial deficiencies, and Company and Company Subsidiaries are otherwise in compliance in all material respects with the terms and conditions of such policies. To the Knowledge of Company, such insurance policies are valid and enforceable in accordance with their terms and are in full force and effect, and since November 1, 2020, no written notice of cancellation or termination has been received by Company or any Company Subsidiary with respect to any such policy other than in the ordinary course of business consistent with past practice or which has been replaced on substantially similar terms prior to the date of such cancellation. There is no claim by Company or any Company Subsidiary pending under any such insurance policies which (a) is material and has been denied or disputed by the insurer or (b) would have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.20 Opinion of Financial Advisor. The Company Board has received the opinion of Eastdil Secured Advisors LLC (to be confirmed in writing), to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth in such opinion, the Exchange Ratio is fair, from a financial point of view, to holders (other than any wholly owned Company

Subsidiary, Parent and any Parent Subsidiary) of Company Common Stock and Company Class A Common Stock. A true, correct and complete copy of such opinion will be provided to Parent by Company solely for informational purposes within one (1) Business Day after the date of this agreement, it being expressly understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or any other Person for any purpose.

Section 4.21 Approval Required. The affirmative vote of the holders of shares of Company Common Stock and Company Class A Common Stock, voting together as a single class, representing a majority of all votes entitled to be cast on the matter to approve the Mergers and the other transactions contemplated by this Agreement at the Company Stockholder Meeting (the “Company Stockholder Approval”) is the only vote of holders of securities of Company required to approve this Agreement, Mergers or the other transactions contemplated by this Agreement.

Section 4.22 Brokers. Except for the fees and expenses payable to Eastdil Secured Advisors LLC and Deutsche Bank Securities Inc., no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or any Company Subsidiary. A copy of the engagement letters with Eastdil Secured Advisors LLC and Deutsche Bank Securities Inc. have been made available to Parent prior to the date hereof.

Section 4.23 Investment Company Act. Neither Company nor any Company Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 4.24 Takeover Statutes; Excess Stock. The Company Board has taken all action necessary to render inapplicable to the Mergers and the other transactions contemplated by this Agreement and the Voting Agreement the restrictions on business combinations and control share acquisitions contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL and in order to, to the extent applicable, exempt any acquisition of beneficial ownership of Company’s capital stock pursuant to the Voting Agreement from the “Ownership Limit” (as set forth in Section 9.b of the Company Charter). No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) or restriction contained in the Company Charter or Company Bylaws is applicable to this Agreement, the Voting Agreement, the Mergers or the other transactions contemplated by this Agreement or the Voting Agreement. Neither Company nor any Company Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” or an “affiliate” of an interested stockholder of Parent as defined in Section 3-601 of the MGCL.

Section 4.25 Related Party Transactions. From November 1, 2020 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between Company or any Company Subsidiary, on the one hand, and any Affiliates (other than Company Subsidiaries) of Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC that have not been so reported. Except for agreements not required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC, Section 4.25 of the Company Disclosure Letter sets forth each agreement between Company or any Company Subsidiary, on the one hand, and any Affiliates (other than the Company Subsidiaries) of Company, on the other hand (each, a “Company Related Party Agreement”).

Section 4.26 Hermes Sub I; Hermes Sub II. All of the authorized capital stock of Hermes Sub I is, and, until the First Merger Effective Time will be, owned by Company and such capital stock is validly issued and outstanding. Hermes Sub I was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and, prior to the Second Merger Effective Time, Hermes Sub I will have engaged in no business and have no liabilities or obligations other than in connection with the transactions contemplated by this Agreement. All of the authorized capital stock of Hermes Sub II is, and, until the First Merger Effective Time will be, owned by Hermes Sub I and such capital stock is validly issued and outstanding. Hermes Sub II was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and, prior to the First Merger Effective Time, Hermes Sub II will have engaged in no business and have no liabilities or obligations other than in connection with the transactions contemplated by this Agreement.

Section 4.27 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article 4, neither Company nor any other Person on behalf of Company has made any representation or warranty, expressed or implied, with respect to Company or Company Subsidiaries, their businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Company or Company Subsidiaries. In particular, without limiting the foregoing disclaimer, neither Company nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates or Representatives with respect to, except for the representations and warranties made by Company in this Article 4, any oral or written information presented to Parent or any of its Affiliates or Representatives in the course of their due diligence of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding anything contained in this Agreement to the contrary, Company acknowledges and agrees that none of Parent or any other Person has made or is making, and Company has not relied on, any representations or warranties relating to Parent whatsoever, express or implied, beyond those expressly given by Parent in Article 5, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to Company or any of its Representatives.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (a) as set forth in the disclosure letter prepared by Parent, with numbering corresponding to the numbering of this Article 5 delivered by Parent to Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any Section or subsection of the Parent Disclosure Letter with respect to any Section or subsection of this Article 5 shall be deemed disclosed with respect to any other Section or subsection of this Article 5 to the extent the applicability of such disclosure is reasonably apparent on the face of such disclosure); provided, that nothing in the Parent Disclosure Letter is intended to broaden the scope of any representation, warranty, covenant or agreement of Parent or Merger Sub made herein and no reference to or disclosure of any item or other matter in the Parent Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to in the Parent Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Parent or any Parent Subsidiary is a party exists or has actually occurred; or (b) as disclosed in the Parent SEC Documents publicly available and filed with, or furnished to, as applicable, the SEC prior to the date of this Agreement and publicly available on EDGAR (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” (but including any description of historic facts or events included therein) and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer (but including any description of historic facts or events included therein) or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of, any representation or warranty set forth in this Article 5), Parent hereby represents and warrants to Company that:

Section 5.1 Organization and Qualification; Subsidiaries.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Merger Sub is a limited liability company, validly existing and in good standing under the laws of the State of Maryland and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Parent is duly qualified or licensed to do business as a foreign real estate investment trust, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Each Parent Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, validly existing or in good standing (to the extent applicable), or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each Parent Subsidiary is duly qualified or licensed to do business as a foreign corporation, company or partnership, as applicable, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing (to the extent applicable) that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.2 Organizational Documents. Parent has made available to Company complete and correct copies of the Parent Charter and the Parent Bylaws and the Agreement of Limited Partnership of Parent Partnership in each case as in effect on the date hereof.

Section 5.3 Capital Structure.

(a) The authorized shares of Parent consist of 220,000,000 Parent Common Shares, 30,000,000 shares of preferred stock, $0.01 par value per share, and 10,000,000 shares of special common stock, $0.01 par value per share. At the close of business on May 15, 2023, (i) 170,997,989 Parent Common Shares were issued and outstanding, (ii) no shares of preferred stock or special common stock of Parent were issued and outstanding, (iii) 5,637,725 Parent Common Shares were reserved for issuance pursuant to the terms of outstanding options or equity or equity-based awards granted pursuant to the Parent Equity Incentive Plan, and (iv) 3,682,272 Parent Common Shares were available for grant under the Parent Equity Incentive Plan.

(b) All issued and outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of Parent Common Shares may vote. All equity interests in Parent Partnership are duly authorized and validly issued.

(c) There are no outstanding subscriptions, securities, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Parent is a party or, to the Knowledge of Parent, by which it is bound obligating Parent to (i) issue, transfer, deliver or sell or create, or cause to be issued, transferred, delivered or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Parent or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, securities, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments, (iii) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests or (iv) provide for voting trusts or similar agreements or understandings concerning the voting of any capital stock of Parent.

(d) Parent does not have a “poison pill” or similar stockholder rights plan.

(e) All dividends or other distributions on the Parent Common Shares and other capital stock of Parent and any material dividends or other distributions on any securities of any Parent Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 5.4 Authority.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated by this Agreement to which Parent and Merger Sub are parties, including the Second Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and limited liability company action, respectively, and no other corporate and limited liability company proceedings on the part of Parent or Merger Sub, respectively, are necessary to authorize this Agreement or the Second Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Second Merger and the issuance of Parent Common Shares and Parent Preferred Shares contemplated by this Agreement to the filing of the Second Merger Articles of Merger with, and acceptance for record of the Second Merger Articles of Merger by the SDAT. This Agreement has been duly executed and delivered by Parent and Merger Sub and assuming due and valid authorization, execution and delivery by Company, Hermes Sub I and Hermes Sub II, each constitutes a legally valid and binding obligation of Parent and/or Merger Sub, as applicable, enforceable against Parent and/or Merger Sub, as applicable, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The Parent Board, at a duly held meeting, has (i) declared that this Agreement, the Second Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Parent and its stockholders, and (ii) approved and adopted this Agreement, the Second Merger and the other transactions contemplated by this Agreement and authorized the issuance of Parent Common Shares as payment of the Merger Consideration.

Section 5.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub, as applicable, does not, and assuming that all consents, approvals, authorizations and permits described in Section 5.5(b) have been obtained, all filings and notifications described in Section 5.5(b) have been made and any waiting periods thereunder have terminated or expired, as applicable, the performance of this Agreement, the transactions contemplated hereby and Parent’s and Merger Sub’s obligations hereunder will not, (i) conflict with or result in a violation of any provision of (A) the Parent Charter or Parent Bylaws, or (B) any comparable Organizational Documents of any Parent Subsidiary, (ii) conflict with or result in any violation of any Law applicable to Parent, or any Parent Subsidiary or by which any property or asset of Parent, or any Parent Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 5.5(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of Parent or any Parent Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of, or result in a termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Parent, or any Parent Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Parent or any Parent Subsidiary is a party, other than a Parent Permitted Lien, except, as to clauses (i)(B), (ii) and (iii) above, as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Proxy Statement in preliminary and definitive form and the Form S-4 and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of each articles of merger with, and the acceptance for record of each articles of merger by, the SDAT pursuant to the MGCL and the MLLCA with respect to the Second Merger, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, in connection with the issuance of Parent Common Shares and Parent Preferred Shares pursuant to this Agreement and approval of listing the Parent Common Shares and Parent Preferred Shares including the applicable Merger Consideration on the Nasdaq, (iv) such filings as may be required in connection with state and local Transfer Taxes (v) any filings or approvals required under the rules and regulations of the Nasdaq or NYSE, and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect or as otherwise set forth on Section 5.5(b) of the Parent Disclosure Letter.

Section 5.6 Compliance with Laws.

(a) Neither Parent nor any Parent Subsidiary is or has been in conflict with, or in default or violation of any authorizations, licenses, permits, certificates, approvals, registrations, waivers, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority, including building permits and certificates of occupancy, necessary for Parent and each Parent Subsidiary to own, lease and, to the extent applicable, operate its properties or carry on its respective business substantially as they are being conducted, except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Neither Parent nor any Parent Subsidiary is or has been in conflict with, or in default or violation of any Law or Order applicable to Parent, or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound (except for Laws addressed in Section 5.12, which are addressed solely in such Section), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.7 SEC Documents; Financial Statements.

(a) Parent has timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, documents, statements, schedules, registration statements, definitive proxy statements and reports required to be filed or furnished by Parent with the SEC, including any amendments or supplements thereto, since January 1, 2021 (the forms, documents, statements, schedules and reports filed or furnished with the SEC since January 1, 2021, including any amendments or supplements thereto, the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents, at the time of filing or being furnished (or effectiveness in the case of registration statements), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Parent SEC Documents filed or furnished and publicly available prior to the date of this Agreement. Parent does not have any outstanding and unresolved comments from the SEC with respect to any Parent SEC Documents.

(b) The consolidated financial statements of Parent and the Parent Subsidiaries included, or incorporated by reference, in the Parent SEC Documents, including the related notes and schedules, complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act), and each of the consolidated balance sheets of Parent included in or incorporated by reference into the Parent SEC Documents (including the related notes and schedules) fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules, accounting requirements and regulations of the SEC consistently applied during the periods involved (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of Parent and the Parent Subsidiaries, taken as a whole, as of their respective dates, and each of the consolidated statements of operations, equity and cash flows of Parent included in or incorporated by reference into the Parent SEC Documents (including any related notes and schedules) fairly presented in all material respects the results of operations, equity or cash flows, as the case may be, of Parent and the Parent Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later Parent SEC Documents filed and publicly available prior to the date of this Agreement.

(c) Since January 1, 2021, Parent has designed and maintains a system of disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. There has been no change in Parent’s internal control over financial reporting that has occurred since December 31, 2022 that has materially affected, or is reasonably likely to materially affect, Parent’s internal control over financial reporting. Since December 31, 2022, there have been no significant deficiencies or material weaknesses in Parent’s internal control over financial reporting (whether or not remediated). Parent has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer, to Parent’s auditors and the audit committee of the Parent Board (i) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to materially affect Parent’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees of Parent or any Parent Subsidiary who have a significant role in Parent’s internal controls over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date of this Agreement. As used in this Section 5.7(c), the terms “significant deficiency” and “material weakness” have the meanings assigned to such terms in Auditing Standard No. 5 of the Public Company Accounting Oversight Board as in effect on the date of this Agreement. The principal executive officer and principal financial officer of Parent have made all certifications required by the SOX Act and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, complete and correct in all material respects.

(d) Parent is in compliance in all material respects with all current listing and governance requirements of the Nasdaq.

Section 5.8 Absence of Certain Changes or Events. From December 31, 2022 through the date of this Agreement, Parent and each Parent Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice and there has not been any Parent Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.9 No Undisclosed Liabilities. There are no liabilities or obligations of Parent or any of the Parent Subsidiaries of any nature that would be required under GAAP to be set forth on the financial statements of Company or the notes thereto, other than: (a) liabilities reflected or reserved against on the balance sheet of Parent dated as of December 31, 2022 (including the notes thereto) as required by GAAP, (b) liabilities incurred in connection with the transactions contemplated by this Agreement or (c) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2022 or (d) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.10 No Default. Neither Parent nor any of the Parent Subsidiaries is in default or violation (and to the Knowledge of Parent, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Parent Charter or the Parent Bylaws, or (ii) the comparable Organizational Documents of any of the Parent Subsidiaries, except for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.11 Litigation. Except as individually or in the aggregate would not reasonably be expected to have a Parent Material Adverse Effect (a) there is no Action pending or, to the Knowledge of Parent, threatened by or before any Governmental Authority, nor, to the Knowledge of Parent, is there any investigation pending by any Governmental Authority, in each case, against or affecting Parent or any Parent Subsidiary or any director or officer of Parent or any Parent Subsidiary, in their capacity as a director or an officer of Parent or such Parent Subsidiary, and (b) neither Parent nor any Parent Subsidiary, nor any of their respective properties, is subject to any outstanding Order of any Governmental Authority.

Section 5.12 Taxes.

(a) Except as individually or in the aggregate would not reasonably be expected to have a Parent Material Adverse Effect:

(i) Each of Parent and each Parent Subsidiary has duly and timely filed with the appropriate Governmental Authority all Tax Returns required to be filed by it, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are true, complete and correct. Each of Parent and each Parent Subsidiary has duly and timely paid (or there has been duly and timely paid on its behalf), or made adequate provisions in accordance with GAAP for, all Taxes required to be paid by it, whether or not shown on any Tax Return.

(ii) Parent (i) for all taxable years commencing with Parent’s taxable year ended December 31, 1993 and through and including its taxable year ended December 31, 2022, has elected and has been subject to U.S. federal taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for all such years; (ii) has been organized and has operated since January 1, 2023 to the date hereof, in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) will continue to operate through the Second Merger Effective Time in such a manner as to qualify as a REIT (including with regard to the REIT distribution requirements) for its taxable year that includes the day of the Second Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in Parent’s failure to qualify as a REIT or in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and, no such challenge is pending or, to the Knowledge of Parent, threatened.

(b) As of immediately prior to the Second Merger Effective Time, Merger Sub is treated for U.S. federal income Tax purposes as a disregarded entity.

Section 5.13 Information Supplied. None of the information relating to Parent and the Parent Subsidiaries contained in the Proxy Statement or that is provided by Parent and the Parent Subsidiaries in writing for inclusion or incorporation by reference in the Form S-4 or any other document filed with the SEC in connection with the transactions contemplated by this Agreement will (a) in the case of the Form S-4, at the time it is filed with the SEC, at any time such document is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (b) in the case of the Proxy Statement, at the time of the mailing thereof, at the time the Company Stockholder Meeting is held, at the time that the Form S-4 is declared effective or at the Second Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (c) with respect to any other document to be filed by Parent with the SEC in connection with the First Merger, the Second Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Proxy Statement will (with respect to Parent, its officers and directors and the Parent Subsidiaries) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Proxy Statement that were not supplied by or on behalf of Parent or any Parent Subsidiaries.

Section 5.14 Intellectual Property. Except as would not reasonably be expected to have a Parent Material Adverse Effect: (a) Parent and the Parent Subsidiaries own all Intellectual Property owned or purported to be owned by Parent or any Parent Subsidiary, free and clear of all Liens other than Parent Permitted Liens, and are licensed to use, or otherwise possess valid rights to use, all other Intellectual Property used in or held for use in, and necessary for the conduct of, the business of Parent and the Parent Subsidiaries as it is currently conducted; (b) to the Knowledge of Parent, the conduct of the business of Parent and Parent Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate (or since January 1, 2021, infringed, misappropriated or otherwise violated) any Intellectual Property rights of any third party; and (c) Parent and Parent Subsidiaries have not experienced any breach of security, unauthorized access or disclosure of Trade Secrets or other confidential information since January 1, 2021.

Section 5.15 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(i) Parent and each Parent Subsidiary are in compliance and, except for matters that have been fully and finally resolved, Parent and each Parent Subsidiary have for the past two (2) years complied with all Environmental Laws;

(ii) In the past two (2) years, neither Parent nor any Parent Subsidiary has received any written notice, demand, letter or claim alleging that Parent or any such Parent Subsidiary is in violation of, or liable under, any Environmental Law;

(iii) Neither Parent nor any Parent Subsidiary is subject to any Order relating to compliance with or liability under Environmental Laws, Environmental Permits or the investigation, or cleanup of Hazardous Substances and no Action is pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary under any Environmental Law; and

(iv) Neither Parent nor any Parent Subsidiary has caused a Release of a Hazardous Substance at any Parent Property.

Section 5.16 Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) either Parent or a Parent Subsidiary owns good and valid fee simple title (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions) or leasehold title (as applicable) or air rights to each of the Parent Properties, in each case, free and clear of Liens, except for Parent Permitted Liens; and

(b) neither Parent nor any of the Parent Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Parent Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Parent Properties is not in full force and effect as of the date of this Agreement (or of any pending written threat of modification or cancellation of any of same) or (ii) written notice of any uncured violation of any Laws affecting any of the Parent Properties.

Section 5.17 Material Contracts. Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Material Contract is legal, valid, binding and enforceable on Parent and each Parent Subsidiary that is a party thereto and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, Parent and each Parent Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Parent Material Contract and, to the Knowledge of Parent, each other party thereto has performed all obligations required to be performed by it under such Parent Material Contract prior to the date hereof. None of Parent or any Parent Subsidiary, nor, to the Knowledge of Parent, any other party thereto, is in breach or violation of, or default under, any Parent Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation or breach of, or default under, any Parent Material Contract, except where in each case such breach, violation or default would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received notice of any violation of or default under any Parent Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.18 No Shareholder Approval Required. No vote of holders of securities of Parent is required to approve the issuance of the Parent Common Shares to be issued in the Second Merger or any of the other transactions contemplated hereby.

Section 5.19 Brokers. Except for the fees and expenses payable to RBC Capital Markets, LLC and Wells Fargo Securities, LLC, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Second Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

Section 5.20 Investment Company Act. Neither Parent nor any Parent Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 5.21 Parent Shares and Funds. Parent has reserved a sufficient number of Parent Common Shares and, prior to the Closing, will authorize and reserve a sufficient number of shares of Parent Series A Preferred Stock and Parent Series B Preferred Stock in order to fulfill its obligations hereunder. All Parent Common Shares and shares of Parent Series A Preferred Stock and Parent Series B Preferred Stock that may be issued pursuant to this Agreement will be, when issued in accordance with the terms of this Agreement for the consideration expressed herein, duly authorized, validly issued, fully paid and nonassessable, and will be free of restrictions on transfer. Parent has available sufficient cash or lines of credit available to pay the aggregate cash in lieu of fractional shares pursuant to Section 3.7, and Parent will have, at the Closing, all amounts required to be paid by Parent in connection with the consummation of the transactions contemplated by this Agreement and any other related fees and expenses.

Section 5.22 Merger Sub. All of the authorized membership interests of Merger Sub are, and at the Second Merger Effective Time will be, owned by Parent and such membership interests are validly issued and outstanding. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and, prior to the Second Merger Effective Time, Merger Sub will have engaged in no business and have no liabilities or obligations other than in connection with the transactions contemplated by this Agreement.

Section 5.23 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article 5, neither Parent nor any other Person on behalf of Parent has made any representation or warranty, expressed or implied, with respect to Parent or Parent Subsidiaries, their businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent or Parent Subsidiaries. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to Company or any of its Affiliates or Representatives with respect to, except for the representations and warranties made by Parent in this Article 5, any oral or written information presented to Company or any of its Affiliates or Representatives in the course of their due diligence of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of Company or any other Person has made or is making, and Parent has not relied on, any representations or warranties relating to Company whatsoever, express or implied, beyond those expressly given by Company in Article 4, including any implied representation or warranty as to the accuracy or completeness of any information regarding Company furnished or made available to Parent or any of its Representatives.

ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGERS

Section 6.1 Conduct of Business by Company.

(a) From (and including) the date of this Agreement and until the earlier to occur of the Second Merger Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 9.1 (the “Interim Period”), except (v) to the extent required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization, (w) to the extent action is reasonably taken (or reasonably omitted) in response to COVID-19 or COVID-19 Measures; provided, that such action (or omission) is reasonably consistent with Company’s and Company Subsidiaries’ actions taken (or omitted) prior to the date hereof in response to COVID-19 or COVID-19 Measures and Company shall, to the extent reasonably practicable, notify Parent in advance of taking or omitting to take any such action and consult with Parent in good faith, (x) as may be consented to in advance in writing by Parent (which consent shall not in any case be unreasonably withheld, delayed or conditioned), (y) as may be expressly required pursuant to this Agreement, or (z) as otherwise set forth on Section 6.1(a) of the Company Disclosure Letter, each of Company and Hermes Sub I shall, and shall cause each of the Company Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, (ii) use its commercially reasonable efforts to (A) maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of Company’s, Hermes Sub I’s or any Company Subsidiary’s control excepted) and (B) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and material relationships with third parties (including customers, tenants, lessees, lessors, property managers and joint venture partners) and (iii) maintain the status of Company (and, following the First Merger Effective Time, Hermes Sub I) as a REIT.

(b) Without limiting the foregoing, during the Interim Period, except (w) to the extent required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization, (x) as may be consented to in advance in writing by Parent (which consent shall not in any case be unreasonably withheld, delayed or conditioned), (y) as may be expressly required by this Agreement or (z) as set forth in the applicable subsection of Section 6.1(b) of the Company Disclosure Letter, Company and Hermes Sub I shall not, and shall not cause or permit any Company Subsidiary to, do any of the following:

(i) amend (A) the Company Charter or the Company Bylaws or the Organizational Documents of Hermes Sub I or Hermes Sub II in any respect or (B) such comparable Organizational Documents of any other Company Subsidiary, if, in the case of clause (B), such amendment would be materially adverse to Company or Parent;

(ii) split, combine, reclassify, subdivide or recapitalize any shares of stock or other equity securities (or securities convertible into equity securities) or ownership interests of Company, Hermes Sub I or any Company Subsidiary (other than any wholly owned Company Subsidiary);

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Company, Hermes Sub I or any Company Subsidiary or other equity securities or ownership interests in Company or any Company Subsidiary, except for (A) the declaration and payment by Company of regular quarterly dividends in accordance with Section 7.11(b) and in an amount not to exceed $0.225 per share of Company Common Stock and $0.25 per share of Company Class A Common Stock, (B) the declaration and payment of dividends or other distributions to Company by any directly or indirectly wholly owned Company Subsidiary, and (C) distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by Company, in accordance with the requirements of the Organizational Documents of such Company Subsidiary; provided, that notwithstanding the restriction on dividends and other distributions in this Section 6.1(b)(iii) and Section 7.11, Company, Hermes Sub I and any Company Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, to the extent required for each of Company, Hermes Sub I (following the First Merger), and any Company Subsidiary that is qualified as a REIT under the Code as of the date hereof to maintain its status as a REIT under the Code or applicable state Law or to avoid or reduce the imposition on such entity of any entity-level income or excise Tax under the Code or applicable state Law, after taking into account the dividends made or expected to be made pursuant to Section 7.11(a) (any such dividend, a “Permitted REIT Dividend”);

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Company, Hermes Sub I or a Company Subsidiary, other than (A) the forfeiture or withholding of shares of Company Common Stock and Company Class A Common Stock to satisfy withholding Tax obligations with respect to outstanding Company Equity Awards, (B) the creation of new wholly owned Company Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement (including the other provisions of this Section 6.1(b)) and (C) redemption, conversion or repurchase of equity interests in a DownREIT pursuant to the requirements of the applicable DownREIT Agreement (provided that, in the case of clause (C), Company shall obtain consent from Parent as to whether to pay such amount in cash or shares or other form);

(v) except for (A) transactions among Company and one or more wholly owned Company Subsidiaries or among two or more wholly owned Company Subsidiaries, or (B) issuances of shares of Company Common Stock and Company Class A Common Stock upon the vesting or scheduled delivery of shares pursuant to, Company Equity Awards in accordance with their terms as in effect on the date of this Agreement, issue, sell, pledge, dispose, encumber or grant any shares of Company’s, Hermes Sub I’s or any of the Company Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Company’s or any of the Company Subsidiaries’ capital stock or other equity interests;

(vi) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) transfers by Company or any wholly owned Company Subsidiary to or from Company or any existing wholly owned Company Subsidiary,

(B) acquisitions of personal property in the ordinary course of business that do not exceed $500,000 in the aggregate or (C) the redemption or purchase of any equity interests in a DownREIT pursuant to the requirements of the applicable DownREIT Agreement (provided that, in the case of clause (C), Company shall obtain consent from Parent as to whether to pay such amount in cash or shares or other form);

(vii) sell, mortgage, pledge, lease, license, assign, transfer, dispose of, encumber or grant a Lien, or effect a deed in lieu of foreclosure with respect to, any real property, personal property, intangible property, Company Intellectual Property or interest in any corporation, partnership, limited liability company or other business organization, except (A) such matters that constitute a Company Permitted Lien, (B) transfers by Company or any wholly-owned Company Subsidiary to or from Company or any wholly-owned Company Subsidiary, (C) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice or (D) dispositions of immaterial personal property in the ordinary course of business;

(viii) incur, create, assume, refinance, replace or prepay any Indebtedness or issue or amend the terms of any debt securities of Company, Hermes Sub I, Hermes Sub II or any of the Company Subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Company Subsidiary), except (A) Indebtedness incurred under the Company Credit Facility in the ordinary course of business consistent with past practice for (1) working capital purposes in an aggregate amount not to exceed $5,000,000, (2) payment of dividends permitted by Section 6.1(b)(iii) or Section 7.11, (3) Tenant Improvements at any of the Company Properties and (4) in connection with funding any transactions permitted by this Section 6.1(b), (B) Indebtedness of any wholly owned Company Subsidiary to Company or to another wholly owned Company Subsidiary or (C) the posting of letters of credit in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $1,000,000;

(ix) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), other than (A) by Company or a wholly owned Company Subsidiary to Company or a wholly owned Company Subsidiary and (B) loans, advances, capital contributions or investments made pursuant to the requirements of any Company Leases or ground leases pursuant to which any third party is a lessee or sublessee on any Company Property or pursuant to the requirements of any existing joint venture arrangements or other contract to which Company or a Company Subsidiary is a party as of the date of this Agreement (subject to Section 7.17);

(x) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any (1) Company Material Contract (or any contract that, if existing as of the date hereof, would be a Company Material Contract), (2) Company Related Party Agreement, (3) any contract or agreement that relates to Company’s or any of the Company Subsidiaries’ liquor, self-storage or solar businesses or otherwise to any business other than the primary business of Company (other than vendor or distribution agreements entered into the ordinary course of business consistent with past practice) or (4) any contract or agreement (excluding Company Leases) that has a value of $500,000 or greater and where the term of such agreement would extend beyond the second anniversary of the date hereof (unless such agreement is cancelable or terminable by Company or a Company Subsidiary without cost or penalty), in each case other than any termination or renewal in accordance with the terms of any such contract that occurs automatically without any action (other than notice of renewal) by (or on behalf of or at the direction or inducement of) Company, Hermes Sub I or any Company Subsidiary or any of their respective Representatives;

(xi) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Material Company Lease (or any lease for real property that, if existing as of the date hereof, would be a Material Company Lease), except, in each case, for (A) any termination, modification or renewal in accordance with the terms of any such lease that occurs automatically without any action (other than notice of renewal) by (or on behalf of or at the direction or inducement of) Company, Hermes Sub I or any Company Subsidiary or (B) any agreement for the waiver by a tenant of such tenant’s rights under any Material Company Lease; provided that solely for references to Material Company Lease in this Section 6.1(b)(xi), the threshold amount in the definition of “Material Company Lease” shall be deemed to be “7,500 square feet” and shall also include any lease with a term (including any tenant options to extend or renew) of ten (10) years or greater; provided further that, if, within two (2) Business Days after Company provides notice requesting Parent’s consent pursuant to this Section 6.1(b)(xi), Parent has not either affirmatively provided or withheld consent or reasonably requested additional information from Company with respect to such request, Company may provide a second notice requesting such consent, which notice shall specifically state that it is a second notice under this Section 6.1(b)(xi), and to the extent no response is received from Parent within one (1) Business Day after Company delivers such second notice, Parent’s consent shall be deemed given;

(xii) commence any Action or waive, release, assign, settle or compromise any claim or Action, other than (A) settlements (i) if the amount of any such settlement is not in excess of $50,000 individually or $250,000 in the aggregate, or (ii) for amounts not in excess of the Company’s available insurance coverage as of the date hereof, and, in each case, such settlement does not involve the imposition of any injunctive relief against the Company or any Company Subsidiary and does not provide for any admission of liability or wrongdoing by the Company or any of the Company Subsidiaries, (B) settlements of any Actions initiated by the Company or any Company Subsidiary against a former tenant of the Company or any Company Subsidiary in the ordinary course of business consistent with past practice, or (C) commencement of any Action against tenants in the ordinary course of business consistent with past practice if the amount of any damages claimed is not in excess of $50,000 individually and (D) any claim or Action relating to Taxes (which, for the avoidance of doubt, shall be governed by Section 6.1(b)(xvi));

(xiii) except as required by applicable Law or any Company Benefit Plans, or as set forth on Section 6.1 of the Company Disclosure Letter, (A) hire or terminate the employment (without cause) of any employee of Company or any Company Subsidiary with a total annual base salary in excess of $100,000 (other than to replace any employee that departs after the date of this Agreement), (B) materially increase in any manner (or accelerate the vesting, payment or funding of) the amount, rate or terms of compensation or benefits of any employee, officer or director or individual service provider of Company or any Company Subsidiary or, (C) enter into, adopt, amend or terminate any Company Benefit Plan, (D) amend or waive any of its rights under, or accelerate the vesting, payment or exercisability under, any provision of the Company Equity Incentive Plan or any provision of any contract evidencing any Company Equity Award or otherwise modify any of the terms of any outstanding Company Equity Award, (E) fund or make any contribution to any Company Benefit Plan or any related trust or other funding vehicle or (F) enter into any contract with any labor union or similar organization, including a collective bargaining agreement;

(xiv) fail to maintain all financial books and records in all material respects in accordance with GAAP (or any binding interpretation thereof) or make any material change to its methods of accounting, except as required by a change in GAAP (or any binding interpretation thereof) or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP, the SEC or the Financial Accounting Standards Board or any similar organization;

(xv) enter into any new line of business or form or enter into any new funds or joint ventures or expand Company’s liquor, self-storage, solar or other non-real estate businesses in any respect;

(xvi) enter into or modify in a manner adverse to Company or Parent or their respective subsidiaries any Company Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file any material Tax Return that is materially inconsistent (other than as a result of any change in, or enactment of any new, applicable Tax Law) with a previously filed Tax Return of the same type for a prior taxable period (taking into account any amendment prior to the date hereof), amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, consent (other than in the ordinary course of business consistent with past practice) to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or regulations applicable to Company or (B) to the extent necessary, as reasonably determined by Company in consultation with Parent, (1) to preserve Company’s or, following the First Merger, Hermes Sub I’s qualification as a REIT under the Code or (2) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary, Taxable REIT Subsidiary or REIT under the applicable provisions of Section 856 of the Code, as the case may be;

(xvii) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause (A) Company or, following the First Merger, Hermes Sub I, to fail to qualify as a REIT or (B) any Company Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for federal income Tax purposes or (2) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

(xviii) take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the First Merger and/or the Second Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xix) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except as required under this Agreement;

(xx) except (A) pursuant to Company’s budgeted items set forth on Section 6.1 of the Company Disclosure Letter, (B) in connection with any Tenant Improvements at any of the Company Properties, (C) capital expenditures in the ordinary course of business consistent with past practice necessary to repair and/or prevent damage to any of the Company Properties in an amount not to exceed $100,000, in the aggregate with respect to any one property, or (D) or capital expenditures in the ordinary course of business consistent with past practice as is reasonably necessary in the event of an emergency situation after prior notice to, and consulting with, Parent (provided, that if the nature of such emergency renders prior notice or consultation to Parent impracticable, Company shall provide notice to Parent as promptly as reasonably practicable after making such capital expenditure), make or commit to make any capital expenditures;

(xxi) cancel any of Company’s or any Company Subsidiaries insurance policies or fail to pay the premiums on any such insurance policies such that such failure causes a cancellation of such policy, or fail to use commercially reasonable efforts to maintain such policies in the ordinary course of business consent with past practice; or

(xxii) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, subject to Section 7.11, nothing in this Agreement shall prohibit Company or, following the First Merger, Hermes Sub I from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to Company, is reasonably necessary for Company or, following the First Merger, Hermes Sub I to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Second Merger Effective Time, including making dividend or other distribution payments to stockholders of Company or Hermes Sub I, as applicable, in accordance with this Agreement, or to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for U.S. federal income Tax purposes or as a Qualified REIT Subsidiary, Taxable REIT Subsidiary or REIT under the applicable provisions of Section 856 of the Code, and Company’s obligations under this Section 6.1 to act or refrain from acting, or to cause Company Subsidiaries to act or refrain from acting, will, with respect to any joint venture and its subsidiaries, be subject to

(A) express requirements under the Organizational Documents of such entity and its subsidiaries, and (B) the scope of Company’s or Company Subsidiaries’ power and authority to bind such entity and its subsidiaries.

(d) Company shall not transfer any of the capital stock of Hermes Sub I to any other Person prior to the First Merger Effective Time. Hermes Sub I shall not transfer any of the capital stock of Hermes Sub II or Company to any other Person other than pursuant to the First Merger or the Second Merger as provided for herein. Following the First Merger Effective Time, Hermes Sub I shall not be permitted to take any action, or refrain from taking any action, that Company is not permitted to take or refrain from taking hereunder. As applicable, all obligations of Company hereunder shall, following the First Merger Effective Time, also be obligations of Hermes Sub I.

Section 6.2 Conduct of Business by Parent.

(a) Parent covenants and agrees that, during the Interim Period, except (w) to the extent required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization, (x) as may be consented to in advance in writing by Company (which consent shall not in any case be unreasonably withheld, delayed or conditioned), (y) as may be expressly required by this Agreement this Agreement or (z) as set forth in the applicable subsection of Section 6.2(a) of the Parent Disclosure Letter, Parent shall, and shall cause each of the Parent Subsidiaries to, use its commercially reasonable efforts to (A) preserve intact in all material respects its current business organization and ongoing businesses and (B) maintain the status of Parent as a REIT:

(b) Without limiting the foregoing, Parent covenants and agrees that, during the Interim Period, except (w) to the extent required by applicable Law, the regulations or requirements of any stock exchange or regulatory organization or Organizational Documents (including any limitations therein) applicable to Parent or any Parent Subsidiary, (x) as may be consented to in writing by Company (which consent shall not in any case be unreasonably withheld, delayed or conditioned), (y) as may be expressly required by this Agreement or (z) as set forth in Section 6.2 of the Parent Disclosure Letter, Parent shall not, and shall not cause or permit any Parent Subsidiary to, do any of the following:

(i) amend the Parent Charter or the Parent Bylaws (other than any amendment necessary to effect the Mergers and the other transactions contemplated hereby) if such amendment would be materially adverse to Company;

(ii) split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Parent or any Parent Subsidiary (other than any wholly owned Parent Subsidiary);

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Parent or other equity securities or ownership interests in Parent, except for the declaration and payment by Parent of regular quarterly dividends in accordance with past practice and in an amount not to exceed $0.65 per Parent Common Share;

(iv) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, in each case, if such acquisition would reasonably be expected to materially impair or delay the ability of Parent to consummate the Mergers or other transactions contemplated hereby in the manner contemplated by this Agreement;

(v) fail to maintain all financial books and records in all material respects in accordance with GAAP (or any binding interpretation thereof) or make any material change to its methods of financial accounting, except as required by a change in GAAP (or any binding interpretation thereof) or in applicable Law, or make any change, with respect to financial accounting policies, principles or practices, unless required by GAAP, the SEC or the Financial Accounting Standards Board or any similar organization;

(vi) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause Parent to fail to qualify as a REIT (provided that in no event shall Parent be required to change its practices, classifications or Tax positions as of the date hereof as a result of this clause (vi) absent changes in applicable Law);

(vii) take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Second Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(viii) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in a manner that would not reasonably be expected to be materially adverse to Parent or to prevent or materially impair the ability of Parent to consummate the Merger; or

(ix) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, (i) subject to Section 7.11, nothing in this Agreement shall prohibit Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Parent Board, upon advice of counsel to Parent, is reasonably necessary for Parent to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Second Merger Effective Time, including making dividend or other distribution payments to stockholders of Parent in accordance with this Agreement, or to qualify or preserve the status of any Parent Subsidiary as a disregarded entity or partnership for U.S. federal income Tax purposes or as a Qualified REIT Subsidiary, Taxable REIT Subsidiary or REIT under the applicable provisions of Section 856 of the Code, as the case may be, and (ii) Parent’s obligations under this Section 6.2 to act or refrain from acting, or to cause Parent Subsidiaries to act or refrain from acting, will, with respect to any joint venture and its subsidiaries, be subject to (A) express requirements under the Organizational Documents of such entity and its subsidiaries, and (B) the scope of Parent or Parent Subsidiaries’ power and authority to bind such entity and its subsidiaries.

Section 6.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct Parent’s or any Parent Subsidiary’s operations prior to the Second Merger Effective Time, and nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct Company’s, Hermes Sub I’s or any Company Subsidiary’s operations prior to the Second Merger Effective Time. Prior to the Second Merger Effective Time, each of Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE 7

ADDITIONAL COVENANTS

Section 7.1 Preparation of the Form S-4, the Proxy Statement; Stockholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement (it being agreed that the Parties shall use their commercially reasonable efforts to make the initial filing of the Form S-4 by no later than 30 days from the date of this Agreement), (i) Company and Parent shall jointly prepare a Form S-4 and cause to be filed with the SEC the Form S-4, which will include the Proxy Statement with respect to the Company Stockholder Meeting. Immediately following the effectiveness of the Form S-4, Company shall cause to be filed with the SEC the Proxy Statement in definitive form. Each of Company and Parent, as applicable, shall use its commercially reasonable efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 (including the preliminary Proxy Statement contained therein) complies in all material respects with the applicable provisions of the Exchange Act and Securities Act, (C) mail or deliver the Proxy Statement to Company’s stockholders as promptly as practicable after the Form S-4 is declared effective and (D) keep the Form S-4 effective for so long as is necessary to complete the Second Merger. Each of Company and Parent shall furnish all information required to be disclosed in the Form S-4 and Proxy Statement or as may reasonably be requested concerning itself, its Affiliates and its stockholders to the other, including, in the case of Company, all information necessary for the preparation of pro forma or other financial statements, and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement. Each of Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement or the Form S-4 received from the SEC and advise the other Party of any oral comments with respect to the Proxy Statement or the Form S-4 received from the SEC. Each of Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement, and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Parent shall advise Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Shares and Parent Preferred Shares issuable in connection with the Second Merger for offering or sale in any jurisdiction, and Parent shall use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, Nasdaq rules and regulations, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Shares and Parent Preferred Shares in the Second Merger, and Company shall furnish all information concerning Company and the holders of Company Common Stock and Company Class A Common Stock and Company Preferred Stock as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the receipt of the Company Stockholder Approval, any information relating to Company or Parent, or any of their respective Affiliates, should be discovered by Company or Parent which, in the reasonable judgment of Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto, and Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of Company. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a). For purposes of Section 4.14, Section 5.13 and this Section 7.1, any information concerning or related to Company, its Affiliates or the Company Stockholder Meeting will be deemed to have been provided by Company, and any information concerning or related to Parent, Merger Sub or their Affiliates will be deemed to have been provided by Parent.

(c) As promptly as practicable (but, other than with respect to the establishment of a record date, following the date upon which the Form S-4 becomes effective under the Securities Act), Company shall, in accordance with applicable Law and the Company Charter and the Company Bylaws, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting and shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of Company entitled to vote at the Company Stockholder Meeting and to hold the Company Stockholder Meeting. Company shall, through the Company Board, recommend to its stockholders that they provide the Company Stockholder Approval, include such recommendation in the Proxy Statement and solicit and use its commercially reasonable efforts to obtain the Company Stockholder Approval, subject the Company Board’s right to make a Company Adverse Recommendation Change as permitted by Section 7.3(c). Company shall not postpone or adjourn the Company Stockholders Meeting without the prior written consent of Parent.

Section 7.2 Access to Information; Confidentiality.

(a) During the Interim Period, to the extent permitted by applicable Law, upon reasonable advance notice and at the reasonable request of Parent, and subject to the reasonable restrictions imposed from time to time upon advice of counsel in order to comply with applicable Law, Company, solely for the purposes of furthering the Second Merger and the other transactions contemplated hereby or integration planning relating thereto or for any other reasonable business purchase, shall, and shall cause each of the Company Subsidiaries, to afford to the Representatives of Parent reasonable access during normal business hours to all of its and the Company Subsidiaries and joint ventures’ properties (provided, that no testing or sampling of any environmental media may be conducted), offices, books, contracts, personnel and records; provided, that all such access shall be coordinated through Company or its Representatives in accordance with such procedures as they may reasonably jointly establish. During such period, Company shall, and shall cause each of the Company Subsidiaries to, furnish reasonably promptly to Parent all other information (financial or otherwise) concerning its business, properties and personnel as Parent may reasonably request, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants; provided, that any access to properties and personnel shall be subject to reasonable requirements established by Company with respect to COVID-19 or COVID-19 Measures. No representation or warranty as to the accuracy of information provided pursuant to this Section 7.2 is made and the Parties may not rely on the accuracy of such information except to the extent expressly set forth in the representations and warranties included in Article 4 or Article 5, and no investigation under this Section 7.2(a) or otherwise shall modify any of the representations and warranties of Company or of Parent respectively, contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, neither Company shall not be required by this Section 7.2(a) to provide Parent or the Representatives of Parent with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice, (B) the disclosure of which would violate any Law applicable to Company or any of its Representatives or (C) that is subject to any attorney-client, attorney work product or other legal privilege or would cause a risk of loss of privilege to Company; provided, that the Parties will cooperate in good faith to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of this sentence apply, including, in the case of clause (A), by using commercially reasonable efforts to obtain consent to disclose. Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of Company that may result from the requests for access, data and information hereunder.

(b) Each of Company and Parent will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

Section 7.3 No Solicitation; Company Acquisition Proposals.

(a) Except as expressly permitted by this Section 7.3, Company shall not, and shall cause its Affiliates not to, and shall not authorize or permit any Representatives of Company or any of its Affiliates to, and shall cause such Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Company Acquisition Proposal, or any inquiry, proposal or offer that could reasonably be likely to lead to any Company Acquisition Proposal or any other effort or attempt to make or implement a Company Acquisition Proposal, (ii) enter into, continue or otherwise participate or engage in any discussions or negotiations regarding, or furnish to any Person other than Parent or its Representatives any non-public information in connection with, any Company Acquisition Proposal, or any inquiry, proposal or offer that could reasonably be likely to lead to a Company Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussions), (iii) approve, recommend, publicly declare advisable or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, or other agreement in each case relating to a Company Acquisition Proposal (other than a Company Acceptable Confidentiality Agreement in accordance with Section 7.3(b)) or requiring or having the effect of requiring Company to abandon, terminate or violate its obligations hereunder or fail to consummate any of the transactions contemplated hereby, including the Mergers (a “Company Alternative Acquisition Agreement”), or (iv) agree to or propose publicly to do any of the foregoing. Company shall, and shall cause each of the Company Subsidiaries and shall cause the Representatives of Company and the Company Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Person and its Representatives (other than Parent or any of its Representatives) conducted heretofore with respect to any Company Acquisition Proposal, (B) request the prompt return or destruction, to the extent required upon Company’s request by any confidentiality agreement, of all confidential information previously furnished to any such Person and its Representatives and (C) terminate the access of any such Person (other than Parent, the Parent Subsidiaries and any of their respective Representatives) to any “data room” hosted by Company, the Company Subsidiaries or any of their respective Representatives relating to any Company Acquisition Proposal.

(b) Notwithstanding anything to the contrary in Section 7.3(a), if, at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval, Company receives an unsolicited bona fide Company Acquisition Proposal that was not the result of a violation of Section 7.3(a), and the Company Board determines in good faith (after consultation with Company’s outside counsel and financial advisor) that such Company Acquisition Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, then, subject to compliance with the other terms of this Section 7.3, Company may (and may authorize the Company Subsidiaries and its and their Representatives to) (x) furnish non-public information with respect to Company and the Company Subsidiaries to the Person making such Company Acquisition Proposal (and such Person’s Representatives) pursuant to a Company Acceptable Confidentiality Agreement and (y) participate in negotiations with the Person making such Company Acquisition Proposal (and such Person’s Representatives) regarding such Company Acquisition Proposal. Any non-public information provided to any Person pursuant to this Section 7.3(b) shall have previously been provided to Parent or shall be provided (to the extent permitted by applicable Law) to Parent substantially concurrently with the time it is provided to such Person.

(c) Except as provided in Sections 7.3(d) and 7.3(e), the Company Board (i) shall not withdraw, withhold, modify or qualify in any manner adverse to Parent or Merger Sub (or publicly propose to withdraw, withhold, modify or qualify in any manner adverse to Parent or Merger Sub) the approval, recommendation or declaration of advisability by the Company Board of this Agreement, the Mergers or any of the other transactions contemplated hereby, and (ii) shall not publicly recommend, endorse or otherwise declare advisable the approval of any Company Acquisition Proposal (each such action set forth in this Section 7.3(c) being referred to herein as a “Company Adverse Recommendation Change”).

(d) Notwithstanding anything in this Agreement to the contrary, in circumstances not involving a Company Acquisition Proposal, subject to compliance with Section 7.3(f), at any time prior to obtaining the Company Stockholder Approval the Company Board may make a Company Adverse Recommendation Change if, and only if, after the date of this Agreement, the Company Board determines in good faith (after consultation with Company’s financial advisors and outside counsel) that (i) a Company Intervening Event has occurred or arisen and (ii) the failure to do so would be inconsistent with its duties under applicable Law.

(e) Notwithstanding anything in this Agreement to the contrary, subject to compliance with Section 7.3(f), at any time prior to obtaining the Company Stockholder Approval, the Company Board may make a Company Adverse Recommendation Change in circumstances involving a Company Acquisition Proposal in the event that the Company Board determines such Company Acquisition Proposal to be a Company Superior Proposal, and in accordance with this Section 7.3, terminate this Agreement pursuant to Section 9.1(d)(ii) (the “Company Superior Proposal Termination”), if and only if (i) Company receives an unsolicited, written Company Acquisition Proposal that the Company Board believes in good faith to be bona fide and that is not withdrawn, (ii) such Company Acquisition Proposal was not the result of a violation of Section 7.3, (iii) the Company Board determines in good faith (after consultation with Company’s outside counsel and financial advisor) that such Company Acquisition Proposal constitutes a Company Superior Proposal, and (iv) the Company Board determines in good faith (after consultation with Company’s outside counsel) that the failure to do so would be inconsistent with its duties under applicable Law.

(f) Prior to effecting a Company Superior Proposal Termination in accordance with Section 7.3(e) or a Company Adverse Recommendation Change in accordance with Section 7.3(d), (i) Company shall notify Parent in writing, at least four (4) Business Days prior to taking such action (the “Notice Period”), of its intention to effect such Company Adverse Recommendation Change (which notice shall include (x) in circumstances involving or relating to a Company Acquisition Proposal, the terms and conditions of, and attach a copy of, such Company Acquisition Proposal, and (y) in circumstances not involving or relating to a Company Acquisition Proposal, specifying in reasonable detail the reasons therefor), (ii) during the Notice Period, Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments or modifications to the terms and conditions of this Agreement (x) such that, in circumstances involving or relating to a Company Acquisition Proposal, the Company Superior Proposal ceases to be a Company Superior Proposal, and (y) in circumstances not involving or relating to a Company Acquisition Proposal, as may be proposed by Parent, and (iii) at the end of the Notice Period, the Company Board must determine in good faith that, (x) after consultation with Company’s outside counsel and financial advisor, in circumstances involving or relating to a Company Acquisition Proposal, such Company Superior Proposal continues to constitute a Company Superior Proposal (taking into account any adjustment or modification to the terms and conditions of this Agreement proposed by Parent), and that, after consultation with Company’s outside counsel, the failure to effect such Company Superior Proposal Termination would be inconsistent with its duties under applicable Law, or (y) after consultation with Company’s financial advisors and outside counsel, in circumstances not involving or relating to a Company Acquisition Proposal, the failure to effect such Company Adverse Recommendation Change would be inconsistent with its duties under applicable Law; provided, however, that in circumstances involving or relating to a Company Acquisition Proposal, any material supplement or amendment of any such Company Superior Proposal or in circumstances involving or relating to a Company Intervening Event, any material change to the conditions constituting such Company Intervening Event, in either case during the Notice Period shall require a new written notice and Notice Period, and Company shall be required to comply again with the requirements of this Section 7.3(f) with respect to such new written notice, except that the new Notice Period shall be two (2) Business Days instead of four (4) Business Days, and provided further that, for purposes of this Section 7.3(f), if Company delivers written notice prior to 8:00 a.m. New York City time on a Business Day, such Business Day shall be included as one (1) Business Day in such four (4) or two (2) Business Day period, as applicable. Company shall be required to comply with the obligations under this Section 7.3(f) with respect to each Company Acquisition Proposal it receives or any Company Intervening Event the Company Board identifies.

(g) In addition to the obligations of Company set forth in Section 7.3(a) and Section 7.3(e), Company shall promptly (but in no event later than forty-eight (48) hours) notify Parent in writing in the event that after the date hereof Company or any of its Affiliates or Representatives receives (i) any Company Acquisition Proposal or (ii) any request for non-public information from any Person that informs Company or any of the Company Subsidiaries or Representatives that it is considering making, or has made, a Company Acquisition Proposal, or any inquiry from any Person seeking to have or continue discussions or negotiations with Company relating to a possible Company Acquisition Proposal. Such notice shall include the terms and conditions of such Company Acquisition Proposal or request and the identity of the Person making any such Company Acquisition Proposal or request including a copy thereof if in writing and any related documentation or correspondence that materially supplements or amends such Company Acquisition Proposal, including proposed agreements, or a summary of the material terms and conditions if such Company Acquisition Proposal or request was not made in writing (in each case, which may be redacted to the extent necessary to protect confidential information of the business or operations of the Person making such Company Acquisition Proposal). Company shall (i) promptly notify Parent if Company determines to engage in negotiations concerning a Company Acquisition Proposal pursuant to Section 7.3(b) and shall in no event begin engaging in such discussions or negotiations prior to providing such notice and (ii) shall keep Parent informed of the status and terms of developments, discussions and negotiations concerning any such Company Acquisition Proposal (including after the occurrence of any amendment, modification or supplement thereto) on a reasonably current basis, including by providing a copy of all documentation or correspondence that materially supplements or amends such Company Acquisition Proposal (which may be redacted to the extent necessary to protect confidential information of the business or operations of the Person making such Company Acquisition Proposal). Company shall not, and shall cause its Affiliates not to, enter into any contract with any Person that prohibits Company from providing such information or any other information contemplated by this Section 7.3 to Parent, Merger Sub or their Representatives or otherwise limits or impairs Company’s, the Company Subsidiaries’ or their respective Affiliates’ or Representatives’ ability to comply with their respective obligations in this Section 7.3.

(h) Nothing contained in this Section 7.3 shall prohibit Company or the Company Board through its Representatives, directly or indirectly, from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder or taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), or making a statement contemplated by Rule 14d-9 under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any disclosure to the stockholders of Company if, in the good faith judgment of the Company Board (after consultation with Company’s outside counsel), failure to so disclose would be inconsistent with its duties under applicable Law; provided, that in no event shall this Section 7.3(h) affect the obligations of Company specified in Section 7.3(c) and Company shall not withdraw, modify or change the Company Board Recommendation in a manner adverse to Parent unless specifically permitted pursuant to the terms of Section 7.3(d) or Section 7.3(e); and provided, further, that any communication that addresses the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or a Company Acquisition Proposal shall be deemed to be a Company Adverse Recommendation Change, unless the Company Board in connection with such communication publicly states that its recommendation with respect to this Agreement and the transactions contemplated hereby has not changed or refers to the prior recommendation of the Company Board, without disclosing any Company Adverse Recommendation Change.

(i) For purposes of this Agreement:

(i) “Company Acquisition Proposal” means any bona fide proposal, offer, or inquiry from any Person (other than Parent or any Parent Subsidiaries) or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions by such Person or group, including any merger, reorganization, recapitalization, restructuring share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture, sale, lease, exchange, license, transfer or disposition or similar transaction, (A) of assets or businesses of Company and the Company Subsidiaries that generate 20% or more of the net revenues or net income or that represent 20% or more of the consolidated total assets (based on book value) of Company and the Company Subsidiaries, taken as a whole, immediately prior to such transaction or (B) of 20% or more of the voting power of Company or any resulting parent company of Company, including any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) seeks to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of 20% or more of the outstanding shares of any class of voting securities of Company, in each case other than the transactions contemplated by this Agreement involving Parent.

(ii) “Company Superior Proposal” means any bona fide written Company Acquisition Proposal that did not result from a breach or violation of this Section 7.3 made after the entry into this Agreement (with all percentages included in the definition of “Company Acquisition Proposal” increased to 50%), taking into account all legal, financial, regulatory, financing, timing, risks and any other aspects of the proposal and the Person making the proposal and any other matters that the Company Board considers appropriate, that if consummated, would be more favorable to the stockholders of Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Company Acquisition Proposal or otherwise).

(j) References in this Section 7.3 to (a) the Company Board shall mean the board of directors of Company or a duly authorized committee thereof, and (b) outside counsel shall mean, as applicable, outside counsel to Company or the Company Board or a duly authorized committee thereof.

(k) Company shall not submit to the vote of its stockholders any Company Acquisition Proposal other than the Mergers prior to the termination of this Agreement in accordance with its terms.

Section 7.4 Public Announcements. Except for any action taken by Company or the Company Board pursuant to, and in accordance with, Section 7.3, so long as this Agreement is in effect, neither Party nor any of its Affiliates shall make any press release or otherwise make any public statements with respect to this Agreement or any of the transactions contemplated by this Agreement without the prior written consent of Company or Parent, as applicable,; provided, that a Party may issue such press release or make such public statement as may be required by applicable Law, Order or the applicable rules of any stock exchange or that are consistent with the final form of joint press release announcing the entry into this Agreement and the investor presentation given to investors on the date of announcement of the entry into this Agreement. The Parties will mutually agree on the form of any press release announcing the execution of this Agreement.

Section 7.5 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any current or former manager, director, officer, trustee, member, employee, agent or fiduciary may have under any indemnification agreement or under the Company Charter, the Company Bylaws or, if applicable, comparable Organizational Documents of Hermes Sub I or any Company Subsidiary, from and after the Second Merger Effective Time until the sixth (6th) anniversary of the Closing Date, Parent shall cause the surviving corporation in the First Merger to: (i) indemnify and hold harmless each person who is at the date hereof, was previously, or during the period from the date hereof through the date of the Second Merger Effective Time, serving as a manager, director, officer, trustee, member, employee, agent or fiduciary, in each case to the extent such persons are otherwise entitled to indemnification pursuant to the terms of the Organizational Documents of Company, Hermes Sub I or any of the Company Subsidiaries as in effect on the date hereof, of Company, Hermes Sub I or any of the Company Subsidiaries and acting in such capacity (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law as now or hereafter in effect against any fees, costs or expenses (including attorneys’ and consultants’ fees and expenses), amounts paid in settlement, judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any actual or alleged Action or any investigation, defense, preparation thereof or participation therein, in connection with, arising out of or otherwise related to matters existing or occurring or alleged to have occurred prior to or at the Second Merger Effective Time, including any such Action arising out of or pertaining to (x) matters that relate to such Indemnified Party’s duties or service as a manager, director, officer, trustee, member, employee, agent or fiduciary of Company, Hermes Sub I or any of the Company Subsidiaries or, to the extent such person is or was serving at the request or for the benefit of Company, Hermes Sub I or any of the Company Subsidiaries, any other entity or any Benefit Plan maintained by any of the foregoing at or prior to the Second Merger Effective Time and (y) this Agreement or any of the transactions contemplated hereby, including the Mergers, the consideration and approval thereof and the process undertaken in connection therewith; and (ii) promptly pay on behalf of or advance to each of the Indemnified Parties, in each case to the extent such persons are otherwise entitled to payment or advancement of expenses pursuant to the terms of the Organizational Documents of Company, Hermes Sub I and the Company Subsidiaries as in effect on the date hereof in connection with, arising out of or otherwise related to any such actual or alleged Action, in connection with, arising out of or otherwise related to matters existing or occurring or alleged to have occurred prior to or at the Second Merger Effective Time. The indemnification and advancement obligations of the surviving corporation in the First Merger pursuant to this Section 7.5(a) shall be limited to acts or omissions occurring at or before the Second Merger Effective Time and any Action relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, the Mergers and the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a manager, director, officer, trustee, member, employee, agent or fiduciary of Company, Hermes Sub I or any of the Company Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. Parent hereby agrees that any indemnification agreement between Company and any director or officer of Company shall entitle such director or officer to indemnification and advancement of expenses in connection with such director’s or officer’s service as director or officer of Hermes Sub 1 to the same extent as such director or officer is entitled to indemnification and advancement of expenses as a director or officer of Company under such indemnification agreement.

(b) Without limiting the foregoing, the surviving corporation in the First Merger agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Second Merger Effective Time now existing in favor of the current or former managers, directors, officers, trustees, members, employees, agents or fiduciaries or other Indemnified Parties as provided in the Organizational Documents and the indemnification agreements of Company, Hermes Sub I and any applicable Company Subsidiaries shall survive the Second Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years following the Second Merger Effective Time, the Organizational Documents of the surviving corporation in the First Merger and of any applicable Subsidiary of the surviving corporation in the First Merger shall contain provisions no less favorable with respect to indemnification and limitations on liability of directors and officers than are set forth in the Organizational Documents of Company, Hermes Sub I or any applicable Company Subsidiary, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Second Merger Effective Time in any manner that would affect adversely the rights of the applicable Indemnified Parties thereunder, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

(c) For a period of six (6) years after the Second Merger Effective Time, the surviving corporation in the First Merger shall maintain in effect Company’s current directors’ and officers’ liability insurance covering each Person covered, on the date of this Agreement, by Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to and through the Second Merger Effective Time; provided, that in lieu of such obligation, (i) the surviving corporation in the First Merger may substitute therefor policies of an insurance company with the same or better rating as Company’s current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than Company’s existing policies as of the date hereof or (ii) at Parent’s election, Company will obtain extended reporting period coverage under Company’s existing insurance programs (to be effective as of the Second Merger Effective Time) or purchase a “tail” policy for a period of six (6) years from the Second Merger Effective Time for a cost not in excess of the Maximum Amount (as defined below); and provided, further, that in no event shall the surviving corporation in the First Merger be required to pay annual premiums for insurance under this Section 7.5(c) in excess of 300% of the most recent annual premiums paid by Company prior to the date of this Agreement for such purpose (the “Maximum Amount”), it being understood that if the annual premiums of such insurance coverage exceed such amount, the surviving corporation in the First Merger shall nevertheless be obligated to provide such coverage as may be obtained for such Maximum Amount.

(d) If the surviving corporation in the First Merger or its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the surviving corporation in the First Merger shall assume the obligations set forth in this Section 7.5(d).

(e) The surviving corporation in the First Merger shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.5(e); provided, that such Indemnified Party provides an undertaking to repay such expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not legally entitled to indemnification under Law.

(f) The provisions of this Section 7.5 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (who are intended third party beneficiaries of this Section 7.5), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of Parent, Company and the surviving corporation in the First Merger and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including such successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.5 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, contract or otherwise.

Section 7.6 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Company and Parent shall and shall cause the Company Subsidiaries and the Parent Subsidiaries, respectively, and their respective Affiliates, to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) the obtaining of all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, and (iii) solely with respect to stockholder litigation, subject to Section 7.7(c), the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed.

(b) In connection with and without limiting the foregoing Section 7.6(a), each of Parent and Company shall (or shall cause the Parent Subsidiaries or the Company Subsidiaries, respectively, to) use its commercially reasonable efforts to give any notices to third parties, and each of Parent and Company shall use, and cause each of their respective Affiliates to use, its commercially reasonable efforts to obtain any third party consents not covered by Section 7.6(a) that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated by this Agreement. Each of the Parties hereto will and shall cause their respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable and permitted, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. The Parties may, as they deem advisable and necessary, designate any sensitive materials provided to the other under this Section 7.6 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, directors or trustees of the recipient without the advance written consent of the Party providing such materials. To the extent reasonably practicable, neither Company nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

Section 7.7 Notification of Certain Matters; Transaction Litigation.

(a) Company and its Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to Company, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

(b) Company and its Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable conditions to Closing as set forth herein would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Without limiting the foregoing, Company and its Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to Company, if, to the Knowledge of such Party, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed. Notwithstanding anything to the contrary in this Agreement, the failure by Company, Parent or their respective Representatives to provide such prompt notice under this Section 7.7(b) shall not constitute a breach of covenant for purposes of Section 8.2(b) or Section 8.3(b) or Section 9.3(b).

(c) Company and its Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to Company, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any Company Subsidiary or Parent Subsidiary, respectively, that relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement. Company and its Representatives shall give Parent the opportunity to reasonably participate in the defense and settlement of any litigation against Company and/or its directors relating to this Agreement and the transactions contemplated hereby and will consider in good faith Parent’s views with respect to such litigation, and will not enter into any settlement shall be agreed without Parent’s prior written consent. Parent and its Representatives shall give Company the opportunity to reasonably participate in the defense of any litigation against Parent and/or its directors seeking an injunction to prohibit the consummation of the Mergers.

Section 7.8 Listing; Classification. Prior to the Closing, Parent and its Representatives shall prepare and cause to be filed with the Nasdaq an application or notification form, as applicable, for listing of shares pursuant to which the Parent Common Shares and the Parent Preferred Shares to be issued in the Second Merger will be listed on the Nasdaq (each, a “Listing”). Parent shall use its commercially reasonable efforts to have each Listing accepted by the Nasdaq as promptly as practicable after its submission such that the Parent Common Shares and the Parent Preferred Shares to be issued in the Second Merger will be so listed at, or prior to, the Second Merger Effective Time. Company shall furnish all information concerning itself and its Affiliates and provide such other assistance as may be reasonably requested by Parent in connection with the preparation and filing of the listing application or notification form for each Listing (or any amendment or supplement thereto). Prior to filing the listing application or notification form for each Listing (or any amendment or supplement thereto) or responding to any comments of the Nasdaq with respect thereto, Parent shall provide Company with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Prior to the Closing, Parent and the Parent Board shall take all action necessary to approve and adopt the articles of amendment classifying the Parent Series A Preferred Stock in substantially the form attached hereto as Exhibit A and the articles of amendment classifying the Parent Series B Preferred Stock in substantially the form attached hereto as Exhibit B.

Section 7.9 Section 16 Matters. Prior to the Second Merger Effective Time, Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the Second Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.10 Certain Tax Matters

(a) Each of Parent and Company shall use their respective commercially reasonable efforts to cause each of the First Merger and the Second Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Provided Company shall have received the opinion of counsel referred to in Section 8.3(f) and Parent shall have received the opinion of counsel referred to in Section 8.2(f), all Parties shall treat each of the First Merger and the Second Merger as a tax-free “reorganization” under Section 368(a) of the Code and no Party shall take any position for tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) Parent shall, with Company’s good faith cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer, recording, registration, stamp or similar Taxes that become payable in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and Parent and Company shall cooperate to minimize the amount of Transfer Taxes to the extent permitted by applicable Law. Parent shall pay or cause to be paid all Transfer Taxes.

(c) Company shall cooperate and consult in good faith with Parent with respect to maintenance of the REIT status of Company (and any of the Company Subsidiaries that is a REIT) for Company’s taxable year(s) that includes the date hereof or the Closing Date.

(d) Notwithstanding anything to the contrary herein, upon Parent’s written request, Company shall use its reasonable best efforts to cause (x) any Company Subsidiary that is treated as a Qualified REIT Subsidiary (other than Hermes Sub I and Hermes Sub II) and (y) any other Company Subsidiary set forth in

Section 7.10(d) of the Company Disclosure Letter (each entity described in clauses (x) and (y), a “Converted Entity”) to (i) convert into a limited liability company (or other entity that is disregarded as an entity separate from its owner for U.S. federal income Tax purposes (a “Disregarded Entity”)), (ii) merge with and into a Disregarded Entity, and/or (iii) make an election under Treasury Regulations Section 301.7701-3(c) to be a Disregarded Entity, in each case such that prior to and at the Second Merger Effective Time, for U.S. federal income Tax purposes, such Converted Entity is a Disregarded Entity (and would be a Disregarded Entity without regard to its status as a Qualified REIT Subsidiary); provided, that (1) neither Company nor any of the Company Subsidiaries shall be required to take any action in contravention of an Organizational Document, Company Material Contract, or applicable Law, (2) any such conversions, mergers and/or elections shall not be required to occur until the date that is not more than five (5) Business Days prior to the Company Stockholders Meeting, (3) such actions (or the inability to complete such actions) shall not affect or modify the obligations of Parent or Merger Sub under this Agreement, and (4) neither Company nor any of the Company Subsidiaries shall be required to take any such action that could adversely affect the classification as a REIT of Company or could subject Company to any Taxes or would be reasonably likely to prevent counsel from delivering any of the opinions described in Sections 8.2(e), 8.2(f), 8.3(e) or 8.3(f). Without limiting the foregoing, none of the representations, warranties or covenants of Company or any of the Company Subsidiaries shall be deemed to apply to, or be deemed to be breached or violated by, the transactions or cooperation contemplated by this Section 7.10(d). Within ten (10) days of receiving any such written request, Company shall notify Parent in writing of any Converted Entity with respect to which a conversion, merger, and/or election, as applicable, cannot occur prior to the Second Merger Effective Time.

(e) After the date hereof and through the Closing (or the valid termination of this Agreement in accordance with its terms), Company and Hermes Sub I shall reasonably cooperate with Parent in connection with the post-Closing integration and reorganizations of the business, operations and assets of Company, Hermes Sub I and their Subsidiaries, including by (i) providing such assistance as Parent may reasonably request in the planning thereof and (ii) taking, or causing their Subsidiaries to take, such actions as Parent may reasonably request (including obtaining any necessary consents, approvals, amendments or waivers from lenders or other third parties prior to Closing) in order to permit Parent to consummate any such post-Closing integration and reorganizations as soon as possible following the Closing; provided, that Company, Hermes Sub I and their Subsidiaries will not be obligated to take any such action to the extent the taking of such action would (x) require Company or Hermes Sub I to incur any material out-of-pocket fees, expenses or other liability prior to the Closing for which it is not reimbursed or indemnified (including under Section 7.10(d)), or (y) impair, prevent or delay the Closing (including any of the items described in clauses (1), (3) and (4) of Section 7.10(d)).

Section 7.11 Dividends.

(a) In the event that a distribution with respect to the Company Class A Common Stock and/or the Company Common Stock permitted under the terms of this Agreement has a record date prior to the First Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such Company Class A Common Stock and/or the Company Common Stock on the Closing Date immediately prior to the First Merger Effective Time.

(b) Company shall take all actions necessary in order to set a record date and payment date for each dividend declared by Company with respect to shares of Company Common Stock and Company Class A Stock during the Interim Period to occur on the same dates as Parent’s regular quarterly dividend record date for Parent Common Shares. In furtherance of the foregoing, Company shall declare a dividend on Company Common Stock and Company Class A Common Stock with a record date of June 14, 2023, payable on July 6, 2023. The amount of such dividend shall be equal to (a) the product of (i) (2.5 divided by 3) multiplied by (ii) $0.225 per share of Company Common Stock and (b) the product of (i) (2.5 divided by 3) multiplied by (ii) $0.25 per share of Company Class A Common Stock (the “First Interim Dividend”). It is expected that Parent shall declare its next quarterly dividend to holders of Parent Common Shares thereafter on or around September 15, 2023, and its next quarterly dividend thereafter on or around December 15, 2023. To the extent that Parent declares any such dividend prior to the Closing and the Closing is expected to occur after such record date, Company shall also declare a dividend on Company Common Stock and Company Class A Common Stock with the same record date, with the amount of such dividend shall be equal to (a) $0.225 per share of Company Common Stock and (b) $0.25 per share of Company Class A Common Stock.

(c) If Company determines that, in addition to the dividends contemplated by Section 7.11(b), it is necessary for Company to declare a Permitted REIT Dividend after the date hereof and prior to the First Merger Effective Time, then Company shall notify Parent in writing at least ten (10) Business Days prior to the Company Stockholder Meeting. In such circumstances, Company and Parent shall calculate the amount (such amount, the “Hypothetical Permitted REIT Dividend Amount”) that such Permitted REIT Dividend would have been had to be declared if the First Interim Dividend had been equal to (i) $0.225 per share of Company Common Stock and (ii) $0.25 per share of Company Class A Common Stock. If any such Permitted REIT Dividend is declared by Company, then the Exchange Ratio shall be reduced by an amount (rounded to the fifth decimal place) equal to the product of (i) the then-applicable Exchange Ratio prior to the adjustment multiplied by (ii) the quotient obtained by dividing (A) the per-share amount of the Hypothetical Permitted REIT Dividend Amount by (B) $20.40. The record date and payment date for any Permitted REIT Dividend payable pursuant to this Section 7.11(c) shall be the close of business on the last Business Day prior to the Closing Date. Notwithstanding anything herein to the contrary, Company shall only be entitled to make a Permitted REIT Dividend if such notice contemplated by the first sentence of this Section 7.11(c) is made prior to the Company Stockholder Meeting in compliance with this Section 7.11(c). If Parent determines that, in addition to the dividends contemplated by Section 7.11(b), it is necessary for Parent to declare after the date hereof and prior to the First Merger Effective Time a dividend pursuant to Section 6.2(c) (a “Parent REIT Dividend”), then Parent shall notify Company in writing at least ten (10) Business Days prior to the Company Stockholder Meeting. If any such Parent REIT Dividend is declared by Parent, then the Exchange Ratio shall be increased by an amount (rounded to the fifth decimal place) equal to the product of (i) the then-applicable Exchange Ratio prior to the adjustment multiplied by (ii) the quotient obtained by dividing (A) the per-share amount of the Parent REIT Dividend by (B) $58.78. The record date and payment date for any Parent REIT Dividend payable pursuant to this Section 7.11(c) shall be the close of business on the last Business Day prior to the Closing Date. Prior to Company declaring a Permitted REIT Dividend or Parent declaring a Parent REIT Dividend, as the case may be, it shall consult with the other in good faith.

Section 7.12 Takeover Statutes. Company shall (a) take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other transactions contemplated by this Agreement or the Voting Agreement and shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect and in order to, to the extent applicable, exempt any acquisition of beneficial ownership of Company’s capital stock pursuant to the Voting Agreement from the “Ownership Limit” (as set forth in Section 9.b of the Company Charter) and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, take all action necessary so that the Mergers and the other transactions contemplated by this Agreement or the Voting Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Mergers and the other transactions contemplated hereby and thereby, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

Section 7.13 Tax Representation Letters.

(a) Company shall (1) use its reasonable best efforts to obtain the opinion of counsel referred to in Section 8.2(e) and Section 8.3(f), (2) deliver to Hogan Lovells US LLP, counsel to Company, and Foley & Lardner LLP, counsel to Parent, or other counsel described in Section 8.2(e) and Section 8.3(e), respectively, a tax representation letter, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of Company, and in form and substance reasonably satisfactory to Hogan Lovells US LLP or other counsel described in Section 8.2(e) and to Parent, containing representations of Company as shall be reasonably necessary or appropriate to enable Hogan Lovells US LLP and Foley & Lardner LLP (or such other counsel described in Section 8.2(e) and Section 8.3(e), respectively) to render the opinion described in Section 8.2(e) and Section 8.3(e), respectively, and (3) deliver to Wachtell, Lipton, Rosen & Katz, counsel to Parent, and Hogan Lovells US LLP, counsel to Company, or other counsel described in Section 8.2(f) and Section 8.3(f), respectively, a tax representation letter, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act) and signed by an officer of Company, in form and substance reasonably acceptable to such counsel, containing representations of Company as shall be necessary or appropriate to enable Wachtell, Lipton, Rosen & Katz to render an opinion on the Closing Date (and, if required, on the effective date of the Form S-4), as described in Section 8.2(f), and Hogan Lovells US LLP to render an opinion on the Closing Date (and, if required, on the effective date of the Form S-4), as described in Section 8.3(f).

(b) Parent shall (1) use its reasonable best efforts to obtain the opinions of counsel referred to in Section 8.2(f) and Section 8.3(e), (2) deliver to Foley & Lardner LLP, counsel to Parent, or other counsel described in Section 8.3(e), a tax representation letter, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4), signed by an officer of Parent, and in form and substance reasonably satisfactory to Foley & Lardner LLP or other counsel described in Section 8.3(e) and to Company, containing representations of Parent as shall be reasonably necessary or appropriate to enable Foley & Lardner LLP (or such other counsel described in Section 8.3(e)) to render the opinion described in Section 8.3(e), and (3) deliver to Wachtell, Lipton, Rosen & Katz, counsel to Parent, and Hogan Lovells US LLP, counsel to Company, or other counsel described in Section 8.2(f) and Section 8.3(f), respectively, a tax representation letter, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act), and signed by an officer of Parent, in form and substance reasonably acceptable to such counsel, containing representations of Parent as shall be necessary or appropriate to enable Wachtell, Lipton, Rosen & Katz to render an opinion on the Closing Date (and, if required, on the effective date of the Form S-4), as described in Section 8.2(f), and Hogan Lovells US LLP to render an opinion on the Closing Date (or, if required, on the effective date of the Form S-4), as described in Section 8.3(f).

Section 7.14 Resignations. Unless otherwise notified in writing by Parent three (3) Business Days prior to the Closing Date, Company shall use reasonable best efforts to cause to be delivered to Parent resignations executed by each director of Hermes Sub I, Company or any Company Subsidiary and each officer of Hermes Sub I, Company or any Company Subsidiary in office as of immediately prior to the Second Merger Effective Time and effective upon the Second Merger Effective Time.

Section 7.15 Employee Matters.

(a) For a period of twelve (12) months following the Second Merger Effective Time (or if earlier, the date of the applicable employee’s termination of employment), Parent shall provide, or shall cause to be provided, to each employee of Company and Company Subsidiaries as of immediately prior to the Second Merger Effective Time who continues to be employed by Parent or the Parent Subsidiaries following the Second Merger Effective Time (the “Continuing Employee”) the following: (i) base salary (or base wages), target cash bonus opportunity and/or target long-term incentive opportunity in the aggregate that is at least equal to the aggregate base salary (or base wages), target cash bonus opportunity and/or target long-term incentive opportunity provided to similarly situated employees of Parent and its Subsidiaries; provided, that base salary (or base wages) shall be at least equal to the greater of (A) the base salary (or base wages) provided to such Continuing Employee by Company or any Company Subsidiary as of immediately prior to the Second Merger Effective Time and (B) the base salary (or base wages) provided to similarly situated employees of Parent and its Subsidiaries and (ii) retirement and health and welfare benefits that are substantially similar, in the aggregate, to those retirement and health and welfare benefits provided to similarly-situated employees of Parent or Parent Subsidiaries, in each case, excluding defined benefit pension, severance, nonqualified retirement, post-retirement medical or welfare, retention, change in control or similar plans, agreements, programs, policies, practices or other arrangements (such excluded items, the “Excluded Benefits”); provided, that for any Continuing Employee whose employment with Parent and its Subsidiaries terminates during the sixty days following the Closing Date, clause (ii) of this Section 7.15(a) shall be deemed satisfied if Parent provides retirement and health and welfare benefits that are substantially similar, in the aggregate, to those retirement and health and welfare benefits provided to such Continuing Employee by Company or any Company Subsidiary as of immediately prior to the Second Merger Effective Time, in each case excluding the Excluded Benefits (but including the severance provided pursuant to Section 7.15(f)). For the avoidance of doubt, nothing in this Agreement shall require Parent or any Parent Subsidiary to employ any Person, nor shall it alter the at-will employment status of any Company Employee.

(b) Solely to the extent Parent Benefit Plans provide benefits to any Continuing Employee on or following the Second Merger Effective Time, Parent shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Second Merger Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Second Merger Effective Time for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with Company and Company Subsidiaries for purposes of eligibility to participate, vesting, and solely for severance or vacation accrual, benefit accrual under each applicable Parent Benefit Plan, as if such service had been performed with Parent, except for any defined benefit pension plan, retiree medical plan or plan maintained by Parent or any Parent Subsidiary under which similarly-situated employees of Parent and Parent Subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation, or to the extent it would result in a duplication of benefits or retroactive application.

(c) Unless otherwise requested by Parent not less than five (5) Business Days before the Closing Date, Company shall adopt board resolutions and take any corporate action as is necessary to terminate each Company Benefit Plan that is a Tax-qualified defined contribution plan with a cash or deferred arrangement under Section 401(k) of the Code (the “Company Qualified DC Plan”), effective as of the day prior to the Closing Date but contingent on the occurrence of the Closing. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the reasonable prior review and approval of Parent (which shall not be unreasonably withheld). Upon the distribution of the assets in the accounts under the Company Qualified DC Plan to the participants, Parent shall permit such participants who are then actively employed by Parent or Parent Subsidiaries to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash, from the Company Qualified DC Plan to the applicable Tax-qualified defined contribution plans of Parent or Parent Subsidiaries.

(d) Parent hereby acknowledges that the consummation of the Mergers or the other transactions contemplated hereby constitutes a “change of control”, a “change in control” or a “sale event” (or a term of similar import) for purposes of any Company Benefit Plan set forth on Section 7.15(d) of the Company Disclosure Letter that contains a definition of “change of control”, a “change in control” or a “sale event” (or a term of similar import), as applicable.

(e) Within thirty (30) days following the Closing Date, Parent shall pay to each individual who was employed by Company and Company Subsidiaries as of immediately prior to the Second Merger Effective Time a cash bonus based on the annual amount set forth on Section 7.15(e) of the Company Disclosure Letter, pro-rated for the portion of such calendar year that are attributable to the pre-Closing period, including the employer portion of any associated payroll Taxes.

(f) Parent shall cause the Surviving Entity to honor in accordance with their terms the arrangements as set forth on Section 7.15(f) of the Company Disclosure Letter.

(g) The provisions of this Section 7.15 are solely for the benefit of the Parties. No current or former director, employee or other individual service provider or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Parent Benefit Plan, Company Benefit Plan or any other Benefit Plan for any purpose. Without limiting the generality of the foregoing in this Section 7.15, nothing contained in this Agreement shall otherwise obligate Parent, Company or any of their respective Affiliates to (i) maintain any particular Benefit Plan or (ii) retain the employment or services of any current or former director, trustee, employee or other individual service provider.

Section 7.16 Delisting; Deregistration. Prior to the First Merger Effective Time, Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things, necessary, proper or advisable on its part under applicable Law and the rules and policies of the NYSE to enable the delisting of the Company Common Stock, Company Class A Common Stock and Company Preferred Stock from the NYSE and the deregistration of Company Common Stock, Company Class A Common Stock and Company Preferred Stock under the Exchange Act to occur, in each case, as promptly as practicable after the First Merger Effective Time.

Section 7.17 Certain Company Subsidiary Matters. The Parties hereby agree to the provisions set forth on Section 7.17 of the Company Disclosure Letter.

Section 7.18 Merger Sub; Hermes Sub I; Hermes Sub II; Parent Subsidiaries; Company Subsidiaries. Parent shall cause each of Merger Sub and any other applicable Parent Subsidiary to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the Second Merger on the terms and conditions set forth in this Agreement. Company shall cause each of Hermes Sub I, Hermes Sub II and the Company Subsidiaries to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Hermes Sub I and Hermes Sub II to consummate the First Merger and the Second Merger on the terms and conditions set forth in this Agreement.

Section 7.19 Financing Cooperation.

(a) Company shall, and shall cause the Company Subsidiaries to, and shall cause its and their Representatives to, provide all cooperation reasonably requested by Parent in connection with financing arrangements (including assumptions, guarantees, amendments, supplements, modifications, refinancings, replacements, repayments, terminations or prepayments of existing financing arrangements) as Parent may reasonably determine necessary or advisable in connection with the completion of the Mergers or the other transactions contemplated hereby. Such cooperation shall include furnishing Parent and any of its financing sources with (A) unaudited consolidated balance sheets and related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows (in each case, subject to normal year-end adjustments and absence of footnotes) for Company for each fiscal quarter ended on a date that is not a fiscal year end and that is at least forty (40) days before the Closing Date and (B) in the event that the Closing Date occurs on a date that is more than sixty (60) days following October 31, 2023, audited consolidated balance sheets and related audited consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the fiscal year ended October 31, 2023, in each case prepared in accordance with GAAP. Notwithstanding the foregoing, nothing in this Section 7.19(a) shall require such cooperation to the extent it would disrupt unreasonably the business or operations of Company and the Company Subsidiaries (taken as a whole) or require any of them to take any actions that would reasonably be expected to violate applicable Law, contract or Organizational Documents.

(b) Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to, as soon as reasonably practicable after (and not prior to) the receipt of a written request from Parent to do so, on the terms and conditions specified by Parent and in compliance with all applicable terms and conditions of the applicable Company Debt Agreement, seek a waiver or waivers or an amendment or amendments to any of the Company Debt Agreements or pursue any approach chosen by Parent to the assumption, defeasance, satisfaction and discharge, refinancing, repayment, repurchase, redemption, termination, amendment, guarantee, purchase, waiver or other treatment of, the Company Debt Agreements and the indebtedness incurred pursuant thereto, in each case, subject to the occurrence of the Closing (any such transaction, a “Debt Transaction”). Company shall use commercially reasonable efforts to, and shall cause the Company Subsidiaries to use commercially reasonable efforts to, cause its and their respective Representatives to provide cooperation and assistance reasonably requested by Parent in connection with the Debt Transactions (including taking all corporate action reasonably necessary to authorize the execution and delivery of any documents in connection with the Debt Transactions (the “Debt Transaction Documents”) to be entered into prior to Closing and delivering all officer’s certificates and legal opinions required to be delivered in connection therewith (such corporate action, execution and delivery not to be unreasonably withheld, delayed or conditioned)); provided, that the effectiveness of any such Debt Transaction Documents, officer’s certificates and legal opinions shall be expressly conditioned on the Closing. It is understood and agreed that a failure to effectuate any Debt Transaction shall not constitute a failure by the Company to satisfy its obligations under this Section 7.19.

(c) Company shall, and shall cause the Company Subsidiaries to, after (and not prior to) the receipt of a written request from Parent to do so, deliver all notices and take all other actions to facilitate the termination at the Second Merger Effective Time of all commitments in respect of each of the Company Credit Facility and any other indebtedness of the Company or Company Subsidiaries to be paid off, discharged and terminated on the Closing Date as specifically requested by Parent in writing reasonably in advance of the Closing Date, the repayment in full on the Closing Date of all obligations in respect of such indebtedness thereunder, and the release on the Closing Date of any Liens securing such indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, after (and not prior to) the receipt of a written request from Parent to do so, Company and the Company Subsidiaries shall use commercially reasonable efforts to deliver to Parent (i) at least seven (7) Business Days prior to the Closing Date, a draft payoff letter with respect to the Company Credit Facility and any other indebtedness (including mortgages) of Company or the Company Subsidiaries to be paid off, discharged and terminated on the Closing Date in accordance with this Section 7.19 and (ii) at least one (1) Business Day prior to the Closing Date, an executed payoff letter with respect to the Company Credit Facility and any other indebtedness (including mortgages) of Company or the Company Subsidiaries to be paid off (the “Payoff Letters”), discharged and terminated on the Closing Date, in each case in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection with the Company Credit Facility or such other indebtedness of Company to be paid off, discharged and terminated on the Closing Date in accordance with this Section 7.19 relating to the assets, rights and properties of the Company and Company Subsidiaries securing or relating to such indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Second Merger Effective Time, be released and terminated.

(d) All material non-public or otherwise confidential information regarding Company or its Affiliates obtained by Parent or any of its Representatives pursuant to this Section 7.19 shall be kept confidential in accordance with the Confidentiality Agreement; provided, that notwithstanding anything to the contrary herein or in the Confidentiality Agreement, such information may be disclosed (i) to prospective lenders, underwriters, initial purchasers, dealer managers and agents during syndication and marketing of the transactions contemplated by this Section 7.19 that enter into confidentiality arrangements customary for financing transactions of the applicable type (including customary “click-through” confidentiality undertakings) and (ii) on a confidential basis to rating agencies. Parent shall indemnify, defend and hold harmless Company and its Affiliates and their respective Representatives from and against any liability, obligation or loss actually suffered or incurred by them in connection with any cooperation provided under this Section 7.19 and any information utilized in connection therewith, except in the event such liabilities, obligations or losses arose out of or result from (i) the bad faith, gross negligence or willful misconduct by Company or its Affiliates or their respective Representatives or (ii) any information provided by or on behalf of Company or its Affiliates that is disclosed and used solely in a manner expressly permitted by this Section 7.19 or that Company has otherwise expressly consented to in writing. Parent shall, promptly upon request by Company, reimburse Company and its Affiliates and their respective Representatives for all reasonable, documented and invoiced out-of-pocket costs actually incurred by

Company and such Affiliates and Representatives in connection with any cooperation provided under this Section 7.19, except in the event such costs arose out of or result from the bad faith, gross negligence or willful misconduct by Company or its Affiliates or their respective Representatives.

(e) None of the representations, warranties or covenants of Company set forth in this Agreement shall be deemed to apply to, or deemed breached or violated by, any of the actions taken by Company pursuant to, and in accordance with, this Section 7.19. Parent hereby acknowledges and agrees that obtaining any debt financing is not a condition to the consummation of the Mergers, and that if any such debt financing is not obtained, Parent will continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article 8 and the other terms hereof, to consummate the Mergers.

ARTICLE 8 CONDITIONS

Section 8.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the Parties to this Agreement to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the Closing of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced by the SEC and not withdrawn.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Mergers or any other transaction contemplated hereby shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, makes illegal the consummation of the Mergers.

(d) Listing. The Parent Common Shares and the Parent Preferred Shares to be issued in the Second Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(e) Articles of Amendment. The articles of amendment classifying the Parent Series A Preferred Stock in substantially the form attached hereto as Exhibit A and the articles of amendment classifying the Parent Series B Preferred Stock in substantially the form attached hereto as Exhibit B shall have been filed with and accepted for record by the Florida Department of State.

Section 8.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent, at or prior to the Closing, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties set forth in Sections 4.1(a) and 4.1(b) (Organization and Qualification), Section 4.3 (Capital Structure) (except Section 4.3(a)), Section 4.4 (Authority), Section 4.20 (Opinion of Financial Advisor), Section 4.21 (Approval Required), Section 4.22 (Brokers), Section 4.24 (Takeover Statutes; Excess Stock) and Section 4.26 (Hermes Sub I; Hermes Sub II) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, (ii) the representations and warranties set forth in Section 4.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, (iii) the representations and warranties set forth in the second sentence of Section 4.8 (No MAE) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, and (iv) each of the other representations and warranties of Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iv) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Company Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Covenants and Obligations of Company. Company shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Closing.

(c) Material Adverse Change. There shall not exist any event, change, or occurrence arising after the date of this Agreement that, individually, or in the aggregate, constitutes a Company Material Adverse Effect.

(d) Delivery of Certificates. Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its chief executive officer and chief financial officer on behalf of Company, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e) Opinion Relating to REIT Qualification. Parent shall have received the written opinion of Hogan Lovells US LLP (or other counsel reasonably satisfactory to Parent), dated as of the Closing Date, in substantially the form attached hereto as Exhibit C, to the effect that for all taxable periods commencing with its taxable year ended October 31, 2019 and ending at the moment in time immediately prior to the Second Merger Effective Time, Company and, from and after the First Merger Effective Time, Hermes Sub I, has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code (which opinion shall be based upon the representation letter described in Section 7.13(a) and shall be subject to customary assumptions, exceptions, limitations and qualifications).

(f) Section 368 Opinion. Parent shall have received the written opinion of Wachtell, Lipton, Rosen & Katz (or other counsel reasonably satisfactory to Company), dated as of the Closing Date, in substantially the form and substance as set forth in Exhibit D, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, each of the First Merger and the Second Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, counsel may rely upon the representation letters described in Section 7.13(a) and Section 7.13(b).

Section 8.3 Conditions to Obligations of Company. The obligations of Company to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Company at or prior to the Closing, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties set forth in Section 5.1(a) (Organization and Qualification), Section 5.3 (Capital Structure) (except Section 5.3(a)), Section 5.4 (Authority), Section 5.18 (No Shareholder Approval Required), Section 5.19 (Brokers) and Section 5.22 (Merger Sub) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, (ii) the representations and warranties set forth in Section 5.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date and (iii) each of the other representations and warranties of Parent contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Covenants or Obligations of Parent. Parent shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Closing.

(c) Material Adverse Change. There shall not exist any event, change or occurrence arising after the date of this Agreement that, individually or in the aggregate, constitutes a Parent Material Adverse Effect.

(d) Delivery of Certificates. Parent shall have delivered to Company a certificate, dated as of the Closing Date and signed by its chief executive officer and chief financial officer on behalf of Parent certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

(e) Opinion Relating to REIT Qualification. Company shall have received the written opinion of Foley & Lardner LLP (or other counsel reasonably satisfactory to Company), dated as of the Closing Date in substantially the form attached hereto as Exhibit E, to the effect that for all taxable periods commencing with its taxable year ended December 31, 2019 and through the Closing Date, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that its proposed method of organization and operation will permit Parent to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the Closing Date (which opinion shall be based upon the representation letter described in Section 7.13(a) and Section 7.13(b) and shall be subject to customary assumptions, limitations and qualifications).

(f) Section 368 Opinion. Company shall have received the written opinion of its counsel, Hogan Lovells US LLP (or other counsel reasonably satisfactory to Parent), dated as of the effective date of the Closing Date, in substantially the form and substance as set forth in Exhibit F, respectively, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, each of the First Merger and the Second Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, counsel may rely upon the representation letters described in Section 7.13(a) and Section 7.13(b).

ARTICLE 9

TERMINATION, FEES AND EXPENSES, AND AMENDMENT

Section 9.1 Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Second Merger Effective Time, notwithstanding approval thereof by the stockholders of Company (except as otherwise specified in this Section 9.1):

(a) by mutual written consent of each of Parent and Company;

(b) by either Parent or Company:

(i) if the Mergers shall not have been consummated on or before February 17, 2024 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of the Mergers to be consummated by the Outside Date was primarily caused by the failure of such Party to comply with any provision of this Agreement;

(ii) if any Governmental Authority of competent jurisdiction shall have issued temporary restraining order, preliminary or permanent injunction or other Order prohibiting consummation of the Mergers, and such Order or other action shall have become final and non-appealable or any Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, makes illegal the consummation of the First Merger or Second Merger or any other transaction contemplated hereby; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on such approval was taken;

(c) by Parent:

(i) if Company shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, violation or failure to perform, either individually or in the aggregate, if occurring or continuing on the Closing Date (A) would result in the failure of any of the conditions set forth in Section 8.2(a) or 8.2(b) (a “Company Terminating Breach”) and (B) is not cured or cannot be cured or waived prior to the earlier of (i) forty-five (45) days following notice to Company from Parent of such breach or failure and (ii) the Outside Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a Parent Terminating Breach shall have occurred and be continuing at the time Parent delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i); or

(ii) prior to obtaining the Company Stockholder Approval, if Company or the Company Board or any committee thereof (A) shall have effected a Company Adverse Recommendation Change, (B) after public announcement by any Person of a Company Acquisition Proposal, fails to recommend against such Company Acquisition Proposal and to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of being requested to do so by Parent, or (C) fails to include the Company Board Recommendation in the Proxy Statement; or

(d) by Company:

(i) if Parent shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, violation or failure to perform, either individually or in the aggregate, if occurring or continuing on the Closing Date (A) would result in the failure of any of the conditions set forth in Section 8.3(a) or 8.3(b) (a “Parent Terminating Breach”) and (B) is not cured or cannot be cured or waived prior to the earlier of (x) forty-five (45) days following notice to Parent from Company of such breach or failure and (y) the Outside Date; provided, that Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a Company Terminating Breach shall have occurred and be continuing at the time Company delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or

(ii) prior to obtaining the Company Stockholder Approval, if the Company Board determines to enter into a Company Alternative Acquisition Agreement with respect to a Company Superior Proposal in accordance with Section 7.3(e) (it being understood that Company shall enter into a definitive Company Alternative Acquisition Agreement with respect to the Company Superior Proposal substantially concurrently with the termination of this Agreement); provided, that the Company Termination Fee shall be paid in full pursuant to Section 9.3(d) substantially concurrently with such termination.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other Party, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or Company, except that the Confidentiality Agreement and the provisions of Section 7.2(b) (Confidentiality), Section 7.4 (Public Announcements), this Section 9.2, Section 9.3 (Fees and Expenses), Section 9.4 (Amendment), and Article 10 (General Provisions), and the definitions of all defined terms appearing in such sections, shall survive the termination hereof; provided, that no such termination shall relieve any Party from any liability or damages resulting from any fraud in connection with this Agreement or any willful and material breach of any of the covenants or agreements set forth in this Agreement prior to such termination of this Agreement. For purposes of the foregoing, “willful and material breach” shall mean an intentional and willful act, or an intentional and willful failure to act, in each case that is the consequence of an act or omission by a Person with the actual knowledge that the taking of such act or failure to take such act would or would reasonably be expected to cause a material breach of this Agreement. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

Section 9.3 Fees and Expenses.

(a) Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement, the Mergers and the other transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the Mergers are consummated.

(b) In the event that (i)(x) this Agreement is terminated by Parent pursuant to Section 9.1(c)(i), and after the date hereof and prior to the breach giving rise to such right of termination, a Company Acquisition Proposal has been publicly announced, disclosed, or otherwise communicated or made known to the Company Board and has not been irrevocably withdrawn publicly, or (y) this Agreement is terminated by Company or Parent pursuant to Section 9.1(b)(iii), and prior to the Company Stockholder Meeting a Company Acquisition Proposal has been publicly announced, disclosed, or otherwise communicated or made known to the Company Board and has not been irrevocably withdrawn publicly at least five (5) Business Days prior to the Company Stockholder Meeting, and (ii) within twelve (12) months after the date of such termination referred to in this Section 9.3(b), a transaction in respect of a Company Acquisition Proposal is consummated or Company enters into a Company Alternative Acquisition Agreement that is later consummated (provided that for purposes of this clause (ii), all percentages included in the definition of “Company Acquisition Proposal” shall be increased to 50%), then Company shall pay to Parent the Company Termination Fee by wire transfer of same day funds to the account or accounts designated by Parent no later than consummation of such transaction in respect of a Company Acquisition Proposal.

(c) In the event that this Agreement is terminated by Parent pursuant to Section 9.1(c)(ii), then Company shall pay to Parent the Company Termination Fee by wire transfer of same day funds to the account or accounts designated by Parent within two (2) Business Days of such termination.

(d) In the event that this Agreement is terminated by Company pursuant to Section 9.1(d)(ii), then Company shall pay to Parent the Company Termination Fee by wire transfer of same day funds to the account or accounts designated by Parent substantially concurrently with such termination.

(e) Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that under no circumstances shall Company be required to pay Parent the Company Termination Fee on more than one occasion. Notwithstanding anything in this Agreement to the contrary, except in the case of fraud or willful and material breach as set forth in Section 9.2 and except as set forth in the provisos at the end of this sentence, in the event that the Company Termination Fee becomes payable, then payment to Parent of the Company Termination Fee and any Enforcement Expenses shall be Parent’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against Company, the Company Subsidiaries and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Company Parties”) in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Mergers to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise, and, upon payment of such Company Termination Fee, no Company Party shall have any further liability or obligation relating to or arising out of this Agreement, any agreement executed in connection herewith, or the transactions contemplated hereby and thereby.

(f) Each of Company and Parent acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other Party would not enter into this Agreement. If Company fails to pay the Company Termination Fee due pursuant to Section 9.3(b) or 9.3(c) or 9.3(d), and, in order to obtain such payment, Parent commences a suit that results in a final, non-appealable judgment against Company for the Company Termination Fee, Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest thereon from the date of termination of this Agreement at a rate per annum equal to the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made (collectively, the “Enforcement Expenses”).

(g) The “Company Termination Fee” shall be an amount equal to the lesser of (i) the Company Base Amount and (ii) the maximum amount, if any, that can be paid to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such year determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants engaged by Parent (taking into account any known or anticipated income of Parent which is not Qualifying Income and any appropriate “cushion” as determined by such accountants). Notwithstanding the foregoing, in the event Parent receives Tax Guidance providing that Parent’s receipt of the Company Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Company Termination Fee shall be an amount equal to the Company Base Amount and Company shall, upon receiving notice that Parent has received the Tax Guidance, pay to Parent the unpaid Company Base Amount within five (5) Business Days. In the event that Parent is not able to receive the full Company Base Amount due to the above limitations, Company shall place the unpaid amount in escrow by wire transfer within three (3) days of the date when the Company Termination Fee would otherwise be due but for the above limitations and shall not release any portion thereof to Parent unless and until Parent receives either one or a combination of the following once or more often: (i) a letter from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements (calculated as described above), in which event Company shall pay to Parent the lesser of the unpaid Company Base Amount or the maximum amount stated in the letter, within five (5) Business Days after Company has been notified thereof, or (ii) the Tax Guidance, in which event Company shall pay to Parent the unpaid Company Base Amount within five (5) Business Days after Company has been notified thereof. The obligation of Company to pay any unpaid portion of the Company Termination Fee shall terminate on the December 31 following the date which is five (5) years from the date the Company Termination Fee first becomes payable under Section 9.3(b), Section 9.3(c) or Section 9.3(d). Amounts remaining in escrow after the obligation of Company to pay the Company Termination Fee terminates shall be released to Company.

Section 9.4 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties hereto by action taken or authorized by the Company Board and the Parent Board, respectively, at any time before or after receipt of the Company Stockholder Approval and prior to the Second Merger Effective Time; provided, that after the Company Stockholder Approval has been obtained, there shall not be (a) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Common Stock and Company Class A Common

Stock and/or Hermes Sub I Common Stock and Hermes Sub I Class A Common Stock, or which by applicable Law or, in the case of Parent, in accordance with the rules of Nasdaq requires the further approval of the stockholders of Company or stockholders of Parent without such further approval of such stockholders or stockholders, or (b) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1 Nonsurvival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations and warranties, shall survive the Second Merger Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance in whole or in part after the Second Merger Effective Time.

Section 10.2 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given on the date of actual delivery if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by email of a “portable document form” (“pdf”) attachment (receipt confirmed, provided that receipt will be deemed to have been confirmed upon delivery absent an “undeliverable” or similar automatic reply) at the following addresses (or at such other address or facsimile number for a Party as shall be specified by like notice):

(a)	if to Company, Hermes Sub I or Hermes Sub II to:

c/o Urstadt Biddle Properties Inc.

321 Railroad Avenue

Greenwich, CT 06830

Attn:	Willing L. Biddle
Miyun Sung
email:	wbiddle@ubproperties.com
msung@ubproperties.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

555 13th Street NW

Washington, DC 20004

Attn:	David Bonser
Stacey McEvoy
email:	david.bonser@hoganlovells.com
stacey.mcevoy@hoganlovells.com

(b)	if to Parent or Merger Sub to:

c/o Regency Centers Corporation

One Independent Drive, Suite 114

Jacksonville, Florida 32202

Attn:	Michael Mas
Michael Herman
email:	michaelmas@regencycenters.com
michaelherman@regencycenters.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attn:	Adam O. Emmerich
David K. Lam
email:	aoemmerich@wlrk.com
dklam@wlrk.com

Section 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy in any jurisdiction, as to that jurisdiction, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party, and (d) such terms or other provision shall not affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by email in pdf, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.5 Entire Agreement. This Agreement (including the Exhibits hereto, the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement and the Voting Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

Section 10.6 No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, except for the provisions of Article 3 (which, from and after the Second Merger Effective Time, shall be for the benefit of holders of shares of Hermes Sub I Common Stock, Hermes Sub II Class A Common Stock and Hermes Sub I Preferred Stock immediately prior to the Second Merger Effective Time) and Section 7.5 (which, from and after the Second Merger Effective Time shall be for the benefit of the Indemnified Parties). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.7 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.7 Extension; Waiver. At any time prior to the Second Merger Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of any other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party (provided, that any waiver must be signed by the Part(y)(ies) to whose benefit the relevant provision inures). The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.8 Governing Law. This Agreement and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or be related to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

Section 10.9 Consent to Jurisdiction. Each Party irrevocably agrees (a) to submit itself to the exclusive jurisdiction and forum of the Circuit Court for Baltimore City (Maryland) or, if that court does not have jurisdiction, to the United Stated District Court for the State of Maryland, Northern Division (the “Maryland Courts”) for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement of this Agreement, (b) to request and/or consent to the assignment of any dispute arising out of this Agreement or the transactions contemplated by this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement to the Business and Technology Case Management Program of the Circuit Court for Baltimore City (Maryland), (c) that it will not attempt to deny or defeat such jurisdiction or forum by motion or other request for leave from any such court, (d) that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement of this Agreement in any court other than the Maryland Courts, and (e) that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties agrees that service of process may be made within or outside the State of Maryland, and agree that service of process on such Party at the address referred to in Section 10.2 (or such other address as may be specified in accordance with Section 10.2) by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service shall be deemed effective service of process. Service made pursuant to the foregoing sentence shall have the same legal force and effect as if served upon such Party personally within the State of Maryland.

Section 10.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Section 10.11 Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and that the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Article 9, each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such Party is entitled at Law or in equity. Each Party hereby waives any objections and defenses to the grant of the equitable remedy of specific performance or to an injunction to prevent or restrain breaches of this Agreement by any other Party (including any objection or defense on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to specifically enforce compliance by the other Party with the terms and provisions of, and such other Party’s obligations under, this Agreement and to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement or the covenants and obligations of such other Party under this Agreement. In the event any Party seeks an injunction or injunctions to prevent breaches or threatened breaches of this Agreement (or the covenants and obligations of the other Party under this Agreement) or to enforce specifically the terms and provisions of, or the other Party’s obligations under, this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction. For the avoidance of doubt, the Parties may pursue both a grant of specific performance or other equitable remedies to the extent permitted by this Section 10.11 and the payment of damages as contemplated by Section 9.2, but shall not be entitled or permitted to receive an award of damages if specific performance or other equitable remedies are awarded and consummation of the Mergers occurs and shall not be entitled or permitted to receive an award of specific performance or other equitable remedies if damages are awarded.

Section 10.12 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.12.

Section 10.13 Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations among the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

REGENCY CENTERS CORPORATION

By:	/s/ Lisa Palmer
	Name:	Lisa Palmer
	Title:	President and Chief Executive Officer

HERCULES MERGER SUB, LLC

By:	/s/ Lisa Palmer
	Name:	Lisa Palmer
	Title:	President and Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

URSTADT BIDDLE PROPERTIES INC.

By:	/s/ Willing L. Biddle
Name: Willing L. Biddle
Title: President and Chief Executive Officer

UB MARYLAND I, INC.

By:	/s/ Willing L. Biddle
Name: Willing L. Biddle
Title: Director

UB MARYLAND II, INC.

By:	/s/ Willing L. Biddle
Name: Willing L. Biddle
Title: Director

[Signature Page to the Agreement and Plan of Merger]

Annex B

May 17, 2023

The Board of Directors

Urstadt Biddle Properties Inc.

321 Railroad Avenue

Greenwich, CT 06830

The Board of Directors:

The Board of Directors (the “Board”) of Urstadt Biddle Properties Inc., a Maryland corporation (“Company”), has asked Eastdil Secured Advisors LLC (“Eastdil”) to advise it with respect to the fairness, from a financial point of view, to holders (other than Parent, any Parent Subsidiary or any wholly owned Company Subsidiary) of common stock, $0.01 par value per share, of Company (“Company Common Stock”) and Class A common stock, $0.01 par value per share, of Company (“Company Class A Common Stock”) of the Exchange Ratio (defined below) provided for in the Agreement and Plan of Merger (the “Merger Agreement”) among Company, Regency Centers Corporation, a Florida corporation (“Parent”), Hercules Merger Sub, LLC, a Maryland limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), UB Maryland I, Inc., a Maryland corporation and a direct wholly-owned subsidiary of Company (“Hermes Sub I”), and UB Maryland II, Inc., a Maryland corporation and a direct wholly-owned subsidiary of Hermes Sub I (“Hermes Sub II”).

We understand that, among other things, pursuant to the Merger Agreement:

(i)

Hermes Sub II will be merged with and into Company (the “First Merger”), with Company surviving the First Merger as a wholly-owned subsidiary of Hermes Sub I, whereby each outstanding share of Company Common Stock will be converted into one share of common stock, $0.01 par value per share, of Hermes Sub I (“Hermes Sub I Common Stock”) and each outstanding share of Company Class A Common Stock will be converted into one share of Class A common stock, $0.01 par value per share, of Hermes Sub I (“Hermes Sub I Class A Common Stock”);

(ii)

Following the First Merger, Hermes Sub I will be merged with and into Merger Sub (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub being the surviving entity in the Second Merger, whereby each outstanding share of Hermes Sub I Common Stock and Hermes Sub I Class A Common Stock (other than such shares held by Parent, Merger Sub or Hermes Sub I) will be converted into the right to receive 0.347 (the “Exchange Ratio”) of a share of common stock, $0.01 par value per share, of Parent (“Parent Common Stock”); and

(iii)

Following the Second Merger, Company will be converted into a Maryland limited liability company, whereby Parent will contribute all of the equity interests of Merger Sub to Regency Centers, L.P., a Florida limited partnership (the “Parent Partnership”), in exchange for a number of common units of Parent Partnership equal to the number of shares of Parent Common Stock issued in the Second Merger.

The terms and conditions of the Mergers and related transactions are more fully set forth in the Merger Agreement.

In arriving at our opinion, we have, among other things:

•	Reviewed a draft, dated May 17, 2023, of the Merger Agreement, including the financial terms thereof;

•

Reviewed certain publicly available business, financial and other information regarding Company and Parent, including information set forth in Company’s annual report on Form 10-K for the fiscal year ended October 31, 2022 and quarterly report on Form 10-Q for the period ended January 31, 2023 and Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2022 and quarterly report on Form 10-Q for the period ended March 31, 2023;

The Board of Directors

Urstadt Biddle Properties Inc.

•

Reviewed certain other business and financial information regarding Company and Parent furnished to us by and discussed with the managements of Company, including financial forecasts and estimates relating to Company approved by the management of Company and financial forecasts and estimates relating to Parent prepared by the management of Parent and approved by the management of Company;

•

Discussed with the management of Company the operations and prospects of Company and Parent, including the historical financial performance and trends in the results of operations of Company and Parent;

•	Discussed with the management of Company the strategic rationale for the Mergers and financial and strategic benefits anticipated by the management of Company to result from the Mergers;

•	Participated in discussions and negotiations among representatives of Company, Parent and their respective advisors regarding the proposed Mergers;

•	Reviewed reported prices and trading activity for Company Common Stock, Company Class A Common Stock and Parent Common Stock;

•

Analyzed the estimated net asset value of each of Company and Parent’s real estate portfolios and other assets based upon the financial forecasts and estimates referred to above and assumptions relating thereto discussed with and confirmed as reasonable by the management of Company;

•	Compared certain financial data of Company and Parent with similar data of certain publicly traded companies that we deemed relevant in evaluating Company and Parent;

•

Analyzed the estimated present value of the future cash flows of Company and Parent based upon the financial forecasts and estimates referred to above and assumptions relating thereto discussed with and confirmed as reasonable by the management of Company; and

•	Considered such other information, such as financial studies and analyses, as well as financial, economic and market criteria, and made such other inquiries, as we deemed relevant.

In connection with our review, we have assumed and relied upon the accuracy and completeness of the financial and other information provided, discussed with or otherwise made available to us, including all accounting, tax, regulatory and legal information, and we have not made (and have not assumed any responsibility for) any independent verification of such information. We have relied upon assurances of the managements of Company and Parent that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts, estimates and other information relating to Company and Parent that we have been directed to utilize in our analyses, we have been advised by the respective managements of Company and Parent and we have assumed that they have been reasonably prepared and reflect the best currently available estimates, judgments and assumptions of the managements of Company and Parent, as the case may be, as to the future financial performance of Company and Parent, as the case may be, the potential pro forma financial effects of the Mergers and the other matters covered thereby. We assume no responsibility for, and express no view as to, any forecasts, estimates or other information utilized in our analyses or the judgments or assumptions upon which they are based. We also have assumed that there have been no meaningful changes in the condition (financial or otherwise), results of operations, businesses or prospects of Company or Parent since the respective dates of the most recent financial statements and other information provided to us. We have relied, at the direction of Company, upon the assessments of the managements of Company and Parent as to, among other things, (i) the potential impact on Company and Parent of certain market and other trends in and prospects for the commercial real estate market and related credit and financial markets and (ii) the ability to integrate the businesses and operations of Company and Parent as contemplated. We have assumed, with Company’s consent, that there will not be any developments with respect to any of the foregoing, or any adjustment to the Exchange Ratio, that would be meaningful in any respect to our analyses or opinion.

The Board of Directors

Urstadt Biddle Properties Inc.

In arriving at our opinion, we have not conducted physical inspections of the properties or assets of Company, Parent or any other entity, nor have we made or been provided with any evaluations or appraisals of the properties, assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of Company, Parent or any other entity. We also have not evaluated the solvency or fair value of Company, Parent or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.

In rendering our opinion, we have assumed, at the direction of Company, that the final form of the Merger Agreement, when signed by the parties thereto, will not differ from the draft Merger Agreement reviewed by us in any respect meaningful to our analyses or opinion, that the Mergers and related transactions will be consummated in accordance with the terms described in the Merger Agreement and related documents and in compliance with all applicable laws, documents and other requirements without amendment or waiver of any material terms or conditions and that, in the course of obtaining any necessary governmental, regulatory or third party consents, approvals or agreements for the Mergers and related transactions, no delay, limitation or restriction, including any divestiture or other requirements, will be imposed or action will be taken that will have an adverse effect on Company, Parent, the Mergers or related transactions. We also have assumed, at the direction of Company, that the Mergers will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). We have been advised by Company and Parent, and we have assumed, at the direction of Company, that each of Company and Parent has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes since its election to be taxed as a REIT and we further have assumed, at the direction of Company, that the Mergers and related transactions will not adversely affect such REIT status or operations.

We are not expressing any opinion as to what the value of Parent Common Stock actually will be when issued pursuant to the Mergers or the prices at which Parent Common Stock, Company Common Stock, Company Class A Common Stock or any other securities will trade at any time. Our opinion is necessarily based on economic, market, financial and other conditions existing, and information made available to us, as of the date hereof. As the Board is aware, the credit, financial and stock markets, and the industries and regions in which Company and Parent operate, have experienced and continue to experience volatility and we express no opinion or view as to any potential effects of such volatility on Company, Parent (or their respective businesses), the Mergers or related transactions (including the contemplated benefits thereof). Although subsequent developments may affect the matters set forth in this opinion, we do not have any obligation to update, revise, reaffirm or withdraw this opinion or otherwise comment on or consider any such events occurring or coming to our attention after the date hereof.

Our opinion only addresses the fairness, from a financial point of view and as of the date hereof, to holders of Company Common Stock and Company Class A Common Stock (other than Parent, any Parent Subsidiary or any wholly owned Company Subsidiary) of the Exchange Ratio provided for in the Merger Agreement to the extent expressly specified herein, without regard to individual circumstances of specific holders that may distinguish such holders or the securities of Company held by such holders (including any rights, preferences, restrictions or limitations that may be attributable to shares of Company Common Stock or Company Class A Common Stock or other securities of Company), and does not address any other terms, aspects or implications of the Mergers or any related transactions, including, without limitation, the form or structure of the Mergers or any other agreement, arrangement or understanding entered into in connection with or contemplated by the Mergers, any related transactions or otherwise. In addition, our opinion does not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by or otherwise payable to any officers, directors or employees of any parties to the Mergers or related transactions, or class of such persons, relative to the Exchange Ratio or otherwise. Our opinion also does not address the merits of the underlying decision by Company to enter into the Merger Agreement or the relative merits of the Mergers or related

The Board of Directors

Urstadt Biddle Properties Inc.

transactions compared with other business strategies or transactions available or that have been or might be considered by Company or the Board or in which Company might engage. We also are not expressing any opinion or view with respect to, and at the direction of Company have relied upon the assessments of representatives of Company regarding, accounting, tax, regulatory, legal or similar matters as to which we understand that Company obtained such advice as it deemed necessary from qualified professionals.

Eastdil has been engaged to act as financial advisor to Company in connection with the Mergers and will receive a fee for such services, a portion of which will be payable upon delivery of this opinion and the principal portion of which is contingent upon consummation of the Mergers. Company has agreed to reimburse certain of Eastdil’s expenses and to indemnify us and certain related parties against certain liabilities that may arise out of our engagement. Eastdil and our affiliates provide a full range of investment banking and financial advisory, property sales and debt placement services in the ordinary course of business, for which we and such affiliates receive customary fees. Eastdil and our affiliates in the past have provided, currently are providing and in the future may provide investment banking and other financial services to Company, Parent and certain of their respective affiliates for which Eastdil and our affiliates have received and would expect to receive fees including, during the past two years, having acted as debt placement agent to Parent.

This opinion is for the information and use of the Board (in its capacity as such) in connection with its evaluation of the Mergers. This opinion does not constitute a recommendation to the Board or any other person or entity in respect of the Mergers or any related transaction, including as to how any stockholder or other person should vote or act in connection with the Mergers, any related transaction or any other matter. This opinion may not be used or relied upon for any other purpose without our prior written consent, nor shall this opinion be disclosed to any person or quoted or referred to, in whole or in part, without our prior written consent. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of Company and registration statement of Parent in connection with the Mergers and related transactions but may not otherwise be disclosed publicly in any manner without our prior written consent. The issuance of this opinion has been approved by an authorized committee of Eastdil.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Merger Agreement is fair, from a financial point of view, to the holders (other than Parent, any Parent Subsidiary or any wholly owned Company Subsidiary) of Company Common Stock and Company Class A Common Stock.

Very truly yours,

/s/ Eastdil Secured Advisors LLC
Eastdil Secured Advisors LLC

Annex C

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of May 17, 2023, is by and among (a) Regency Centers Corporation, a Florida corporation (“Parent”), (b) Urstadt Biddle Properties Inc., a Maryland corporation (the “Company”) (solely with respect to Section 7 and Sections 8.2 through 8.23), and (c) the stockholders of the Company listed on Schedule A and the signature pages hereto (each, a “Stockholder” and, collectively, the “Stockholders”). Each of Parent, the Company and the Stockholders are sometimes referred to as a “Party.”

RECITALS

A.    Prior to the execution and delivery of this Agreement, Parent, the Company, Hercules Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), UB Maryland I, Inc., a Maryland corporation and a wholly owned subsidiary of the Company (“Hermes Sub I”), and UB Maryland II, Inc., a Maryland corporation and a wholly owned subsidiary of Hermes Sub I (“Hermes Sub II”), entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for (i) the merger of Hermes Sub II with and into the Company at the First Merger Effective Time, with the Company being the surviving corporation (the “First Merger”) and (ii) following the First Merger Effective Time, the merger of Hermes Sub I with and into Merger Sub at the Second Merger Effective Time, with Merger Sub surviving the merger (the “Second Merger” and, together with the First Merger, the “Mergers”);

B.    As of the date hereof, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of common stock, par value $0.01 per share, of the Company and class A common stock, par value $0.01 per share, of the Company (collectively, the “Common Shares”) set forth next to such Stockholder’s name on Schedule A hereto, being all of the Common Shares owned of record or beneficially by such Stockholder as of the date hereof (with respect to such Stockholder, the “Owned Shares”, and the Owned Shares together with any additional Common Shares that such Stockholder may acquire record and/or beneficial ownership of after the date hereof (including pursuant to a stock split, reverse stock split, stock dividend or distribution or any change in Common Shares by reason of any recapitalization, reorganization, combination, reclassification, exchange of shares or similar transaction), such Stockholder’s “Covered Shares”); and

C.    In connection with the execution by Parent and Merger Sub of the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to such Stockholder’s Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    Definitions. Unless the context otherwise requires, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used and capitalized in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

1.1.    “Expiration Time” shall mean the earliest to occur of (a) the Second Merger Effective Time, (b) a Company Adverse Recommendation Change in accordance with Section 7.3 of the Merger Agreement and (c) such time as the Merger Agreement is terminated in accordance with the terms of the Merger Agreement.

1.2.    “Transfer” shall mean: (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, or other transfer (by operation of Law or otherwise) or entry into any option or other contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement); (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares; or (c) any contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b) above.

2.         Agreement to Not Transfer the Covered Shares; No Inconsistent Arrangements

2.1.    No Transfer of Covered Shares. Until the Expiration Time, each Stockholder agrees not to Transfer or cause or permit the Transfer of any Covered Shares of any Stockholder, other than with the prior written consent of Parent. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void ab initio and of no effect whatsoever. If any involuntary Transfer of any of such Stockholder’s Covered Shares shall occur (including a sale by such Stockholder’s trustee in any bankruptcy, a sale to a purchaser at any creditor’s or court sale, or any Transfer by divorce decree of a court of competent jurisdiction or by will, trust, intestacy or other similar applicable Law upon such Stockholder’s death), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Covered Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until the Expiration Time.

2.2.    No Inconsistent Arrangements. Until the Expiration Time, each Stockholder agrees not to take any action, in its capacity as the record holder or beneficial owner of Covered Shares, that would directly or indirectly have the effect of preventing, materially delaying or materially impairing such Stockholder from performing any of its obligations under this Agreement or that would, or would reasonably be expected to, have the effect of preventing, materially delaying or materially impairing, the consummation of Mergers or the other transactions contemplated by the Merger Agreement or the performance by the Company of its obligations under the Merger Agreement.

3.         Agreement to Vote the Covered Shares.

3.1.    Voting Agreement. Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of the Company’s stockholders by written consent with respect to any of the following matters, each Stockholder shall vote (including via proxy) all of such Stockholder’s Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) all of such Stockholder’s Covered Shares) (a) in favor of any proposal to approve the Mergers (or any similar proposal required to be approved in order for either of the Mergers to be consummated); and (b) against (1) any action or agreement that would reasonably be expected to result in any of the conditions to the Company’s obligations set forth in the Merger Agreement not being fulfilled or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company, Hermes Sub I or Hermes Sub II contained in the Merger Agreement, or of any Stockholder contained in this Agreement, or (2) any Company Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with or materially and adversely affect the consummation of the Mergers and/or the other transactions contemplated by the Merger Agreement (clauses (a) and (b), the “Covered Proposals”).

3.2.    Quorum. Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), each Stockholder shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

3.3.    Return of Proxy. Each Stockholder shall execute and deliver (or cause the holders of record to execute and deliver), promptly following receipt, any proxy card or voting instructions it receives that is sent to stockholders of the Company soliciting proxies with respect to any matter described in Section 3.1, which shall be voted in the manner described in Section 3.1 (with Parent to be promptly notified (and provided reasonable evidence) of such execution and delivery of such proxy card or voting instructions).

3.4.    Irrevocable Grant of Proxy. In the event of a failure by a Stockholder to act in accordance with such Stockholder’s obligations as to voting pursuant to Section 3.1 and Section 3.2 prior to the Expiration Time, such Stockholder hereby irrevocably (until the Expiration Time, at which time this proxy shall automatically be terminated) grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Covered Shares, or grant a consent or approval in respect of the Covered Shares owned (beneficially or of record) by a Stockholder in a manner consistent with Section 3.1 and Section 3.2. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3.4 is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked except as set forth herein. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes expressly set forth in this Agreement. The irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

4.         Waiver of Certain Actions. Each Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company, Hermes Sub I, Hermes Sub II or any of their respective Affiliates, successors, directors, managers or officers (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the closing of either of the Mergers) or (b) alleging a breach of any duty of the Company’s Board of Directors or the Board of Directors of Hermes Sub I in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

5.         Duties; Legal Obligations. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of Covered Shares. Nothing in this Agreement shall in any way limit or affect any actions taken by any Stockholder in its capacity as a director or officer of the Company or from complying with his or her duties or other legal obligations while acting in such capacity as a director or officer of the Company.

6.         Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants to Parent and the Company that:

6.1.    Due Authority. Such Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement. If such Stockholder is not a natural person, (a) the Stockholder is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation, as applicable and (b) the execution and delivery of this Agreement, the performance of the Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against it in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (b) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Action therefor may be brought.

6.2.    Ownership of the Covered Shares. (a) Such Stockholder is, as of the date hereof, the beneficial and record owner of the Covered Shares set forth on Schedule A, free and clear of any and all Liens other than those (i) created by this Agreement or (ii) arising under applicable securities Laws, and (b) except as disclosed on Schedule A, such Stockholder has sole voting and dispositive power over all of the Covered Shares beneficially owned by such Stockholder. Such Stockholder has not entered into any agreement to Transfer any Covered Shares. As of the date hereof, such Stockholder does not own, beneficially or of record, any Common Shares or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Common Shares or other voting shares of the Company) other than the Owned Shares.

6.3.    No Conflict; Consents.

a.    The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the compliance by such Stockholder with any provisions hereof does not and will not: (a) conflict with or violate any Laws, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Covered Shares beneficially owned by such Stockholder pursuant to any contract or obligation to which any Stockholder is a party or by which any Stockholder is subject.

b.    No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by them of the transactions contemplated hereby.

c.    Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder that would reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

7.         Takeover Statutes; Excess Stock. The Company Board has taken all action necessary to render inapplicable to the Mergers and the other transactions contemplated by the Merger Agreement and the Voting Agreement the restrictions on business combinations and control share acquisitions contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL and in order to exempt, to the extent applicable, any acquisition of beneficial ownership of the Company’s capital stock pursuant to the Voting Agreement, from the “Ownership Limit” (as set forth in Section 9.b. of the Company Charter). No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law or restriction contained in the Company Charter or Company Bylaws is applicable to the Merger Agreement, the Voting Agreement, the Mergers or the other transactions contemplated by the Merger Agreement or the Voting Agreement.

8.         Miscellaneous.

8.1.    No Solicitation. Until the Expiration Time, each Stockholder will not, and will not permit any entity under such Stockholder’s control to, take any action that the Company is prohibited from taking pursuant to Section 7.3 of the Merger Agreement.

8.2.    Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Shares,” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction. In addition, following the First Merger Effective Time, the term “Owned Shares” shall include any shares of Hermes Sub I Common Stock or Hermes Sub I Class A Common Stock and references to the Company herein shall also include Hermes Sub I.

8.3.    Amendments and Modifications. Subject to Law, this Agreement may be amended, modified and supplemented, by written agreement of the Parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.4.    Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such fees, costs or expenses.

8.5.    Notices. Any notice or other communication required or permitted hereunder will be in writing and will be deemed given when delivered in person, by overnight courier or by email transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto), or two Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

a.    if to a Stockholder, to the address for notice set forth on Schedule A hereto, with a copy (which shall not constitute notice) to:

c/o Urstadt Biddle Properties Inc.

321 Railroad Avenue

Greenwich, CT 06830

Attn: Willing L. Biddle

Email: wbiddle@ubproperties.com

b.    if to Parent, to:

c/o Regency Centers Corporation

One Independent Drive, Suite 114

Jacksonville, Florida 32202

Attn:    Michael Mas

            Michael Herman

Email: michaelmas@regencycenters.com

            michaelherman@regencycenters.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attn:    Adam O. Emmerich

            David K. Lam

Email: aoemmerich@wlrk.com

            dklam@wlrk.com

c.    if to the Company, to:

Urstadt Biddle Properties Inc.

321 Railroad Avenue

Greenwich, CT 06830

Attn:    Willing L. Biddle

            Miyun Sung

Email: wbiddle@ubproperties.com

            msung@ubproperties.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

Columbia Square

555 13th St NW

Washington, DC 20004

Attn:    David Bonser

            Stacey McEvoy

Email: david.bonser@hoganlovells.com

            stacey.mcevoy@hoganlovells.com

Any Party may by notice delivered in accordance with this Section 8.5 to the other Parties designate updated information for notices hereunder. Notice of any change to the address or any of the other details specified in or pursuant to this section will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date specified in such notice or the date that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 8.5. Nothing in this Section 8.5 will be deemed to constitute consent to the manner or address for service of process in connection with any legal Action, including litigation arising out of or in connection with this Agreement.

8.6.    Governing Law. This Agreement and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or be related to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

8.7.    Consent to Jurisdiction. Each of the Company, Parent and each Stockholder irrevocably agrees (a) to submit itself to the exclusive jurisdiction and forum of the Circuit Court for Baltimore City (Maryland) or, if that court does not have jurisdiction, to the United Stated District Court for the State of Maryland, Northern Division (the “Maryland Courts”) for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement of this Agreement, (b) to request and/or consent to the assignment of any dispute arising out of this Agreement or the transactions contemplated by this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement to the Business and Technology Case Management Program of the Circuit Court for Baltimore City (Maryland), (c) that it will not attempt to deny or defeat such jurisdiction or forum by motion or other request for leave from any such court, (d) that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement of this Agreement in any court other than the Maryland Courts, and (e) that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties agrees that service of process may be made within or outside the State of Maryland, and agree that service of process on such Party at the address referred to herein by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service shall be deemed effective service of process. Service made pursuant to the foregoing sentence shall have the same legal force and effect as if served upon such Party personally within the State of Maryland.

8.8.    Service of Process. Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.7 in any such action or Action by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.5. However, the foregoing will not limit the right of a party to effect service of process on the other party by any other legally available method.

8.9.    Waiver of Jury Trial. EACH OF PARENT, COMPANY AND EACH STOCKHOLDER HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, ACTION OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO. Each Party certifies and acknowledges that (a) no Representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.9.

8.10.    No Waiver; Remedies Cumulative. No failure or delay by any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

8.11.    Documentation and Information. No Stockholder shall (and the Stockholders shall cause their respective controlled Affiliates, excluding the Company, not to) make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to Parent, and such Stockholder will consider in good faith the reasonable comments of Parent with respect to such disclosure and otherwise cooperate with Parent in obtaining confidential treatment with respect to such disclosure if requested by Parent). Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Mergers and/or the other transactions contemplated by the Merger Agreement, and each Stockholder acknowledges that Parent and the Company may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority or securities exchange. Each Stockholder agrees to promptly give the Company and Parent any information it may reasonably require for the preparation of any such disclosure documents, and each Stockholder agrees to promptly notify the Company and Parent of any required corrections with respect to any information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

8.12.    Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of Parent and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

8.13.    Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, the Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting and transfer of the Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time.

8.14.    Specific Performance. The Parties acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that (i) each Party will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking and (ii) the Parties will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement. Notwithstanding the Parties’ rights to specific performance pursuant to Section 8.14, each Party may pursue any other remedy available to it at law or in equity, including monetary damages.

8.15.    Entire Agreement. This Agreement (and to the extent applicable, the Merger Agreement), including the Schedules hereto, constitutes the entire agreement among the Parties, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to such subject matter. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

8.16.    Interpretation. Except where stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement, (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting, (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (c) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if,” (d) descriptive headings are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement, (e) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, (f) references to a Person are also to its permitted successors and assigns, (g) references to a “Section,” or “Schedule” refer to a Section of, or a Schedule to, this Agreement, (h) references to a federal, state, local or foreign statute or Law shall mean such Law as from time to time amended, modified or supplemented, and include any rules, regulations and delegated legislation issued thereunder, and (i) words denoting any gender will be deemed to include all genders and words denoting natural persons will be deemed to include business entities and vice versa. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party. No summary of this Agreement prepared by any Party will affect the meaning or interpretation of this Agreement. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Whenever the final day for performance of an obligation under this Agreement, falls on a day other than a Business Day, the time period for performance thereof will automatically be extended to the next day that is a Business Day.

8.17.    Assignment; Third Party Beneficiaries. This Agreement will not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Nothing in this Agreement, express or implied, will confer upon any Person other than the Parties and their respective successors and permitted assigns any right, benefit or remedy of any nature by reason of this Agreement.

8.18.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties will replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

8.19.    Non-Survival. Subject to Section 8.20, none of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Expiration Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Expiration Time.

8.20.    Termination. This Agreement shall automatically terminate without further action by any of the Parties and shall have no further force or effect as of the Expiration Time; provided that the provisions of Sections 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.16, 8.19 and 8.20 shall survive any such termination. Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, neither this Section 8.20 nor Section 8.19 shall relieve any Party from liability for any willful and material breach of this Agreement or from fraud prior to termination of this Agreement.

8.21.    Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by an electronic signature, electronic scan or electronic transmission in portable document format (.pdf), including (but not limited to) DocuSign, delivered by electronic mail), each of which will be deemed an original but all of which together will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

8.22.    No Agreement Until Executed. This Agreement shall not be effective unless and until (a) the Merger Agreement is executed and delivered by all parties thereto and (b) this Agreement is executed and delivered by all Parties hereto.

8.23.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or any of its Affiliates any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and neither Parent nor any Affiliate of Parent shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Covered Shares, except as otherwise expressly provided herein.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

REGENCY CENTERS CORPORATION

By:	/s/ Lisa Palmer
Name: Lisa Palmer
Title: President and Chief Executive Officer

[Signature Page to Voting Agreement]

URSTADT BIDDLE PROPERTIES INC.

By:	/s/ Willing L. Biddle
Name: Willing L. Biddle
Title: President and Chief Executive Officer

[Signature Page to Voting Agreement]

URSTADT PROPERTY COMPANY, INC.

By:	/s/ Charles D. Urstadt
Name:	Charles D. Urstadt
Title:	Chairman of the Board

/s/ Elinor F. Urstadt
Elinor F. Urstadt

URSTADT REALTY ASSOCIATES CO LP

By: URSTADT PROPERTY COMPANY, INC.
Its sole general partner

By:	/s/ Charles D. Urstadt
Name:	Charles D. Urstadt
Title:	Chairman of the Board

URSTADT REALTY SHARES II L.P.

By: URSTADT PROPERTY COMPANY, INC.
Its sole general partner

By:	/s/ Charles D. Urstadt
Name:	Charles D. Urstadt
Title:	Chairman of the Board

/s/ Willing L. Biddle
Willing L. Biddle

/s/ Catherine U. Biddle
Catherine U. Biddle

[Signature Page to Voting Agreement]

Schedule A

Name	Address	Owned Shares*
Urstadt Property Company, Inc.	2 Park Place Bronxville, New York 10708	100,000 Class A 3,286,578 Common

Elinor F. Urstadt	2 Park Place Bronxville, New York 10708	176,767 Class A 4,093,198 Common

Urstadt Realty Associates Co LP	2 Park Place Bronxville, New York 10708	0 Class A 1,942,431 Common

Urstadt Realty Shares II L.P.	2 Park Place Bronxville, New York 10708	0 Class A 455,721 Common

Willing L. Biddle	321 Railroad Avenue, Greenwich, Connecticut 06830	55,824 Class A 4,479,570 Common

Catherine U. Biddle	2 Park Place, Bronxville, New York 10708	55,824 Class A 4,479,570 Common

*

Includes shares of Class A Common Stock and Common Stock over which the Stockholder has shared voting and dispositive power. If any additional Common Shares are owned by any of the Stockholders as of the date hereof, such shares shall be automatically deemed to be “Owned Shares” notwithstanding the contents of this Schedule A.

Annex D

Form of Articles of Amendment Classifying Parent Series A Preferred Stock

ARTICLES OF AMENDMENT TO RESTATED ARTICLES OF INCORPORATION OF REGENCY CENTERS CORPORATION DESIGNATING THE PREFERENCES, RIGHTS AND LIMITATIONS OF 4,600,000 SHARES OF 6.250% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

$0.01 Par Value

Original Designation filed in the office of Secretary of State of Florida on [•], 2023.

Pursuant to Section 607.0602 of the Florida Business Corporation Act (the “FBCA”), Regency Centers Corporation, a Florida corporation (the “Corporation”), does hereby certify that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Section 4.2 of the Restated Articles of Incorporation of the Corporation (the “Articles”) and Section 607.0602 of the FBCA, the Board of Directors of the Corporation (the “Board of Directors”), by resolutions duly adopted on May 17, 2023, has classified 4,600,000 shares of the authorized but unissued Preferred Stock, par value $0.01 per share (“Preferred Stock”), as a separate series of Preferred Stock, authorized the issuance of a maximum of 4,600,000 shares of such series of Preferred Stock and set certain of the preferences, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions of such series of Preferred Stock. Shareholder approval was not required under the Articles with respect to such designation.

SECOND: The series of Preferred Stock of the Corporation created by the resolutions duly adopted by the Board of Directors and referred to in Article FIRST of these Articles of Amendment shall have the following designation, number of shares, preferences, voting powers, restrictions and limitation as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions:

1.        Designation and Number. A series of preferred stock, designated the 6.250% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), is hereby established. The number of shares constituting the Series A Preferred Stock shall initially be 4,600,000.

2.        Defined Terms. The terms defined in this Section, whenever used herein, shall, unless the context otherwise requires, have the respective meanings hereinafter specified:

“Alternative Conversion Consideration” shall have the meaning set forth in Section 10(a).

“Alternative Form Consideration” shall have the meaning set forth in Section 10(a).

“Annual Dividend Rate” shall have the meaning set forth in Section 5(a).

“Articles” shall have the meaning set forth in Article FIRST of these Articles of Amendment.

“Board of Directors” shall mean the Board of Directors of the Corporation or any committee authorized by the Board of Directors to perform any of its responsibilities with respect to the Series A Preferred Stock.

“business day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

“Change of Control” occurs when, after the Series A Preferred Stock issue date, the following have occurred and are continuing:

(a)        the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of common stock entitling that person to exercise more than 50% of the total voting power of all outstanding shares of common stock entitled to vote generally in the election of directors (and such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(b)        following the closing of any transaction referred to in (a) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed or quoted on the NYSE, the NYSE American or the NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or the NASDAQ.

“Change of Control Conversion Right” shall have the meaning set forth in Section 10(a).

“Change of Control Redemption Right” shall have the meaning set forth in Section 8.

“Code” shall have the meaning set forth in Section 5(e).

“common stock” shall mean the common stock, par value $0.01 per share, of the Corporation and any stock into which such common stock shall have been changed or any stock resulting from any capital reorganization or reclassification of such common stock, and all other stock of any class or classes (however designated) of the Corporation the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference.

“Common Share Conversion Consideration” shall have the meaning set forth in Section 10(a).

“Common Stock Price” shall have the meaning set forth in Section 10(a).

“Conversion Agent” shall have the meaning set forth in Section 10(d).

“Conversion Consideration” shall have the meaning set forth in Section 10(a).

“Conversion Date” shall have the meaning set forth in Section 10(a).

“Corporation” shall have the meaning set forth in Article FIRST of these Articles of Amendment.

“Dividend Payment Date” shall have the meaning set forth in Section 5(b).

“Dividend Record Date” shall have the meaning set forth in Section 5(b).

“Event” shall have the meaning set forth in Section 11(c)(ii).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Cap” shall have the meaning set forth in Section 10(a).

“FBCA” shall mean the Florida Business Corporation Act.

“Liquidation Preference” shall have the meaning set forth in Section 6(a).

“NASDAQ” shall mean the Nasdaq Stock Market or any exchange or quotation system that is a successor to the Nasdaq Stock Market on which the Series A Preferred Stock is listed or quoted.

“NYSE” shall mean the New York Stock Exchange or any exchange or quotation system that is a successor to the New York Stock Exchange on which the Series A Preferred Stock is listed or quoted.

“NYSE American” shall mean the NYSE American or any exchange or quotation system that is a successor to the NYSE American on which the Series A Preferred Stock is listed or quoted.

“Optional Redemption Right” shall have the meaning set forth in Section 7.

“Parity Preferred” shall have the meaning set forth in Section 11(b).

“person” shall mean any natural person, corporation, limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any governmental authority.

“Preferred Dividend Default” shall have the meaning set forth in Section 11(b).

“Preferred Stock Director” shall have the meaning set forth in Section 11(b).

“REIT” shall have the meaning set forth in Section 5(e).

“Rights and Preferences” shall have the meaning set forth in Section 11(c)(ii).

“Series A Preferred Stock” shall have the meaning set forth in Section 1.

“Series B Preferred Stock” shall mean the 5.875% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Corporation.

“set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of a dividend or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of stock of the Corporation.

“Share Cap” shall have the meaning set forth in Section 10(a).

“Share Split” shall have the meaning set forth in Section 10(a).

3.        Maturity. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

4.        Ranking. The Series A Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of common stock of the Corporation, and to all equity securities issued by the Corporation ranking junior to the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation, (b) on a parity with the Series B Preferred Stock, and with all other equity securities issued by the Corporation, the terms of which specifically provide that such equity securities rank on a parity with the Series B Preferred Stock and the Series A Preferred Stock with respect to dividend rights or other rights upon liquidation, dissolution or winding up of the Corporation, and (c) junior to all existing and future indebtedness of the

Corporation, and to any equity securities that the Corporation may issue in the future the terms of which specifically provide that such equity securities rank senior to the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation.

5.        Dividends.

(a)        Holders of shares of the Series A Preferred Stock are entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, preferential cumulative dividends payable in cash at the rate per annum of $1.5625 per share of the Series A Preferred Stock (the “Annual Dividend Rate”), which is equivalent to a rate of 6.250% per annum of the Liquidation Preference.

(b)        Dividends on the Series A Preferred Stock shall be cumulative from and including the date of original issue and shall be payable in arrears for each quarterly period ending January 31, April 30, July 31 and October 31 on January 31, April 30, July 31 and October 31, respectively, of each year, or, if any such date shall not be a business day, not later than the next succeeding business day (each, a “Dividend Payment Date”). The amount of dividends payable on each Dividend Payment Date for the Series A Preferred Stock shall be computed by dividing the Annual Dividend Rate by four. The first dividend will be payable on [•], with respect to the period commencing on the first date on which shares of the Series A Preferred Stock are issued and ending [•]. The amount of any dividend payable on the Series A Preferred Stock with respect to any other period (that is shorter or longer than one full quarterly period), including, without limitation, the first dividend which is payable on [•], will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date determined each quarter by the Board of Directors, as provided by the FBCA, which shall not be more than 30 days preceding the applicable Dividend Payment Date (each, a “Dividend Record Date”).

(c)        No dividends on shares of Series A Preferred Stock shall be authorized by the Board of Directors or declared or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart shall be restricted or prohibited by law.

(d)        Notwithstanding the foregoing, dividends on outstanding shares of the Series A Preferred Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. Accrued but unpaid dividends on shares of the Series A Preferred Stock will not bear interest and holders of shares of the Series A Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions described above. Except as set forth in the next sentence, no dividends will be authorized, declared and paid or authorized, declared and set apart for payment on any capital stock of the Corporation ranking, as to dividends, on a parity with the Series A Preferred Stock (other than a dividend in shares of the common stock or in shares of any other class of stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof is set apart for such payment on outstanding shares of the Series A Preferred Stock for all past dividend periods. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series A Preferred Stock, all dividends authorized and declared upon the Series A Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Series A Preferred Stock shall be authorized and declared ratably so that the amount of dividends authorized and declared per share of Series A Preferred Stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of preferred stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other.

(e)        Except as described in Section 5(d) above, unless full cumulative dividends on outstanding shares of the Series A Preferred Stock have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in shares of common stock or other shares of capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) shall be authorized, declared and paid or authorized, declared and set apart for payment nor shall any other distribution be authorized and declared or made upon the common stock, or any other capital stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, nor shall any shares of common stock, or any other shares of capital stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation or redemption for the purpose of preserving the Corporation’s qualification as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”)). Holders of shares of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided above. Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. So long as no dividends are in arrears, the Corporation shall be entitled at any time and from time to time to repurchase shares of Series A Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

6.         Liquidation Preference.

(a)        Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its shareholders a liquidation preference of $25.00 per share (the “Liquidation Preference”), plus an amount equal to any accrued and unpaid dividends to, but excluding, the date of payment (whether or not declared), but without interest, before any distribution of assets is made to holders of common stock or any other class or series of capital stock of the Corporation that ranks junior to the Series A Preferred Stock as to liquidation rights. However, the holders of the shares of Series A Preferred Stock will not be entitled to receive the Liquidation Preference, plus any accrued and unpaid dividends, of such shares until the Liquidation Preference of any other series or class of the Corporation’s capital stock hereafter issued which ranks senior as to liquidation rights to the Series A Preferred Stock has been paid in full. The holders of Series A Preferred Stock and all series or classes of the Corporation’s capital stock which rank on a parity as to liquidation rights with the Series A Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such capital stock, in any distribution (after payment of the liquidation preference of any capital stock of the Corporation that ranks senior to the Series A Preferred Stock as to liquidation rights) which is not sufficient to pay in full the aggregate of the amounts payable thereon. Holders of Series A Preferred Stock will be entitled to written notice of any event triggering the right to receive such Liquidation Preference. After payment of the full amount of the Liquidation Preference, plus any accrued and unpaid dividends to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(b)        In determining whether a distribution to holders of Series A Preferred Stock (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the

Corporation or otherwise is permitted under the FBCA, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of stock of the Corporation whose preferential rights upon dissolution are superior to those receiving the distribution.

7.        Optional Redemption. The Corporation may, at its option, upon notice pursuant to Section 9 hereof, redeem shares of the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to, but not including, the date fixed for redemption (except for dividends payable as described in the last sentence of Section 9(a)) without interest (the “Optional Redemption Right”). In addition to the Optional Redemption Right, in order to ensure that the Corporation remains qualified as a REIT under the Code, the Corporation will have the right to purchase from a holder of shares of Series A Preferred Stock at any time any shares of Series A Preferred Stock held by such holder in excess of 7% of the value of the outstanding capital stock of the Corporation in accordance with Article V of the Articles or any successor provision or other provision of the Articles as in effect from time to time limiting ownership of stock of the Corporation.

8.        Special Optional Redemption. In the event of a Change of Control of the Corporation, the Corporation shall have the right, at the Corporation’s option, to redeem the shares of each holder of Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon (whether or not declared) (except for dividends payable as described in the last sentence of Section 9(a)) to, but not including, the date fixed for redemption (a “Change of Control Redemption Right”).

9.         Redemption Procedures.

(a)        The Corporation shall give notice of redemption by mail, postage prepaid, not less than 30 nor more than 90 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect in the notice or in the mailing of the notice will affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock, except as to a holder to whom notice was defective or not given. Each notice will state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed; (iv) the place or places where the Series A Preferred Stock is to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) if such redemption is being made in connection with a Change of Control, holders of Series A Preferred Stock being so called for redemption will not be able to tender such shares of Series A Preferred Stock for conversion in connection with the Change of Control and each share of Series A Preferred Stock tendered for conversion that is called, prior to the Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Conversion Date. Notwithstanding the foregoing, no notice of redemption will be required where the Corporation elects to redeem Series A Preferred Stock to preserve its REIT qualification. If the Corporation redeems less than all of the Series A Preferred Stock held by any holder, the notice mailed to such holder will also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed. If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be selected by lot or pro rata. If a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, each holder of Series A Preferred Stock at the close of business on the applicable Dividend Record Date is entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before the Dividend Payment Date.

(b)        If the Corporation has given notice of redemption of any shares of Series A Preferred Stock and has set apart for payment the funds necessary for the redemption for the benefit of the holders of any shares of Series A Preferred Stock called for redemption, then from and after the redemption date (i) dividends will cease to accrue on such shares of Series A Preferred Stock, (ii) the shares of Series A Preferred Stock will no longer be deemed outstanding and (iii) all rights of the holders of the shares will terminate, except the right to receive the redemption price.

(c)        If full cumulative dividends on the Series A Preferred Stock have not been paid or declared and set apart for payment for all prior dividend periods, the Corporation may not redeem any shares of Series A Preferred Stock unless it simultaneously redeems all outstanding shares of Series A Preferred Stock, and the Corporation will not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchange for shares of capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation). So long as no dividends are in arrears, the Corporation is entitled, at any time and from time to time, to repurchase shares of Series A Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable law.

10.       Conversion Rights.

(a)        Upon the occurrence of a Change of Control, unless, prior to the Conversion Date, the Corporation provides notice of redemption of such shares of Series A Preferred Stock pursuant to Section 9, then, unless the holders of the Series A Preferred Stock will receive Alternative Form Consideration pursuant to this Section 10(a), each holder of shares of Series A Preferred Stock shall have the right, subject to Section 10(k), to convert all or part of the Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Conversion Date into a number of shares of common stock per share of Series A Preferred Stock to be converted (the “Common Share Conversion Consideration”) equal to the lesser of (i) the quotient obtained by dividing (A) the sum of $25.00 plus (subject to Section 10(c) hereof) the amount of any accrued and unpaid dividends thereon (whether or not declared) to, but not including, the Conversion Date, by (B) the Common Stock Price and (ii) [•] (as adjusted pursuant to the immediately succeeding paragraph, the “Share Cap”).

The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a common stock dividend), subdivisions or combinations (in each case, a “Share Split”) with respect to the common stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of common stock that is equivalent to the product obtained by multiplying (x) the Share Cap in effect immediately prior to such Share Split by (y) a fraction, the numerator of which is the number of shares of common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of common stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of common stock (or equivalent Alternative Conversion Consideration, as applicable) issuable in connection with the exercise of the Change of Control Conversion Right and in respect of the Series A Preferred Stock shall not exceed [•] shares of common stock (or equivalent Alternative Conversion Consideration, as applicable), subject to increase on a pro rata basis if the number of authorized shares of Series A Preferred Stock increases after the first date on which any shares of the Series A Preferred Stock are issued (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Change of Control pursuant to which, or in connection with which, shares of common stock shall be converted into cash, securities or other property or assets, including any combination thereof (the “Alternative Form Consideration”), a holder of shares of Series A Preferred Stock shall receive upon conversion of such shares of Series A Preferred Stock (subject to the immediately succeeding paragraph) the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive had such holder held a number of shares of common stock equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration” and, together with the Common Share Conversion Consideration, the “Conversion Consideration”).

If holders of shares of common stock have the opportunity to elect the form of consideration to be received in connection with the Change of Control, the consideration that the holders of Series A Preferred

Stock shall receive shall be the form of consideration elected by the holders of a plurality of the shares of common stock held by shareholders who participate in the election and shall be subject to any limitations to which all holders of common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in connection with the Change of Control.

The “Conversion Date” with respect to any Change of Control shall be a business day fixed by the Board of Directors that is not fewer than 20 days and not more than 35 days after the date on which the Corporation provides notice of the Change of Control pursuant to Section 10(d).

The “Common Stock Price” for any Change of Control shall be (x) the amount of cash consideration per share of common stock, if the consideration to be received in the Change of Control by holders of shares of common stock is solely cash, and (y) the average of the closing prices per share of common stock on the NYSE, the NYSE American or the NASDAQ for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by holders of shares of common stock is other than solely cash (including if such holders do not receive consideration).

(b)        No fractional shares of common stock shall be issued upon the conversion of Series A Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

(c)        If a Conversion Date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of shares of Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date in accordance with Section 5 hereof, notwithstanding the conversion of such shares on or prior to such Dividend Payment Date, but the Common Share Conversion Consideration shall not be calculated to include such accrued and unpaid dividends.

(d)        Within 15 days following the occurrence of a Change of Control, the Corporation shall deliver a notice of the occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, to the holders of record of the outstanding shares of Series A Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records. No failure to give such a notice or any defect thereto or in the mailing thereof shall affect the sufficiency of the notice or validity of the proceedings for the conversion of any share of Series A Preferred Stock, except as to the holder to whom notice was defective or not given. A notice which has been mailed in the manner provided herein shall be conclusively presumed to have been duly given on the date mailed whether or not the holder received such notice. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series A Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Conversion Date; (vi) that if, prior to the Conversion Date, the Corporation provides notice of its election to redeem all or any portion of the Series A Preferred Stock, the holder will not be able to convert the shares of Series A Preferred Stock called for redemption, and such shares of Series A Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock converted; (viii) the name and address of the paying agent and the conversion agent (the “Conversion Agent”); and (ix) the procedures that the holders of Series A Preferred stock must follow to exercise the Change of Control Conversion Right.

(e)        The Corporation shall issue a press release for publication on the Dow Jones & Corporation, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) containing the information stated in such a notice, and post such a notice on the Corporation’s website, in any event prior to the opening of business on the first business day following any date on which the Corporation provides notice pursuant to Section 10(d) to the holders of record of Series A Preferred Stock.

(f)        In order to exercise the Change of Control Conversion Right, a holder of record of shares of Series A Preferred Stock shall be required to deliver, on or before the close of business on the Conversion Date, the certificates, if any, representing any certificated shares of Series A Preferred Stock to be converted, duly endorsed for transfer, together with a written notice of exercise and any other documents the Corporation reasonably requires in connection with such conversion, to the Conversion Agent. Such notice shall state the number of shares of Series A Preferred Stock to be converted. Notwithstanding the foregoing if the shares of Series A Preferred Stock are held in global form, such notice shall instead comply with applicable procedures of The Depository Trust Company.

(g)        Holders of Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part), by a written notice of withdrawal delivered to the Conversion Agent prior to the close of business on the business day prior to the Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series A Preferred Stock; (ii) if certificated shares of Series A Preferred Stock have been tendered for conversion and withdrawn, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and (iii) the number of shares of Series A Preferred Stock, if any, which remain subject to the notice of exercise. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, the notice of withdrawal shall instead comply with applicable procedures of The Depository Trust Company.

(h)        Shares of Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the notice of exercise has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Conversion Date unless, prior to the Conversion Date, the Corporation provides notice of its election to redeem such shares of Series A Preferred Stock, whether pursuant to its Optional Redemption Right or Change of Control Redemption Right.

(i)        The Corporation shall deliver the applicable Conversion Consideration no later than the third business day following the Conversion Date.

(j)        In connection with the exercise of any Change of Control Conversion Right, the Corporation shall comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series A Preferred Stock into Conversion Consideration.

(k)        Notwithstanding anything to the contrary in this Section 10, no holder of Series A Preferred Stock will be entitled to convert any shares of Series A Preferred Stock into shares of common stock to the extent that receipt of shares of common stock upon the conversion of such shares of Series A Preferred Stock in accordance with this Section 10 would cause such person or any other person to violate Article V of the Articles or any successor provision or other provision of the Articles as in effect from time to time limiting ownership of stock of the Corporation.

11.       Voting Rights.

(a)        Holders of the Series A Preferred Stock will not have any voting rights, except as set forth below.

(b)        Whenever dividends on any shares of Series A Preferred Stock shall be in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive (a “Preferred Dividend Default”), the number of directors then constituting the Board of Directors shall be increased by two (if not already increased by reason of a similar arrearage with respect to any Parity Preferred (as hereinafter defined)), and the holders of such shares of Series A Preferred Stock will be entitled to vote separately as a class with all other series of preferred stock ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable, including, in that instance, Series B Preferred Stock (“Parity Preferred”), in order to fill the vacancies thereby created, for the election of a total of two additional directors of the Corporation (the “Preferred Stock Directors”) at a special meeting called by the Corporation at the request of holders of record of at least 10% of the Series A Preferred Stock or the holders of record of at least 10% of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual meeting of shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until (or, if the directors are divided into classes, at the conclusion of the terms of each Preferred Stock Director) all dividends accrued on such shares of Series A Preferred Stock and Parity Preferred for the past dividend periods and the dividend for the then current dividend period shall have been fully paid. In the event the directors of the Corporation are divided into classes, each such vacancy shall be apportioned among the classes of directors to prevent stacking in any one class and to ensure that the number of directors in each of the classes of directors are as nearly equal as possible. Each Preferred Stock Director, as a qualification for election as such (and regardless of how elected) shall submit to the Board of Directors a duly executed, valid, binding and enforceable letter of resignation from the Board of Directors, to be effective upon the date upon which all dividends accrued on such shares of Series A Preferred Stock and Parity Preferred for the past dividend periods and the dividend for the then current dividend period shall have been fully paid, whereupon the terms of office of all persons elected as Preferred Stock Directors by the holders of the Series A Preferred Stock and any Parity Preferred shall, upon the effectiveness of their respective letters of resignation, forthwith terminate, and the number of directors then constituting the Board of Directors shall be reduced accordingly. A quorum for any meeting shall exist if at least a majority of the outstanding shares of Series A Preferred Stock and shares of Parity Preferred upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meetings. Such Preferred Stock Directors shall be elected upon the affirmative vote of a plurality of the shares of Series A Preferred Stock and such Parity Preferred (regardless of liquidation preference) present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accrued dividends and the dividend for the then current dividend period on the Series A Preferred Stock shall have been paid in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default). Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series A Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter properly coming before the Board of Directors. Notwithstanding the foregoing, in no event shall the holders of Series A Preferred Stock be entitled pursuant to this Section 11(b) to elect a director that would cause the Corporation to fail to satisfy a requirement relating to director independence of any securities exchange on which any class or series of the Corporation’s stock is listed.

(c)        So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by the Articles, the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of Series A Preferred Stock, at the time outstanding, voting separately as a class, given in person or by proxy, either in writing without a meeting or by vote at any meeting, shall be necessary for effecting or validating:

(i)        any voluntary termination or revocation of the status of the Corporation as a REIT;

(ii)        any amendment, alteration or repeal of any of the provisions of the Articles or these Articles of Amendment (whether by merger, consolidation or otherwise (an “Event”)) that materially and adversely affects any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption (the “Rights and Preferences”) of the Series A Preferred Stock or the holders thereof; provided, however, that (x) the amendment of the provisions of the Articles so as to authorize, create or increase the authorized amount of any shares ranking on parity with or junior to the Series A Preferred Stock as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up (including any increase in the number of authorized shares of Series A Preferred Stock) shall not be deemed to materially adversely affect the Rights and Preferences, and (y) any filing with the Florida Division of Corporations by the Corporation, including in connection with an Event, shall not be deemed to be an amendment, alteration or repeal of any of the provisions of the Articles or these Articles of Amendment that materially and adversely affects the Rights and Preferences, provided that: (1) the Corporation is the surviving entity and the Series A Preferred Stock remain outstanding with the terms thereof materially unchanged in any respect adverse to the holders thereof; or (2) the resulting, surviving or transferee entity is organized under the laws of any state and substitutes or exchanges the Series A Preferred Stock for other preferred stock, shares or other equity interests having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof that are substantially similar to that of the Series A Preferred Stock (except for changes that do not materially and adversely affect the holders of Series A Preferred Stock); or

(iii)        the authorization, creation or the increase in the authorized number of shares of any class or series, or any security convertible into shares of any class or series of stock of the Corporation ranking senior to the Series A Preferred Stock as to distribution on any liquidation, dissolution or winding up of the Corporation or as to the payment of dividends;

provided, however, that, in the case of each of subparagraphs (i), (ii) and (iii), no such vote of the holders of Series A Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption or, in the case of an Event, regardless of the date of the transaction, the holders of the Series A Preferred Stock receive in the transaction their liquidation preference plus accrued and unpaid dividends.

For purposes of determining the voting rights of the holders of the Series A Preferred Stock under this Section 11(c), each holder will be entitled to one vote for each Liquidation Preference per share with respect to shares of the Series A Preferred Stock held by such holder. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of the Series A Preferred Stock has been cast or given on any matter on which the holders of shares of the Series A Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amounts of the shares voted or covered by the consent.

(d)        As to any voting right set forth in Section 11(c), the holders of Series A Preferred Stock shall have exclusive voting rights on any proposed amendment to the Articles that would alter only the contract rights of the Series A Preferred Stock.

(e)        Except as expressly stated in these Articles of Amendment, the Series A Preferred Stock will not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action, including, but not limited to, any merger or consolidation involving the Corporation, or a sale of all or substantially all of the assets of the Corporation, or the liquidation or dissolution of the Corporation, irrespective of the effect that such merger, consolidation, sale, liquidation or dissolution may have upon the rights, preferences or voting power of the holders of the Series A Preferred Stock.

12.       Information Right. During any period during which the Corporation is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, the Corporation will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear in the Corporation’s record books and without cost to such holders, copies of annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that the Corporation would have been required to file with the United States Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation were subject thereto (other than any exhibits that would have been required) within 15 days after the respective dates by which the Corporation would have been required to file such reports with the United States Securities and Exchange Commission if the Corporation were subject to Section 13 or 15(d) of the Exchange Act (in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were an “accelerated filer” within the meaning of the Exchange Act), and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series A Preferred Stock.

THIRD: The classification of authorized but unissued shares as set forth in these Articles of Amendment does not increase the authorized stock of the Corporation or the aggregate par value thereof.

FOURTH: These Articles of Amendment have been approved by the Board of Directors in the manner prescribed by the FBCA.

IN WITNESS WHEREOF, the undersigned Senior Vice President, Secretary and General Counsel of the Corporation has executed these Articles of Amendment to the Restated Articles of Incorporation as of [•], 2023.

REGENCY CENTERS CORPORATION

By:
Michael Herman
Senior Vice President, Secretary and
General Counsel

[Signature Page to the Articles of Amendment for the Designation of Series A Cumulative Redeemable Preferred Stock of the Corporation]

Annex E

Form of Articles of Amendment Classifying Parent Series B Preferred Stock

ARTICLES OF AMENDMENT TO RESTATED ARTICLES OF INCORPORATION OF

REGENCY CENTERS CORPORATION DESIGNATING THE PREFERENCES,

RIGHTS AND LIMITATIONS OF 4,400,000 SHARES OF

5.875% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK

$0.01 Par Value

Original Designation filed in the office of Secretary of State of Florida on [•], 2023.

Pursuant to Section 607.0602 of the Florida Business Corporation Act (the “FBCA”), Regency Centers Corporation, a Florida corporation (the “Corporation”), does hereby certify that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Section 4.2 of the Restated Articles of Incorporation of the Corporation (the “Articles”) and Section 607.0602 of the FBCA, the Board of Directors of the Corporation (the “Board of Directors”), by resolutions duly adopted on May 17, 2023, has classified 4,400,000 shares of the authorized but unissued Preferred Stock, par value $0.01 per share (“Preferred Stock”), as a separate series of Preferred Stock, authorized the issuance of a maximum of 4,400,000 shares of such series of Preferred Stock and set certain of the preferences, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions of such series of Preferred Stock. Shareholder approval was not required under the Articles with respect to such designation.

SECOND: The series of Preferred Stock of the Corporation created by the resolutions duly adopted by the Board of Directors and referred to in Article FIRST of these Articles of Amendment shall have the following designation, number of shares, preferences, voting powers, restrictions and limitation as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions:

1.        Designation and Number. A series of preferred stock, designated the 5.875% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), is hereby established. The number of shares constituting the Series B Preferred Stock shall initially be 4,400,000.

2.        Defined Terms. The terms defined in this Section, whenever used herein, shall, unless the context otherwise requires, have the respective meanings hereinafter specified:

“Alternative Conversion Consideration” shall have the meaning set forth in Section 10(a).

“Alternative Form Consideration” shall have the meaning set forth in Section 10(a).

“Annual Dividend Rate” shall have the meaning set forth in Section 5(a).

“Articles” shall have the meaning set forth in Article FIRST of these Articles of Amendment.

“Board of Directors” shall mean the Board of Directors of the Corporation or any committee authorized by the Board of Directors to perform any of its responsibilities with respect to the Series B Preferred Stock.

“business day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

“Change of Control” occurs when, after the Series B Preferred Stock issue date, the following have occurred and are continuing:

(a) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of common stock entitling that person to exercise more than 50% of the total voting power of all outstanding shares of common stock entitled to vote generally in the election of directors (and such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(b) following the closing of any transaction referred to in (a) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed or quoted on the NYSE, the NYSE American or the NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or the NASDAQ.

“Change of Control Conversion Right” shall have the meaning set forth in Section 10(a).

“Change of Control Redemption Right” shall have the meaning set forth in Section 8.

“Code” shall have the meaning set forth in Section 5(e).

“common stock” shall mean the common stock, par value $0.01 per share, of the Corporation and any stock into which such common stock shall have been changed or any stock resulting from any capital reorganization or reclassification of such common stock, and all other stock of any class or classes (however designated) of the Corporation the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference.

“Common Share Conversion Consideration” shall have the meaning set forth in Section 10(a).

“Common Stock Price” shall have the meaning set forth in Section 10(a).

“Conversion Agent” shall have the meaning set forth in Section 10(d).

“Conversion Consideration” shall have the meaning set forth in Section 10(a).

“Conversion Date” shall have the meaning set forth in Section 10(a).

“Corporation” shall have the meaning set forth in Article FIRST of these Articles of Amendment.

“Dividend Payment Date” shall have the meaning set forth in Section 5(b).

“Dividend Record Date” shall have the meaning set forth in Section 5(b).

“Event” shall have the meaning set forth in Section 11(c)(ii).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Cap” shall have the meaning set forth in Section 10(a).

“FBCA” shall mean the Florida Business Corporation Act.

“Liquidation Preference” shall have the meaning set forth in Section 6(a).

“NASDAQ” shall mean the Nasdaq Stock Market or any exchange or quotation system that is a successor to the Nasdaq Stock Market on which the Series B Preferred Stock is listed or quoted.

“NYSE” shall mean the New York Stock Exchange or any exchange or quotation system that is a successor to the New York Stock Exchange on which the Series B Preferred Stock is listed or quoted.

“NYSE American” shall mean the NYSE American or any exchange or quotation system that is a successor to the NYSE American on which the Series B Preferred Stock is listed or quoted.

“Optional Redemption Date” shall mean October 1, 2024.

“Optional Redemption Right” shall have the meaning set forth in Section 7.

“Parity Preferred” shall have the meaning set forth in Section 11(b).

“person” shall mean any natural person, corporation, limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any governmental authority.

“Preferred Dividend Default” shall have the meaning set forth in Section 11(b).

“Preferred Stock Director” shall have the meaning set forth in Section 11(b).

“REIT” shall have the meaning set forth in Section 5(e).

“Rights and Preferences” shall have the meaning set forth in Section 11(c)(ii).

“Series A Preferred Stock” shall mean the 6.25% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Corporation.

“Series B Preferred Stock” shall have the meaning set forth in Section 1.

“set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of a dividend or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of stock of the Corporation.

“Share Cap” shall have the meaning set forth in Section 10(a).

“Share Split” shall have the meaning set forth in Section 10(a).

3.        Maturity. The Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

4.        Ranking. The Series B Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of common stock of the Corporation, and to all equity securities issued by the Corporation ranking junior to the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation, (b) on a parity with the Series A Preferred Stock, and with all other equity securities issued by the Corporation, the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred

Stock and the Series B Preferred Stock with respect to dividend rights or other rights upon liquidation, dissolution or winding up of the Corporation, and (c) junior to all existing and future indebtedness of the Corporation, and to any equity securities that the Corporation may issue in the future the terms of which specifically provide that such equity securities rank senior to the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation.

5.         Dividends.

(a)        Holders of shares of the Series B Preferred Stock are entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, preferential cumulative dividends payable in cash at the rate per annum of $1.4688 per share of the Series B Preferred Stock (the “Annual Dividend Rate”), which is equivalent to a rate of 5.875% per annum of the Liquidation Preference.

(b)        Dividends on the Series B Preferred Stock shall be cumulative from and including the date of original issue and shall be payable in arrears for each quarterly period ending January 31, April 30, July 31 and October 31 on January 31, April 30, July 31 and October 31, respectively, of each year, or, if any such date shall not be a business day, not later than the next succeeding business day (each, a “Dividend Payment Date”). The amount of dividends payable on each Dividend Payment Date for the Series B Preferred Stock shall be computed by dividing the Annual Dividend Rate by four. The first dividend will be payable on [•], with respect to the period commencing on the first date on which shares of the Series B Preferred Stock are issued and ending [•]. The amount of any dividend payable on the Series B Preferred Stock with respect to any other period (that is shorter or longer than one full quarterly period), including, without limitation, the first dividend which is payable on [•], will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date determined each quarter by the Board of Directors, as provided by the FBCA, which shall not be more than 30 days preceding the applicable Dividend Payment Date (each, a “Dividend Record Date”).

(c)        No dividends on shares of Series B Preferred Stock shall be authorized by the Board of Directors or declared or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart shall be restricted or prohibited by law.

(d)        Notwithstanding the foregoing, dividends on outstanding shares of the Series B Preferred Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. Accrued but unpaid dividends on shares of the Series B Preferred Stock will not bear interest and holders of shares of the Series B Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions described above. Except as set forth in the next sentence, no dividends will be authorized, declared and paid or authorized, declared and set apart for payment on any capital stock of the Corporation ranking, as to dividends, on a parity with the Series B Preferred Stock (other than a dividend in shares of the common stock or in shares of any other class of stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof is set apart for such payment on outstanding shares of the Series B Preferred Stock for all past dividend periods. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series B Preferred Stock, all dividends authorized and declared upon the Series B Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Series B Preferred Stock shall be authorized and declared ratably so that the amount of dividends authorized and declared per share of Series B Preferred Stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and such other series of preferred stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other.

(e)        Except as described in Section 5(d) above, unless full cumulative dividends on outstanding shares of the Series B Preferred Stock have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in shares of common stock or other shares of capital stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) shall be authorized, declared and paid or authorized, declared and set apart for payment, nor shall any other distribution be authorized and declared or made upon the common stock, or any other capital stock of the Corporation ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation, nor shall any shares of common stock, or any other shares of capital stock of the Corporation ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends and upon liquidation or redemption for the purpose of preserving the Corporation’s qualification as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”)). Holders of shares of the Series B Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series B Preferred Stock as provided above. Any dividend payment made on shares of the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. So long as no dividends are in arrears, the Corporation shall be entitled at any time and from time to time to repurchase shares of Series B Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

6.         Liquidation Preference.

(a)        Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series B Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its shareholders a liquidation preference of $25.00 per share (the “Liquidation Preference”), plus an amount equal to any accrued and unpaid dividends to, but excluding, the date of payment (whether or not declared), but without interest, before any distribution of assets is made to holders of common stock or any other class or series of capital stock of the Corporation that ranks junior to the Series B Preferred Stock as to liquidation rights. However, the holders of the shares of Series B Preferred Stock will not be entitled to receive the Liquidation Preference, plus any accrued and unpaid dividends, of such shares until the Liquidation Preference of any other series or class of the Corporation’s capital stock hereafter issued which ranks senior as to liquidation rights to the Series B Preferred Stock has been paid in full. The holders of Series B Preferred Stock and all series or classes of the Corporation’s capital stock which rank on a parity as to liquidation rights with the Series B Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such capital stock, in any distribution (after payment of the liquidation preference of any capital stock of the Corporation that ranks senior to the Series B Preferred Stock as to liquidation rights) which is not sufficient to pay in full the aggregate of the amounts payable thereon. Holders of Series B Preferred Stock will be entitled to written notice of any event triggering the right to receive such Liquidation Preference. After payment of the full amount of the Liquidation Preference, plus any accrued and unpaid dividends to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(b)        In determining whether a distribution to holders of Series B Preferred Stock (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the FBCA, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of stock of the Corporation whose preferential rights upon dissolution are superior to those receiving the distribution.

7.        Optional Redemption. The Series B Preferred Stock is not redeemable by the Corporation prior to the Optional Redemption Date, except under circumstances where it is necessary to preserve the Corporation’s status as a REIT for U.S. federal income tax purposes and except as described in Section 8 below upon the occurrence of a Change of Control. On and after the Optional Redemption Date, the Corporation may, at its option, upon notice pursuant to Section 9 hereof, redeem shares of the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to, but not including, the date fixed for redemption (except for dividends payable as described in the last sentence of Section 9(a)) without interest (the “Optional Redemption Right”). In addition to the Optional Redemption Right, in order to ensure that the Corporation remains qualified as a REIT under the Code, the Corporation will have the right to purchase from a holder of shares of Series B Preferred Stock at any time any shares of Series B Preferred Stock held by such holder in excess of 7% of the value of the outstanding capital stock of the Corporation in accordance with Article V of the Articles or any successor provision or other provision of the Articles as in effect from time to time limiting ownership of stock of the Corporation.

8.        Special Optional Redemption. In the event of a Change of Control of the Corporation, regardless of whether the Change of Control occurs prior to or after the Optional Redemption Date, the Corporation shall have the right, at the Corporation’s option, to redeem the shares of each holder of Series B Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon (whether or not declared) (except for dividends payable as described in the last sentence of Section 9(a)) to, but not including, the date fixed for redemption (a “Change of Control Redemption Right”).

9.         Redemption Procedures.

(a)        The Corporation shall give notice of redemption by mail, postage prepaid, not less than 30 nor more than 90 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect in the notice or in the mailing of the notice will affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock, except as to a holder to whom notice was defective or not given. Each notice will state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series B Preferred Stock to be redeemed; (iv) the place or places where the Series B Preferred Stock is to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) if such redemption is being made in connection with a Change of Control, holders of Series B Preferred Stock being so called for redemption will not be able to tender such shares of Series B Preferred Stock for conversion in connection with the Change of Control and each share of Series B Preferred Stock tendered for conversion that is called, prior to the Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Conversion Date. Notwithstanding the foregoing, no notice of redemption will be required where the Corporation elects to redeem Series B Preferred Stock to preserve its REIT qualification. If the Corporation redeems less than all of the Series B Preferred Stock held by any holder, the notice mailed to such holder will also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed. If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the shares to be redeemed will be selected by lot or pro rata. If a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, each holder of Series B Preferred Stock at the close of business on the applicable Dividend Record Date is entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before the Dividend Payment Date.

(b)        If the Corporation has given notice of redemption of any shares of Series B Preferred Stock and has set apart for payment the funds necessary for the redemption for the benefit of the holders of any shares of Series B Preferred Stock called for redemption, then from and after the redemption date (i) dividends will cease to accrue on such shares of Series B Preferred Stock, (ii) the shares of Series B Preferred Stock will no longer be deemed outstanding and (iii) all rights of the holders of the shares will terminate, except the right to receive the redemption price.

(c)        If full cumulative dividends on the Series B Preferred Stock have not been paid or declared and set apart for payment for all prior dividend periods, the Corporation may not redeem any shares of Series B Preferred Stock unless it simultaneously redeems all outstanding shares of Series B Preferred Stock, and the Corporation will not purchase or otherwise acquire directly or indirectly any shares of Series B Preferred Stock (except by exchange for shares of capital stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation). So long as no dividends are in arrears, the Corporation is entitled, at any time and from time to time, to repurchase shares of Series B Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable law.

10.         Conversion Rights.

(a)        Upon the occurrence of a Change of Control, unless, prior to the Conversion Date, the Corporation provides notice of redemption of such shares of Series B Preferred Stock pursuant to Section 9, then, unless the holders of the Series B Preferred Stock will receive Alternative Form Consideration pursuant to this Section 10(a), each holder of shares of Series B Preferred Stock shall have the right, subject to Section 10(k), to convert all or part of the Series B Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Conversion Date into a number of shares of common stock per share of Series B Preferred Stock to be converted (the “Common Share Conversion Consideration”) equal to the lesser of (i) the quotient obtained by dividing (A) the sum of $25.00 plus (subject to Section 10(c) hereof) the amount of any accrued and unpaid dividends thereon (whether or not declared) to, but not including, the Conversion Date, by (B) the Common Stock Price and (ii) [•] (as adjusted pursuant to the immediately succeeding paragraph, the “Share Cap”).

The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a common stock dividend), subdivisions or combinations (in each case, a “Share Split”) with respect to the common stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of common stock that is equivalent to the product obtained by multiplying (x) the Share Cap in effect immediately prior to such Share Split by (y) a fraction, the numerator of which is the number of shares of common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of common stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of common stock (or equivalent Alternative Conversion Consideration, as applicable) issuable in connection with the exercise of the Change of Control Conversion Right and in respect of the Series B Preferred Stock shall not exceed [•] shares of common stock (or equivalent Alternative Conversion Consideration, as applicable), subject to increase on a pro rata basis if the number of authorized shares of Series B Preferred Stock increases after the first date on which any shares of the Series B Preferred Stock are issued (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Change of Control pursuant to which, or in connection with which, shares of common stock shall be converted into cash, securities or other property or assets, including any combination thereof (the “Alternative Form Consideration”), a holder of shares of Series B Preferred Stock shall receive upon conversion of such shares of Series B Preferred Stock (subject to the immediately succeeding paragraph) the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive had such holder held a number of shares of common stock equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration” and, together with the Common Share Conversion Consideration, the “Conversion Consideration”).

If holders of shares of common stock have the opportunity to elect the form of consideration to be received in connection with the Change of Control, the consideration that the holders of Series B Preferred Stock shall receive shall be the form of consideration elected by the holders of a plurality of the shares of common stock held by shareholders who participate in the election and shall be subject to any limitations to which all holders of common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in connection with the Change of Control.

The “Conversion Date” with respect to any Change of Control shall be a business day fixed by the Board of Directors that is not fewer than 20 days and not more than 35 days after the date on which the Corporation provides notice of the Change of Control pursuant to Section 10(d).

The “Common Stock Price” for any Change of Control shall be (x) the amount of cash consideration per share of common stock, if the consideration to be received in the Change of Control by holders of shares of common stock is solely cash, and (y) the average of the closing prices per share of common stock on the NYSE, the NYSE American or the NASDAQ for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by holders of shares of common stock is other than solely cash (including if such holders do not receive consideration).

(b)        No fractional shares of common stock shall be issued upon the conversion of Series B Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

(c)        If a Conversion Date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of shares of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date in accordance with Section 5 hereof, notwithstanding the conversion of such shares on or prior to such Dividend Payment Date, but the Common Share Conversion Consideration shall not be calculated to include such accrued and unpaid dividends.

(d)        Within 15 days following the occurrence of a Change of Control, the Corporation shall deliver a notice of the occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, to the holders of record of the outstanding shares of Series B Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records. No failure to give such a notice or any defect thereto or in the mailing thereof shall affect the sufficiency of the notice or validity of the proceedings for the conversion of any share of Series B Preferred Stock, except as to the holder to whom notice was defective or not given. A notice which has been mailed in the manner provided herein shall be conclusively presumed to have been duly given on the date mailed whether or not the holder received such notice. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series B Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Conversion Date; (vi) that if, prior to the Conversion Date, the Corporation provides notice of its election to redeem all or any portion of the Series B Preferred Stock, the holder will not be able to convert the shares of Series B Preferred Stock called for redemption, and such shares of Series B Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series B Preferred Stock converted; (viii) the name and address of the paying agent and the conversion agent (the “Conversion Agent”); and (ix) the procedures that the holders of Series B Preferred stock must follow to exercise the Change of Control Conversion Right.

(e)        The Corporation shall issue a press release for publication on the Dow Jones & Corporation, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) containing the information stated in such a notice, and post such a notice on the Corporation’s website, in any event prior to the opening of business on the first business day following any date on which the Corporation provides notice pursuant to Section 10(d) to the holders of record of Series B Preferred Stock.

(f)        In order to exercise the Change of Control Conversion Right, a holder of record of shares of Series B Preferred Stock shall be required to deliver, on or before the close of business on the Conversion Date, the certificates, if any, representing any certificated shares of Series B Preferred Stock to be converted, duly endorsed for transfer, together with a written notice of exercise and any other documents the Corporation reasonably requires in connection with such conversion, to the Conversion Agent. Such notice shall state the number of shares of Series B Preferred Stock to be converted. Notwithstanding the foregoing if the shares of Series B Preferred Stock are held in global form, such notice shall instead comply with applicable procedures of The Depository Trust Company.

(g)        Holders of Series B Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part), by a written notice of withdrawal delivered to the Conversion Agent prior to the close of business on the business day prior to the Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series B Preferred Stock; (ii) if certificated shares of Series B Preferred Stock have been tendered for conversion and withdrawn, the certificate numbers of the withdrawn shares of Series B Preferred Stock; and (iii) the number of shares of Series B Preferred Stock, if any, which remain subject to the notice of exercise. Notwithstanding the foregoing, if the shares of Series B Preferred Stock are held in global form, the notice of withdrawal shall instead comply with applicable procedures of The Depository Trust Company.

(h)        Shares of Series B Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the notice of exercise has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Conversion Date unless, prior to the Conversion Date, the Corporation provides notice of its election to redeem such shares of Series B Preferred Stock, whether pursuant to its Optional Redemption Right or Change of Control Redemption Right.

(i)        The Corporation shall deliver the applicable Conversion Consideration no later than the third business day following the Conversion Date.

(j)        In connection with the exercise of any Change of Control Conversion Right, the Corporation shall comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series B Preferred Stock into Conversion Consideration.

(k)        Notwithstanding anything to the contrary in this Section 10, no holder of Series B Preferred Stock will be entitled to convert any shares of Series B Preferred Stock into shares of common stock to the extent that receipt of shares of common stock upon the conversion of such shares of Series B Preferred Stock in accordance with this Section 10 would cause such person or any other person to violate Article V of the Articles or any successor provision or other provision of the Articles as in effect from time to time limiting ownership of stock of the Corporation.

11.       Voting Rights.

(a)        Holders of the Series B Preferred Stock will not have any voting rights, except as set forth below.

(b)        Whenever dividends on any shares of Series B Preferred Stock shall be in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive (a “Preferred Dividend Default”), the number of directors then constituting the Board of Directors shall be increased by two (if not already increased by reason of a similar arrearage with respect to any Parity Preferred (as hereinafter defined)), and the holders of such shares of Series B Preferred Stock will be entitled to vote separately as a class with all other series of preferred stock ranking on a parity with the Series B Preferred Stock as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable, including, in that instance, the Series A Preferred Stock (“Parity Preferred”), in order to fill the vacancies thereby created, for the election of a total of two additional directors of the Corporation (the “Preferred Stock Directors”) at a special meeting called by the Corporation at the request of holders of record of at least 10% of the Series B Preferred Stock or the holders of record of at least 10% of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual meeting of shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until (or, if the directors are divided into classes, at the conclusion of the terms of each Preferred Stock Director) all dividends accrued on such shares of Series B Preferred Stock and Parity Preferred for the past dividend periods and the dividend for the then current dividend period shall have been fully paid. In the event the directors of the Corporation are divided into classes, each such vacancy shall be apportioned among the classes of directors to prevent stacking in any one class and to ensure that the number of directors in each of the classes of directors are as nearly equal as possible. Each Preferred Stock Director, as a qualification for election as such (and regardless of how elected) shall submit to the Board of Directors a duly executed, valid, binding and enforceable letter of resignation from the Board of Directors, to be effective upon the date upon which all dividends accrued on such shares of Series B Preferred Stock and Parity Preferred for the past dividend periods and the dividend for the then current dividend period shall have been fully paid, whereupon the terms of office of all persons elected as Preferred Stock Directors by the holders of the Series B Preferred Stock and any Parity Preferred shall, upon the effectiveness of their respective letters of resignation, forthwith terminate, and the number of directors then constituting the Board of Directors shall be reduced accordingly. A quorum for any meeting shall exist if at least a majority of the outstanding shares of Series B Preferred Stock and shares of Parity Preferred upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meetings. Such Preferred Stock Directors shall be elected upon the affirmative vote of a plurality of the shares of Series B Preferred Stock and such Parity Preferred (regardless of liquidation preference) present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accrued dividends and the dividend for the then current dividend period on the Series B Preferred Stock shall have been paid in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default). Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series B Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series B Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter properly coming before the Board of Directors. Notwithstanding the foregoing, in no event shall the holders of Series B Preferred Stock be entitled pursuant to this Section 11(b) to elect a director that would cause the Corporation to fail to satisfy a requirement relating to director independence of any securities exchange on which any class or series of the Corporation’s stock is listed.

(c)        So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by the Articles, the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of Series B Preferred Stock, at the time outstanding, voting separately as a class, given in person or by proxy, either in writing without a meeting or by vote at any meeting, shall be necessary for effecting or validating:

(i)        any voluntary termination or revocation of the status of the Corporation as a REIT;

(ii)        any amendment, alteration or repeal of any of the provisions of the Articles or these Articles of Amendment (whether by merger, consolidation or otherwise (an “Event”)) that materially and adversely affects any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption (the “Rights and Preferences”) of the Series B Preferred Stock or the holders thereof; provided, however, that (x) the amendment of the provisions of the Articles so as to authorize, create or increase the authorized amount of any shares ranking on parity with or junior to the Series B Preferred Stock as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up (including any increase in the number of authorized shares of Series B Preferred Stock) shall not be deemed to materially adversely affect the Rights and Preferences, and (y) any filing with the Florida Division of Corporations by the Corporation, including in connection with an Event, shall not be deemed to be an amendment, alteration or repeal of any of the provisions of the Articles or these Articles of Amendment that materially and adversely affects the Rights and Preferences, provided that: (1) the Corporation is the surviving entity and the Series B Preferred Stock remain outstanding with the terms thereof materially unchanged in any respect adverse to the holders thereof; or (2) the resulting, surviving or transferee entity is organized under the laws of any state and substitutes or exchanges the Series B Preferred Stock for other preferred stock, shares or other equity interests having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof that are substantially similar to that of the Series B Preferred Stock (except for changes that do not materially and adversely affect the holders of Series B Preferred Stock); or

(iii)        the authorization, creation or the increase in the authorized number of shares of any class or series, or any security convertible into shares of any class or series of stock of the Corporation ranking senior to the Series B Preferred Stock as to distribution on any liquidation, dissolution or winding up of the Corporation or as to the payment of dividends;

provided, however, that, in the case of each of subparagraphs (i), (ii) and (iii), no such vote of the holders of Series B Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption or, in the case of an Event, regardless of the date of the transaction, the holders of the Series B Preferred Stock receive in the transaction their liquidation preference plus accrued and unpaid dividends.

For purposes of determining the voting rights of the holders of the Series B Preferred Stock under this Section 11(c), each holder will be entitled to one vote for each Liquidation Preference per share with respect to shares of the Series B Preferred Stock held by such holder. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of the Series B Preferred Stock has been cast or given on any matter on which the holders of shares of the Series B Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amounts of the shares voted or covered by the consent.

(d)        As to any voting right set forth in Section 11(c), the holders of Series B Preferred Stock shall have exclusive voting rights on any proposed amendment to the Articles that would alter only the contract rights of the Series B Preferred Stock.

(e)        Except as expressly stated in these Articles of Amendment, the Series B Preferred Stock will not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action, including, but not limited to, any merger or consolidation involving the Corporation, or a sale of all or substantially all of the assets of the Corporation, or the liquidation or dissolution of the Corporation, irrespective of the effect that such merger, consolidation, sale, liquidation or dissolution may have upon the rights, preferences or voting power of the holders of the Series B Preferred Stock.

12.        Information Right. During any period during which the Corporation is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series B Preferred Stock are outstanding, the Corporation will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series B Preferred Stock, as their names and addresses appear in the Corporation’s record books and without cost to such holders, copies of annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that the Corporation would have been required to file with the United States Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation were subject thereto (other than any exhibits that would have been required) within 15 days after the respective dates by which the Corporation would have been required to file such reports with the United States Securities and Exchange Commission if the Corporation were subject to Section 13 or 15(d) of the Exchange Act (in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were an “accelerated filer” within the meaning of the Exchange Act), and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series B Preferred Stock.

THIRD: The classification of authorized but unissued shares as set forth in these Articles of Amendment does not increase the authorized stock of the Corporation or the aggregate par value thereof.

FOURTH: These Articles of Amendment have been approved by the Board of Directors in the manner prescribed by the FBCA.

IN WITNESS WHEREOF, the undersigned Senior Vice President, Secretary and General Counsel of the Corporation has executed these Articles of Amendment to the Restated Articles of Incorporation as of [•], 2023.

REGENCY CENTERS CORPORATION

By:
Michael Herman
Senior Vice President, Secretary and
General Counsel

[Signature Page to the Articles of Amendment for the Designation of Series B Cumulative Redeemable Preferred Stock of the Corporation]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Regency’s officers and directors are and will be indemnified under Florida law, the restated articles of incorporation and bylaws of Regency and the partnership agreement of the Regency Partnership.

The Florida Business Corporation Act (which we refer to as the “FBCA”), under which Regency is organized, permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

Regency’s bylaws provides that Regency shall indemnify directors and officers to the fullest extent now or hereafter permitted by the FBCA.

The partnership agreement of the Regency Partnership also provides for indemnification of Regency and its officers and directors against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the partnership as set forth in the partnership agreement in which any indemnitee may be involved, or is threatened to be involved, unless it is established that (i) the act or omission of the indemnitee was material to the matter giving rise to the proceeding and constituted willful misconduct for fraud, (ii) the indemnitee actually received an improper personal benefit in money, property or services, or (iii) in the case of a criminal proceeding, the indemnitee had cause to believe that the act or omission was unlawful. The termination of any proceeding by judgment, order or settlement does not create a presumption that the indemnitee did not meet the requisite standard of conduct set forth in the partnership agreement section on indemnification. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation before judgment creates a rebuttable presumption that the indemnitee acted in a manner contrary to that specified in the indemnification section of the partnership agreement. Any indemnification pursuant to the Regency Partnership’s partnership agreement may only be made out of the assets of the partnership.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit Number	Description
2.1†	Agreement and Plan of Merger, dated as of May 17, 2023, by and among Regency Centers Corporation, Hercules Merger Sub, LLC, Urstadt Biddle Properties Inc., UB Maryland I, Inc. and UB Maryland II, Inc. (included as Annex A to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

3.1*	Restated Articles of Incorporation of Regency Centers Corporation (incorporated by reference to Exhibit 3.A to Regency’s Form 10-Q filed on August 8, 2017).

3.2*	Amended and Restated Bylaws of Regency Centers Corporation (incorporated by reference to Exhibit 3.1 to Regency’s Form 10-Q filed on August 5, 2022).

3.3	Form of Articles of Amendment Classifying Regency Series A preferred stock (included as Annex D to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

Exhibit Number	Description

3.4	Form of Articles of Amendment Classifying Regency Series B preferred stock (included as Annex E to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

5.1	Opinion of Wachtell, Lipton, Rosen & Katz as to the validity of the shares of securities being registered.

8.1	Opinion of Hogan Lovells US LLP, as to certain material U.S. federal tax matters.

8.2	Opinion of Wachtell, Lipton, Rosen & Katz, as to certain material U.S. federal tax matters.

8.3	Opinion of Foley & Lardner LLP, as to certain material U.S. federal tax matters.

10.1	Voting agreement, dated as of May 17, 2023, by and among Regency Centers Corporation, Urstadt Biddle Properties Inc., Urstadt Property Company, Inc., Elinor F. Urstadt, Urstadt Realty Associates Co LP, Urstadt Realty Shares II L.P., Willing L. Biddle and Catherine U. Biddle (included as Annex C to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

21*	Subsidiaries of Regency Centers Corporation (incorporated by reference to Exhibit 21 of Regency Centers Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 17, 2023).

23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in the opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).

23.2	Consent of Hogan Lovells US LLP (included in the opinion filed as Exhibit 8.1 hereto and incorporated herein by reference).

23.3	Consent of Wachtell, Lipton, Rosen & Katz (included in the opinion filed as Exhibit 8.2 hereto and incorporated herein by reference).

23.4	Consent of Foley & Lardner LLP (included in the opinion filed as Exhibit 8.3 hereto and incorporated herein by reference).

23.5	Consent of Independent Registered Public Accounting Firm of Regency Centers Corporation, KPMG LLP.

23.6	Consent of Independent Registered Public Accounting Firm of Urstadt Biddle Properties Inc., PKF O’Connor Davies, LLP.

24.1*	Power of Attorney.

99.1	Consent of Eastdil Secured Advisors LLC.

99.2	Form of Proxy Card of Urstadt Biddle Properties Inc.

107*	Filing Fee Table.

†

Certain Schedules (or similar attachments) have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Regency hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission; provided, that Regency may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules so furnished.

*	Previously filed.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) to include any prospectus required by section 10(a)(3) of the Securities Act;

(2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(1) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(2) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e) that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(g) that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

(h) that every prospectus that (i) is filed pursuant to paragraph (g) immediately preceding, or (ii) purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(i) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue;

(j) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

(k) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on July 10, 2023.

REGENCY CENTERS CORPORATION

By:	/s/ Lisa Palmer
Name:	Lisa Palmer
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lisa Palmer Lisa Palmer	President and Chief Executive Officer (Principal Executive Officer)	July 10, 2023

* Michael J. Mas	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 10, 2023

* Terah L. Devereaux	Senior Vice President, Chief Accounting Officer (Principal Accounting Officer)	July 10, 2023

* Martin E. Stein, Jr.	Executive Chairman of the Board	July 10, 2023

* C. Ronald Blankenship	Director	July 10, 2023

* Bryce Blair	Director	July 10, 2023

* Kristin A. Campbell	Director	July 10, 2023

* Deirdre J. Evens	Director	July 10, 2023

* Thomas W. Furphy	Director	July 10, 2023

* Karin M. Klein	Director	July 10, 2023

Signature	Title	Date

* Peter Linneman	Director	July 10, 2023

* David P. O’Connor	Director	July 10, 2023

* James H. Simmons	Director	July 10, 2023

*By:	/s/ Lisa Palmer
Name: Lisa Palmer
Title: Attorney-in-Fact